Exhibit 10.7

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 14, 2016

among

ZEKELMAN INDUSTRIES, INC.,

as the Borrower,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent and Collateral Agent,

The Other Lenders Party Hereto,

and

GOLDMAN SACHS LENDING PARTNERS LLC and JPMORGAN CHASE BANK, N.A.,

as Arrangers and Bookrunners

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-ii-

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SIGNATURES			S-1

SCHEDULES

I		Guarantors
1.01		Pro Forma Adjustments
2.01		Commitments and Pro Rata Shares
5.07(b)		Owned Real Property
5.07(c)		Leased Real Property
5.07(d)		Other Locations of Tangible Personal Property
5.08		Environmental Matters
5.10		Unfunded Pension Liabilities
5.11		Subsidiaries and Other Equity Investments
5.15		Intellectual Property Matters
5.18		Labor Matters
5.19		Filing Offices
6.01		S-X Exceptions
7.01		Existing Liens
7.03		Existing Indebtedness
7.06		Existing Investments
10.02		Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A		Committed Loan Notice
B		Term Note
C-1		Assignment and Assumption
C-2		Affiliate Lender Assignment and Assumption
C-3		Administrative Questionnaire

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D	Subsidiary Guaranty
E	Security Agreement
F	Solvency Certificate
G	Intercompany Subordination Agreement
H	Intercreditor Agreement
I	Junior Lien Intercreditor Agreement
J	Form of Compliance Certificate
K	United States Tax Compliance Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), this “Agreement”) is entered into as of June 14, 2016, among ZEKELMAN INDUSTRIES, INC. (formerly known as JMC Steel Group, Inc.), a Delaware corporation (the “Company” or the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Arrangers and Bookrunners, and Goldman Sachs, as Administrative Agent and Collateral Agent (in such capacity, the “Agent”).

PRELIMINARY STATEMENTS

WHEREAS, on or contemporaneously with the Amendment and Restatement Effective Date, John Maneely Company, a Pennsylvania corporation (now known as Wheatland Tube, LLC, a Pennsylvania limited liability company) (the “US ABL Borrower”), and 6582125 Canada, Inc., a federal Canadian corporation (the “Canadian ABL Borrower,” and together with the US ABL Borrower, collectively, the “ABL Borrowers,” and each an “ABL Borrower”), will enter into certain amendments to the ABL Credit Agreement.

WHEREAS, on the Amendment and Restatement Effective Date, the Borrower will refinance the Company’s existing 8.25% Unsecured Notes due 2018 (the “Existing Notes”) and issue $375,000,000 of senior secured notes due 2023 (the “Senior Notes”).

WHEREAS, on March 11, 2011, the Borrower entered into the term loan credit agreement with the lenders party thereto from time to time, JPMorgan, as the administrative agent and collateral agent (the “Existing Administrative Agent” and “Existing Collateral Agent”), and the other parties thereto (the “Existing Term Loan Agreement”).

WHEREAS, on the Amendment and Restatement Effective Date, the Borrower has requested that the Lenders party hereto agree to certain amendments as set forth herein to the Existing Term Loan Agreement (such amended and restated credit agreement, this “Agreement”).

WHEREAS, JPMorgan desires to resign as Existing Administrative Agent and Existing Collateral Agent under the Existing Term Loan Agreement and the other Loan Documents (as defined in the Existing Term Loan Agreement). As of the Amendment and Restatement Effective Date, the Lenders party hereto are agreeing to such resignation and the appointment of Goldman Sachs as the Administrative Agent and Collateral Agent under this Agreement and the other Loan Documents.

WHEREAS, the Borrower has also requested that certain Incremental Lenders increase the Term Loans outstanding on the Amendment and Restatement Effective Date by an aggregate principal amount of $396,400,000. After giving effect to such increase the aggregate principal amount of Term Loans outstanding on the Amendment and Restatement Effective Date shall be $825,000,000. The proceeds from such increase shall be used (a) to refinance the Existing Notes on the Amendment and Restatement Effective Date, (b) for general corporate purposes and for working capital purposes of the Borrower and its Subsidiaries and (c) to pay fees and expenses in connection with the amendments to this Agreement, the Senior Notes and the amendments to the ABL Credit Agreement (the events and transactions described in this recital and the recitals above, the “Transactions”.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Term Loan Agreement and that this Agreement amend and restate in its entirety the Existing Term Loan Agreement and re-evidence the Obligations outstanding on the Amendment and Restatement Effective Date as contemplated hereby.

WHEREAS, it is the intent of the parties hereto to confirm that all Obligations of the Loan Parties under the other Loan Documents, as amended hereby, shall continue in full force and effect and that, from and after the Amendment and Restatement Effective Date, all references to the “Agreement” contained herein shall be deemed to refer to this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Borrower” and “ABL Borrowers” have the respective meanings given to such terms in the recitals hereof.

“ABL Collateral” has the meaning given to such term in the Intercreditor Agreement.

“ABL Collateral Agent” means JPMorgan and any successor under the ABL Credit Agreement, or if there is no ABL Credit Agreement, the “ABL Collateral Agent” designated pursuant to the terms of the ABL Debt.

“ABL Credit Agreement” means (i) the amended and restated revolving credit and guaranty agreement entered into on November 13, 2014 among ABL Borrowers, certain Subsidiaries of the ABL Borrowers, the financial institutions named therein and JPMorgan, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Borrower to be included in the definition of “ABL Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time.

“ABL Debt” means any (1) Indebtedness outstanding from time to time under any ABL Credit Agreement, (2) all obligations with respect to such Indebtedness and any Hedging Obligations incurred with any ABL Lender (or its Affiliates) and secured by the ABL Collateral and (3) all Bank Products incurred with any ABL Lender (or its Affiliates) and secured by the ABL Collateral.

“ABL Lender” means any lender or holder or agent or arranger of Indebtedness under the ABL Credit Agreement.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Administrative Agency Fee Letter” means that certain letter agreement, dated as of May 23, 2016, by and between the Borrower and the Administrative Agent.

“Administrative Agent” means Goldman Sachs in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit C-3 or any other form approved by the Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) pending against or affecting the Borrower or any of its Restricted Subsidiaries or any property of the Borrower or any of its Restricted Subsidiaries.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Lender Assignment and Assumption” has the meaning specified in Section 10.07(i)(ii).

“Affiliate Lenders” means, collectively, any Affiliate of the Borrower other than (i) any Subsidiary of the Borrower and (ii) any natural person.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Arranger and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning given to such term in the preamble hereto.

“Amendment and Restatement Effective Date” means the first date that all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 4.02, which date shall be June 14, 2016.

“Applicable Rate” means a percentage per annum equal to 5.00% per annum for Eurodollar Rate Loans, and 4.00% per annum for Base Rate Loans; provided that, such Applicable Rate shall step down to 4.75% per annum for Eurodollar Rate Loans and 3.75% per annum for Base Rate Loans if the Consolidated First Lien Secured Debt Ratio is equal to or less than 2.50:1.00.

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated First Lien Secured Debt Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders, the higher pricing level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Goldman Sachs and JPMorgan, each in its capacities as Arranger and bookrunner.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than (i) directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law and (ii) Preferred Stock of Restricted Subsidiaries issued in compliance with Section 7.03) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment in the ordinary course of business;

(b) the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Borrower in compliance with Section 7.04;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.06;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than or equal to $25.0 million;

(e) any transfer or disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

(f) dispositions in connection with any Lien permitted by this Agreement;

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) the sale, lease, assignment, license or sub-lease of inventory, equipment, accounts receivable or other current assets held for sale in the ordinary course of business and not in connection with any financing transaction;

(i) the lease, assignment, license, sub license or sub lease of any real or personal property in the ordinary course of business;

(j) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $20.0 million shall be evidenced by an Officer’s Certificate, and (2) $40.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower;

(m) the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;

(n) the sale in a Sale/Leaseback Transaction of any property acquired after the Amendment and Restatement Effective Date within six months of the acquisition of such property;

(o) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(p) foreclosures, condemnations or any similar action on assets not prohibited by this Agreement; and

(q) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C-1.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended September 26, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.0%, (b) the Prime Rate then in effect on such date, and (c) the Eurodollar Rate applicable to one month Interest Periods on the date of determination of the Base Rate (taking into account any Eurodollar Rate floor under Section 2.06(a)) plus 1.0%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate established by the Administrative Agent shall take effect at the opening of business on the day such change is effective.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers, sole member or managing member or other governing body of such entity, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to the Borrower and its Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lenders in accordance with the terms of this Agreement.

“Borrowing Base” means, as of any date, an amount equal to: (1) 85% of the value of all accounts receivable owned by the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus (2) 75% of the value of all inventory owned by the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, all calculated on a consolidated basis and in accordance with GAAP.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law or other governmental action to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Canadian ABL Borrower” has the meaning given to such term in the recitals hereof.

“Canadian Benefit Plan” means any employee benefit plan, program policy or practice, whether written or oral, funded or unfunded, registered or unregistered, which is or was sponsored, maintained or contributed to by the Borrower or any of its Restricted Subsidiaries for Canadian employees or former Canadian employees of the Borrower or any of its Restricted Subsidiaries and under which the Borrower or any of its Restricted Subsidiaries has any obligation or potential obligation.

“Canadian Pension Plan” means any Canadian Benefit Plan that is a “registered pension plan” as that term is defined in the Income Tax Act (Canada).

“Capital Expenditures” means, as of any date for the applicable period then ended, all cash capital expenditures of the Borrower Parties on a consolidated basis for such period, as determined in accordance with GAAP (including acquisitions of IP Rights to the extent the cost thereof is treated as a capitalized expense in accordance with GAAP made in cash during such period); provided, however, that “Capital Expenditures” shall not include (i) a reinvestment of the Net Cash Proceeds of any Asset Sales in accordance with Section 2.03(b)(ii) or (ii) the purchase of property, plant or equipment or software to the extent financed with (x) the proceeds of Asset Sales that are not required pursuant to Section 2.03(b)(ii) to be applied to prepay Term Loans or to be reinvested, or (y) the proceeds of the issuance of Capital Stock or long-term Indebtedness of any of the Borrower Parties.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP as in effect on the date hereof.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account at the Administrative Agent (or another commercial bank reasonably acceptable to the Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Borrower or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. Dollars, Canadian Dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member state of the European Union;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (6) above; and

(9) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (8) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means (a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Equity Interests or otherwise, of beneficial ownership of Voting Stock of the Borrower representing 50% or more of the total voting power of the Voting Stock of the Borrower or (b) any change in control (or similar event, however denominated) of the Borrower shall occur under and as defined in the ABL Credit Agreement or the indenture governing the Senior Notes.

“Closing Date” means March 11, 2011, the date on which the initial Borrowings were advanced.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the assets and properties subject to the Liens created by the Collateral Documents.

“Collateral Agent” means Goldman Sachs (as defined in the preamble hereto).

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Sections 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower on the Closing Date pursuant to Section 2.01, under the caption “Commitment”; provided that, notwithstanding anything herein to the contrary, on and after the Amendment and Restatement Effective Date, “Commitment” shall include each Incremental Lender’s Incremental Commitment to make an Incremental Term Loan pursuant to Section 2.01(b).

“Committed Loan Notice” means a notice of a Borrowing or a continuation of, or conversion into, Base Rate Loans or Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit J.

“Consolidated Cash Taxes” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the aggregate of all income, franchise and similar taxes (including penalties and interest), as determined in accordance with GAAP, to the extent the same are payable in cash with respect to such period.

“Consolidated Current Assets” means the Current Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Current Liabilities” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Hedging Agreements) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue and (f) any obligations under the ABL Credit Agreement.

“Consolidated First Lien Secured Debt Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by Liens having the same priority as (a) the Liens securing the ABL Debt or (b) Liens securing the Term Loans as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, in each case, that is held by the Borrower and its Restricted Subsidiaries as of the end of such most recent fiscal period, to (2) the EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Funded Indebtedness” means all Indebtedness of the type described in clauses (1)(a), (b) and (d) of the definition of Indebtedness, of the Borrower and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any permitted acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof), excluding obligations in respect of letters of credit, except to the extent of unreimbursed amounts thereunder.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Borrower’s outstanding Indebtedness and commis-

sions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing); and

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period; provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any fees, expenses, charges or payments related to the Transactions, shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) [reserved];

(4) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations or discontinuance of any Subsidiary, line of business, division, segment or operating unit (and all related expenses) (the “Obsolete Operations”) other than in the ordinary course of business (as determined in good faith by such Person) shall be excluded;

(5) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(7) solely for the purpose of determining the amount available for Restricted Payments under Section 7.06 (a)(iii)(A), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted

Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary shall be included therein and (y) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(8) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(9) (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 shall be excluded;

(10) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Closing Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable) or liabilities resulting from the application of GAAP (including in connection with the Transactions) and the amortization of intangibles arising from the application of GAAP (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded; and

(13) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Amendment and Restatement Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under the terms hereof.

Notwithstanding the foregoing, for the purpose of Section 7.06 only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances which constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Borrower or a Restricted Subsidiary of the Borrower to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under Sections 7.06 (a)(iii)(E) and (F).

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiary on a consolidated basis, the sum of all scheduled payments of principal during such period on Consolidated Funded Indebtedness that constitutes Funded Debt (including the implied principal component of payments due on Capitalized Lease Obligations during such period), less the reduction in such scheduled payments resulting from voluntary prepayments or mandatory prepayments required pursuant to Section 2.03, in each case as applied pursuant to Section 2.03, as determined in accordance with GAAP.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes.

“Consolidated Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries, which financial statements were required to have been delivered pursuant to Section 6.01(a) and (b), with such pro forma adjustments to Consolidated Total Assets as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) (x) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, in each case, that is held by the Borrower and its Restricted Subsidiaries as of the end of such most recent fiscal period to (2) the EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments to Consolidated Total Indebtedness, cash and Cash Equivalents and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries and the aggregate amount of all outstanding Disqualified Stock of such Person and all Preferred Stock of its Restricted

Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money (other than Indebtedness with respect to Bank Products, if any), Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments and, regardless of whether on or off balance sheet, obligations under Receivables Financings.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person Guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)        to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)        to advance or supply funds:

(a)        for the purchase or payment of any such primary obligation; or

(b)        to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)        to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” shall mean collectively, each Deposit Account Control Agreement and each Securities Account Control Agreement (in each case as defined in the Security Agreement).

“Contribution Indebtedness” means Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or such Guarantor after the Closing Date; provided that:

(1)        such Contribution Indebtedness shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the Senior Notes and a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the Senior Notes, and

(2)        such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Control” has the meaning specified in the definition of “Affiliate.”

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.

“Credit Extension” means a Borrowing.

“Current Assets” means all assets of any Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to the Borrower, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Hedging Agreements to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of the Borrower, (iv) deferred financing fees, (v) payment for deferred taxes (so long as the items described in clauses (iv) and (v) are non-cash items) and (vi) in the event that a Qualified Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the receivables and other related assets subject to such Qualified Receivables Financing minus (y) collection by the Borrower against the amounts sold pursuant to clause (x).

“Declined Amounts” has the meaning specified in Section 2.03(d).

“Debt Fund Affiliate” means any Affiliate of the Borrower that is a bona fide diversified debt fund; provided that no member of Executive Management, directly or indirectly, possesses the power to direct or cause the direction of the investment policies of any such fund.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans under the applicable Facility plus (c) 2.0% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender or Administrative Agent (but with respect to the Administrative Agent, solely as a result of clause (d) below) that (a) has failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law and/or the subject of a Bail-In Action or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent in consultation with the Borrower that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, and each other Lender promptly following such determination.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Excluded Equity), that is issued after the Amendment and Restatement Effective Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, and excluded from the calculation set forth in Section 7.06(a)(iii).

“Disqualified Institution” means (a) each Person identified on a list made available by Borrower to the Administrative Agent prior to the Amendment and Restatement Effective Date, (b) any company competitor identified by Borrower on a list made available to the Administrative Agent from time to time on or after the Amendment and Restatement Effective Date, and (c) as to any entity referenced in each of clause (a) and (b) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s known Affiliates (other than in the case of clause (b), any such Affiliates that are debt funds or invest in commercial loans in the ordinary course) readily identifiable by name; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1)         matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Senior Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Senior Notes (including the purchase of any Senior Notes tendered pursuant thereto)),

(2)         is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3)         is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the date that is 91 days after the maturity date of the Senior Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Dutch Auction” means an auction (an “Auction”) conducted by a Purchasing Borrower Party in order to purchase Term Loans, New Term Loans and Specified Refinancing Term Loans in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Borrower:

(1)         Notice Procedures. In connection with an Auction, the Borrower will provide notification to the Administrative Agent (for distribution to the applicable Lenders) of the Term Loans, New Term Loans or Specified Refinancing Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (i) the total cash value of the bid, in a minimum amount of $20,000,000 with minimum increments of $1,000,000 (the “Auction Amount”), (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans, New Term Loans or Specified Refinancing Term Loans at issue that represents the range of purchase prices that could be paid in the Auction and (iii) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment (the “Acceptance Date”).

(2)         Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Loans which must be in increments of $1,000,000 (the “Reply Amount”). A Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of the applicable Loans. Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, a form of assignment and acceptance (the “Form of Assignment and Acceptance”) in a form reasonably acceptable to the Administrative Agent.

(3)         Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which the Borrower or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Borrower or its Subsidiary, as applicable, to complete a purchase of the entire

Auction Amount (any such Auction, a “Failed Auction”), the Borrower or its Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. The Borrower or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.

(4)         Subject to clause (3) above (including the right of the Borrower to withdraw any Auction), each Discounted Voluntary Prepayment shall be made without premium or penalty (but subject to Section 3.05), upon irrevocable notice as described above. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(5)         Additional Procedures. Once initiated by an Auction Notice, the Borrower or its Subsidiary, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)         Consolidated Taxes; plus

(2)         Consolidated Interest Expense; plus

(3)         Consolidated Non-cash Charges; plus

(4)         [reserved]; plus

(5)         any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred under Section 7.03 (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to (x) the offering of the Senior Notes or (y) the Transactions, (ii) any amendment or other modification of the Senior Notes or other Indebtedness, (iii) any additional interest in respect of the Senior Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6)         the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(7)         the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate employees), plus

(8)         all adjustments listed on Schedule 1.01 hereto to the extent such adjustments continue to be applicable during the period in which EBITDA is being calculated, plus

(9)         any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Restricted Subsidiary or the net cash proceeds of an issuance of Equity Interests of the Borrower (other than Excluded Equity) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under Section 7.06(a)(iii)(A); plus/minus

(10)       gains or losses due solely to fluctuations in currency values and the related tax effects,

less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eligible Assignee” means any Person (other than a Disqualified Institution) that meets the requirements to be an assignee under Section 10.07(b) (subject to such consents, if any, as may be required under Section 10.07(b)(iii)).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation or of potential responsibility, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any

Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, natural resources or the environment.

“Environmental Laws” means any and all current or future federal, state, local and foreign statutes, laws, including common law, regulations or ordinances, rules, judgments, orders, decrees, permits licenses or restrictions imposed by a Governmental Authority relating to pollution or protection of the Environment and protection of human health (to the extent relating to exposure to Hazardous Materials), including those relating to the generation, use, handling, storage, transportation, treatment or Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Amendment and Restatement Effective Date of capital stock or Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Stock), other than:

(1)         public offerings with respect to the Borrower’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8 or successor form thereto; and

(2)         any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the commencement of proceedings by the PBGC to terminate, a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section

4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (g) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums, upon the Borrower, any Subsidiary or any ERISA Affiliate or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any Subsidiary.

“Eurodollar Rate” means:

(1)         for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage

where, “Eurodollar Base Rate” means (i) the rate per annum as of such date equal to the rate determined by Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such date of determination or, (ii) if such rate is not available at such time for some reason, the rate per annum as of such date equal to the offered quotation rate to first class banks in the London interbank market by a major financial institution reasonably satisfactory to the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which the Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such date of determination; and

(2)         for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate

1.00 – Eurodollar Reserve Percentage

where, “Eurodollar Base Rate” means (i) the rate per annum as of such date equal to the rate determined by Administrative Agent to be the London interbank offered rate administered by the ICE Benchmark Administration (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to one month in Dollars displayed on the ICE LIBOR USD page of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such date of determination or, (ii) if such rate is not available at such time for some reason, the rate per annum as of such date equal to the offered quotation rate to first class banks in the London interbank market by a major financial institution reasonably satisfactory to the Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which the Eurodollar Rate is then being determined with maturities for a one month period as of approximately 11:00 a.m. (London, England time) on such date of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Loan the interest on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to (a) the sum, without duplication, of (i) Consolidated Net Income of the Borrower Parties for such fiscal year plus (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income plus (iii) the aggregate net amount of non-cash loss on dispositions by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus (b) without duplication (in each case, for the Borrower and its Restricted Subsidiaries on a consolidated basis):

(1)         Capital Expenditures, that are (A) actually made during such Excess Cash Flow Period or (B) committed although not actually made during such Excess Cash Flow Period, so long as such Capital Expenditures are actually made within six (6) months after the end of such Excess Cash Flow Period, provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to (B) above, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Flow Period if the expenditure is not actually made within such six (6) month period and (y) no deduction shall be taken in the immediately succeeding Excess Cash Flow Period when such amounts deducted pursuant to clause (B) are spent;

(2)         Consolidated Scheduled Funded Debt Payments and, to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes;

(3)         Restricted Payments made by the Borrower and its Restricted Subsidiaries to the extent that such Restricted Payments are permitted to be made under Section 7.06, solely to the extent made, directly or indirectly, with the proceeds from events or circumstances that were included in the calculation of Consolidated Net Income;

(4)         the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries (excluding the Obligations); provided, that (A) such prepayments or repurchases are otherwise permitted hereunder, (B) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (C) such prepayments or repurchases are not made, directly or indirectly, using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness);

(5)         the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness to the extent that the amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow;

(6)         cash payments made in satisfaction of non current liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period;

(7)         to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with the Transactions or any Permitted Investment, Equity Offering or debt issuance (whether or not consummated);

(8)         the aggregate amount of expenditures actually made in cash during such period (including expenditures for payment of financing fees) to the extent such expenditures are not expensed during such period;

(9)         cash from operations used or to be used to consummate a Permitted Investment pursuant to clauses (4), (6), (7), (8), (11), (13) and (14) of the definition of Permitted Investment (if such Permitted Investments have been consummated prior to the date on which a prepayment of Loans would be required pursuant to Section 2.03(b)(i) with respect to such fiscal year period); provided, however, that if any amount is deducted from Excess Cash Flow pursuant to this clause (9) with respect to a fiscal year as a result of such a Permitted Investment that has been committed to be consummated but not yet actually consummated at the time of such deduction (the amount of such cash being the “Relevant Deduction Amount”) then for the avoidance of doubt, such amount shall not be deducted from Excess Cash Flow pursuant to this clause (9) as a result of such Permitted Investment, as the case may be, being actually consummated for the Relevant Deduction Amount;

(10)       the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income;

(11)       cash expenditures in respect of Hedging Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period;

(12)       the aggregate principal amount of all mandatory prepayments of the Facilities made during such Excess Cash Flow Period pursuant to Section 2.03(b)(ii), or reinvestments of Net Cash Proceeds in lieu thereof, to the extent that the applicable Net Cash Proceeds were taken into account in calculating Consolidated Net Income for such Excess Cash Flow Period;

(13)       the amount representing accrued expenses for cash payment (including with respect to retirement plan obligations) that are not paid in cash in such Excess Cash Flow Period, provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid in cash within six (6) months after the end of such Excess Cash Flow Period (and no future deduction shall be made for purposes of this definition when such amounts are paid in cash in any future period); and

(14)       net non-cash gains and credits to the extent included in arriving at Consolidated Net Income; plus/minus

(15)       decreases/increases, as applicable, in Net Working Capital.

“Excess Cash Flow Period” means any fiscal year of the Borrower, commencing with the fiscal year ended September 30, 2017.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” means the deposit, securities and commodities accounts designated as such by the ABL Collateral Agent, which in any event shall include accounts that are used primarily for the purpose of making payments in respect of payroll, taxes and employee wages and benefits, or petty cash and fiduciary trust accounts.

“Excluded Assets” means the collective reference to:

(1)         any interest in leased real property;

(2)         any fee interest in owned real property if the tax assessed value of such fee inter-est is less than $1,500,000;

(3)         any property or asset to the extent that the grant of a security interest in such property or asset is prohibited by any applicable law, rule or regulation or requires a consent not obtained of any third party or governmental authority pursuant to any applicable law, rule or regulation after giving effect to Section 9-406, 9-407, 9-408 and 9-409 of the Uniform Commercial Code of any applicable jurisdiction or other applicable law;

(4)         those assets that would constitute ABL Collateral but as to which the ABL Collateral Agent does not require a lien or security interest;

(5)         Subject Property;

(6)         any assets or property of the Borrower or any Restricted Subsidiary that is subject to a Lien under clause (6) of the definition of “Permitted Liens” (other than as it relates to the ABL Credit Agreement) or capital lease permitted under this Agreement to the extent the documents relating to such Lien or capital lease would not permit such assets or property to be subject to the Liens created under the Collateral Documents or that would create a right of termination in favor of the parties thereto (other than any Grantor); provided that immediately upon the termination of any such restriction, such assets or property shall cease to be an “Excluded Asset”;

(7)         any vehicles and any other assets subject to certificate of title;

(8)         any intellectual property, including any United States intent-to-use trademark applications, to the extent and for so long as the creation of a security interest therein would invalidate the Borrower’s or any Guarantor’s right, title or interest therein;

(9)         assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law, rule or regulation in any applicable jurisdiction) as reasonably determined by the Borrower;

(10)       Excluded Capital Stock;

(11)       Excluded Accounts;

(12)       Letter-of-credit rights with a value not in excess of $10,000,000 (except for letter-of-credit rights that are perfected by filing UCC financing statements);

(13)       Commercial tort claims with a value not in excess of $10,000,000;

(14)       those assets as to which the Collateral Agent and Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby; and

(15)       proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (14), unless such proceeds or products would otherwise constitute Collateral;

provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets referred to in clause (3) (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets) or (b) any asset of the Borrower or the Guarantors that secures obligations with respect to ABL Debt.

“Excluded Capital Stock” means (a) any Capital Stock with respect to which the Borrower reasonably determines in writing delivered to the Collateral Agent that the costs (including any costs resulting from adverse tax consequences) of pledging such Capital Stock shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (b) (1) solely in the case of any pledge of Capital Stock of any Subsidiary that either is a CFC or a Domestic Subsidiary that has no material assets other than the Equity Interests of one or more CFCs to secure the Obligations, any Voting Stock of such Subsidiary in excess of 65% of the Voting Stock of such Subsidiary, (2) any Capital Stock to the extent the pledge thereof would be prohibited by any applicable law, rule or regulation or contractual obligation existing on the Closing Date or on the date such Capital Stock is acquired by the Borrower or a Guarantor or on the date the issuer of such Capital Stock is created, (3) the Capital Stock of any Subsidiary that is not wholly owned by the Borrower and the Guarantors at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary) to the extent the pledge of such Capital Stock by the Borrower or Guarantor is prohibited by the terms of such Subsidiary’s organizational or joint venture documents or contractual obligation with a third party that is not a Grantor hereunder, (4) the Capital Stock of any Immaterial Subsidiary, (5) the Capital Stock of any Subsidiary of a CFC or any Subsidiary of a Subsidiary that has no material assets other than Equity Interests of one or more CFCs , (6) any Capital Stock of a Subsidiary to the extent the pledge of such Capital Stock would result in adverse tax consequences to the Borrower or its Subsidiaries, as reasonably determined by the Borrower in writing delivered to the Collateral Agent, (7) the Capital Stock of any Unrestricted Subsidiary and (8) the Capital Stock of not-for-profit Subsidiaries.

“Excluded Contributions” means the net cash proceeds and Cash Equivalents received by the Borrower after the Amendment and Restatement Effective Date from:

(1)         contributions to its common equity capital, and

(2)         the sale of Capital Stock (other than Excluded Equity) of the Borrower,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Borrower, the proceeds of which are excluded from the calculation set forth in Section 7.06(a)(iii).

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary) and (iii) any Equity Interest that has already been used or designated as (or the proceeds of which have been used or designated as) Cash Contribution Amount, Designated Preferred Stock, Excluded Contribution or Refunding Capital Stock, to increase the amount available under Section 7.06(b)(4)(i) or clause (14) of the definition of “Permitted Investments.”

“Excluded Subsidiary” means any Subsidiary that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) not wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries, (d) an Immaterial Subsidiary, (e) a charitable Subsidiary, (f) any Subsidiary that is prohibited by applicable law, rule or regulation or by any Contractual Obligation from guaranteeing the Obligations or which would require governmental and/or regulatory consent, approval, license or authorization to provide such guarantee, unless such consent, approval, license or authorization has been received, or which would result in adverse tax consequences to the Borrower and/or any of its Subsidiaries as reasonably determined by the Borrower, (g) any Receivables Subsidiary, (h) any Subsidiary that is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted hereunder, if such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (i) any Domestic Subsidiary that has no material assets other than the Equity Interests of one or more CFCs and (j) any direct or indirect Subsidiary of any Subsidiary described in clause (i) of this definition.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) any Tax imposed on or measured by such recipient’s net income or profits (or franchise Tax in lieu of such Tax on net income or profits), in each case, imposed by a jurisdiction as a result of such recipient being organized or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such recipient and the jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for Tax purposes in such jurisdiction, other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) any branch profits Tax under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in (a), (c) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires an interest in a Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.07) or (ii) such Lender designates a new Lending Office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal withholding Tax pursuant to Section 3.01, (d) any Taxes attributable to a Lender’s failure to comply with Section 3.01(c) and (e) any Taxes imposed pursuant to FATCA.

“Executive Management” means Barry Zekelman, Clayton Zekelman and Alan Zekelman and their respective descendants, heirs and Affiliates.

“Existing Administrative Agent” has the meaning given to such term in the recitals hereof.

“Existing Collateral Agent” has the meaning given to such term in the recitals hereof.

“Existing Term Loan Agreement” has the meaning given to such term in the recitals hereof.

“Facility” means the Term Loan Facility, any New Term Facility or any new term loan facility Incurred pursuant to Section 2.15, as the context may require.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower).

“FASB ASC” means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the U.S. with respect to the foregoing and any law, regulation, practice or other official requirements or guidance adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (1) EBITDA of such Person for the most recent period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made to (2) the Fixed Charges of such Person for such period calculated. In the event that the Borrower or any of its Restricted Subsidiaries Incurs, redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any

Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of or repayment of Indebtedness, or such issuance or redemption of Preferred Stock or Disqualified Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that, in the event that the Borrower shall classify Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued on the date of determination as Incurred or issued in part pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03 (other than in respect of clause (o) of such Section 7.03), any calculation of Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness, Disqualified Stock or Preferred Stock (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent Incurred or issued pursuant to any such other clause of such definition.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations, amalgamations and Obsolete Operations, in each case with respect to any Subsidiary or an operating unit of a business, and operational changes, that the Borrower or any of its Restricted Subsidiaries has both determined to make and made after the Amendment and Restatement Effective Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or substantially simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, amalgamations and Obsolete Operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or Obsolete Operations, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation Obsolete Operations or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. In addition to such adjustments pro forma calculations may also include Pro Forma Cost Savings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. Any such pro forma calculation may include, without limitation, (1) adjustments permitted by and calculated consistent with the requirements of Article 11 of Regulation S-X (regardless of whether pro forma financial information would be required to be presented thereunder), (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the nature used in connection with the calculation of “Pro Forma Adjusted EBITDA” as set forth on Schedule 1.01 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)         Consolidated Interest Expense of such Person for such period, and

(2)         all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Plan Event” means (i) the failure of the Borrower or any of its Restricted Subsidiaries to make its required contributions in respect of any Foreign Plan when such contributions are made; (ii) the failure of the Borrower or any of its Restricted Subsidiaries to administer any Foreign Plan in accordance with its terms and all applicable laws; (iii) the occurrence of an act or omission in respect of any Foreign Plan which could give rise to the imposition on the Borrower or any of its Restricted Subsidiaries of fines, penalties or related charges under applicable laws; (iv) the assertion of a material claim (other than a routine claim for benefits) against the Borrower or any of its Restricted Subsidiaries in respect of a Foreign Plan; (v) the imposition of a Lien in respect of any Foreign Plan; or (vi) any event or condition which might constitute grounds for termination, in whole or in part, of any Foreign Plan or the appointment of a trustee to administer any Foreign Plan.

“Foreign Plan” as defined in Section 5.10(d).

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof and any direct or indirect Subsidiary of such Restricted Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means Indebtedness for borrowed money of such Person that by its terms matures more than one (1) year after the date of its creation or matures within one (1) year from any date of determination but is renewable or extendible, at the option of such Person, to a date more than one (1) year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year after such date.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.03, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Goldman Sachs” has the meaning given to such term in the recitals hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Asset Sale permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule I (such Subsidiaries of the Borrower not to include any Excluded Subsidiary) and each other Subsidiary of the Borrower that shall be required to (or shall otherwise opt to) execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant, contaminant or compound in any form of any nature, including petroleum or petroleum distillates, asbestos or asbestos-containing materials regulated pursuant to any Environmental Law.

“Hedging Agreement” means, with respect to any Person, any:

(1)         currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)         other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreement.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) and (b), does not have assets or annual revenues (together with the assets or annual revenues of all other Immaterial Subsidiaries) in excess of 5.0% of Consolidated Total Assets or annual revenues of the Borrower and its consolidated Subsidiaries.

“Incremental Commitment” means the increase in the aggregate amount of Commitments by an aggregate principal amount of $396,400,000 as of the Amendment and Restatement Effective Date pursuant to Section 2.01(b).

“Incremental Lenders” means (a) at any time prior to the Amendment and Restatement Effective Date, any Lender that has an Incremental Commitment at such time and (b) at any time after the Amendment and Restatement Effective any lender that holds an Incremental Term Loan at such time.

“Incremental Term Loans” means any advance made by an Incremental Lender pursuant to Section 2.01(b).

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, Guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided, however, that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1)         the amount of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) in respect of Capitalized Lease Obligations, (e) representing any Hedging Obligations, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP or (f) under or in respect of Receivables Financings;

(2)         to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)         to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that Contingent Obligations Incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Amendment and Restatement Effective Date, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Amendment and Restatement Effective Date or in the ordinary course of business or consistent with past practices.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property Security Agreement” means, collectively, the patent security agreement, substantially in the form of Exhibit C to the Security Agreement, the copyright security agreement, substantially in the form of Exhibit D to the Security Agreement and the trademark security agreement, substantially in the form of Exhibit E to the Security Agreement, in each case, together with each intellectual property security agreement supplement executed and delivered pursuant to Section 6.12.

“Intercompany Subordination Agreement” means an amended and restated intercompany subordination agreement, in substantially the form of Exhibit G hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Closing Date, among the ABL Collateral Agent and the Collateral Agent and acknowledged by the Borrower and each Guarantor, as it may be amended, supplemented, modified, replaced or restated from time to time in accordance with this Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by all Lenders, twelve months or less thereafter, as selected by the Borrower in its Committed Loan Notice; provided, that:

(a)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another fiscal month for the Borrower, in which case such Interest Period shall end on the next preceding Business Day;

(b)         any Interest Period that begins on the last Business Day of a fiscal month for the Borrower (or on a day for which there is no numerically corresponding day in such fiscal month at the end of such Interest Period) shall end on the last Business Day of the fiscal month for the Borrower at the end of such Interest Period; and

(c)         no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)         securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2)         securities that have an Investment Grade Rating but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(3)         investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4)         corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, directors, managers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Borrower or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower, the Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a Guarantee of an operating lease of the Borrower or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.06:

(1)         “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, howev-

er, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)         the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less

(b)         the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)         any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Borrower.

The amount of an Investment will be determined at the time the Investment is made and will be the amount actually invested at such time and without giving effect to subsequent changes in value (determined, in the case of any Investment made with assets of the Borrower or any Restricted Subsidiary, based on the Fair Market Value of the assets invested).

“IP Rights” has the meaning set forth in Section 5.15.

“IP Security Agreement Supplement” has the meaning specified in the Security Agreement.

“IPO” has the meaning set forth in Section 7.06(b)(4).

“IPO Issuer” means the Borrower, any of its Restricted Subsidiaries, or any Affiliate of, or successor to, the Borrower formed for the purpose of issuing Capital Stock in the IPO.

“IRS” means the United States Internal Revenue Service.

“JPMorgan” has the meaning given to such term in the recitals hereof.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Subsidiaries, and (b) any Person in whom the Borrower or any of its Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Indebtedness” means Indebtedness that is either (i) unsecured and expressly contractually subordinated to the Obligations or (ii) secured solely by Collateral with a Lien having Junior Lien Priority on the Collateral relative to the Obligations.

“Junior Lien Priority” means relative to specified Indebtedness, having a junior Lien priority on specified Collateral and either subject to the Intercreditor Agreement on a basis that is no more favorable than the provisions applicable to the holders of ABL Debt (in the case of Term Loan Collateral), providing holders of Indebtedness with Junior Lien Priority at least the same rights and obligations as the holders of ABL Debt (in the case of the Term Loan Collateral) have pursuant to the Intercreditor Agreement as to the specified Collateral or subject to the Junior Lien Intercreditor Agreement, dated as of the Amendment and Restatement Effective Date, among the ABL Collateral Agent, the Collateral Agent and the Senior Notes Collateral Agent and acknowledged by the Borrower and each Guarantor, as it may be amended, supplemented, modified, replaced or restated from time to time in accordance with this Agreement (the “Junior Lien Intercreditor Agreement”).

“Junior Lien Intercreditor Agreement” has the meaning specified in the definition of “Junior Lien Priority” substantially in the form of Exhibit J.

“JV Distributions” means, at any time, 50% of the aggregate amount of all cash dividends or distributions received by the Borrower or any of its Restricted Subsidiaries as a return on an Investment in a Permitted Joint Venture during the period from the Closing Date through the end of the fiscal quarter most recently ended immediately prior to such date for which financial statements are internally available; provided that the Borrower or any of its Restricted Subsidiaries are not required to reinvest such dividends or distributions in the Permitted Joint Venture.

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, statutory instruments, acts, treaties, rules, guidelines, regulations, directives, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Loans at such time; provided that, for the avoidance of doubt, (x) at any time on and prior to the Amendment and Restatement Effective Date, any Lender that has a Commitment shall include any Lender that has an Incremental Commitment at such time and (y) at any time after the Amendment and Restatement Effective Date, any Lender that holds Loans shall include any Lender that holds Incremental Loans at such time.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a New Term Loan or a Specified Refinancing Term Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Subsidiary Guaranty, (iv) the Collateral Documents, (v) the Intercreditor Agreement, (vi) the Junior Lien Intercreditor Agreement and (vii) the Administrative Agency Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents to which the Borrower or any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under the Loan Documents.

“Material Real Property” means any parcel of real property (other than a parcel with a Fair Market Value of less than $10,000,000) owned in fee by a Loan Party and located in the United States; provided, however, that one or more parcels owned in fee by a Loan Party and located adjacent to, contiguous with, or in close proximity to, and comprising one property with a common street address, may, if determined, in the reasonable discretion of the Administrative Agent, be deemed to be one parcel for the purposes of this definition.

“Material Subsidiary Guarantor” means any Subsidiary Guarantor which individually constitutes at least 5.0% of the Borrower’s Consolidated Total Assets as of the date of the last financial statements delivered pursuant to this Credit Agreement.

“Maturity Date” means the earlier of (i) June 14, 2021 and (ii) the date that the Term Loans are declared due and payable pursuant to Section 8.02.

“Maximum Incremental Amount” has the meaning set forth in Section 2.13(a).

“Maximum Rate” has the meaning specified in Section 10.10.

“MFN Requirement” has the meaning set forth in clause (25) of the definition of “Permitted Liens”.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties (with such changes as may be customary to account for local law matters) in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgage Policies” has the meaning specified in Section 6.14(b)(ii).

“Mortgaged Properties” means the Material Real Properties identified as subject to a mortgage on Schedule 5.07(b) and any other Material Real Property with respect to which a Mortgage is required pursuant to Section 6.12 or 6.14.

“Multiemployer Plan” means any employee benefit plan defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash proceeds (using the Fair Market Value of any Cash Equivalents) received by the Borrower or any of its Restricted Subsidiaries in respect of any (1) Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments re-

ceived by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Sections 7.05 and 2.03(b)(ii)) to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by the Borrower or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; and (2) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance or in connection with unwinding any related Hedging Agreement in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, taxes reasonably estimated to be actually payable within two (2) years of the date of such incurrence or issuance and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Hedging Agreement in connection therewith.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Working Capital” means Consolidated Current Assets minus Consolidated Current Liabilities.

“New Term Facility” has the meaning specified in Section 2.14(a).

“New Term Facility Effective Date” has the meaning specified in Section 2.14(c).

“New Term Loan” has the meaning specified in Section 2.14(a).

“No Undisclosed Information Representation” means, with respect to any Person, (i) a representation that such Person is not in possession of any material non-public information with respect to the Borrower or any of its Subsidiaries that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to the Borrower or any of its Subsidiaries), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan or, alternatively (ii) a statement that such representation cannot be made.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Debt Fund Affiliate” means an Affiliate of the Borrower that is not a Debt Fund Affiliate or a Purchasing Borrower Party.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-US Lender” means, with respect to any Loan made to the Borrower, any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Note” means a Term Note or a note evidencing other Loans.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Obsolete Operations” has the meaning specified in the definition of “Consolidated Net Income.”

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of such Person (or of the general partner, managing member or sole member of such Person) or any individual designated as an “Officer” by the Board of Directors of such Person (or the Board of Directors of the general partner, managing member or sole member of such Person).

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by an Officer of the Borrower.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Junior Lien Obligations” means any Indebtedness or other obligations (including Hedging Obligations) having Junior Lien Priority relative to the Loans with respect to the Collateral and is not secured by any other assets and, in the case of Indebtedness for borrowed money, has a stated maturity that is equal to or longer than the Loans; provided that an authorized representative of the holders of such Indebtedness shall have executed the Junior Lien Intercreditor Agreement.

“Other Pari Passu Lien Obligations” means any Indebtedness or other obligations (including Hedging Obligations) having Pari Passu Lien Priority relative to the Loans with respect to the Collateral and is not secured by any other assets and, in the case of Indebtedness for borrowed money, has a stated maturity that is equal to or longer than the Loans; provided that (x) such Indebtedness may only be in the form of term loans and (y) an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Collateral Documents and the Intercreditor Agreement.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07) (an “Assignment Tax”), but only to the extent such Assignment Taxes are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than a connection arising from such assignor or assignee having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, and Loan Document).

“Outstanding Amount” means with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loans, as the case may be, occurring on such date.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and either subject to the Intercreditor Agreement on a substantially identical basis as the holders of such specified Indebtedness or subject to intercreditor agreements providing holders of the Indebtedness intended to have Pari Passu Lien Priority with substantially the same rights and obligations that the holders of such specified Indebtedness have pursuant to the Intercreditor Agreement as to the specified Collateral.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning set forth in Section 10.07(m).

“PATRIOT Act” has the meaning specified in Section 10.21.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower, any Restricted Subsidiary or any ERISA Affiliate or to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute (or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years). A Canadian Pension Plan is not a “Pension Plan.”

“Permitted Asset Swap” means the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that such purchase and sale or exchange must occur within 90 days of each other and any cash or Cash Equivalents received must be applied in accordance with Sections 7.05 and 2.03(b)(ii); provided, further, to the extent any assets or property is the subject of such Permitted Asset Swap constituted Collateral for the Term Loans, the Borrower will take such action as necessary or required to cause any assets or property received to be made subject to a Lien securing the Term Loans pursuant to this Agreement, the Security Documents and the Intercreditor Agreement in the manner and to the extent required by this Agreement, the Security Documents and the Intercreditor Agreement so that such Lien is perfected, preserved and protected to the extent required by this Agreement, the Security Documents and the Intercreditor Agreement.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Holders” means each of (a) the managers and members of management of the Borrower or its Subsidiaries that have ownership interests in the Borrower as of the Amendment and Restatement Effective Date, (b) any other beneficial owner in the common equity of the Borrower as of the Amendment and Restatement Effective Date, (c) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which any of the Persons described in clauses (a) or (b) above are members; provided that, without giving effect to the existence of such group or any other group, any of the Persons described in clauses (a) and (b), collectively, beneficially own Voting Stock representing more than 50% of the total voting power of the Voting Stock of the Borrower.

“Permitted Investments” means:

(1)         any Investment in Cash Equivalents or Investment Grade Securities;

(2)         any Investment in the Borrower (including the Senior Notes) or any Restricted Subsidiary;

(3)         any Investment by Restricted Subsidiaries of the Borrower in other Restricted Subsidiaries of the Borrower and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Borrower;

(4)         any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(5)         any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.05 or any other disposition of assets not constituting an Asset Sale;

(6)         any Investment (x) existing on the Amendment and Restatement Effective Date and listed on Schedule 7.06 hereto, (y) made pursuant to binding commitments in effect on the Amendment and Restatement Effective Date or (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(7)         advances to directors, officers, managers or employees in an aggregate amount, taken together with all other Investments made pursuant to this clause (7), not in excess of $10.0 million outstanding at any one time in the aggregate;

(8)         loans and advances to officers, directors and employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(9)         any Investment (x) acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10)       Hedging Obligations and Bank Products permitted under Section 7.03(b)(10);

(11)       any Investment by the Borrower or any of its Restricted Subsidiaries in a Similar Business, including joint ventures (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $200.0 million and (y) 10.0% of Consolidated Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary; and provided, further, that the Investments permitted pursuant to this clause (11) may be increased by the amount of JV Distributions, without duplication of dividends or distributions increasing amounts available pursuant to Section 7.06(a)(iii);

(12)       [Reserved];

(13)       additional Investments by the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $125.0 million and (y) 6.0% of Consolidated Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14)       Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, not to exceed the greater of (x) $125.0 million and (y) 6.0% of Consolidated Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided that no Default or Event of Default exists at the time of any such Investment or would result therefrom;

(15)       Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Borrower or any direct or indirect parent of the Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.06(a)(iii);

(16)       Investments consisting of the leasing, licensing, sub-licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17)       Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses, sub-licenses, leases or sub-leases of intellectual property, in each case in the ordinary course of business;

(18)       any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19)       Investments of a Restricted Subsidiary of the Borrower acquired after the Amendment and Restatement Effective Date or of an entity merged or amalgamated into or consolidated with a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by Section 7.04 after the Amendment and Restatement Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(20)       Guarantees of Indebtedness permitted to be incurred Section 7.03 and performance Guarantees in the ordinary course of business;

(21)       any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.08(b) (except transactions described in clause (2), (4), (5), (9), (10), (14) or (15) of such Section 7.08(b));

(22)       accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(23)       Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 7.06;

(24)       Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business; and

(25)       intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures Incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries.

“Permitted Joint Venture” means, with respect to any specified Person, a joint venture in any other Person engaged in a Similar Business in respect of which the Borrower or a Restricted Subsidiary beneficially owns at least 35% of the shares of Equity Interests of such Person.

“Permitted Liens” means, with respect to any Person:

(1)         pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)         Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairmen’s, construction and mechanics’ or other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(3)         Liens for taxes, assessments or other governmental charges (i) that are not yet due or payable or (ii) that are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(4)         Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)         minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not Incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)         Liens Incurred to secure obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (b)(1), (2), (4), (17) or (20) of Section 7.03; provided that, (x) in the case of clause (4), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (y) in the case of clause (20), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary that is not a Guarantor;

(7)         Liens existing on the Amendment and Restatement Effective Date and listed on Schedule 7.01;

(8)         Liens on assets of, or Equity Interest in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other assets of the Borrower or any Restricted Subsidiary of the Borrower;

(9)         Liens on assets at the time the Borrower or a Restricted Subsidiary of the Borrower acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets owned by the Borrower or any Restricted Subsidiary of the Borrower;

(10)       Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary of the Borrower permitted to be Incurred in accordance with Section 7.03;

(11)       Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing such Hedging Obligations;

(12)       Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)       leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(14)       Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(15)       Liens in favor of the Borrower or any Guarantor;

(16)       Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)       deposits made in the ordinary course of business to secure liability to insurance carriers or under self insurance arrangements in respect of such obligations;

(18)       Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)       grants of software and other technology licenses in the ordinary course of business;

(20)       judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21)       Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22)       Liens Incurred to secure Bank Products owed to a lender under the ABL Credit Agreement (or any Affiliate of such lender) in the ordinary course of business;

(23)       Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11), (27) and (32) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (27) and (32) of this definition at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(24)       Liens securing Other Pari Passu Lien Obligations permitted to be Incurred pursuant to Section 7.03(b)(31); provided that (x) at the time of any Incurrence of such Other Pari Passu Lien Obligations and the associated Lien and after giving pro forma effect thereto (in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) under this clause (24), the Consolidated First Lien Secured Debt Ratio shall not be greater than 3.00 to 1.00 and (y) such Other Pari Passu Lien Obligations permitted pursuant to this clause (24) comply with the MFN Requirement;

(25)       other Liens securing Other Junior Lien Obligations that do not exceed the greater of (x) $150.0 million and (y) 7.50% of Consolidated Total Assets at the time of Incurrence of such obligation, at any one time outstanding; provided that, notwithstanding the foregoing, (x) up to $50.0 million of the Liens securing any term loans pursuant to this clause (25) may have Pari Passu Lien Priority (and such Indebtedness, the “Additional Pari Passu Loans”) and (y) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or Eurodollar Rate or Base Rate floors (but not arranger or underwriting fees paid to arrangers for their own account), assuming, in the case of original issue discount and upfront fees, four-year life to maturity) applicable to such Additional Pari Passu Loans will be determined by the Borrower and the Lenders providing such Additional Pari Passu Loans and will not be more than 50 basis points higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and Eurodollar Rate and Base Rate floors) for the existing Facility, unless the all-in yield with respect to the existing Facility is increased by an amount equal to the difference between the all-in yield with respect to such increase and the corresponding all-in yield on the increased Facility, minus 50 basis points (the provisions of this clause (y), the “MFN Requirement”);

(26)       Liens securing Other Junior Lien Obligations permitted to be incurred pursuant to Section 7.03; provided that, at the time of incurrence of such Liens and after giving pro forma effect thereto (in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) under this clause (26) the Fixed Charge Coverage Ratio shall be at least 2.00:1.00.

(27)       Liens on the assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (21) of Section 7.03(b);

(28)       Liens on equipment of the Borrower or any Guarantor granted in the ordinary course of business to the Borrower’s or such Guarantor’s client at which such equipment is located;

(29)       Liens created solely for the benefit of (or to secure) all of the Obligations;

(30)       Liens on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited hereby;

(31)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(32)       Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and that are within the general parameters customary in the banking industry; and

(33)       Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Borrower or any Guarantor to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Guarantors; or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Guarantors in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees. For greater certainty, a Canadian Benefit Plan is not a Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Interests” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Cost Savings” means, without duplication of amounts added-back to calculate EBITDA or otherwise being given pro forma effect, with respect to any period, the reductions in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs and other operating improvements or synergies had been effected as of the beginning of such period, decreased by any recurring incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by a certificate delivered to the Administrative Agent from the Borrower’s chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided, that if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The Pro Rata Share and Commitment of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Purchasing Borrower Party” means the Borrower or any Subsidiary of the Borrower that makes a Discounted Voluntary Prepayment pursuant to Section 2.03(c).

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)        the Board of Directors of the Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Receivables Subsidiary,

(2)        all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower), and

(3)        the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(a)        no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Bor-

rower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)        with which neither the Borrower nor any other Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and

(c)        to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by delivering a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.15.

“Register” has the meaning set forth in Section 10.07(c).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Related Taxes” means any taxes, charges or assessments, including, but not limited to, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than U.S. federal, state or local income taxes), required to be paid by any direct or indirect parent of the Issuer by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any other direct or indirect parent of the Borrower), or being a holding company parent of the Borrower, any of its Subsidiaries or any other direct or indirect parent of the Borrower or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any other direct or indirect parent of the Borrower, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any parent entity pursuant to Section 7.06 or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material) into the Environment or into, from or through any building or structure.

“Replacement Assets” means (1) tangible assets that will be used or useful in a Similar Business (2) substantially all the assets of a Similar Business or (3) a majority of the Voting Stock of any Person engaged in a Similar Business that will become on the date of acquisition thereof, a Restricted Subsidiary.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repricing Transaction” means (a) the incurrence by any Loan Party of any tranche of term loans, (i) having an effective interest rate margin or weighted average yield (to be determined by the Administrative Agent consistent with generally accepted financial practice, after giving effect to, among other factors, interest rate margins, upfront or similar fees, original issue discount or Eurodollar Rate or Base Rate floors shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof or any fluctuations in the Eurodollar Rate or the Base Rate) that is less than the Applicable Rate for, or weighted average yield (to be determined by the Administrative Agent on the same basis) of, the Term Loans, and (ii) the proceeds of which are used to repay, in whole, principal of outstanding Term Loans and (b) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the Applicable Rate for Term Loans (other than, in each case, (i) any such transaction or amendment or modification accomplished together with the substantially concurrent refinancing of all Facilities hereunder, (ii) other than any amendment to a financial maintenance covenant herein or in the component definitions thereof that may result in a reduction in the Applicable Rate for Term Loans and (iii) any event described above that is not consummated for the primary purpose of lowering the effective interest cost or weighted average yield applicable to such tranche of the Term Facilities, including, without limitation, in the context of a transaction involving an initial public offering, a change of control or a Transformative Event).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by any Defaulting Lender or any Affiliate Lender (other than any Debt Fund Affiliate) shall in each case be excluded for purposes of making a determination of Required Lenders.

“Resignation, Consent and Appointment Agreement” means the Resignation, Consent and Appointment Agreement dated as of the date hereof by and among the Borrower, each Loan Party party thereto, JPMorgan in its capacity as Existing Administrative Agent and Existing Collateral Agent and Goldman Sachs.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date or the Amendment and Restatement Effective Date, as applicable (except as otherwise expressly set forth in Section 4.02), any vice president, secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, any Supplemental Administrative Agent, any Supplemental Collateral Agent and each co-agent or sub-agent appointed by either or both of the Administrative Agent and the Collateral Agent from time to time pursuant to Section 9.01(c).

“Security Agreement” means, collectively, the Amended and Restated Term Loan Credit Facility Pledge and Security Agreement dated June 14, 2016 (together with any amendments, supplements or modifications thereto) executed by the Loan Parties, substantially in the form of Exhibit E, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Collateral” means, collectively, all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Amendment and Restatement Effective Date or (b) thereafter pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” has the meaning given to such term in the recitals hereof, and any exchange notes issued in exchange therefor, in each case, pursuant to the Senior Notes Indenture.

“Senior Notes Collateral Agent” means Wilmington Trust, National Association, or any successor collateral agent appointed in accordance with the Senior Notes Indenture.

“Senior Notes Indenture” means that certain indenture dated June 14, 2016 among the Borrower, the Guarantors and Wilmington Trust, National Association, as trustee (acting in such capacity, the “Senior Notes Trustee”) pursuant to which the Senior Notes were issued, as amended, supplemented or otherwise modified from time to time.

“Similar Business” means any business engaged in by the Borrower or any of its Restricted Subsidiaries on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Closing Date.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Refinancing Debt” has the meaning specified in Section 2.15.

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any indebtedness, the date specified in such indebtedness as the fixed date on which the final payment of principal of such indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subject Property” means any contract, license, lease, agreement, instrument or other document to the extent that such grant of a security interest therein is (1) prohibited by, or constitutes a breach or default under, or results in the termination of, or requires any consent not obtained under, such contract, license, lease, agreement, instrument or other document, or, in the case of any Equity Interests or other securities, any applicable shareholder or similar agreement or (2) otherwise constitutes or results in the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party under such contract, license, lease, agreement, instrument or other document, except, in each case, to the extent that applicable law or the term in such contract, license, lease, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law or purports to prohibit the granting of a security interest over all or a material portion of assets of any Loan Party; provided, however, that the foregoing exclusions shall not apply to the extent that any such prohibition, default or other term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity; provided, further, that the security interest shall attach immediately to any portion of such Subject Property that does not result in any of the consequences specified above including, without limitation, any proceeds of such Subject Property.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.

“Subsidiary Guaranty” means, collectively, the Amended and Restated Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit D, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supplemental Collateral Agent” has the meaning specified in Section 9.13 and “Supplemental Collateral Agents” shall have the corresponding meaning.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Tax” means any present or future tax, levy, impost, duty, assessment, fee, deduction or withholding (including backup withholding) or other similar charge of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Indemnittee” has the meaning given to such term in Section 3.01(e).

“Term Loan” means an advance made by any Lender under the Term Loan Facility (including, for the avoidance of doubt, the Incremental Term Loans and different tranches of Term Loans from time to time outstanding pursuant to Section 2.12, but excluding New Term Loans and Specified Refinancing Term Loans).

“Term Loan Collateral” means as defined in the Intercreditor Agreement.

“Term Loan Facility” means, at any time, (a) prior to the Amendment and Restatement Effective Date, the aggregate Commitments of all Lenders at such time, and (b) thereafter, the aggregate Term Loans of all Lenders at such time; provided that, for the avoidance of doubt, (x) prior to the Amendment and Restatement Effective Date, the aggregate Commitments of all Lenders shall include the Incremental Commitments of all Incremental Lenders at such time and (y) thereafter, the aggregate Term Loans of all Lenders shall include the Incremental Term Loans of the Incremental Lenders at such time.

“Term Loan Increase Effective Date” has the meaning specified in Section 2.13(d).

“Term Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit B hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Loans made or held by such Lender.

“Threshold Amount” means $75,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transactions” has the meaning given to such term in the recitals hereof.

“Transaction Costs” has the meaning given to such term in the recitals hereof.

“Transformative Event” means any merger, acquisition, investment, dissolution, liquidation, consolidation or disposition that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning given to such term in Section 3.01(c).

“Unrestricted Subsidiary” means:

(1)        any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)        any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower but excluding the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)        the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)        if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.06.

The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)        (1) the Borrower could Incur $1.00 of additional Indebtedness pursuant to Section 7.03(a), or

(2)        the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)        no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

Without any further action, Atlas Tube (Arkansas) Inc., Lakeside Steel Alabama Inc., Lakeside Steel Holding USA Inc., Lakeside Steel Texas Inc. and Lakeside Steel USA Inc. are designated as Unrestricted Subsidiaries as of the Amendment and Restatement Effective Date.

“US ABL Borrower” has the meaning given to such term in the recitals hereof.

“US Lender” means a Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)        (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)        Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)        The term “including” is by way of example and not limitation.

(iv)        The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements required to be delivered by the Borrower to Lenders pursuant to Sections 6.01(a) and 6.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions hereof shall be made in accordance with GAAP as in effect from time to time. If, after the Closing Date, any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 6.01 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the approval of the Borrower’s accountants and results in a change in any of the calculations required by Article VII that would not have resulted had such accounting change not occurred, if requested by the Borrower or the Administrative Agent, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower and its Subsidiaries shall be the same after such change as if such change had not been made (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed and not subject to any amendment fee or increase in pricing hereunder); provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VII shall be given effect until such provisions are amended to reflect such changes in GAAP. If an accounting change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 shall occur, no such change in GAAP shall be deemed to have occurred for purposes hereof to the extent such change would affect a calculation that measures compliance with any covenant contained in Article VII. In addition, for purposes of this Agreement, all references to codified accounting standards specifically named herein shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP or IFRS to the extent the Borrower is required to apply IFRS.

1.04        Rounding. Any financial ratios required to be tested by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06        Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07        Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.10 or as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.08        Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency; provided that compliance with Section 7.03 as it relates to foreign currency shall be governed by Section 7.03(d).

1.09        Calculation of Baskets. If any of the baskets set forth in Article VII of this Agreement are exceeded solely as a result of fluctuations to Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        The Loans. (a) Subject to the terms and conditions set forth herein, each Lender severally made a single loan to the Borrower on the Closing Date. The initial Borrowing consisted of Term Loans made simultaneously by the Lenders in accordance with their respective Commitments.

(b)        Subject to the terms and conditions set forth in this Agreement, each Incremental Lender severally agrees to make a single loan to the Borrower on the Amendment and Restatement Effective Date in an amount not to exceed such Incremental Lender’s Incremental Commitment. The Borrowing on the Amendment and Restatement Effective Date shall consist of Incremental Term Loans made simultaneously by Incremental Lenders in accordance with their respective Incremental Commitments. Notwithstanding any provision to the contrary, the terms of the Incremental Term Loans to be made hereunder shall, except to the extent expressly set forth herein, be the same as the terms of the Term Loans outstanding on the Amendment and Restatement Effective Date and after giving effect to the amendments set forth in this Agreement such Incremental Term Loans shall be Term Loans for all purposes of this Agreement and shall constitute one tranche with, and be the same class as, the Term Loans made pursuant to Section 2.01(a). The Incremental Term Loans are being effected pursuant to a request by the Borrower to increase the Term Loans and are not New Term Loans.

(c)        Amounts borrowed under this Section 2.01 or otherwise pursuant to this Agreement and subsequently repaid or prepaid may not be reborrowed, except as set forth in Sections 2.13 and 2.14. Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

2.02    Borrowings, Conversions and Continuations of Loans.

(a)        Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice must be in writing and must be received by the Administrative Agent not later than 11:00 a.m. (New York time) (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (New York time) four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 10:00 a.m. (New York time) three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the Lenders. Each notice by the Borrower pursuant to this Section 2.02(a) shall be delivered by the Borrower to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans and class of Loans to be borrowed, converted or continued and (iv) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)        Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (or 2:00 p.m. in the case of Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 of the Existing Term Loan Agreement or Section 4.02 hereof, as applicable, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)        Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due under Section 3.05 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or Required Lenders, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d)        The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d)        After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(e)        The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

2.03        Prepayments.

(a)        Optional.

(i)        The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without, except as set forth in Section 2.03(a)(iii) below, premium or penalty; provided, that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the class and Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Sections 2.03(a)(iii) and 3.05. Each prepayment of outstanding Loans under a Facility pursuant to this Section 2.03(a) shall be applied to the then-remaining amortization payments in the manner directed by the Borrower; and each such prepayment shall be paid to the applicable Lenders on a pro rata basis.

(ii)        Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.03(a)(i) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iii)        If the Borrower makes a prepayment of the entire then-outstanding principal amount under Term Loan Facility pursuant to Section 2.03(a) or a prepayment of the entire then outstanding principal amount under the Term Loan Facility with the proceeds of any Specified Refinancing Debt pursuant to Section 2.03(b)(iii), in each case within six (6) months after the Amendment and Restatement Effective Date in connection with any Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Lenders (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 3.07), a prepayment premium in an amount equal to 1.0% of the principal amount prepaid.

(b)        Mandatory.

(i)        Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section

6.02(b), the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to (A) 75% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for the applicable Excess Cash Flow Period minus (B) the aggregate amount of voluntary principal prepayments of the Loans (other than to the extent that any such prepayment is funded with the proceeds of long-term Indebtedness or the proceeds of any sale or other disposition of assets to the extent that the applicable Loan Party would otherwise be required to apply or reinvest the Net Cash Proceeds of such sale or other disposition pursuant to clause (ii) below), open market purchases and Dutch Auctions on a dollar for dollar basis; provided, that such percentage shall be reduced to 50%, 25% or 0% if the Consolidated First Lien Secured Debt Ratio as of the last day of the prior fiscal year was less than 2.75:1:00, 2.00:1.00 or 1.00:1.00, respectively. Notwithstanding the foregoing, all mandatory prepayments pursuant to this Section 2.03(b)(i) shall be limited to the extent that the Borrower reasonably determines that such mandatory prepayments would result in adverse tax consequences related to the repatriation of funds in connection therewith by Foreign Subsidiaries.

(ii)        (1) If the Borrower or any Restricted Subsidiary consummates one or more Asset Sales which result in realization or receipt by the Borrower or such Restricted Subsidiary of aggregate Net Cash Proceeds in excess of $50.0 million in the aggregate together with Net Cash Proceeds from all Asset Sales, the Borrower shall (1) give written notice to the Administrative Agent thereof promptly after the date of the realization or receipt of such Net Cash Proceeds and (2) except to the extent the Borrower elects in such notice to permanently reduce Indebtedness with Net Cash Proceeds from ABL Collateral pursuant to Section 7.05(b) or reinvest, in each case, all or a portion of such Net Cash Proceeds in accordance with Section 7.05, prepay an aggregate principal amount of Loans in an amount equal to 100% of all such excess Net Cash Proceeds received from such Asset Sale within five (5) Business Days of receipt thereof by the Borrower or such Restricted Subsidiary.

With respect to any Net Cash Proceeds realized or received with respect to any Asset Sale, at the option of the Borrower, the Borrower may reinvest all or a portion of such excess Net Cash Proceeds in accordance with Section 7.05; provided, however, that if any Net Cash Proceeds are no longer intended to be so reinvested at any time after the occurrence of the relevant transaction, an amount equal to any such Net Cash Proceeds shall be immediately applied to the prepayment of the Loans as set forth, and to the extent required, in this Section 2.03.

(iii)        Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Specified Refinancing Debt constituting new term loan facilities or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(iv)        Subject to Section 2.14(d)(v), each prepayment of Loans pursuant to this Section 2.03(b) shall be applied ratably to each of the Loans and to the principal repayment installments thereof, first, in direct order of maturity, to the next succeeding four (4) quarterly principal repayment installments of the Loans that are due pursuant to Section 2.05 (excluding the installment due on the Maturity Date) and, second, to the remaining principal repayment installments of the Loans; and, with respect to each such Facility, each such prepayment shall be paid to the Lenders on a pro rata basis.

(v)        Funding Losses, Etc. All prepayments under this Section 2.03 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05 and, to the extent applicable, any additional amounts required pursuant to Section 2.03(a)(iii). Notwithstanding any of the other provisions of Section 2.03(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.03(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.03(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.03(b).

(c)        Notwithstanding anything to the contrary in this Agreement, any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Loans of one or more classes to the applicable Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to a Dutch Auction and the procedures described in the definition thereof; provided that (A) immediately after giving effect to any Discounted Voluntary Prepayment, the sum of (x) the excess of the aggregate revolving credit commitments under the ABL Credit Agreement at such time less the aggregate revolving credit exposure under the ABL Credit Agreement plus (y) the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries shall be not less than $65,000,000, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders of the applicable class(es) on a pro rata basis, (C) such Purchasing Borrower Party shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.03(c) have been satisfied and (3) such Purchasing Borrower Party affirms the No Undisclosed Information Representation.

(d)         Lender Opt-out. With respect to any prepayment of the Loans pursuant to Section 2.03(b), any Lender, at its option, may elect not to accept such prepayment. The Borrower shall notify the Administrative Agent of any event giving rise to such prepayment of the Loans and the amount of the prepayment that is available to prepay the Loans (the “Prepayment Amount”). The Administrative Agent shall notify the Lenders of the amount available to prepay the Loans of each class and the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be ten (10) Business Days after the date of such receipt. Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m. date that is three (3) Business Days prior to the Prepayment Date. If any Lender does not give a notice by such date that it is a Declining Lender, then it will be deemed to be an Accepting Lender. On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Loans owing to such Accepting Lenders shall be paid to the Administrative Agent by Borrower and applied by the Administrative Agent ratably to prepay Loans owing to such Accepting Lenders in the manner described in Section 2.03(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Loans owing to Declining Lenders shall instead, to the extent applicable, be offered to the holders of the Senior Notes in accordance with the Senior Notes Indenture and any remainder thereafter may be retained by the Borrower (such amounts, “Declined Amounts”).

2.04        Termination of Commitments. The aggregate Incremental Commitments shall be automatically and permanently reduced to zero on the date of, and after giving effect to, the Borrowing of the Incremental Term Loans on the Amendment and Restatement Effective Date.

2.05        Repayment of Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of all Term Loans outstand-

ing in consecutive quarterly installments on or prior to the dates set forth below (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.03 and 2.04 or be increased as a result of any increase in the amount of Term Loan Facility pursuant to Section 2.13):

Date	Term Loan Principal Amortization Payment
September 30, 2016	$2,062,500
December 31, 2016	$2,062,500
March 31, 2017	$2,062,500
June 30, 2017	$2,062,500
September 30, 2017	$2,062,500
December 31, 2017	$2,062,500
March 31, 2018	$2,062,500
June 30, 2018	$2,062,500
September 30, 2018	$2,062,500
December 31, 2018	$2,062,500
March 31, 2019	$2,062,500
June 30, 2019	$2,062,500
September 30, 2019	$2,062,500
December 31, 2019	$2,062,500
March 31, 2020	$2,062,500
June 30, 2020	$2,062,500
September 30, 2020	$2,062,500
December 31, 2020	$2,062,500
March 31, 2021	$2,062,500
Maturity Date for Term Loan Facility	Remainder

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

2.06        Interest.

(a)        Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the greater of (x) the Eurodollar Rate for such Interest Period and (y) 1.00%, plus (B) the Applicable Rate for Eurodollar Rate Loans under such Facility and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (A) the greater of (x) the percentage for clause (i)(A) above and (y) the Base Rate, plus (B) the Applicable Rate for Base Rate Loans under such Facility.

(b)        Upon the occurrence and during the continuation of any Default under Section 8.01(a), (f) or (g), the Borrower shall pay interest on the principal amount of all overdue Obligations hereunder (or, upon the occurrence of any Default under Section 8.01(f) or (g), all Obligations hereunder) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)        Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07        Fees.

(a)        The Borrower agrees to pay on the Amendment and Restatement Effective Date to each Incremental Lender party to this Agreement on the Amendment and Restatement Effective Date, as fee compensation for the funding of such Incremental Lender’s Term Loan, a closing fee (the “Closing Fee”) in an amount equal to 1.0% of the stated principal amount of such Incremental Lender’s Incremental Term Loan, payable to such Lender from the proceeds of its Incremental Term Loans as and when funded on the Amendment and Restatement Effective Date. Such Closing Fee will be in all respects fully earned, due and payable on the Amendment and Restatement Effective Date and non-refundable and non-creditable thereafter;

(b)        The Borrower agrees to pay (and authorizes the Administrative Agent to pay on its behalf) on or promptly after, the Amendment and Restatement Effective Date to each Lender party to this Agreement immediately prior to the Amendment and Restatement Effective Date that has agreed to the amendments set forth in this Agreement by executing a signature page to this Agreement, as fee compensation for such consent, a fee (the “Consent Fee”) in an amount equal to 1.0% of the stated principal amount of such Lender’s Term Loan outstanding on the Amendment and Restatement Effective Date. Such Consent Fee will be in all respects fully earned, due and payable on the Amendment and Restatement Effective Date and non-refundable and non-creditable thereafter; and

(c)        The Borrower agrees to pay to each replacement Lender that is party to this Agreement on the Amendment and Restatement Effective Date pursuant to an assignment of Term Loans from any Lenders that are Non-Consenting Lenders in connection with the amendment and restatement of this Agreement on the Amendment and Restatement Effective Date, as fee compensation for the Term Loans provided by such replacement Lender, a fee (the “Replacement Lender Fee”) in an amount equal to 1.0% of the stated principal amount of Term Loans assigned to such replacement Lender on the Amendment and Restatement Effective Date. Such Replacement Lender Fee will be in all respects fully earned, due and payable on the Amendment and Restatement Effective Date and non-refundable and non-creditable thereafter.

2.08        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. All computations of interest for Base Rate Loans (except for Base Rate computations in respect of clauses (a) and (c) of the definition thereof) calculated by reference to the “Prime Rate” shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09        Evidence of Indebtedness.

The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103 1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. The accounts or records maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable of such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10        Payments Generally; Administrative Agent’s Clawback.

(a)        General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)        Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to the Borrower with respect to any amount owing under this Section 2.10(b) shall be conclusive, absent manifest error.

(c)        Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d)        Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to purchase its participation or to make its payment under Section 9.07.

(e)        Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)        Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties

(g)        Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of the Outstanding Amount of all Loans outstanding at such time and, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

2.11        Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders of the same class such participations in the Loans of the same class made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section shall not be construed to apply to (A) the assignments and participations (including by means of a Dutch Auction) described in Sections 2.03(c) and 10.07 or (B) the incurrence of any Specified Refinancing Debt in accordance with Section 2.15.

2.12        Extension Offers.

(a)        Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans having a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans) and on the same terms to each such Lender, the Borrower may from time to time extend the maturity date of any Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans as so extended, as well as the original Term Loans (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall be no more favorable to the Extending Term Lenders than the terms of the tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.05 for periods prior to the original Term Loan Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof), in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, and (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b)        If at the time any Extension of Term Loans becomes effective, there are Extended Term Loans that remain outstanding from a prior Extension, then if the “effective interest rate” (which, for this purpose, shall be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees, including up front or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Extended Term Loans and (y) the four years following the date of the respective Extension) payable to Lenders with such Extended Term Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant extending Lenders) in respect of the Extended Term Loans shall at any time (over the life of the Extended Term Loans) exceed by more than 50 basis points the “effective interest rate” applicable to Term Loans which were extended pursuant to one or more prior Extensions (determined on the same basis as provided in the first parenthetical in this sentence), then the Applicable Rate applicable to such prior extended Loans shall be increased to the extent necessary so that at all times thereafter the Extended Term Loans made pursuant to previous Extensions do not receive an “effective interest rate” less than that applicable to the Loans made (or extended) pursuant to such Extension minus 50 basis points.

(c)        With respect to all Extensions consummated by the Borrower pursuant to this Section 2.12, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.03 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.12 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.12.

(d)        In connection with any Extension, the Borrower shall provide the Administrative Agent and the Collateral Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent and the Collateral Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Collateral Agent, in each case acting reasonably to accomplish the purposes of this Section 2.12.

2.13        Increase Facilities.

(a)        Following the Amendment and Restatement Effective Date, provided there exists no Default, upon notice to the Administrative Agent and the Person appointed by the Borrowers to arrange an incremental Facility (if any, the “New Arranger”) (which shall promptly notify the Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may from time to time, request an increase in the Term Loans or any New Term Loans by an amount (for all such requests, and all requests for a New Term Facility pursuant to Section 2.14) not exceeding the sum of (i) $125,000,000 (together with all requests for New Term Facilities pursuant to Section 2.14) plus (ii) all voluntary prepayments of the Term Loans pursuant to Section 2.03(a) made prior to such date (other than any such prepayments with the proceeds of long-term Indebtedness) and voluntary prepayments of loans under the ABL Credit Agreement made prior to such date (other than any such prepayments with the proceeds of long-term Indebtedness) to the extent accompanied by a corresponding, permanent reduction in the commitments under the ABL Credit Agreement plus (iii) an unlimited amount so long as the Consolidated First Lien Secured Debt Ratio does not exceed 3.00 to 1.00 (in each case, on a pro forma basis, after giving effect to such New Term Loans or increased Loans and the use of the proceeds therefrom) (clauses (i), (ii) and (iii), collectively, the “Maximum Incremental Amount”); provided, that (A) for purposes of any increase in Term Loans or New Term Loans pursuant to this Section 2.13 and New Term Facilities pursuant to this Section 2.14, the Borrower shall be deemed to have used (x) amounts under clause (ii) prior to utilization of amounts under clause (iii) (to the extent permitted by the pro forma calculation of the Consolidated First Lien Secured Debt Ratio) and (y) amounts under clause (iii) (to the extent permitted by the pro forma calculation of the Consolidated First Lien Secured Debt Ratio) prior to utilization of amounts under clause (i), and (B) an increase in Term Loans or New Term Loans pursuant to this Section 2.13 and

New Term Facilities pursuant to this Section 2.14 may be incurred under clauses (i), (ii) and (iii) above, and proceeds from any such incurrence under clauses (i), (ii) and (iii) above may be utilized in a single transaction by first calculating the incurrence under clause (iii) (without inclusion of any amounts utilized pursuant to clause (i) and (ii)) and then calculating the incurrence under clauses (i) and (ii)); provided, further, that any such request for an increase shall be in a minimum amount of the lesser of (x) $25,000,000 and (y) the entire remaining amount of increases available under this Section. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders or such shorter period as the Administrative Agent or the New Arranger, as applicable, shall agree).

(b)        Each applicable Lender shall notify the Administrative Agent or the New Arranger, as applicable, within such time period whether or not it agrees to increase its Loans and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s ratable share in respect of the applicable Facility) of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Loans.

(c)        The Administrative Agent or the New Arranger, as applicable, shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent or the New Arranger, as applicable.

(d)        If any Loans are increased in accordance with this Section, the Administrative Agent or the New Arranger, as applicable, and the Borrower shall determine the effective date (the “Term Loan Increase Effective Date”) and the final allocation of such increase. The Administrative Agent or the New Arranger, as applicable, shall promptly notify the Borrower and the applicable Lenders of the final allocation of such increase and the applicable Term Loan Increase Effective Date. As of the Term Loan Increase Effective Date, the amortization schedule for the applicable Loans shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans of such class being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term Loan Increase Effective Date. Such amendment may be signed by the Administrative Agent or the New Arranger, as applicable, on behalf of the Lenders. In addition, in connection with any increase in the Loans, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent or the New Arranger, as applicable) to reflect only any technical changes necessary to give effect to such increase in accordance with its terms as set forth herein (including the addition of such increase in Loans as a part of, and treated in a manner consistent with, the applicable Facility, including, without limitation, for purposes of prepayments and voting); provided that, for the avoidance of doubt, the increased Loans shall constitute Term Loans for purposes of this Agreement and governed by the terms of this Agreement in all respects.

(e)        As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent or the New Arranger, as applicable, a certificate of the Borrower dated as of the Term Loan Increase Effective Date signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and certifying that the conditions precedent set out in the following subclauses (ii) through (iv) have been satisfied, (ii) no Default shall have occurred and be continuing or would result from such increase, (iii) such increase in the applicable Facility shall have a final maturity no earlier than the Maturity Date of the Facility subject to such increase, (iv) the Weighted Average Life to Maturity of such increase in the Facility shall be no shorter than that of the existing Facility subject to such increase, and (v) to the extent reasonably request-

ed by the Administrative Agent or the New Arranger, as applicable, the Administrative Agent or the New Arranger, as applicable, shall have received legal opinions, resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date and/or the Amendment and Restatement Effective Date under Section 4.01 of the Existing Term Loan Agreement or Section 4.02 hereof, as applicable, with respect to the Borrower and all Material Subsidiary Guarantors (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent or the New Arranger, as applicable, and evidencing the approval of such increase by the Borrower and each Material Subsidiary Guarantor). The additional Loans shall be made by the Lenders participating therein pursuant to the procedures set forth in Section 2.02.

2.14        New Term Facility.

(a)        Following the Amendment and Restatement Effective Date, provided there exists no Default, upon notice to the Administrative Agent and the New Arranger, if any, the Borrower may from time to time, request to add one or more new term loan facilities to the Facilities (each a “New Term Facility”; and any advance made by a Lender thereunder, a “New Term Loan”) in an amount (for all such requests) not exceeding the Maximum Incremental Amount; provided, that the usage of clauses (i), (ii) and (iii) of the Maximum Incremental Amount shall be as set forth in Section 2.13(a); provided, further, that any such request for New Term Facilities shall be in a minimum amount of the lesser of (x) $25,000,000 and (y) the entire amount available under this Section for New Term Facilities.

(b)        The Borrower shall make any request for any New Term Facility pursuant to a written notice to the Administrative Agent or the New Arranger, as applicable, specifying in reasonable detail the proposed terms thereof. Any proposed New Term Facility shall first be requested on a ratable basis from existing Lenders in respect of the Term Loan Facility. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent or the New Arranger, as applicable) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lenders or such shorter period as the Administrative Agent or the New Arranger, as applicable, shall agree). Each applicable Lender shall notify the Administrative Agent or the New Arranger, as applicable, within such time period whether or not it agrees to participate in such New Term Facility and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s ratable share in respect of the Term Loan Facility) of such requested increase. Any Lender approached to provide all or a portion of the New Term Facility may elect or decline, in its sole discretion, to provide loans thereunder. Any Lender not responding within such time period shall be deemed to have declined to participate in providing such New Term Facility. The Administrative Agent or the New Arranger, as applicable, shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested issuance of New Term Facility, the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such New Term Facility pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent or the New Arranger, as applicable.

(c)        The Administrative Agent or the New Arranger, as applicable, shall promptly notify the Borrower and the Lenders of the amount and effective date (the “New Term Facility Effective Date”) of any New Term Facility. In connection with any New Term Facility, this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent or the New Arranger, as applicable) to reflect any technical changes necessary to give effect to such New Term Facility in accordance with its terms as set forth herein (including the addition of such New Term Facility as a “Facility” hereunder and treated in a manner con-

sistent with the other Term Loan Facilities, including, without limitation, for purposes of prepayments and voting).

(d)        As a condition precedent to any New Term Facility, (i) the Borrower shall deliver to the Administrative Agent or the New Arranger, as applicable, a certificate of the Borrower dated as of the New Term Facility Effective Date signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower approving or consenting to such New Term Loan, and certifying that the conditions precedent set out in the following subclauses (ii) through (ix) have been satisfied, (ii) such New Term Facility shall rank pari passu in right of payment and security with the other Facilities, (iii) such New Term Facility shall have a final maturity no earlier than the latest maturity date of any Facility hereunder, (iv) the Weighted Average Life to Maturity of such New Term Facility shall be no shorter than that of the Term Loan Facility, (v) the New Term Facility shall share ratably in any prepayments of the Term Loan Facility pursuant to Section 2.03, (vi) no Default shall have occurred and be continuing or would result from such increase, (vii) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or Eurodollar Rate or Base Rate floors (but not arranger or underwriting fees paid to arrangers for their own accounts), assuming, in the case of original issue discount and upfront fees, four-year life to maturity) applicable to such New Term Facility will be determined by the Borrower and the Lenders providing such New Term Facility and will not be more than 50 basis points higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and Eurodollar Rate and Base Rate floors) for the existing Term Loan Facility, unless the all-in yield with respect to the existing Term Loan Facility is increased by an amount equal to the difference between the all-in yield with respect to such New Term Facility and the corresponding all-in yield on the existing Term Loan Facility, minus 50 basis points, (viii) except with respect to all-in yield and as set forth in subclauses (iii) and (iv) above with respect to final maturity and Weighted Average Life to Maturity, or otherwise as shall be reasonably satisfactory to the Administrative Agent or the New Arranger, as applicable, such New Term Facility shall have the same terms and conditions as, or less favorable to the investors providing such New Term Facility than, the Term Loan Facility; provided that the terms and conditions applicable to such New Term Facility may provide for any additional or different covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the latest Maturity Date in respect of the existing applicable Facility that is in effect on the date of such New Term Facility Effective Date and with terms that are more favorable to the existing Lenders than the comparable terms in the existing Loan Documents, in which case such terms may be incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further amendment or consent requirements (it being understood that at the option of the Borrower, any increase in the applicable margin relating to the existing Term Facility may be made to bring such provisions in line with the New Term Facility to achieve fungibility), and (ix) to the extent reasonably requested by the Administrative Agent or the New Arranger, as applicable, the Administrative Agent or the New Arranger, as applicable, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date and/or the Amendment and Restatement Effective Date under Section 4.01 of the Existing Term Loan Agreement or Section 4.02 hereof, as applicable, with respect to the Borrower and all Material Subsidiary Guarantors (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent or the New Arranger, as applicable, and evidencing the approval of such increase by the Borrower and each Material Subsidiary Guarantor).

2.15        Specified Refinancing Debt.

(a)        The Borrower may, from time to time, add one or more new term loan facilities to the Facilities (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance all or any portion of the Term

Loans then outstanding under this Agreement, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder; (ii) subject to the last sentence of this clause (a), will have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof; (iii) will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced; (iv) subject to clauses (ii) and (iii) above, will have terms and conditions (taken as a whole) that are substantially identical to, or less favorable to the investors providing such Specified Refinancing Debt than, the Facilities and Loans being refinanced; and (v) the proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans, in each case pursuant to Section 2.03, as applicable; provided, further that the terms and conditions applicable to such Specified Refinancing Debt may provide for any additional or different covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the latest Maturity Date in respect of the Facilities that is in effect on the date such Specified Refinancing Debt is issued, incurred or obtained or the date on which all non-refinanced Obligations are paid in full. If at any time any Specified Refinancing Debt becomes effective, there is other Specified Refinancing Debt then outstanding from a prior Incurrence of Specified Refinancing Debt (any such prior Specified Refinancing Debt, “Prior Specified Refinancing Debt”), then if the “effective interest rate” (which, for this purpose, shall be reasonably determined by the Administrative Agent and shall take into account any interest rate floors or similar devices and be deemed to include (without duplication) all fees, including up front or similar fees or original issue discount (amortized over the shorter of (x) the life of such new Specified Refinancing Debt and (y) the four years following the date of the Incurrence of such new Specified Refinancing Debt) in respect of the new Specified Refinancing Debt shall at any time (over the life of the Prior Specified Refinancing Debt) exceed by more than 50 basis points the “effective interest rate” applicable to Prior Specified Refinancing Debt (determined on the same basis as provided in the first parenthetical in this sentence), then the Applicable Rate applicable to the Prior Specified Refinancing Debt shall be increased to the extent necessary so that at all times thereafter, the “effective interest rate” applicable to the Prior Specified Refinancing Debt is not less than 50 basis points lower than the “effective interest rate” applicable to the new Specified Refinancing Debt.

(b)        The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent and the New Arranger (appointed by the Borrower to arrange such Specified Refinancing Debt), if applicable, specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt shall first be requested on a ratable basis from existing Lenders in respect of the Facility and Loans being refinanced. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent or the New Arranger, as applicable) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than five (5) Business Days, or such shorter period as the Administrative Agent or the New Arranger, as applicable, may agree, from the date of delivery of such notice to such Lenders). Each applicable Lender shall notify the Administrative Agent or the New Arranger, as applicable, within such time period whether or not it agrees to participate in providing such Specified Refinancing Debt and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s ratable share in respect of the applicable Facility) of such requested increase. Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. Any Lender not responding within such time period shall be deemed to have declined to participate in providing such Specified Refinancing Debt. The Administrative Agent or the New Arranger, as applicable, shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent or the New Arranger, as applicable (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pur-

suant to a joinder agreement in form and substance satisfactory to the Administrative Agent or the New Arranger, as applicable.

(c)        The effectiveness of any Refinancing Amendment shall be subject, to the extent reasonably requested by the Administrative Agent, or the New Arranger, as applicable, to receipt by the Administrative Agent or the New Arranger, as applicable, of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date and/or the Amendment and Restatement Effective Date under Section 4.01 of the Existing Term Loan Agreement or Section 4.02 hereof, as applicable, (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent or the New Arranger, as applicable).

(d)        Each class of Specified Refinancing Debt incurred under this Section 2.15 shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(e) The Administrative Agent or the New Arranger, as applicable, shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including, without limitation, for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent or the New Arranger, as applicable, and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent or the New Arranger, as applicable, and the Borrower, to effect the provisions of this Section.

2.16        Amendment and Restatement Effective Date Incremental Term Loans. Each of the parties hereto hereby agrees that this Agreement shall be deemed further amended to the extent (but only to the extent) necessary to reflect the existence and terms of such Incremental Term Commitment and the Incremental Term Loans evidenced hereby; provided that, for the avoidance of doubt, no notice or certifications shall be required pursuant to Section 2.13 and/or 2.14 hereof as such sections relate to the Incremental Term Loans. Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all such Incremental Term Loans, when originally made, are Term Loans for all purposes under the Loan Documents and are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by (i) requiring each outstanding Eurodollar Rate Loan to be converted into a Base Rate Loan on the date of each such Incremental Term Loan, (ii) allocating a portion of each such Incremental Term Loan to each outstanding Eurodollar Rate Loan of the same class on a pro rata basis, even though as a result thereof such Incremental Term Loan may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of this Agreement that would prohibit such an initial Interest Period) or (iii) requiring that any interest contracts in respect of Eurodollar Rate Loans be terminated as of the Amendment and Restatement Effective Date with all interest due thereon to be paid as of such date and further requiring that all Lenders (including, for the avoidance of doubt, the Incremental Lenders), enter into new interest contracts in respect of the Eurodollar Rate Loans on the Amendment and Restatement Effective Date. For the avoidance of doubt, this Section 2.16 shall be deemed to satisfy any notification required pursuant to the Existing Term Loan Agreement and no further notice shall be required.

2.17        Defaulting Lenders.

(a)        Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)        That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)        Any payment of principal, interest or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)        If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)        All sums payable by any Loan Party hereunder or under any other Loan Document to any Lender or Agent shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b)        If any Loan Party or any other applicable withholding agent is required by law to make any deduction or withholding on account of any Taxes from any sum paid or payable by any Loan Party to any Lender or Agent under any of the Loan Documents: (i) the applicable Loan Party shall notify the Applicable Agent of any such requirement or any change in any such requirement as soon as such

Loan Party becomes aware of it; (ii) the applicable Loan Party or withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable); (iii) if such Tax is a Non-Excluded Tax or Other Tax, the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding of such Non-Excluded Taxes or Other Taxes (including any deductions or withholdings attributable to any payments required to be made under this Section 3.01), the Lender or the Agent (as applicable), receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Loan Party making such payments shall deliver to the Applicable Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(c)        Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, each Lender shall, if reasonably requested by the Borrower or the Administrative Agent, deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.

Without limiting the foregoing:

(1)        Each US Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(2)        Each Non-US Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)        two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B)        two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C)        in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit K (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(D)        to the extent a Non-US Lender is not the beneficial owner (for example, where the Non-US Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Non-US Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(c) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-US Lender on behalf of such beneficial owner), or

(E)        two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(3)        If a payment made to a Lender or an Agent under any Loan Document would be subject to Tax imposed by FATCA if such Lender or Agent, as applicable, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent, as applicable, shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender or Agent, as applicable, has or has not complied with such Lender’s or Agent’s, as applicable, obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(c)(3), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(4)        On or before the date hereof, the Administrative Agent shall, and on or before the date any successor or replacement Administrative Agent becomes the Administrative Agent hereunder it shall, deliver to the Borrower two duly executed originals of either (i) IRS Form W-9 or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a United States person within the meaning of Section 7701(a)(30) of the Code (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

(d)        Notwithstanding any other provision of this clause (c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver. Notwithstanding anything to the contrary in this Section 3.01(d), the completion, execution and submission of any such documentation

(other than such documentation set forth in Section 3.01(c)(1), (2)(A), (2)(B), (2)(C), (2)(D) and (3)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)        In addition to the payments by a Loan Party required by Section 3.01(b) but without duplication, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of such Other Taxes.

(f)        The Loan Parties shall, jointly and severally, indemnify a Lender or Agent (each a “Tax Indemnitee”), within ten (10) days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee on or attributable to any payment made by a Loan Party under or with respect to any Loan Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01, but excluding Non-Excluded Taxes already compensated under Section 3.01(b)), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. Any Tax Indemnitee claiming indemnity pursuant to this Section 3.01(e) shall notify the Loan Parties of the imposition of the relevant Non-Excluded Taxes as soon as practicable after the Tax Indemnitee becomes aware of such imposition. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(g)        If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has received additional payments under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

3.02        Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodol-

lar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03        Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Cost and Reduced Return; Capital Adequacy.

(a)        If any Lender reasonably determines that as a result of any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) any increase in Tax or changes in the basis of taxation of payments to such Lender in respect thereof (other than any Excluded Tax or any Non-Excluded Taxes or Other Taxes indemnified under Section 3.01) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable Lending Office) of principal, interest, fees or any other amount payable hereunder, and (ii) reserve requirements reflected in the Eurodollar Rate), then from time to time within fifteen (15) days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)        If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or com-

pliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time within fifteen (15) days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within ten (10) days after receipt of demand therefor.

(c)        The Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a) or (b) for any such increased cost or reduction incurred more than one hundred eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)        If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts would not, in the judgment of such Lender, be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (d) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Sections 3.04(a), (b) or (c).

(e)        For purposes of this Section 3.04, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued.

3.05        Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)        any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)        any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)        any mandatory assignment of such Lender’s Loans (other than Base Rate Loans) pursuant to Section 3.07 on a day other than the last day of the Interest Period for such Loans;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any such loss for which no reasonable means of calculation exist, as set forth in Section 3.03.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Matters Applicable to All Requests for Compensation.

(a)        A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)        With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Rate Loans, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)        If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)        to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)        all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d)        If any Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate

Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.07        Replacement of Lenders Under Certain Circumstances.

(a)        If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or 3.03, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 3.07), then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b)        Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05. The Lenders party to this Agreement as of the Amendment and Restatement Effective Date acknowledge and agree that the notice issued to Non-Consenting Lenders prior to the Amendment and Restatement Effective Date complies with and is sufficient for purposes of this Section 3.07 and all notice periods related thereto shall be deemed to have elapsed.

(c)        Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)        In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

3.08        Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        [Reserved.]

4.02        Conditions Precedent to Amendment and Restatement Effective Date. Each Lender’s consent to the amendment and restatement of this Agreement and the obligation of each Incremental Lender to make its Credit Extension of the Incremental Term Loans on the Amendment and Restatement Effective Date is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:

(a)        The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or .pdf files (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Amendment and Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Amendment and Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)        executed counterparts of (A) this Agreement, (B) the Junior Lien Intercreditor Agreement, (C) the Subsidiary Guaranty, (D) the Security Agreement, (E) the Resignation, Consent and Appointment Agreement, (F) the Intellectual Property Security Agreements and (G) the Intercompany Subordination Agreement;

(ii)        a Note executed by the Borrower in favor of each Lender requesting a Note reasonably in advance of the Amendment and Restatement Effective Date;

(iii)        evidence that all actions, recordings and filings with respect to the Security Agreement or any other Collateral Document to reflect the transfer of agency from the Existing Administrative Agent and Existing Collateral Agent to the Administrative Agent and Collateral Agent shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv)        such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v)        such documents and certifications (including, without limitation, Organizational Documents and good standing certificates) as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Guarantors is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business re-

quires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(vi)        an opinion of Latham & Watkins LLP, counsel to the Loan Parties, addressed to each Secured Party (including the Incremental Lenders), in form and substance reasonably satisfactory to the Administrative Agent;

(vii)        an opinion of local counsel in (1) Pennsylvania and (2) Michigan, for the Loan Parties, in each case, addressed to each Secured Party (including the Incremental Lenders), in form and substance reasonably satisfactory to the Administrative Agent; and

(viii)        a Committed Loan Notice relating to the extension of the Incremental Term Loans.

(b)        The other Transactions shall be consummated on or prior to the Amendment and Restatement Effective Date. After giving effect to the Transactions, the Borrower and its Subsidiaries shall have no outstanding Indebtedness for borrowed money other than Indebtedness permitted to be incurred hereunder.

(c)        The Administrative Agent shall have received a solvency certificate from the chief financial officer of Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit F.

(d)        The Borrower and each of the Guarantors shall have provided the documentation and other information reasonably requested in writing at least ten (10) days prior to the Amendment and Restatement Effective Date by the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three (3) Business Days prior to the Amendment and Restatement Effective Date.

(e)        All costs, fees, expenses (including without limitation legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation separately agreed in writing to be payable to, the Arrangers and the Agents shall have been paid to the extent due (and, in the case of expenses, invoiced three Business Days prior to the Amendment and Restatement Effective Date).

(f)        The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Amendment and Restatement Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(g)        No Default shall exist on the Amendment and Restatement Effective Date, or would result from such proposed increase in Commitments pursuant to the Incremental Commitments or from the application of the proceeds therefrom.

(h)        The Administrative Agent shall have received a certificate executed and delivered by a Responsible Officer of the Borrower, certifying that all conditions specified in Sections 4.02(f) and 4.02(g) have been satisfied in full by the Borrower and/or the other Loan Parties, in each case, as applicable.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment and Restatement Effective Date specifying its objection thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders (after giving effect to the Transactions) that, as of the Amendment and Restatement Effective Date:

5.01        Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, in each case, to which it is a party, (c) is duly qualified and (to the extent applicable in the relevant jurisdictions) is in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment (except for Indebtedness to be repaid, redeemed and/or discharged on the Amendment and Restatement Effective Date in connection with the Transactions) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) as required or permitted by the terms thereof, except for (x) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties or any Restricted Subsidiary in favor of the Secured Parties consisting of UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office and Mortgages, (y)

the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04        Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, examinership, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

5.05        Financial Statements; No Material Adverse Effect.

(a)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the entities to which they relate as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)        After giving effect to the Transactions, as of the Amendment and Restatement Effective Date, the Borrower does not have any material Indebtedness or other liabilities, direct or contingent, other than in connection with the Transactions or Indebtedness otherwise permitted hereunder.

(c)        Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06        Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07        Ownership of Property; Liens.

(a)        Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple (or local law equivalent) to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business thereon or to utilize such assets for their intended purposes and Liens permitted by Section 7.01, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(b)        Set forth on Schedule 5.07(b) hereto is a complete and accurate list of all Material Real Property owned by any Loan Party, as of the Amendment and Restatement Effective Date, showing as of the Amendment and Restatement Effective Date the street address (to the extent available), county or other relevant jurisdiction, state and record owner thereof, and whether the real property is to be encumbered by a Mortgage.

(c)        Set forth on Schedule 5.07(c) hereto is a complete and accurate list of all or substantially all material leases of real property under which any Loan Party or any of its Restricted Subsidiaries is the lessee as of the Amendment and Restatement Effective Date, showing as of the Amendment and Restatement Effective Date the street address (to the extent available), county and state or other relevant jurisdiction and lessor and lessee.

(d)        Except as set forth in Schedules 5.07(b), 5.07(c) and 5.07(d), as of the Amendment and Restatement Effective Date, there are no other locations where any material tangible personal property of any of the Loan Parties (including inventory) is or may be located (other than vehicles and assets temporarily in transit or sent for repair).

5.08        Environmental Compliance. Except as disclosed in Schedule 5.08:

(a)        There are no claims against the Borrower or any of its Restricted Subsidiaries alleging potential liability under, or responsibility for, violation of any Environmental Law relating to their respective businesses, operations and properties, and their respective businesses, operations and properties are in compliance with applicable Environmental Laws; in each case, except as could not, or where such failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no and, to the knowledge of the Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to Environmental Law; and (iv) there have been no Releases of Hazardous Materials on, at, under or from any property currently or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries.

(c)        The properties currently owned or operated by any Loan Party or any of its Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require response or other corrective action under, or (iii) could be reasonably expected to give rise to liability under, Environmental Laws, which violations, response or other corrective actions and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)        None of the Borrower or any of its Restricted Subsidiaries is undertaking, and has not completed, either individually or together with other parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation, response or other corrective action that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)        All Hazardous Materials generated, used, treated, handled, or stored at, or transported or arranged for transport to or from, any property or facility currently or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of its Restricted Subsidiaries have been disposed of in a manner that would not reasonably be expected to result in a Material Adverse Effect.

5.09        Taxes. The Borrower and its Restricted Subsidiaries have filed all federal, state, local, foreign and other tax returns and reports required to be filed, and have paid all federal, state, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except those (a) which are being contested in good faith by appropriate proceedings diligently conducted that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries has knowledge of any proposed tax assessment, deficiency or other claim against the Borrower or any of its Restricted Subsidiaries except those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.10        ERISA Compliance.

(a)          (i) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be qualified under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS with respect thereto, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)        There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA) and no violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)          (i) No ERISA Event has occurred and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) except as set forth on Schedule 5.10, no Pension Plan has any Unfunded Pension Liability as of the Pension Plan’s most recent valuation date; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (vi) no Pension Plan has been terminated by the plan administrator thereof, nor by PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, ex-

cept with respect to each of the foregoing clauses of this Section 5.10, as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d)        With respect to each scheme or arrangement related to retirement or pension obligations mandated by a government other than the United States or Canada (a “Foreign Government Scheme or Arrangement”) and with respect to each retirement or pension plan maintained or contributed to by any Loan Party that is not subject to United States or Canadian law (a “Foreign Plan”):

(i)        any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except for any failure that could not reasonably be expected to have a Material Adverse Effect;

(ii)        the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Amendment and Restatement Effective Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles except for any underfunding that could not reasonably be expected to have a Material Adverse Effect; and

(iii)        each Foreign Plan required to be registered has been registered and has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as could not reasonably be expected to have a Material Adverse Effect.

5.11        Subsidiaries; Equity Interests. As of the Amendment and Restatement Effective Date, each Loan Party has no Restricted Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in such Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non assessable (to the extent such concepts are applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01.

5.12         Margin Regulations; Investment Company Act.

(a)        The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b)        None of the Borrower, any Person Controlling the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

5.13        Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the Transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections may vary from actual results and that such variances may be material.

5.14        Compliance with Laws. Each of the Loan Parties and its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.15        Intellectual Property; Licenses, Etc. Each Loan Party and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, as currently conducted, and such IP Rights do not conflict with the rights of any other Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.15 is a complete and accurate list of all material registered or applications to register IP Rights owned or exclusively licensed by each Loan Party and its Restricted Subsidiaries as of the Amendment and Restatement Effective Date. The conduct of the business of any Loan Party or any Restricted Subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person except for such infringements, and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.16        Solvency. On the Amendment and Restatement Effective Date, the Loan Parties together with their Restricted Subsidiaries on a consolidated basis, are Solvent.

5.17        Canadian Benefit Plan Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Canadian Benefit Plan is, and has been, established, registered, funded, administered and invested in compliance with the terms of such Canadian Benefit Plan (including the terms of any documents in respect of such Canadian Benefit Plan), all applicable laws and any collective agreements, as applicable; (ii) no Canadian Benefit Plan is subject to an investigation, any other proceeding, or action or claim; (iii) where any Canadian Pension Plan has been partially or fully wound-up, all assets, including any surplus, attributable to such wind-up have been fully distributed in accordance with all applicable laws and any unfunded liability arising on such wind-up has been fully funded such that that neither the Borrower nor any of its Restricted Subsidiaries has any outstanding liabilities with respect to such wound-up Canadian Pension Plan; (iv) no Canadian Pension Plan has an ongoing deficiency or solvency deficiency greater than that disclosed in the most recent actuarial report prepared for such Canadian Pension Plan; (v) no Lien has arisen in respect of the Borrower or any of its Restricted Subsidiaries in connection with any Canadian Pension Plan; and (vi) no event has occurred respecting any Canadian Pension Plan which would entitle any person to cause the wind-up or termination of such Canadian Pension Plan in whole or in part.

5.18        Labor Matters. There are no collective bargaining agreements or Multiemployer Plans, other than those listed on Schedule 5.18, covering the employees of the Borrower or any of its Restricted Subsidiaries as of the Amendment and Restatement Effective Date and, except as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary has suffered any strikes, walkouts or work stoppages.

5.19        Perfection, Etc.

(a)          The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interest in, the Security Agreement Collateral, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and, (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 5.19, and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral to the extent perfection is required in accordance with the terms of the Security Agreement (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or possession or control by the secured party), in each case subject to (i) no Liens other than Liens permitted under the Loan Documents and (ii) the terms of the Intercreditor Agreement.

(b)        When each Intellectual Property Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office and financing statements and other filings in appropriate form are filed in the offices specified on Schedule 5.19, the Liens created by such Intellectual Property Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such of the Intellectual Property as consists of Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case to the extent perfection is required in accordance with the terms of the Security Agreement and in each case subject to no Liens other than Liens permitted under the Loan Documents (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered patents, patent applications and copyrights acquired by the Loan Parties after the Amendment and Restatement Effective Date).

(c)        Each Mortgage delivered pursuant to Sections 6.12 and 6.14 will be in a form that, when duly executed and delivered, will be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), subject only to Permitted Encumbrances, and when such Mortgage is duly executed and delivered and properly filed (together with all other necessary filings, if any, in appropriate form) in the applicable office specified in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.12 and 6.14, it, each such Mortgage shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Property contemplated thereby and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

(d)        Each Collateral Document (other than Mortgages) delivered pursuant to Sections 6.12 and 6.14 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral described thereunder, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document), and (iii) solely to the extent required by applicable local law, any notices to shareholders, account banks or other third parties have been made, such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral (to the extent intended to be created thereby and required to be perfected under the Loan Documents), in each case subject to no Liens other than the Liens permitted under the Loan Documents.

5.20        PATRIOT Act. To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.21        OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner that violates Section 2 of such executive order, or (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

6.01    Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a)      as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and (ii) a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent (which report shall be unqualified as to going concern and scope of audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such report and opinion are delivered), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards), together with (1) if provided pursuant to the Senior Notes Indenture, a customary management discussion and analysis and (2) consistent with the requirements of Section 3.2(a) of the Senior Notes Indenture, with respect to any acquisition or other Investment consummated during such period, such pro forma information as would be required of a registrant under Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder subject to the Regulation S-X carve-outs described on Schedule 6.01 hereto (and within the time frames required thereby);

(b)      as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, together with (1) if provided pursuant to the Senior Notes Indenture, a customary management discussion and analysis and (2) consistent with the requirements of Section 3.2(a) of the Senior Notes Indenture, with respect to any acquisition or other Investment consummated during such period, such pro forma information as would be required of a registrant under Regulation S-X and all other accounting rules and regulations of the SEC promulgated thereunder subject to the Regulation S-X carve-outs described on Schedule 6.01 hereto (and within the time frames required thereby);

(c)      as soon as available, but in any event no later than sixty (60) days after the end of each fiscal year (commencing with the fiscal year ending September 24, 2016), reasonably detailed forecasts prepared by management of the Borrower (including projected consolidated balance sheets, income statements, and EBITDA, cash flow statements of the Borrower and its Re-

stricted Subsidiaries) on a quarterly basis for the fiscal year following such fiscal year then ended; and

(d)      simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report for Borrower or any parent thereof on Form 10-K for such fiscal year, as filed with the SEC, within ninety (90) days after the end of such fiscal year, such Form 10-K shall satisfy all requirements of paragraph (a) of this Section to the extent that it does not contain any “going concern” or like qualification, exception or explanatory paragraph or qualification or any exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph, but not a qualification, expressly permitted to be contained therein under clause (a) of this Section 6.01) and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report for Borrower or any parent thereof on Form 10-Q for such fiscal quarter, as filed with the SEC, within forty five (45) days after the end of such fiscal quarter, such Form 10-Q shall satisfy all requirements of paragraph (b) of this Section; provided that to the extent such information relates to a parent of Borrower, such information is accompanied by a description that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries, on a stand-alone basis, on the other hand.

The information required by Section 6.01(a) or (b) may be included in materials furnished pursuant to Section 6.02, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02    Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a)      (i)(X) promptly upon the occurrence of any ERISA Event (or Foreign Benefit Plan Event) that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or its Restricted Subsidiaries in an amount that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action Borrower or any of its Restricted Subsidiaries has taken, are taking or propose to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor, the PBGC or Multiemployer Plan sponsor with respect thereto; and (Y) with reasonable promptness, upon request by the Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower or any of its Restricted Subsidiaries with the IRS with respect to each Pension Plan; (2) the most recent actuarial valuation report for each Pension Plan that is sponsored or contributed to by the Borrower or its Restricted Subsidiaries; (3) all notices received by Borrower or its Restricted Subsidiaries from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (4) such other documents or governmental reports or filings relating to any Plan or Foreign Plan as the Administrative Agent shall reasonably request.

(ii)      (X) promptly after the filing thereof with any Governmental Authority, copies of each annual information return, actuarial and other reports (including applicable schedules) and any applications for regulatory approval of asset withdrawals or commuted value transfers with respect to each Canadian Pension Plan or any fund maintained in respect thereof; (Y) promptly after becoming aware of any failure to make, remit or pay any employee or employer payments, contributions (including “normal cost,” “special payments” and any other payments in respect of any funding deficiencies or shortfalls) or premiums to a Canadian Benefit Plan on a timely basis or the occurrence of or forthcoming occurrence of any event which could reasonably be expected to result in the partial or full termination of any Canadian Benefit Plan, written notice thereof, together with an explanation of the actions taken or proposed to be taken by any Credit Parties relating thereto; and (Z) upon request by the Administrative Agent, copies of any notifications or remittances or similar documents prepared and delivered to the trustee or custodian of any Cana-dian Pension Plan pursuant to section 56.1 of the Pension Benefits Act (Ontario) or similar applicable legislation in another jurisdiction.

(b)      concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes;

(c)      promptly after the same are available copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)      promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business), statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries (other than any immaterial correspondence in the ordinary course of business or any regularly required quarterly or annual certificates) pursuant to the terms of the Senior Notes Indenture or any public debt securities and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)      promptly, after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f)      promptly upon any Loan Party obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of the Transactions, written notice thereof together with such other information as may be reasonably requested by the Administrative Agent and its counsel to evaluate such matters.

(g)      together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), a report supplementing Schedules 5.11, 5.15 and 5.07(b) hereto;

(h)      promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and related transactions as being a “reportable transac-

tion” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

(i)      promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03      Notices. Promptly, after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a)      of the occurrence of any Default;

(b)      of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)      of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; and

(d)      of the incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04      Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

6.05      Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.04 or 7.05, (b) take all reasonable action to maintain all material rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, and (c) preserve or renew all of its material registered patents, trademarks, trade names and service marks, except, in the case of clause (b) or (c), as would not have a Material Adverse Effect.

6.06      Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and make all necessary repairs thereto and renewals and replacement thereof, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

6.07      Maintenance of Insurance.

(a)        Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance (other than worker’s compensation, directors and officers liability or other insurance where such endorsements or additions are not customarily available) shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee and/or mortgagee, as applicable, thereunder.

(b)      If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), then the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

6.08      Compliance with Laws.

Comply in all material respects with all material Requirements of Laws applicable to it or to its business or property, except in such instances in which such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or except as would not have a Material Adverse Effect.

6.09      Books and Records. (a) Maintain proper books of record and account, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10      Inspection Rights. Permit representatives of the Administrative Agent and, during the continuance of an Event of Default, of each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrower shall be given reasonable opportunity to participate in any discussions with independent public accountants), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that (i) visits by Lenders pursuant to this Section 6.10 shall be coordinated through the Administrative Agent, (ii) if no Event of Default exists, the Administrative Agent and each Lender may visit no more than one time during any calendar year, and (iii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11      Use of Proceeds. Use the proceeds of the Borrowing on the Amendment and Restatement Effective Date to finance a portion of the Transactions, including any fees, commissions and expenses associated therewith. Use the proceeds of any Loans after the Amendment and Restatement Effective Date for working capital and general corporate purposes of the Borrower and its Subsidiaries, including acquisitions and investments and payment of fees and expenses in connection therewith.

6.12      Covenant to Guarantee Obligations and Give Security.

(a)        Upon the formation or acquisition of any new direct Subsidiaries by any Loan Party (provided that each of (i) any redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), or upon the acquisition of any personal property (other than “Excluded Assets” as defined in the Security Agreement) or any Material Real Property by any Loan Party, which real or personal property, in the reasonable judgment of the Collateral Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties, then the Borrower shall, in each case at the Borrower’s expense:

(i)      in connection with the formation or acquisition of a Subsidiary, within thirty (30) days after such formation or acquisition or such longer period as the Administrative Agent or the Collateral Agent, as applicable, may agree, (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) (if not already so delivered) deliver certificates representing the Pledged Equity Interests of each such Subsidiary (other than any Unrestricted Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments (if any) evidencing the Pledged Debt of such Subsidiary indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Security Agreement or other pledge or security agreements with respect to the pledge of any Equity Interests or Indebtedness owing to such Subsidiary; provided, that only 65% of Equity Interests of any Foreign Subsidiary (or any Domestic Subsidiary described in clause (i) of the definition of Excluded Subsidiary) held by a Loan Party shall be required to be pledged as Collateral and no such restriction shall apply to non-voting Equity Interests of such Subsidiaries; provided, further, that (1) notwithstanding anything to the contrary in this Agreement, no assets owned by any Foreign Subsidiary that is a CFC or owned by a Domestic Subsidiary that has no material assets other than the Equity Interests of one or more CFCs (in each case, including Equity Interests owned by any such Subsidiary in a Domestic Subsidiary or in another Foreign Subsidiary) shall be required to be pledged as Collateral and (2) pledge and security agreements governed by any non-U.S. or non-Canadian jurisdiction shall not be required.

(ii)      within thirty (30) days after such formation or acquisition (or such longer period, as the Collateral Agent may agree), furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries (other than Excluded Subsidiaries) in detail reasonably satisfactory to the Collateral Agent; provided that any such information provided pursuant to this clause (ii) shall consist solely of information of the type that would be set forth on Schedules I-IV of the Security Agreement,

(iii)      within thirty (30) days after such formation or acquisition, or such longer period, as the Collateral Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Collateral Agent Mortgages (and other documentation and instruments referred to in Section 6.14) (with respect to Material Real Properties only), Security Agreement Supplements, IP Security Agreement Supplements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, IP Security Agreement and Mortgages (and Section 6.14)), securing payment of all the Obligations of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and constituting Liens on all such properties,

(iv)      within thirty (30) days after such formation or acquisition, or such longer period, as the Collateral Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary to take, whatever action (including, without limitation, the recording of Mortgages (with respect to Material Real Properties only), life of loan flood hazard determinations (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party and evidence of flood insurance, if applicable) the filing of Uniform Commercial Code financing statements, the giving of notices and delivery of stock and membership interest certificates) may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security agreements delivered pursuant to this Section 6.12, in each case, to the extent required under the Loan Documents and the Collateral Documents, enforceable against all third parties in accordance with their terms,

(v)      within thirty (30) days after the request of the Administrative Agent or the Collateral Agent, or such longer period as such Agent may agree, deliver to such Agent, a signed copy of one or more opinions, addressed to such Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to such Agent as to such matters as the Administrative Agent may reasonably request (limited, in the case of any opinions of local counsel to the Loan Parties in states in which any Mortgaged Property has a Fair Market Value of $10,000,000 or greater (and any other Mortgaged Properties located in the same state as any such Material Real Property)),

(vi)      as promptly as practicable after the request of the Administrative Agent, deliver to the Collateral Agent with respect to each Material Real Property owned in fee by a Subsidiary that is the subject of such request, title reports in scope, form and substance reasonably satisfactory to the Administrative Agent, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in the applicable jurisdiction in form and substance, with endorsements and in amounts, reasonably acceptable to the Collateral Agent (not to exceed the value of the Material Real Properties covered thereby) and surveys and environmental assessment reports, in each case, in form and substance reasonably acceptable to the Collateral Agent, and

(vii)      at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent in its reasonable judgment may deem necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security agreements.

(b)      Notwithstanding the foregoing, (i) the Collateral Agent shall not take a security interest in those assets as to which the Collateral Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby, (ii) neither the Borrower nor any of its Subsidiaries shall be required to take any actions in order to perfect the security interests granted to the Collateral Agent for the ratable benefit of the Secured Parties under the law of any jurisdiction outside the United States or Canada and (iii) any security interest or Lien, and any obligation of any Loan Party, shall be subject to the relevant requirements of the Intercreditor Agreement.

6.13      Compliance with Environmental Laws. Each Loan Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.14      Further Assurances.

(a)      Promptly upon request by the Collateral Agent, or any Lender through the Collateral Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent, or any Lender through the Collateral Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents. Upon the exercise by the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that such or such Lender may require. If the Collateral Agent or the Required Lenders determine that they are required by an applicable Law to have appraisals prepared in respect of the real property of any Loan Party constituting Collateral, the Borrower shall provide to the Collateral Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Collateral Agent.

(b)      By the date that is ninety (90) days after the Amendment and Restatement Effective Date, as such time period may be extended in the Collateral Agent’s sole and reasonable discretion, the Borrower shall, and shall cause each Restricted Subsidiary to, deliver to the Collateral Agent:

(i)      fully executed counterparts of amended and restated or amended, as applicable, Mortgages in favor of the Collateral Agent for the benefit of the Secured Parties, duly executed and acknowledged by the applicable Loan Party and any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and any related fixture filings shall cover each Mortgaged Property, together with evidence that counterparts of such Mortgages and fixture filings (if required) have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii)      datedown endorsements to the title insurance policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, with such endorsements and in an insured amount reasonably satisfactory to the Collateral Agent (the “Mortgage Policy”) and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy to be in form and substance reasonably satisfactory to the Collateral Agent;

(iii)      with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property, except that no such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements, or other instruments will be required if they cannot be obtained by the Loan Parties using commercially reasonable efforts;

(iv)      to induce the title company to issue the endorsements with respect to the Mortgage Policies referred to in Section 6.14(b)(ii), such affidavits, certificates, information and in-

struments of indemnification as shall be reasonably required by the respective title company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;

(v)      an ALTA survey or other survey for each Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent or affidavits of “no change” with respect to each Mortgaged Property (and all improvements thereon), such surveys or affidavits to be sufficient to issue Mortgage Policies to the Collateral Agent providing all reasonably required survey coverage and survey endorsements;

(vi)      favorable opinions of counsel to the Loan Parties in the states in which each Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, each in form and substance reasonably acceptable to the Collateral Agent;

(vii)      favorable opinions of counsel to the Loan Parties in the states in which the Loan Parties party to the mortgages are organized or formed, as applicable, with respect to the valid existence, corporate power and authority of such Loan Parties with respect to the granting of the Mortgages, each in form and substance reasonably satisfactory to the Collateral Agent;

(viii)      “Life of Loan” flood hazard determination covering each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party) in form and substance acceptable to the Administrative Agent, certified to the Collateral Agent in its capacity as such and setting forth whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA or local law equivalent map and certificates of insurance evidencing the insurance required by Section 6.07 in form and substance reasonably satisfactory to the Collateral Agent.

(c)      By the date that is sixty (60) days after the Amendment and Restatement Effective Date, as such time period may be extended in the Collateral Agent’s sole and reasonable discretion, the Borrower shall, and shall cause each applicable Loan Party to, deliver to the Collateral Agent amendments to the Control Agreements (to which the applicable Loan Parties and the Existing Collateral Agent are parties as of the Amendment and Restatement Effective Date) or comply with such other steps as are required in accordance with such Control Agreements to provide for the assignment of such Control Agreements to the Collateral Agent

6.15      Information Regarding Collateral and Loan Documents. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or corporate form, or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless (A) it shall give the Agents prompt notice after the occurrence thereof (or such longer time as the Administrative Agent and the Collateral Agent shall agree) (in the form of a certificate by a Responsible Officer), and (B) it shall take all action reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Agents with certified Organization Documents reflecting any of the changes described in the preceding sentence.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied:

7.01      Liens.

(a)      The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (except Permitted Liens) (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, unless:

(1)      in the case of Subject Liens on any Collateral, any Subject Lien if (i) such Subject Lien expressly has Junior Lien Priority on the Collateral relative to the Obligations and related guarantees; or (ii) such Subject Lien is a Permitted Lien; and

(2)      in the case of any other asset or property, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Lien Indebtedness) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

(b)      Any Lien created for the benefit of the Secured Parties pursuant to Section 7.01(a)(2), above, shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

7.02      [Reserved].

7.03      Indebtedness.

(a)      the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and the Borrower will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the Loans shall not exceed the greater of (x) $175.0 million and (y) 9.0% of Consolidated Total Assets at the time of Incurrence, at any one time outstanding.

(b)      In addition, the following shall be permitted:

(1)      the Incurrence by the Borrower or its Restricted Subsidiaries of (i) the Obligations under this Agreement and the Collateral Documents and (ii) the ABL Credit Agreement and Guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate amount not to exceed at any one time outstanding, the greater of (x) $350 million and (y) the Borrowing Base as of the date of such Incurrence, in each case of this clause (ii) less the aggregate amount of Indebtedness under Receivable Financing incurred by a Receivable Subsidiary;

(2)      the Incurrence by the Borrower and the Guarantors of Indebtedness represented by the Senior Notes and the Guarantees, as applicable, and any refinancing thereof;

(3)      Indebtedness existing on the Amendment and Restatement Effective Date and listed on Schedule 7.03;

(4)      Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Borrower to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Borrower or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred and Disqualified Stock or Preferred Stock issued pursuant to this clause (4), not to exceed the greater of (x) $125.0 million and (y) 6.0% of Consolidated Total Assets at the time of Incurrence, at any one time outstanding;

(5)      Indebtedness Incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(6)      the Incurrence of Indebtedness, Disqualified Stock or Preferred Stock arising from or related to agreements of the Borrower or its Restricted Subsidiaries related to indemnification, earn-outs, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms hereof, other than Guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(7)      Indebtedness or Disqualified Stock of the Borrower owing to a Restricted Subsidiary; provided that (x) any such Indebtedness or Disqualified Stock owing to a Restricted Subsidiary which is not a Guarantor shall be unsecured and subordinated in right of payment to the

Obligations and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or an issuance of such Disqualified Stock not permitted by this clause (7);

(8)      shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (8);

(9)      Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary; provided that (x) if a Guarantor Incurs such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not a Guarantor such Indebtedness is unsecured and subordinated in right of payment to the Subsidiary Guaranty of such Guarantor pursuant to the Intercompany Subordination Agreement and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness or issuing such Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (9);

(10)      Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (x) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (y) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (z) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases and Bank Products incurred in the ordinary course of business;

(11)      obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(12)      Indebtedness or Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower and Preferred Stock of any Restricted Subsidiary of the Borrower in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (12), does not exceed the greater of (x) $225.0 million and (y) 11.00% of Consolidated Total Assets at the time of Incurrence, at any one time outstanding;

(13)      any Guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary is permitted hereunder; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Obligations, any such Guarantee of such Guarantor with respect to such Indebted-

ness shall be subordinated in right of payment to such Guarantor’s Subsidiary Guaranty hereunder substantially to the same extent as such Indebtedness is subordinated to the Obligations;

(14)      the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or the issuance of Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower that serves to refund, refinance, replace, redeem, repurchase, retire or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under Section 7.03(a) and 7.03(b)(2), (3), this clause (14), (15) and (18) or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including reasonable tender premiums), fees and expenses in connection therewith (subject to the following proviso, collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(i)      has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired;

(ii)      has a Stated Maturity that is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(iii)      to the extent such Refinancing Indebtedness refinances (x) Junior Indebtedness, such Refinancing Indebtedness is Junior Indebtedness and to the extent such Refinancing Indebtedness refinances unsecured Indebtedness, such Refinancing Indebtedness is unsecured Indebtedness and (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(iv)      is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium, fees and expenses Incurred in connection with such refinancing; and

(v)      shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor or (y) Indebtedness or Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(15)      Indebtedness, Disqualified Stock or Preferred Stock (i) of the Borrower or any of its Restricted Subsidiaries Incurred to finance or assumed in connection with an acquisition and (ii) of Persons that are acquired by the Borrower or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof; provided, however, that after giving effect to such acquisition, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(x)    the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); or

(y)    the Fixed Charge Coverage Ratio would be equal to or greater than immediately prior to such acquisition, merger, consolidation or amalgamation;

(16)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its Incurrence;

(17)      Subject to Section 7.03(b)(1), Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the ABL Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(18)      Contribution Indebtedness;

(19)      Indebtedness of the Borrower or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(20)      Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries of the Borrower in an amount not to exceed the greater of (x) $150.0 million and (y) 7.50% of Consolidated Total Assets at the time of such Incurrence, at any one time outstanding;

(21)      Indebtedness, Disqualified Stock or Preferred Stock of a joint venture to the Borrower issued pursuant to this clause (21) or any Restricted Subsidiary (or in the case that such joint venture is a Guarantor, to the Borrower or any Guarantor) and to the other holders of Equity Interests of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness Disqualified Stock or Preferred Stock of such joint venture owed to such other holders of its Equity Interests does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such other holders;

(22)      Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(23)      Indebtedness owed on a short-term basis to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and the Restricted Subsidiaries;

(24)      Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors, managers and employees, and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent permitted under Section 7.06(b)(4);

(25)      customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26)      Indebtedness incurred by the Borrower or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms;

(27)      Indebtedness incurred or Disqualified Stock issued by the Borrower or any Restricted Subsidiary or Preferred Stock issued by any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with a trustee to satisfy and discharge Indebtedness in connection with the indenture therefor;

(28)      Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners that, in each case, are non-Affiliates;

(29)      the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness incurred or Disqualified Stock or Preferred Stock issued on behalf, or consisting of guarantees of Indebtedness incurred or Disqualified Stock or Preferred Stock issued by Permitted Joint Ventures; provided that the aggregate principal amount of Indebtedness incurred or guaranteed or Disqualified Stock or Preferred Stock issued pursuant to this clause (29) does not at any one time outstanding exceed $75.0 million;

(30)      Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition in an aggregate principal amount not to exceed $75.0 million at any one time outstanding; and

(31)      the Incurrence by the Borrower of any (x) Other Pari Passu Lien Obligations subject to the requirements set forth in clause (24) of the definition of “Permitted Liens” and (y) Other Junior Lien Obligations, subject to requirements set forth in clause (25) of the definition of “Permitted Liens”;

(c)        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness permitted under one of the clauses of Section 7.03(b) or is entitled to be Incurred pursuant to Section 7.03(a), the Borrower shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.03; provided that all Indebtedness under this Agreement and the ABL Credit Agreement outstanding on the Amendment and Restatement Effective Date shall be deemed to have been Incurred pursuant to Section 7.03(b)(1) and the Borrower shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(d)      For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt, or such Disqualified Stock or Preferred Stock was issued; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is Incurred or issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, being refinanced (plus unpaid accrued interest and the aggregate amount of premiums (including reasonable tender premiums) and underwriting discounts, defeasance costs and fees, discounts and expenses in connection therewith).

7.04      Fundamental Changes.

(a)        The Borrower may not consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person (other than the Transactions) unless:

(1)        the Borrower is the surviving Person or the Person formed by or surviving any such consolidation, merger, amalgamation or winding up (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Company”);

(2)        the Successor Company (if other than the Borrower) expressly assumes all the obligations of the Borrower under each Loan Document to which the Borrower is a party pursuant to joinder documentation reasonably satisfactory to the Administrative Agent;

(3)        immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4)        immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a)        the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.03(a); or

(b)        the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction;

(5)        if the Successor Company is other than the Borrower, each Guarantor, unless it is the other party to the transactions described above, shall have confirmed that its Subsidiary Guaranty and grant of security shall apply to such Person’s obligations under the Loan Documents;

(6)        to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Company will take such action as may be reasonably requested by the Administrative Agent to the extent necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required by Sections 6.12 or 6.13 hereof or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents; and

(7)        the Collateral owned by or sold, assigned, conveyed, transferred or otherwise disposed of to the Successor Company shall: (a) continue to constitute Collateral under this Agreement and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (c) not be subject to any Lien other than Permitted Liens or Liens otherwise permitted hereunder.

The Successor Company (if other than the Borrower) will succeed to, and be substituted for, the Borrower under the Loan Documents, and the Borrower will automatically be released and discharged from its Obligations. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate or amalgamate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Borrower or (b) the Borrower may merge, consolidate or amalgamate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Agreement).

(b)        Each Guarantor will not, and the Borrower will not permit any Guarantor to, consolidate, merge or amalgamate with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than the Transactions) unless:

(1)        either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger, amalgamation or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, limited partnership, partnership or limited liability company or trust organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Loan Documents to which such Guarantor is a party pursuant to joinder documentation reasonably satisfactory to the Administra-

tive Agent or (b) such sale or disposition or consolidation or merger is not in violation of Section 7.05 or Section 7.06;

(2)        immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(3)        to the extent any assets of the Guarantor which is merged or consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Person will take such action as may be reasonably requested by the Administrative Agent to the extent necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required by Sections 6.12 or 6.13 hereof or any of the Collateral Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Collateral Documents; and

(4)        the Collateral owned by or sold, assigned, conveyed, transferred or otherwise disposed of to the Successor Guarantor shall: (i) continue to constitute Collateral under the Loan Documents, (ii) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and (iii) not be subject to any Lien other than Permitted Liens.

(c)        The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Loan Documents and such Guarantor’s Subsidiary Guaranty, and such Guarantor will automatically be released and discharged from its obligations under the Loan Documents. Notwithstanding the foregoing, (1) a Guarantor may merge, consolidate or amalgamate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a Guarantor may consolidate, merge or amalgamate with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to, the Borrower or another Guarantor, (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor, and (4) any Restricted Subsidiary may merge, amalgamate or consolidate into any Guarantor; provided, in the case of this clause (4), that the surviving Person (i) is a corporation, partnership, limited partnership or limited liability company or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia and (ii) is or becomes a Guarantor upon consummation of such merger, amalgamation or consolidation.

7.05        Asset Sales.

(a)        The Borrower will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale of any assets that do not constitute ABL Collateral (“Non-ABL Collateral”), unless:

(1)        the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and

(2)        except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets.

Within 365 days after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale of Non-ABL Collateral, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale, at its option:

(1)        to prepay Loans in accordance with Section 2.03(b)(ii)(A) and (B);

(2)        to make an Investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), assets, or property or capital expenditures, in each case used or useful in a Similar Business;

(3)        to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), properties or assets that replace the properties and assets that are the subject of such Asset Sale; or

(4)        any combination of the foregoing;

provided that the Borrower and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clauses (2) and (3) above if and to the extent that, (x) within 365 days after the Asset Sale of Non-ABL Collateral that generated the Net Cash Proceeds, the Borrower has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in clauses (2) and (3) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within one hundred eighty (180) days after the end of such 365-day period and (y) any Asset Sale of Non-ABL Collateral is replaced by Non-ABL Collateral. Pending the final application of any such Net Cash Proceeds from the sale of Non-ABL Collateral, the Borrower or such Restricted Subsidiary of the Borrower may invest such Net Cash Proceeds in Cash Equivalents.

(b)        The Borrower will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale or Permitted Asset Swap of any assets that constitute ABL Collateral, unless:

(1)        the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale or Permitted Asset Swap at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and

(2)        except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets.

Within 365 days after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale of ABL Collateral, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale, at its option:

(1)        to prepay Loans in accordance with Section 2.03(b)(ii)(A) and (B);

(2)        to make an Investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), assets, or property or capital expenditures, in each case used or useful in a Similar Business;

(3)        to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Borrower), properties or assets that replace the properties and assets that are the subject of such Asset Sale;

(4)        to permanently reduce any Indebtedness under the ABL Credit Facility or any other Indebtedness of the Borrower or a Guarantor that in each case is secured by a Lien on the ABL Collateral that is prior to the Lien on the ABL Collateral securing the Obligations (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto, in each case other than Indebtedness owed to the Borrower or a Restricted Subsidiary; or

(5)        any combination of the foregoing;

provided that the Borrower and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clauses (2) and (3) above if and to the extent that, within 365 days after the Asset Sale of Non-ABL Collateral that generated the Net Cash Proceeds, the Borrower has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in clauses (2) and (3) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within one hundred eighty (180) days after the end of such 365-day period. Pending the final application of any such Net Cash Proceeds, the Borrower or such Restricted Subsidiary of the Borrower may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents.

(c)        For purposes of this Section 7.05, the amount of:

(i)        any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto for which internal financial statements are available immediately preceding such date) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Borrower or such Restricted Subsidiary, as the case may be, from further liability;

(ii)        any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within one hundred eighty (180) days of the receipt thereof (to the extent of the Cash Equivalents received); and

(iii)        any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $125.0 million and (y) 6.0% of Consolidated Total Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents.

(d)        For purposes of this Section 7.05, any sale by the Borrower or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary that owns assets constituting Non-ABL Collateral or ABL Collateral shall be deemed to be a sale of such Non-ABL Collateral or ABL Collateral (or, in the event of a Restricted Subsidiary that owns assets that include any combination of Non-ABL Collateral and ABL Collateral, shall be deemed to be a separate sale of each of such Non-ABL Collateral and ABL Collateral). In the event of any such sale (or a sale of assets that includes any combination of Non-ABL Collateral and ABL Collateral), the proceeds received by the Borrower and the Restricted Subsidiaries in respect of such sale shall be allocated to the Non-ABL Collateral and ABL Collateral in accordance with their respective fair market values, which shall be determined by the Borrower or, at the Borrower’s election, an independent third party. In addition, for purposes of this Section 7.05, any sale by the Borrower or any Restricted Subsidiary of the Capital Stock of any Person that owns only ABL Collateral will not be subject to subsection (a) hereof, but rather will be subject to subsection (b) hereof.

(e)        Notwithstanding the foregoing, to the extent that any of or all the Net Cash Proceeds of any Asset Sales by a Foreign Subsidiary (a “Foreign Disposition”) (x) is prohibited or delayed by applicable local law from being repatriated to the United States or (y) would have a material adverse Tax consequence (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Borrower in its sole discretion, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary; provided that clause (x) of this paragraph shall apply to such amounts so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law and is not subject to clause (y) of this paragraph, then such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be applied (whether or not repatriation actually occurs) in compliance with this covenant; provided, further, that the aggregate amount of such Net Cash Proceeds retained pursuant to clause (y) of this paragraph shall not exceed $5,000,000 at any one time outstanding. The time periods set forth in this covenant shall not start until such time as the Net Cash Proceeds may be repatriated (whether or not such repatriation actually occurs).

7.06      Restricted Payments.

(a)        The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)        declare or pay any dividend or make any distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)        purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower including in connection with any merger, amalgamation or consolidation;

(3)        make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Junior Indebtedness of the Borrower or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Junior Indebtedness of the Borrower or any Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Sections 7.03(b)(7), (8) or (9); or

(4)        make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)     immediately after giving effect to such transaction on a pro forma basis, the Borrower could Incur $1.00 of additional Indebtedness under Section 7.03(a); and

(iii)     such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Amendment and Restatement Effective Date (including Restricted Payments permitted by Sections 7.06(b)(1) and (8), but excluding all other Restricted Payments permitted by Section 7.06(b)), is less than the sum of, without duplication,

(A)     $25.0 million plus 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from March 27, 2016 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(B)     100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Borrower after the Amendment and Restatement Effective Date from the issue or sale of Equity Interests of the Borrower (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options, plus

(C)     100% of the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value of assets other than cash after the Amendment and Restatement Effective Date (other than Excluded Equity), plus

(D)     100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Borrower or any Restricted Subsidiary thereof issued after the Amendment and Restatement Effective Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in the Borrower or any direct or indirect parent of the Borrower (other than Excluded Equity), plus

(E)      100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of assets other than cash received by the Borrower or any Restricted Subsidiary from:

(x)        the sale or other disposition (other than to the Borrower or a Subsidiary of the Borrower) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 7.06(b)(10)),

(y)        the sale (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary or to the extent that such Investment constituted a Permitted Investment)) of the Capital Stock of an Unrestricted Subsidiary, or

(z)        any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income), plus

(F)      in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Restricted Subsidiary or has been merged, amalgamated or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower, in each case after the Amendment and Restatement Effective Date, the Fair Market Value of the Investment of the Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 7.06(b)(10) or constituted a Permitted Investment); plus

(G)        the aggregate amount of Declined Amounts.

(b)        Notwithstanding the foregoing, Section 7.06(a) will not prohibit:

(1)        the payment of any dividend or distribution or consummation of any redemption within sixty (60) days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(2)        (x) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or any direct or indirect parent of the Borrower, or Junior Indebtedness of the Borrower or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower or contributions to the equity capital of the Borrower (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(y)      the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock; and

(z)      if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted under Section 7.06(b)(6) and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of Borrower or any direct or indirect parent) in an aggregate amount no greater than the Unpaid Amount;

(3)      the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Junior Indebtedness of the Borrower or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness thereof;

(4)      the purchase, retirement, redemption or other acquisition (or dividends to any direct or indirect parent of the Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Borrower or any direct or indirect parent of the Borrower held directly or indirectly by any future, present or former employee, officer, director, manager, or consultant of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (4), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor (or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that the aggregate amounts paid under this clause (4) shall not exceed (x) $20.0 million in any calendar year or (y) subsequent to the consummation of an underwritten public Equity Offering of common stock of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower (an “IPO”), $30.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (1) $30.0 million in the aggregate in any calendar year or (2) subsequent to the consummation of an IPO, $40.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(i)      the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) in each case, to any future, present or former employees, members of management, officers, directors, managers, or consultants of the Borrower or its Restricted Subsidiaries or any direct or indirect parent of the Borrower that occurs after the Amendment and Restatement Effective Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.06(a)(iii)); plus

(ii)      the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries and any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) after the Amendment and Restatement Effective Date;

(provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (i) and (ii) above in any calendar year); in addition, cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, current or former officer, director, manager, employee, or consultant (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Borrower or any direct or indirect parent of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement;

(5)      the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 7.03;

(6)      the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) and the declaration and payment of dividends to any direct or indirect parent of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Borrower issued after the Closing Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Borrower from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock (other than Disqualified Stock) after the Amendment and Restatement Effective Date;

(7)      [reserved];

(8)      the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent of the Borrower to fund the payment by any direct or indirect parent of the Borrower of dividends on such entity’s common stock) of up to 6.0% per annum of the net cash proceeds received by the Borrower from any public offering of common stock or contributed to the Borrower by any direct or indirect parent of the Borrower from any public offering of common stock (other than public offerings with respect to common stock registered on Form S-4 or Form S-8 or successor form thereto and any public sale constituting an Excluded Contribution);

(9)      Restricted Payments that are made with Excluded Contributions;

(10)     other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of (x) $100.0 million and (y) 5.0% of Consolidated Total Assets, at the time of such Restricted Payment, at any one time outstanding;

(11)     [Reserved];

(12)     for so long as the Borrower or any of its Subsidiaries are members of a group filing a consolidated, combined, affiliated or unitary income (or franchise in lieu of income) tax return with any direct or indirect parent of the Borrower, Restricted Payments to such other direct or indirect parent of the Borrower in amounts required for such parent entity to pay federal, national, foreign, state and local income taxes (and franchise taxes) imposed on such entity to the extent such income taxes (and franchise taxes) are attributable to the income of the Borrower and its Restricted Subsidiaries; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Borrower and its Restricted Subsidiaries that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of federal, national, foreign, state and local income and/or franchise taxes (as the case may be) in respect of such year if the Borrower and its Restricted Subsidiaries paid such income (and franchise) taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary income (or franchise in lieu of income) tax group (reduced by any such taxes paid directly by the Borrower or any Subsidiary);

(13)     the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent of the Borrower, in the amount required for such entity to, if applicable,

(a) pay amounts equal to the amounts required for any direct or indirect parent of the Borrower to pay fees and expenses (including Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, or consultants of any direct or indirect parent of the Borrower, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of the Borrower or any direct or indirect parent of the Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(b) pay fees, taxes (including Related Taxes) and expenses incurred by any direct or indirect parent of the Borrower related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under the Indenture and similar obligations under any Credit Agreement and (ii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by the Borrower or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Borrower or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by the Indenture;

(14)     the payment of cash dividends or other distributions on the Borrower’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Borrower to, fund the payment of fees and expenses owed by the Borrower or any direct or indirect parent of the Borrower or Restricted Subsidiary of the Borrower, as the case may be, to Affiliates, in each case to the extent permitted by Section 7.08;

(15)      (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(16)     purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17)     payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations, amalgamations and transfers of all or substantially all the property and assets of the Borrower;

(18)     the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary of the Borrower by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(19)     the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Borrower; and

(20)     any additional Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment, the Consolidated Total Debt Ratio does not exceed 3.00:1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (6), (8), (9), (10), (11), (18) and (20), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. For purposes of clauses (12) and (13) above, taxes and Related Taxes shall include all interest and penalties with respect thereto.

(c)      The Borrower will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. No Unrestricted Subsidiary will be subject to any of the restrictive covenants set forth in this Agreement.

(d)      For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

7.07    [Reserved].

7.08    Transactions with Affiliates.

(a)      The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its prop-

erties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $30.0 million, unless:

(1)        such Affiliate Transaction or series of related Affiliate Transactions, is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s length basis; and

(2)        with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $60.0 million, the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Borrower or any direct or indirect parent of the Borrower, approving such Affiliate Transaction and determining or resolving that such Affiliate Transaction complies with clause (1) above, together with an Officer’s Certificate certifying the authenticity of such resolutions.

(b)        Notwithstanding the foregoing, Section 7.08(a) will not apply to the following:

(1)      (i) transactions between or among the Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (ii) any merger, amalgamation or consolidation of the Borrower and any direct or indirect parent of the Borrower, provided that such parent entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Borrower and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(2)      (i) Restricted Payments permitted by Section 7.06 and (ii) Permitted Investments;

(3)       any employment agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, officers, directors, employees or consultants of the Borrower or any Restricted Subsidiary or (to the extent relating to the business of the Borrower and its Subsidiaries) any direct or indirect parent of the Borrower;

(4)      transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 7.08(a)(1);

(5)      payments, loans, advances or Guarantees (or cancellation of loans, advances or Guarantees) or advances to employees, officers, managers, directors or consultants or Guarantees in respect thereof for bona fide business purposes in the ordinary course of business;

(6)      any agreement as in effect as of the Amendment and Restatement Effective Date or as thereafter amended, supplemented or replaced (so long as such amended, supplemented or replaced agreement is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Amendment and Restatement Effective Date) or any transaction or payments contemplated thereby;

(7)      [Reserved];

(8)      the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholder agreement or similar agreement to which it is a party as of the Amendment and Restatement Effective Date and any amendment thereto or similar transactions, arrangements or agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Amendment and Restatement Effective Date shall only be permitted by this clause (8) to the extent that the terms of any such existing transaction, arrangement or agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, arrangement or agreement as in effect on the Amendment and Restatement Effective Date;

(9)      (i) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (ii) transactions with Unrestricted Subsidiaries in the ordinary course of business;

(10)      any transaction effected as part of a Qualified Receivables Financing;

(11)      the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower;

(12)      [Reserved];

(13)      any contribution to the capital of the Borrower (other than Disqualified Stock);

(14)      any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Borrower or any of its Subsidiaries other than the Borrower or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person;

(15)      transactions between the Borrower or any of its Restricted Subsidiaries and any Person, that would constitute an Affiliate Transaction solely because such Person is, a director or such Person has a director which is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person;

(16)      the entering into of any tax sharing arrangement or agreement and any payments permitted by clause (12), (13)(a) or 13(b) of Section 7.06(b);

(17)      [Reserved];

(18)      pledges of Equity Interests of Unrestricted Subsidiaries;

(19)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith;

(20)    any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with current, former or future officers, directors, managers, employees and consultants of the Borrower or any of its Restricted Subsidiaries and the payment of compensation to officers, directors, managers and employees of the Borrower or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(21)    transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(22)    the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future;

(23)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(24)    investments by a direct or indirect parent of the Borrower in equity securities of the Borrower or of any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such direct or indirect parent of the Borrower in connection therewith);

(25)    any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Borrower or any Restricted Subsidiary, as lessor, in the ordinary course of business; and

(26)    (i) intellectual property licenses and (ii) intercompany intellectual property licenses and research and development agreements.

7.09    Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)      (i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) make payments with respect to any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;

(b)      make loans or advances to the Borrower or any of its Restricted Subsidiaries; or

(c)      sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)      contractual encumbrances or restrictions in effect or entered into on the Closing Date or the Amendment and Restatement Effective Date, including pursuant to this Agreement, the Loan Documents and the other documents relating to this agreement, any ABL Credit Agreement and the other documents relating to any ABL Credit Agreement;

(2)      the Senior Notes Indenture, the Senior Notes and any exchange notes and Guarantees thereof, the security documents relating thereto and the Junior Lien Intercreditor;

(3)      applicable law or any applicable rule, regulation or order;

(4)      any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person but, in each case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)      customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6)      restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7)      customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(8)      purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business or consistent with past practice to the extent such obligations impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(9)      customary provisions contained in leases, sub-leases, licenses, sub-licenses, contracts and other similar agreements entered into in the ordinary course of business or consistent with past practice to the extent such obligations impose restrictions of the type described in clause (c) above on the property subject to such lease, sub-lease, license, sub-license, contract or other similar arrangement;

(10)      any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions (i) apply only to such Receivables Subsidiary or (ii) are necessary to effect such Qualified Receivables Financing and applicable only to the relevant Subsidiaries to which such Qualified Receivables Financing is made available;

(11)      other Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary that is Incurred subsequent to the Amendment and Restatement Effective Date pursuant to Section 7.03; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower in good faith);

(12)      any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 7.01 and 7.03 to the extent limiting the right of the debtor to dispose of or transfer the assets securing such Indebtedness;

(13)      encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary or (y) materially affect the Borrower’s ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower in good faith);

(14)      [reserved]; and

(15)      any encumbrances or restrictions of the type referred to in clauses (a), (b) or (c) in the first paragraph of this Section 7.09 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive as a whole with respect to such encumbrances or restrictions than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.09 (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

7.10    Canadian Pension Plans. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to:

(a)       establish, acquire or terminate, or permit any other Loan Party to establish, acquire or terminate, any Canadian Pension Plan or take any other action with respect to any Canadian Pension Plan which could reasonably be expected to result in liability of any Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect;

(b)       fail to make, remit or pay when due or permit any other Loan Party to fail to make, remit or pay when due any employee or employer payments, contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) or premiums to or in respect of any Canadian Pension Plan pursuant to the terms of the particular plan, any applicable collective bargaining agreement or applicable Law;

(c)       permit to exist, or allow any other Loan Party to permit to exist, any solvency or wind-up funding deficiency with respect to any Canadian Pension Plan which results in or could reasona-

bly be expected to result in a funding obligation on the part of any Loan Party which could reasonably be expected to result in a Material Adverse Effect; or

(d)      contribute to or assume an obligation to contribute to any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario) or any similar plan under pension standards legislation in another jurisdiction which could reasonably be expected to result in liability of any Credit Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01    Events of Default. Any of the following shall constitute an Event of Default:

(a)      Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b)      Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05 (solely with respect to the Borrower), 6.11 or Article VII (other than Section 7.10(b)); or

(c)      Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (or in the case of Section 7.10(b), ten (10) days) after notice thereof by the Administrative Agent to the Borrower; or

(d)      Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (and in all respects if any such representation or warranty is already qualified by materiality) when made or deemed made; or

(e)      Cross-Default. (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02; or

(f)      Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)      Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)      Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not paid and not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to acknowledge coverage or (ii) an enforceable indemnity to the extent that such Loan Party or Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)      ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j)      Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k)      Change of Control. There occurs any Change of Control; or

(l)      Collateral Documents. Any Collateral Document covering a material portion of the Collateral after delivery thereof pursuant to Section 4.02 or 6.12 hereof shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected first priority Lien on and security interest in any material Collateral covered thereby, subject to Liens permitted under Section 7.01, except to the extent (i) that any such perfection or priority is not required pursuant to Section 4.02, Section 6.12 or Section 6.14 or results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, or (ii) except as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurers have not denied or failed to acknowledge coverage.

8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)      declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)      exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt,” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Section 10.04) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

9.01    Appointment and Authorization of Agents.

(a)      As of the Amendment and Restatement Effective Date, JPMorgan hereby provides notice to the Lenders and the Borrower of its intention to resign as the Existing Administrative Agent and Existing Collateral Agent and the Borrower and Lenders party hereto acknowledge such resignation and consent to this Agreement being deemed as the notice of resignation pursuant to Section 9.09 and waive any applicable grace periods required pursuant to such Section 9.09.

(b)      Pursuant to Section 9.09, each Lender party hereto hereby irrevocably appoints, designates and authorizes Goldman Sachs as the Administrative Agent and Collateral Agent, to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, and the Administrative Agent and Collateral Agent hereby accepts such appointment as of the Amendment and Restatement Effective Date. Each of the parties hereto agrees to execute, and the Lenders party to this Agreement hereby authorize the execution of, all documents reasonably necessary to evidence the appointment of Goldman Sachs as the Administrative Agent and Collateral Agent. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(c)      Each Lender hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto, and the Collateral Agent hereby accepts such appointment. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-

fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

9.02    Delegation of Duties. Each of the Agents may execute any of its duties under this Agreement or any other Loan Document (including, with respect to the Collateral Agent, for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. All of the rights, benefits and privileges (including the liability and indemnification provisions) of Section 9.03 and of Section 9.07 shall apply to any such agent, employee or attorney-in-fact, and shall apply to their respective activities as sub-agent as if such agent, employee or attorney-in-fact and Affiliates were named herein. Neither Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, and (ii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.03    Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction) or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, as to the use of the proceeds of the Loan or as to the existence or possible existence of any Event of Default or Default, to make any disclosures with respect to the foregoing or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04    Reliance by Agents.

(a)      Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other docu-

ment or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)      For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment and Restatement Effective Date specifying its objection thereto.

9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06    Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other infor-

mation concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07    Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. If any indemnity furnished to any Agent-Related Person for any purpose shall, in the opinion of such Agent-Related Person, be insufficient or become impaired, such Agent-Related Person may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent-Related Person against any Indemnified Liabilities in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent-Related Person against any Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08    Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity.

9.09    Successor Agents. Each Agent may resign as the Agent upon thirty (30) days’ notice to the Lenders (or such shorter period as may be approved by the Required Lenders). If any Agent resigns under this Agreement, the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed); provided that, each Lender and the Borrower acknowledge and agree that such notice and consent requirement, as applicable, has been satisfied for the resignation of JPMor-

gan as the Existing Administrative Agent and Existing Collateral Agent and the appointment of Goldman Sachs as the Administrative Agent and the Collateral Agent on the Amendment and Restatement Effective Date. If no successor agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent; provided that in no event shall any successor agent be a Defaulting Lender or Disqualified Institution. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent and/or supplemental administrative agent or successor collateral agent and/or supplemental collateral agent , as the case may be, and the retiring Agent’s appointment, powers and duties as such Agent shall be terminated. After the retiring Agent’s resignation hereunder as the applicable Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent, as applicable, under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent, as applicable, by the date which is thirty (30) days following the retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Collateral Agent. Upon the acceptance of any appointment as an Agent hereunder by a successor or upon the expiration of the thirty-day period following the retiring Agent’s notice of resignation without a successor agent having been appointed, such retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Agent’s resignation hereunder as the applicable Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the applicable Agent. If at any time the Administrative Agent is or becomes a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders in consultation with the Borrower shall have the right to remove the Administrative Agent and appoint a successor or, if no such successor shall have been appointed by the Borrower within 30 days of the Required Lenders becoming aware that the Administrative Agent is a Defaulting Lender, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) to remove the Administrative Agent and appoint a successor, which successor, in either case, shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.

9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)      to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)      to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11    Collateral and Guaranty Matters. Each of the Lenders irrevocably authorizes the Collateral Agent, at its option and in its discretion,

(a)      to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or (iv) to the extent such property is secured by a Permitted Lien under clause (6) of the definition thereof;

(b)      to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is secured by a Permitted Lien under clause 6 thereof as it relates to the ABL Credit Agreement;

(c)      to release any Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; and

(d)      to enter into intercreditor agreements, subordination agreements and amendments to the Collateral Documents to reflect arrangements with respect to any obligations (other than the Obligations) permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, on terms acceptable to the Collateral Agent.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Collateral Agent will, at the Borrower’s expense, (i) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that the Borrower shall have delivered to the Collateral Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents) and (ii) execute and deliver intercreditor agreements, collateral trust agreements and similar documents to reflect arrangements with respect to any obligations (other than the Obligations) permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, in a form not materially less favorable, taken as a whole, to the Lenders than the terms of the Intercreditor Agreement and/or the Junior Lien Intercreditor Agreement, in the case of Indebtedness with a Junior Lien Priority, or in a form customary for intercreditor agreements or collateral trust agreements in light of then prevailing market conditions, in the case of Other Pari Passu Lien Obligations.

9.12    Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent,” “joint lead arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.13    Appointment of Supplemental Administrative Agents and Supplemental Collateral Agents.

(a)      It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent, in each case, as applicable, deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent or the Collateral Agent, in each case, as applicable, is hereby authorized to appoint an additional individual or institution selected by such Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent, collateral sub-agent, administrative co-agent or collateral co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” or a “Supplemental Collateral Agent,” in each case, as applicable, and collectively as “Supplemental Administrative Agents” or “Supplemental Collateral Agents,” in each case, as applicable).

(b)      In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Agents’ expenses and to indemnify the Agents) that refer to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

(c)      In the event that the Administrative Agent appoints a Supplemental Administrative Agent, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges and to perform such duties, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Agents’ expenses and to indemnify the Agents) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(d)      Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by Law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

(e)      Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

9.14    Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative

Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

MISCELLANEOUS

10.01    Amendments, Etc. Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)      extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 of the Existing Term Loan Agreement or Section 4.02 hereof, as applicable, or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)      postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of any mandatory prepayment of Loans under any Facility shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)      reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)      modify Section 2.11 without the written consent of each Lender directly and adversely affected thereby;

(e)      change any provision of this Section 10.01 or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f)      other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(g)      other than in a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the aggregate Subsidiary Guaranty, without the written consent of each Lender;

and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document, (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (iii) the Administrative Agency Fee Letter may be amended, or rights and privileges hereunder waived, in writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender or Affiliate Lender (other than any Debt Fund Affiliate) shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders or Affiliate Lenders (other than Debt Fund Affiliates)), except that (x) the Commitment of any Defaulting Lender or Affiliate Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender or Affiliate Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender or Affiliate Lender in its capacity as a Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender or Affiliate Lender.

This Section 10.01 shall be subject to any contrary provision of Sections 2.13, 2.14 or 2.15. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Loan Documents, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary contained herein, in connection with any “Required Lender” votes, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 50% of the amounts includable in determining whether the “Required Lenders” have consented to any amendment, modification, waiver, consent or other action that is subject to such vote. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.

The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans extended pursuant to Section 2.12 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case, on terms consistent with Section 2.12. Without limiting the foregoing, in connection with any Extensions, the respective Loan Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent).

10.02    Notices; Effectiveness; Electronic Communications.

(a)        General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to other parties, as provided in Section 10.02(d); and

(ii)        if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)        Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM

FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)        Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the fore-

going shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and, if necessary, of one local counsel in each relevant jurisdiction plus, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Agent subject to such conflict), and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary taxes associated with the Facilities), including the fees, disbursements and other charges of counsel (limited to the fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction and of special counsel for each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Lender or group of Lenders or Agent subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 3.01. The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within thirty (30) days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Amendment and Restatement Effective Date, which shall be paid on the Amendment and Restatement Effective Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

10.05    Indemnification by the Borrower. The Borrower and the Guarantors, jointly and severally, shall indemnify and hold harmless the Arranger, each Agent-Related Person, each Lender and their respective Affiliates, partners, directors, officers, employees, counsel, agents and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), expenses and disbursements (including the fees, disbursements and other charges of (i) one counsel to the

Indemnitees taken as a whole, (ii) in the case of any actual or perceived conflict of interest, additional counsel to the affected Lender or group of Lenders, limited to one such additional counsel for each affected Lender or group of Lenders so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules, and (iii) if necessary, one local counsel in each relevant jurisdiction and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or material breach of its express obligations under the Loan Documents by such Indemnitee or its Related Parties or (y) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, ((x) and (y), collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether any Indemnitee is a party thereto. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party (without limitation to the Loan Parties’ indemnification obligations hereunder) have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date or before or after the Amendment and Restatement Effective Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above. All amounts due under this Section 10.05 shall be payable within thirty (30) days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, to any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each

Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.07    Successors and Assigns.

(a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided, that:

(i)        (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)    no consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (other than any Disqualified Institution); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (provided that the Administrative Agent shall acknowledge any such assignment);

(iv)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment and (z) such recordation fee shall not apply to any assignments in the initial syndication of the Incremental Term Loans or to any Affiliate of a Lender);

(v)    no such assignment shall be made to (A) any Disqualified Institution or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural person;

(vi)    any assignment of any Loans to a Purchasing Borrower Party or Non-Debt Fund Affiliate shall also be subject to the requirements of Section 10.07(k);

(vii)    the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit reasonably acceptable to Borrower evidencing such Loans to the Borrower or the Administrative Agent; and

(viii)    in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon); provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05,

10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)        The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Affiliate Lender or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections, the requirement to provide any applicable documentation under Section 3.01(c) which shall be provided by the Participants to the applicable Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided, such participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)        A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.

(f)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a Disqualified Institution or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender;

provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections, including the obligations to provide the forms and certifications pursuant to Section 3.01(c) as if it were a Lender); provided, that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05) unless such increase or change results from a change in any Law after the grant was made. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)        Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i)        Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans, Specified Refinancing Term Loans and New Term Loans hereunder to any Affiliate Lender (including any Debt Fund Affiliate but excluding any Non-Debt Fund Affiliate), but only if:

    (i)    such assignment is made pursuant to an open market purchase;

    (ii)    the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans, Specified Refinancing Term Loans or New Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit C-2 hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

    (iii)    after giving effect to such assignment, Affiliates (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans, Specified Refinancing Term Loans and New Term Loans with an aggregate principal amount in excess of 30% of the principal amount of all Loans then outstanding; and

    (iv)    such Affiliate (other than Debt Fund Affiliates) shall at the time of such assignment affirm the No Undisclosed Information Representation and shall at all times thereafter be subject to the voting restrictions specified in Section 10.01.

(j)    Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document:

(x)    all Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(y)    all Loans held by Debt Fund Affiliates may not account for more than 50% of the Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(k)        Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans to any Non-Debt Fund Affiliate or Purchasing Borrower Party in accordance with Section 10.07(b); provided that:

(A)      the assigning Lender and Non-Debt Fund Affiliate or Purchasing Borrower Party purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliate Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(B)      such assignment, if made to a Purchasing Borrower Party, is made pursuant to a Dutch Auction in accordance with Section 2.03(c) open to all Lenders, Specified Refinancing Term Loan Lenders or New Term Lenders on a pro rata basis or pursuant to open market purchases;

(C)      any Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled for upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder; and

(D)      no Loan may be assigned to a Non-Debt Fund Affiliates pursuant to this Section 10.07(k), if after giving effect to such assignment, Non-Debt Fund Affiliates in the aggregate would own in excess of 10% of all Loans then outstanding.

(l)        Notwithstanding anything to the contrary contained herein, no Affiliate Lender (other than Debt Fund Affiliates) shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(m)        The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any SPC or participant or any information relating to any SPC or Participant’s interest in the Loan or other obligation under this Agreement) to any Person except to the extent such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.

(n)        Notwithstanding anything to the contrary herein, in no event shall any Lender assign or sell any participation to any Disqualified Institution. The list of Disqualified Institutions shall be made available to all Lenders by posting such list to Intralinks or other similar electronic system.

10.08        Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its directors, officers, em-

ployees and agents, including accountants, legal counsel and other advisors, and other Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process; provided that, in each case, unless prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any such request or proceeding (other than any such request or proceeding in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided, that, in the case of information received from a Loan Party after the Amendment and Restatement Effective Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Sections 6.01, 6.02, or 6.03 hereof and is not publicly available. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower or a Subsidiary of either, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.09    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits in payroll accounts and fiduciary accounts as to which a Loan

Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)), now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document (or other Secured Agreement (as defined in the Security Agreement)) and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the Borrower and each of the Agents after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of any Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that any Agent and such Secured Party may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary or the assets of any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more CFCs, in each case, constitute security, or shall the proceeds of such assets be available for, payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that (a) the Equity Interests of any Foreign Subsidiary that is directly owned by a Domestic Subsidiary (other than any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more CFCs) shall not constitute such an asset (to the extent such Equity Interests may be pledged pursuant to Section 6.12) and (b) the provisions hereof shall not limit, reduce or otherwise diminish in any respect the Borrower’s obligations to make any mandatory prepayment pursuant to Section 2.03(b)(ii).

10.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided, that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

10.12    Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. As of the Amendment and Restatement Effective Date, except as provided in Section 4.02 hereof, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

10.13    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.

10.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15    Governing Law; Jurisdiction; Etc.

(a)        GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)        SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY

ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT.

(c)        WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)        SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.17    Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

10.18    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and its Subsidiaries and any Agent or the Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or the Arranger has advised or is advising any of the Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arranger are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Agents and the Arranger, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents and the Arranger each is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Agent nor the Arranger has any obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Agent nor the Arranger has any obligation to disclose any of such interests and transactions to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19    Affiliate Activities. The Borrower acknowledges that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and its affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan documents (ii) be customers or competitors of the Borrower and its Affiliates, or (iii) have other relationships with the Borrower and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

10.20    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.21    USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act.

10.22    Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Administrative Agent pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies with respect to the Collateral of the Administrative Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and no Loan Party shall be required hereunder or under any Loan Document to take any action with respect to the Collateral that is inconsistent with such Loan Parties’ obligations under the ABL Credit Agreement. The Administrative Agent may not require any Loan Party to take any action with respect to the creation, perfection or priority of its security interest, whether pursuant to the express terms hereof or of any other Loan Document or pursuant to the further assurance provisions hereof or any other Loan Document, to the extent that such action would be violative of the Intercreditor Agreement or such Loan Party’s obligations under the ABL Credit Agreement. The delivery of any Collateral to the collateral agent under the ABL Credit Agreement pursuant to the ABL Credit Agreement shall satisfy any delivery requirement hereunder or under any other Loan Document to the extent that such delivery is consistent with the terms of the Intercreditor Agreement.

10.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-in Action on any such liability, including, if applicable;

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.24    Effect of Amendment and Restatement. As of the Amendment and Restatement Effective Date, this Agreement shall amend, and restate as amended, the Existing Term Loan Agreement, but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to Loans and representations and warranties made thereunder) except as such rights or obligations are amended, replaced or modified hereby. The Existing Term Loan Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Term Loan Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Existing Term Loan Agreement contained herein were set forth in an amendment to the Existing Term Loan Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Existing Term Loan Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ZEKELMAN INDUSTRIES, INC.

By:	/s/ Michael P. McNamara, Jr.
Name: Michael P. McNamara, Jr.
Title: Executive Vice President and Secretary

[Zekelman Industries—Amended and Restated First Lien Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC
as Administrative Agent and Collateral Agent

By:	/s/ Robert Ehudin
Authorized Signatory

[Zekelman Industries—Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Existing Administrative Agent and Existing Collateral Agent

By:	/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

[Zekelman Industries—Amended and Restated Credit Agreement]

Schedule I

Guarantors

Wheatland Tube, LLC (f/k/a John Maneely Company)

Atlas (USA) Holding Inc.

Atlas Tube (Plymouth) Inc.

Atlas Tube (Chicago), LLC (f/k/a Atlas ABC Corporation)

M.O.S. Inc.

Schedule 1.01

Pro Forma Adjustments

Zekelman Industries, Inc.

Proforma Adjusted EBITDA

March 26, 2016

Pro Forma
52 Weeks Ended March 26, 2016 (unaudited)
(in millions)
Income (loss) from continuing operations	$61.7
Plus:
Interest expense, net	95.1
Provision (Benefit) for income taxes	1.2
Depreciation and amortization of intangible assets	66.6

EBITDA	224.6
Impairment of fixed assets, intangible assets and consumable supplies inventory(a)	1.0
Exit and restructuring activities(b)	10.4
Foreign currency losses (gains) on intercompany borrowings(c)	7.2
Stock-based compensation expense(d)	4.1
Gain on extinguishment of debt(e)	(1.1)
Adjusted EBITDA, management reporting	246.3
Foreign currency (gains) losses on third party transactions(f)	0.1
Non-cash portion of defined benefit expense (g)	(7.5)
Non-recurring professional fees(h)	—
Other (i)	2.2

Adjusted EBITDA, external reporting	241.1
Less:
Unrestricted Subsidiaries	(3.2)

Adjusted EBITDA, Senior Secured Credit Facilities and Notes reporting	237.9

(a)

Impairment of fixed assets, intangible assets and consumable supplies inventory: The fiscal year 2015 amount represents consumable supplies inventory impairments that were recorded within cost of sales. The fiscal year 2014 amount represents impairment charges related to fixed assets. The fiscal year 2013 amount represents the impairment of all goodwill related to our DOM reporting unit, as well as a consumable supplies inventory impairment that was recorded within cost of sales.

(b)

Exit and restructuring activities: Represents expenses including employee-related costs, defined benefit plan curtailment and other charges, lease termination costs, impairment charges associated with idled or closed facilities and other exit costs. For fiscal year 2015, includes $8.0 million associated with our Wheatland restructuring plan and $0.8 million associated with our other restructuring plans. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Other Matters.”

(c)

Foreign currency losses (gains) on intercompany borrowings: Represents foreign currency losses (gains) related to intercompany transactions and loans denominated in currencies other than the functional currencies of the related entities.

(d)	Stock-based compensation expense: Represents the non-cash compensation expense related to stock options.
(e)	Gain on extinguishment of debt: Represents the non-cash gain related to the purchase of our 2018 Notes in the open market at a price below par.
(f)

Foreign currency (gains) losses on third party transactions: Represents foreign currency (gains) losses related to third party transactions denominated in currencies other than the functional currencies of the related entities.

(g)	Non-cash portion of defined benefit expense: Represents cash contributions to our defined benefit postretirement plans in excess of expense.
(h)	Non-recurring professional fees: Represents one time or non-recurring projects such as legal and due diligence expense associated with potential acquisitions.
(i)

Other: Primarily includes franchise taxes, severance expenses that are not included as part of restructuring activities, income or losses from investments accounted for under the equity method and the impact of straight-line rent expense versus actual rent payments.

Schedule 1.01A

Unrestricted Subsidiaries

Atlas Tube (Arkansas) Inc.

Lakeside Steel Alabama Inc.

Lakeside Steel Holding USA Inc.

Lakeside Steel Texas Inc.

Lakeside Steel USA Inc.

Schedule 2.01

Commitments and Pro Rata Shares

[To Follow]

		Pro Rata Calcs

Lenders	Commitment (USD$)	% of Entire Facility
AMMC CLO IX, LIMITED	500,000.00	0.1%
AMMC CLO X, LIMITED	1,711,816.93	0.2%
CANARAS SUMMIT CLO LTD.	431,188.07	0.1%
MADISON PARK FUNDING V, LTD.	3,000,000.00	0.4%
MADISON PARK FUNDING VI, LTD.	3,000,000.00	0.4%
MADISON PARK FUNDING IV, LTD.	3,000,000.00	0.4%
ATRIUM VII	2,500,000.00	0.3%
MADISON PARK FUNDING VIII, LTD.	3,000,000.00	0.4%
ATRIUM IX	3,502,634.48	0.4%
ATRIUM VIII	2,228,814.35	0.3%
ATRIUM XI	2,667,641.09	0.3%
AUSTRALIANSUPER	7,533,196.78	0.9%
BENTHAM WHOLESALE SYNDICATED LOAN FUND	12,103,124.52	1.5%
CALIFORNIA STATE TEACHERS’ RETIREMENT SYSTEM	3,282,610.57	0.4%
COPPERHILL LOAN FUND I, LLC	444,606.85	0.1%
CREDIT SUISSE DOLLAR SENIOR LOAN FUND, LTD.	4,399,329.76	0.5%
CREDIT SUISSE FLOATING RATE HIGH INCOME FUND	11,251,020.13	1.4%
CREDIT SUISSE NOVA (LUX)	10,284,988.88	1.2%
KP FIXED INCOME FUND	495,742.38	0.1%
MADISON PARK FUNDING IX, LTD.	1,401,871.92	0.2%
MADISON PARK FUNDING X, LTD.	1,783,051.48	0.2%
Madison Park Funding XI, Ltd.	1,783,051.48	0.2%
Madison Park Funding XV, Ltd.	4,744,609.38	0.6%
MADISON PARK FUNDING XVII, LTD.	1,715,058.83	0.2%
PK-SSL Investment Fund Limited Partnership	3,343,221.53	0.4%
STATE OF NEW MEXICO STATE INVESTMENT COUNCIL	667,488.28	0.1%
THE EATON CORPORATION MASTER RETIREMENT TRUST	1,106,928.88	0.1%
WESPATH FUNDS TRUST	1,557,858.00	0.2%
AGF Floating Rate Income Fund	1,311,199.07	0.2%
Columbia Funds Variable Series Trust II—Variable Portfolio—Eaton Vance Floating-Rate Income Fund	891,525.75	0.1%
DaVinci Reinsurance Ltd.	656,692.03	0.1%
Eaton Vance Bank Loan Fund A Series Trust of Multi Manager Global Investment Trust	1,751,178.77	0.2%
Eaton Vance Bank Loan Fund Series II A Series Trust of Multi Manager Global Investment Trust	3,123,826.25	0.4%
Eaton Vance CDO VIII, Ltd.	4,044,471.82	0.5%
Eaton Vance CDO X PLC	2,693,783.85	0.3%
Eaton Vance CLO 2013-1 LTD.	3,509,082.44	0.4%
Eaton Vance Floating Rate Portfolio	20,888,317.36	2.5%
Eaton Vance Floating-Rate Income Plus Fund	875,589.35	0.1%
Eaton Vance Floating-Rate Income Trust	1,110,253.91	0.1%
Eaton Vance Institutional Senior Loan Fund	20,810,428.56	2.5%
Eaton Vance International (Cayman Islands) Floating-Rate Income Portfolio	2,022,212.51	0.2%
Eaton Vance Limited Duration Income Fund	1,194,458.69	0.1%
Eaton Vance Loan Holding Limited	354,765.45	0.0%
Eaton Vance Senior Floating-Rate Trust	599,135.89	0.1%
Eaton Vance Senior Income Trust	299,567.95	0.0%
Eaton Vance Short Duration Diversified Income Fund	128,386.32	0.0%
Eaton Vance VT Floating-Rate Income Fund	2,776,546.22	0.3%
Florida Power & Light Company	1,158,983.45	0.1%
Google Inc.	3,805,719.74	0.5%
MET Investors Series Trust -Met/Eaton Vance Floating Rate Portfolio	4,354,674.49	0.5%
Pacific Funds Series Trust- PF Floating Rate Loan Fund	862,376.26	0.1%
Pacific Select Fund Floating Rate Loan Portfolio	4,939,910.10	0.6%
Renaissance Investment Holdings Ltd	354,765.45	0.0%
Senior Debt Portfolio	10,569,560.26	1.3%
GOLDMAN SACHS ASSET MANAGEMENT CLOPLC	427,954.27	0.1%
JFIN CLO 2007 LTD	1,742,280.50	0.2%
JFIN CLO 2013 LTD	2,613,420.74	0.3%
LCM IX LIMITED PARTNERSHIP	1,773,703.16	0.2%
LCM X Limited Partnership	1,768,449.53	0.2%
LCM XII LIMITED PARTNERSHIP	1,332,953.22	0.2%
LCM XIII LIMITED PARTNERSHIP	1,158,849.31	0.1%
LCM XIV LIMITED PARTNERSHIP	1,234,836.79	0.1%
LCM XIX Limited Partnership	1,975,319.50	0.2%
LCM XV LIMITED PARTNERSHIP	1,285,484.46	0.2%
LCM XVI LIMITED PARTNERSHIP	2,094,868.78	0.3%
LCM XVII LIMITED PARTNERSHIP	555,420.55	0.1%
LCM XVIII LIMITED PARTNERSHIP	2,007,843.66	0.2%
LCM XX Limited Partnership	2,240,465.24	0.3%
Venture IX CDO, Limited	680,923.06	0.1%
Venture VII CDO Limited	1,302,775.44	0.2%
Venture VIII CDO, Limited	1,498,913.09	0.2%
Flatiron CLO 2012-1 Ltd	1,003,076.20	0.1%
FLATIRON CLO 2015-1 LTD.	648,574.18	0.1%
MAINSTAY FLOATING RATE FUND, A SERIES OF MAINSTAY FUNDS TRUST	1,992,573.52	0.2%
Mainstay VP Floating Rate Portfolio, A Series Of Mainstay VP Funds Trust	1,295,683.86	0.2%
NEW YORK LIFE INSURANCE & ANNUITY CORP.	255,497.10	0.0%
NEW YORK LIFE INSURANCE CO	143,718.09	0.0%
GLG Ore Hill CLO 2013-1, LTD.	4,000,000.00	0.5%
ECP CLO 2013-5, LTD	3,163,512.14	0.4%
ECP CLO 2014-6, LTD.	8,446,524.31	1.0%
ECP CLO 2015-7, LTD.	4,085,112.45	0.5%
Silver Spring CLO Ltd.	761,517.60	0.1%
Silvermore CLO, LTD.	3,205,366.34	0.4%
Katonah 2007-I CLO Ltd.	1,293,564.33	0.2%
Voya CLO IV, Ltd.	3,048,588.74	0.4%
Voya CLO V, Ltd.	2,997,507.28	0.4%
Goldman Sachs Lending Partners LLC	574,437,456.05	69.6%

	$825,000,000.00	100.0%

Schedule 5.07(b)

Owned Real Property

Entity of Record	Common Name and Address	County	To be Encumbered by Mortgage
Wheatland Tube, LLC	Wheatland Tube Company, 50 Council Ave / Council and Railroad Avenues, Wheatland, PA 16161-0608	Mercer County, PA	YES

Wheatland Tube, LLC	Picoma, 9208 Jeffrey Dr., Cambridge, OH 43725-9417	Guernsey County, Ohio	YES

Wheatland Tube, LLC	Wheatland Tube Company-Warren Plant, 901 Dietz Road, Warren, OH 44483	Trumbull County, OH	YES

Wheatland Tube, LLC	Wheatland Tube Company, Clinton Avenue, Wheatland, PA 16161	Mercer County, PA	YES

Wheatland Tube, LLC	Wheatland Tube Company, 700 Dock Street, Sharon, PA 16146	Mercer County, PA	YES

Wheatland Tube, LLC	Sharon Tube 1800 Hunter Avenue Niles, OH 44446	Trumbull County, OH	YES

Wheatland Tube, LLC	Wheatland Tube Company 134 Mill Street Sharon, PA 16146	Mercer County, PA	YES

Wheatland Tube, LLC	Sharon Tube 20 Church Street Wheatland, PA 16161	Mercer County, PA	YES

Schedule 5.07(c)

Leased Real Property

Entity of Record/Lessee	Landlord /Owner	Common Name and Address	County, State (if applicable)
Zekelman Industries, Inc.	Lakepoint Office Park, LLC	3201 Enterprise Parkway, Suite 150 Beachwood OH 44122	Cuyahoga County, OH

Atlas Tube (USA) Holding Inc.	Plymouth Industrial Center, Inc.	13101 Eckles Road, Plymouth MI 48170	Wayne County, MI

Wheatland Tube, LLC	AK Steel Corporation	Property located in Sharon, Mercer County, PA	Mercer County, PA

Wheatland Tube, LLC	Norfolk Southern Railway	Sharon, Mercer County, PA (Milepost MI-142.50 (valuation MP 82.30) Meadville Line/Ferrona Yard, LC 6502)	Mercer County, PA

Atlas Tube (USA) Holding Inc.	Chicago Regional Port District	1855 East 122nd Street Chicago IL 60633	Cook County, IL

Wheatland Tube, LLC, as Subtenant	CITICORP NORTH AMERICA, INC., as Sublandlord 227 Monroe Street LLC, as Landlord	Suite 2600 227 West Monroe Street Chicago, Illinois	Cook County, IL

Schedule 5.07(d)

Other Locations of Tangible Personal Property

1. 12100 S Stony Island Ave, Chicago, IL 60633

2. 13535 S. Torrence Ave, Chicago, IL 60633

3. 1601 Lincoln Road, Windsor, ON, Canada N8Y 4Y9

4. 369 Attwell Drive, Rexdale, ON, Canada M9W 5C2

5. 1725 Miller Road, Dearborn, MI 48120

6. 6241 Shawson Drive, Missisauga, ON, Canada L5T 1E5

7. 905 Sweet Water Line, Edison, NJ 08837

8. Raritan Center Wharf, Raritan, NJ 08837

9. 5590 Riverside Drive East, Windsor, ON N8T 0A5

10. 14852 Lincoln Way West, Dalton, OH 44618

11. 605-17 Avenue, Nisku, Alberta, Canada T9E 7T2

12. 26670 Midline Road, Cleveland, TX 77328

13. 1010 McCarty, Houston, TX 77029

14. 116 East 1100 North, Chesterton, IN 46304

15. 9640 Clinton Dr, Houston, TX 77029

16. 1000 Yourga Place, Wheatland, PA 16161

17. 111 Hathaway Street, Syracuse, NY 13208

18. 1280 Lakes Pkwy, Lawrenceville, GA 30047

19. 2455 Paces Ferry Road, Atlanta, GA 30339

20. 160 Charter Place, La Vergne, TN 37086

21. 10513 Hathaway Drive, Santa Fe Springs, CA 90670

22. 1050 77th Avenue, Oakland, CA 94621

23. 14300 NW Science Park Drive, Portland, OR 97229

24. 760 Braddockview Road, Mount Braddock 15465

25. 262125 Range Road 10, Balzac, Alberta, Canada T0M 0E0

26. 4496 South West 36th Street, Orlando, FL 32802

27. 4500 Parkway Drive, Brookfield, OH 44403

28. 230 Gunn Street, Thomasville, AL 36784

29. 201 South 28th Street, Phoenix, AZ 85034

30. 250-260 Liberty Street, Metuchen, NJ, 08840

31. 200 E. Cama Street, Charlotte, NC 28217

32. 1755 Federal Road, Houston, TX 77015

33. 247 McCarty Street , Houston, TX 77029

34. 925 Arvin Avenue, Stoney Creek, ON, Canada L8E 5N9

35. 4312 West Minnesota Street, Indianapolis, IN 46242

36. 12816 Leffingwell Avenue, Santa Fe Springs, CA 94545

37. 1250 Appleby Line, Burlington, ON, Canada L7L 5G6

38. 477 Arvin Ave, Stoney Creek, ON, Canada L8E 2N1

39. 8740 Miller Road 2, Houston, TX 77049

40. 1494 Bell Mill Side Road, Tillsonburg, ON, Canada N4G 4J1

Schedule 5.08

Environmental Matters

None.

Schedule 5.10

Unfunded Pension Liabilities

Employees’ Pension Plan of Sharon Tube Company	($12,266,607)

Schedule 5.11

Subsidiaries and Other Equity Investments

Subsidiaries

Current Legal Entities Owned		Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
1.	Wheatland Tube, LLC	Zekelman Industries, Inc.	1	Limited liability company interests	100%
2.	Atlas (USA) Holding Inc.	Wheatland Tube, LLC	6	3,410 common shares	100%
3.	Atlas Tube (Plymouth) Inc.	Atlas (USA) Holding Inc.	3	100 common shares	100%
4.	Atlas Tube (Chicago), LLC	Atlas (USA) Holding Inc.	1	Limited liability company interests	100%
5.	M.O.S. Inc.	Atlas (USA )Holding Inc.	1	1,000 common shares	100%
6.	JMC Steel Capital LLC	Zekelman Industries, Inc.	N/A	Limited liability company interests	65%

Other Equity Investments

None.

Schedule 5.15

Intellectual Property Matters

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION
Wheatland Tube, LLC	6,797,877 B1	Electrical Metallic Tube, Coupling, and Connector Apparatus and Method
Wheatland Tube, LLC	6,903,267 B2	Electrical Metallic Tube, Coupling, and Connector Apparatus and Method
Wheatland Tube, LLC	6,277,443 B1	Low Lead or No Lead Batch Galvanization Process
Wheatland Tube, LLC	7,005,581B2	Electrical Metallic Tube, Coupling, and Connector Apparatus and Method
Wheatland Tube, LLC	7,005,574 B2	Electrical Metallic Tube, Coupling, and Connector Apparatus and Method

Applications

OWNER	APPLICATION NUMBER	DESCRIPTION
Zekelman Industries, Inc.	14/141,090 – Filed 12/26/2013	Swivel coupling
Wheatland Tube, LLC	n/a	Wheatland SmartSet Coupling

Wheatland Tube, LLC	n/a	Wheatland SmartCompression Coupling

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY	DESCRIPTION
Wheatland Tube, LLC	2,574,526	CANADA	Electrical Metallic Tube Coupling and Connector Apparatus and Method
Wheatland Tube, LLC	2,428,898	CANADA	Electrical Metallic Tube Coupling and Connector Apparatus and Method

Applications:

None.

UNITED STATES FEDERAL TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK
Wheatland Tube, LLC	3,776,022	ECO-POLE
Wheatland Tube, LLC	1,942,088	DESIGN (Metal Pipes)
Wheatland Tube, LLC	3,980,972	JOHN MANEELY COMPANY CIRCLES LOGO
Wheatland Tube, LLC	3,970,554	Atlas Squares Logo
Wheatland Tube, LLC	3,980,955	WHEATLAND

Wheatland Tube, LLC	3,980,974	WHEATLAND TUBE and Sheaf Design
Wheatland Tube, LLC	2,093,192	BLUE DIAMOND
Wheatland Tube, LLC	2,367,334	Tube Design
Wheatland Tube, LLC dba JMC Steel Group	4,363,732	FASTRAK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK
Zekelman Industries, Inc.	n/a	Zekelman Industries Logo
Wheatland Tube, LLC	n/a	Sharon Tube Logo
Wheatland Tube, LLC dba JMC Steel Group	86372703	DURAGUARD

U.S. STATE TRADE NAME REGISTRATIONS

OWNER	REGISTRATION NUMBER	STATE	TRADE NAME
Wheatland Tube, LLC	1860252	Ohio	Seminole Tubular Products Company
Wheatland Tube, LLC	1918801	Ohio	Picoma
Wheatland Tube, LLC	1918800	Ohio	Picoma Industries
Wheatland Tube, LLC	1949050	Ohio	JMC Steel Group

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/ STATE	TRADEMARK
Atlas Tube (Chicago), LLC	Registered TMA475954	Canada	KLEENKOTE
Atlas Tube Canada ULC	Registered TMA497271	Canada	ATLAS TUBE
Atlas Tube (Chicago), LLC	Registered TMA 712712	Canada	REDKOTE Design
Atlas Tube (Chicago), LLC	Registered TMA490152	Canada	Welded Tube Co. of America
Atlas Tube (Chicago), LLC	Registered TMA 484249	Canada	WTC & Design
Wheatland Tube, LLC	Registered TMA 721710	CANADA	MIC SHIELD

Atlas Tube (Chicago), LLC	TMA490152	CANADA	WELDED TUBE CO. OF AMERICA
Atlas Tube Canada ULC	TMA 497271	CANADA	ATLAS TUBE
Atlas Tube (Chicago), LLC	TMA712712	CANADA	REDKOTE DESIGN
Atlas Tube (Chicago), LLC	TMA475954	CANADA	KLEENKOTE
Wheatland Tube, LLC	TMA831588	CANADA	ECO-POLE
Atlas Tube Canada ULC	Registered TMA740367	CANADA	LAKESIDE STEEL & Design
Atlas Tube Canada ULC	Registered TMA675201	CANADA	Lakeside Steel Corporation & Design
Atlas Tube Canada ULC	Registered TMA675402	CANADA	LAKESIDE STEEL

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK
Wheatland Tube, LLC, DBA JMC STEEL GROUP	1640154	CANADA	FasTrak

UNITED STATES COPYRIGHTS

Registrations:

OWNER	COPYRIGHT	REGISTRATION NO./REGISTRATION DATE
Wheatland Tube, LLC	Fence Post Wind Load Calculators [i.e., “Fence post wind load calculators.” & “Fence post wind load calculators (on website)”]	TX0006522582 2006-12-26
Wheatland Tube, LLC	Customer order processing software modules.	TXu001072175 2003-02-28
Wheatland Tube, LLC	Inventory status and control software modules.	TXu001067298 2003-03-14
Wheatland Tube, LLC	Purchasing software modules.	TXu001065670 2003-03-04

Unregistered:

OWNER	COPYRIGHT
Wheatland Tube, LLC	EMT calculator [i.e., “EMT calculator (on website)”]
Wheatland Tube, LLC	GL (galvanized lightwall) Sprinkler.
Wheatland Tube, LLC	Mega flow : sprinkler.
Wheatland Tube, LLC	Mega thread : sprinkler.
Wheatland Tube, LLC	MICSHIELD : sprinkler.
Wheatland Tube, LLC	MLT (black lightwall sprinkler product) Sprinkler.
Wheatland Tube, LLC	Sierra coat : galvanized mechanical tubing.
Wheatland Tube, LLC	Thunder coat : galvanized mechanical tubing.
Wheatland Tube, LLC	WLS (Wheatland lightweight sprinkler) Sprinkler.
Wheatland Tube, LLC	WST (Wheatland super tube) Sprinkler.
Wheatland Tube, LLC	WT-15 : fence.
Wheatland Tube, LLC	WT-20 : fence.
Wheatland Tube, LLC	WT-30 : fence.
Wheatland Tube, LLC	WT-40 : fence

OTHER COPYRIGHTS

None.

Schedule 5.18

Labor Matters

Collective Bargaining Agreements

Location	Union	Length of Agreement	Begin Date	Termination Date	Barg. Member Count
Welland	Unifor	3 yrs	11/1/2011	10/31/2014	0
Mill/Church St.	United Steel Workers	3 yrs	10/1/2015	10/1/2018	91
Niles	United Steel Workers	5 yrs	4/1/2016	3/31/2021	35
Council—Technical	United Steel Workers	5 yrs	10/1/2005	9/30/2016	7
Council Ave	United Steel Workers	5 yrs	10/1/2011	9/30/2016	305
Atlas Chicago	Teamsters	4 yrs	2/9/2014	2/9/2018	189
WTC Chicago	International Association of Sheet Metal, Air, Rail and Transportation Workers	5 yrs	7/1/2014	6/30/2019	230
Warren	United Steel Workers	5 yrs	10/1/2014	10/1/2019	135

Multiemployer Plans

None.

Schedule 5.19

Filing Offices

Type of Filing	Entity	Applicable Collateral Document (Mortgage, Security Agreement or Other)	Jurisdictions
UCC-1	Atlas (USA) Holding Inc.	Security Agreement	Delaware Secretary of State
UCC-1	Atlas Tube (Chicago), LLC	Security Agreement	Delaware Secretary of State
UCC-1	Atlas Tube (Plymouth) Inc.	Security Agreement	Michigan Secretary of State
UCC-1	Wheatland Tube, LLC	Security Agreement	Pennsylvania Secretary of State
UCC-1	M.O.S. Inc.	Security Agreement	Delaware Secretary of State
UCC-1	Zekelman Industries, Inc.	Security Agreement	Delaware Secretary of State
IP Filings	See Schedules 11(a) and (b) of Perfection Certificate	Security Agreement	US Patent & Trademark Office
Modification and Assignment of Mortgage	Wheatland Tube, LLC	Mortgage	Mercer County, Pennsylvania
Modification and Assignment of Mortgage	Wheatland Tube, LLC	Mortgage	Guernsey County, Ohio
Modification and Assignment of Mortgage	Wheatland Tube, LLC	Mortgage	Trumbull County, Ohio

Schedule 6.01

S-X Exceptions

(i) In each of clauses (1), (2) and (3), the Issuer will not be required to furnish any information, certificates or reports required by (a) Section 302, Section 404, or Section 906 of the Sarbanes-Oxley Act of 2002, (b) Items 10(e), 307, 308 or 402 of Regulation S-K and

(ii) such reports required by clauses (1), (2) and (3), shall not be required to contain separate financial statements or other information contemplated by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X promulgated by the SEC; provided that annual and quarterly reports will include summary guarantor and non-guarantor information consistent with that disclosed in this offering circular.

Schedule 7.01

Existing Liens

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Atlas Tube (Plymouth) Inc.	Michigan SOS	UCC-1	Samuel Strapping Systems, Inc.	Consigned inventory	05/12/2011	2011068867-1
Atlas Tube (Plymouth) Inc.	Michigan SOS	UCC-1	Wells Fargo Bank, N.A.	Equipment	12/10/2012	2012170856-5
Atlas Tube (Plymouth) Inc.	Michigan SOS	UCC-1	Wells Fargo Bank, N.A.	Equipment	02/07/2014	2014019500-2
Atlas Tube (Plymouth) Inc.	Michigan SOS	UCC-1	Wells Fargo Bank, N.A.	Equipment	02/07/2014	2014019662-4
Atlas Tube (Plymouth) Inc.	Michigan SOS	UCC-1	Wells Fargo Bank, N.A.	Equipment	02/14/2014	2014022863-5
Atlas Tube (Plymouth) Inc.	Michigan SOS	UCC-1	Wells Fargo Bank, N.A.	Equipment	05/14/2014	2014068781-5
DBO Holdings, Inc.	Delaware SOS	UCC-1	Technology Investment Partners, L.L.C.	Leased Equipment	05/07/2010	2010 1598386
DBO Holdings, Inc.	Delaware SOS	UCC-3 Assignment	Beverly Bank & Trust Company, N.A.	Leased Equipment	05/07/2010	2010 1598386	08/25/2011	2011 3303628
JMC Steel Group, Inc.	Delaware SOS	UCC-1	JPMorgan Chase Bank, N.A., as Collateral Agent	Leased Equipment	11/13/2014	20144594289
Zekelman Industries, Inc.	Delaware SOS	UCC-3 Amendment Amended Debtor’s name.	Beverly Bank & Trust Company, N.A.	Leased Equipment	05/07/2010	2010 1598386	10/03/2011	2011 3777201
DBO Holdings, Inc.	Delaware SOS	UCC-1	Technology Investment Partners, L.L.C.	Leased Equipment	05/07/2010	2010 1598717
DBO Holdings, Inc.	Delaware SOS	UCC-3 Assignment	Prime Alliance Bank	Leased Equipment	05/07/2010	2010 1598717	01/31/2011	2011 0356777

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Zekelman Industries, Inc.	Delaware SOS	UCC-3 Amendment Amended Debtor’s name.	Prime Alliance Bank	Leased Equipment	05/07/2010	2010 1598717	08/26/2011	2011 3328252
DBO Holdings, Inc.	Delaware SOS	UCC-1	Technology Investment Partners, L.L.C.	Leased Equipment	05/07/2010	2010 1602428
DBO Holdings, Inc.	Delaware SOS	UCC-3 Assignment	Prime Alliance Bank	Leased Equipment	05/07/2010	2010 1602428	01/31/2011	2011 0357007
Zekelman Industries, Inc.	Delaware SOS	UCC-3 Amendment Amended Debtor’s name.	Prime Alliance Bank	Leased Equipment	05/07/2010	2010 1602428	08/26/2011	2011 3328138
DBO Holdings, Inc.	Delaware SOS	UCC-1	Technology Investment Partners, L.L.C.	Leased Equipment	05/07/2010	2010 1602675
Zekelman Industries, Inc.	Delaware SOS	UCC-3 Amendment Amended Debtor’s name.	Technology Investment Partners, L.L.C.	Leased Equipment	05/07/2010	2010 1602675	08/19/2011	2011 3230417
Zekelman Industries, Inc.	Delaware SOS	UCC-3 Assignment	Royal Bank America Leasing, L.P.	Leased Equipment	05/07/2010	2010 1602675	08/19/2011	2011 3230631
Zekelman Industries, Inc.	Delaware SOS	UCC-1	Technology Investment Partners, L.L.C.	Leased Equipment	04/22/2011	2011 1512758
Zekelman Industries, Inc.	Delaware SOS	UCC-3 Assignment	Royal Bank America Leasing, L.P.	Leased Equipment	04/22/2011	2011 1512758	02/01/2012	2012 0412744
Zekelman Industries, Inc.	Delaware SOS	UCC-1	Technology Investment Partners, L.L.C.	Leased Equipment	04/22/2011	2011 1512782
Zekelman Industries, Inc.	Delaware SOS	UCC-3 Assignment	Beverly Bank & Trust Company, N.A.	Leased Equipment	04/22/2011	2011 1512782	01/17/2012	2012 0187106
Zekelman Industries, Inc.	Delaware SOS	UCC-1	Technology Investment Partners, L.L.C.	Leased Equipment	10/26/2011	2011 4127307
Zekelman Industries, Inc.	Delaware SOS	UCC-3 Assignment	Beverly Bank & Trust Company, N.A.	Leased Equipment	10/26/2011	2011 4127307	01/17/2012	2012 0186793
Zekelman Industries, Inc.	Delaware SOS	UCC-1	Technology Investment Partners, L.L.C.	Leased Equipment	10/26/2011	2011 4127760
Zekelman Industries, Inc.	Delaware SOS	UCC-3 Assignment	Royal Bank America Leasing, L.P.	Leased Equipment	10/26/2011	2011 4127760	02/01/2012	2012 0412454
Zekelman Industries, Inc.	Delaware SOS	UCC-1	Technology Investment Partners, L.L.C.	Leased Equipment	01/25/2012	2012 0307076

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Zekelman Industries, Inc.	Delaware SOS	UCC-3 Assignment	Beverly Bank & Trust Company, N.A.	Leased Equipment	01/25/2012	2012 0307076	09/19/2012	2012 3608967
Zekelman Industries, Inc.	Delaware SOS	UCC-1	Technology Investment Partners, L.L.C.	Leased Equipment	01/25/2012	2012 0307514
Zekelman Industries, Inc.	Delaware SOS	UCC-3 Assignment	Beverly Bank & Trust Company, N.A.	Leased Equipment	01/25/2012	2012 0307514	09/19/2012	2012 3609049
Wheatland Tube, LLC	Pennsylvania SOS	UCC-1	General Electric Capital Corporation	Leased Equipment	04/06/2006	2006041200730
Wheatland Tube, LLC	Pennsylvania SOS	UCC-3 Continuation	General Electric Capital Corporation	Leased Equipment	04/06/2006	2006041200730	02/07/2011	2011020707615
Wheatland Tube, LLC	Pennsylvania SOS	UCC-1	General Electric Capital Corporation	Leased Equipment	05/12/2006	2006051502655
Wheatland Tube, LLC	Pennsylvania SOS	UCC-3 Continuation	General Electric Capital Corporation	Leased Equipment	05/12/2006	2006051502655	03/16/2011	2011031601373
Wheatland Tube, LLC	Pennsylvania SOS	UCC-1	Ricoh Americas Corporation	Leased Equipment	09/08/2011	2011090803120
Wheatland Tube, LLC	Pennsylvania SOS	UCC-1	Samuel Strapping Systems, Inc.	Consigned inventory	11/14/2011	2011111505807
Wheatland Tube, LLC	Pennsylvania SOS	UCC-1	ComDoc	Leased Equipment	12/22/2011	2011122304208
Wheatland Tube, LLC	Pennsylvania SOS	UCC-1	ComDoc	Leased Equipment	03/02/2012	2012030201617
Wheatland Tube, LLC	Pennsylvania SOS	UCC-1	ComDoc	Leased Equipment	04/04/2012	201204004734
Wheatland Tube, LLC	Pennsylvania SOS	UCC-1	ComDoc	Leased Equipment	07/23/2013	2013072405964
Wheatland Tube, LLC	Pennsylvania SOS	UCC-3 Amendment Added Collateral	ComDoc	Leased Equipment	07/23/2013	2013072405964	03/04/2014	2014030407667
Wheatland Tube, LLC	Pennsylvania SOS	UCC-1	NMHG Financial Services, Inc.	Leased Equipment	08/28/2013	2013082806207

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Wheatland Tube, LLC	Pennsylvania SOS	UCC-1	Ricoh USA, Inc.	Leased Equipment	09/24/2014	2014092406126
Wheatland Tube, LLC	Pennsylvania SOS	UCC-1	Trumball Industries, Inc.	Purchase Money Security Interest in Products	09/29/2015	2015101401006
Lakeside Steel Corporation/La Corporation d’Acier Lakeside La Corporation d’Acier Lakeside/ Lakeside Steel Corporation Lakeside Steel Corporation La Corporation d’Acier Lakeside	Ontario	PPSA	Bennett Environmental Inc.	Inventory, Equipment, Accounts, Other, Motor Vehicles	5/12/2010	661303719; 20100512 1106 1590 2839
Atlas Tube Inc.	Ontario	PPSA	Samuel Manu-Tech Inc.		1/17/2003	890974332; 20030117 1434 9065 5594
Atlas Tube Inc.	Ontario	PPSA	Xerox Canada Ltd.		3/18/2014	694500192; 20140318 1701 1462 8421
				Equipment, Other, Motor Vehicles; Amount “$ 59750”	3/5/2010	659631204; 20100305 1006 1462 8717
Lakeside Steel Corporation	Ontario	PPSA	Kubota Canada Ltd.	Equipment, Other, Motor Vehicles; Amount “$ 65000”	2/10/201	659196873; 20100210 1006 1462 4176
				Equipment, Other, Motor Vehicles; Amount “$ 17100”	2/10/2010	659196882; 20100210 1006 1462 4177

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Lakeside Steel Corporation La Corporation d’Acier Lakeside	Ontario	PPSA	Liftcapital Corporation	Equipment, Other; Collateral Description “Material handling equipment together with all parts, attachments, accessories, additions, batteries, chargers, repair parts, and other equipment placed on or forming part of the goods described herein with any proceeds thereof and therefrom including, without limitation, all goods, securities, instruments, documents of title, chattel paper and intangibles (as defined in the Personal Property Security Act)”	11/12/2010	665827893; 20101112 1051 1529 7856
Atlas Tube Canada ULC	Ontario	PPSA	Royal Bank of Canada	Consumer Goods, Other, Motor Vehicles	7/29/2013	688979052; 20130729 1040 1529 3568
Zekelman Industries, Inc.	Ontario	PPSA	Technology Investment Partners, L.L.C. and its successors and assigns (prior to the name change: Technology Investment Partners Co. and its successors assigns)	Equipment, Other	7/19/2011 with an amendment to change the Secured Party’s name on 7/26/2011	671576787; 20110719 1704 1462 1160 and 20110726 1704 1462 2621

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Lakeside Steel Corporation	Alberta	PPSA	Threadco Inc.	Writ of Enforcement Issued in Calgary Judicial Centre Court file no. 1101- 10312 Judgement Date: March 28, 2014 Issued on July 17, 2014 Costs & current amount owing: $6,635.07	7/21/2014	Registration Nos.: 14072111902 and 14072113978
Zekelman Industries, Inc.	Ontario	PPSA	Technology Investment Partners, L.L.C. and its successors and assigns (prior to the name change: Technology Investment Partners Co. and its successors assigns)	Equipment, Other	7/19/2011 with an amendment to change the collateral description on 7/22/2012 and an amendment to change the Secured Party’s name and collateral description on 7/26/2011	671576796; 20110719 1704 1462 1161, 20110722 1402 1462 1829 and 20110726 1704 1462 2622
Atlas Tube Canada ULC	Ontario	Execution Action filing	Ministry Of Revenue, Collections Branch, Collections Support Operations, 33 King Street West, 3rd Floor, Oshawa, Ontario, Canada, L1H 8H5	2012-11-26 – in the matter of the Corporations Tax Act and Atlas Tube Canada UCL $11,548.03 and interest at the prescribed rate and calculated in the prescribed manner Sum of $11,548.03 from the 6th day of November 2012	Date of Certificate: October 29, 2014 Issue Date: November 6, 2012 Effective Date: November 27, 2012	Certificate No.: 24493021— 5737776B; Court File or Reference No.: 2012 139709307TP0 001
Wheatland Tube, LLC	Canada	Canadian Intellectual Property Office	JPMorgan Chase Bank, N.A., as collateral agent	Trademark: MIC SHIELD TMA721710	3/14/2007	806253
Atlas Tube (Chicago), LLC	Canada	Canadian Intellectual Property Office	Comerica Bank	Trademark: WTC & DESIGN TMA484249	10/20/2005	128739

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Atlas Tube (Chicago), LLC	Canada	Canadian Intellectual Property Office	Comerica Bank	Trademark: WELDED TUBE CO. OF AMERICA TMA490152	10/20/2005	128739

Atlas Tube Canada ULC	Canada	Canadian Intellectual Property Office	GMAC Commercial Credit Corporation-Canada assigned to Comerica Bank		9/10/2002, amended secured party 2/2/2005	846592
			Comerica Bank		10/26/2005	846592
			JPMorgan Chase Bank, N.A., as administrative agent and collateral agent	Trademark: ATLAS TUBE TMA497271	3/14/2007	846592

			JPMorgan Chase Bank, N.A., as collateral agent		3/14/2007	806253

Atlas Tube (Chicago), LLC	Canada	Canadian Intellectual Property Office	Comerica Bank	Trademark: KLEENKOTE TMA475954	10/20/2005	128739

			CIT BUSINESS CREDIT CANADA INC.		4/29/2010	1276350

Atlas Tube Canada ULC	Canada	Canadian Intellectual Property Office		Trademark: LAKESIDE STEEL & Design TMA740367

			Canadian Imperial Bank of Commerce		9/27/2011	1276352

Atlas Tube Canada ULC	Canada	Canadian Intellectual Property Office	CIT BUSINESS CREDIT CANADA INC.	Trademark: Lakeside Steel Corporation & Design TMA675201	4/29/2010	1276350

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number

Atlas Tube Canada ULC	Canada	Canadian Intellectual Property Office	Canadian Imperial Bank of Commerce		9/27/2011	1276352

Atlas Tube Canada ULC	Canada	Canadian Intellectual Property Office	CIT BUSINESS CREDIT CANADA INC.	Trademark: LAKESIDE STEEL TMA675402	4/29/2010	1276350
			Canadian Imperial Bank of Commerce		9/27/2011	1276352

Schedule 7.03

Existing Indebtedness

1.

(a) The interest bearing debt in the principal amount of CDN$90,221,722.38 owing by 6582125 Canada Inc. to Zekelman Industries, Inc. pursuant to a note payable agreement, and (b) in connection with each periodic interest payment on such debt: (i) the contribution of capital by Zekelman Industries, Inc. to JMC Steel Capital LLC in an amount approximately equal to such interest payment, (ii) the subscription by JMC Steel Capital LLC for common shares of 6582125 Canada Inc. for a subscription price approximately equal in amount to such interest payment, and the issue of such common shares to JMC Steel Capital LLC; (iii) the payment of such interest payment by 6582125 Canada Inc. to Zekelman Industries, Inc. (f/k/a JMC Steel Group, Inc.) with the proceeds of such subscription; and (iv) promptly thereafter, the consolidation of the common shares of 6582125 Canada Inc. into the number of common shares outstanding immediately prior to such subscription and issuance, pursuant to an amendment of the articles of 6582125 Canada Inc. (the “Lakeside Forward Subscription Arrangement”).

2.

(a) The interest bearing debt in the principal amount of CDN$120,000,000.00 owing by 6582125 Canada Inc. to Zekelman Industries, Inc. pursuant to a note payable agreement, and (b) in connection with each periodic interest payment on such debt: (i) the contribution of capital by Zekelman Industries, Inc. to JMC Steel Capital LLC in an amount approximately equal to such interest payment, (ii) the subscription by JMC Steel Capital LLC for common shares of 6582125 Canada Inc. for a subscription price approximately equal in amount to such interest payment, and the issue of such common shares to JMC Steel Capital LLC; (iii) the payment of such interest payment by 6582125 Canada Inc. to Zekelman Industries, Inc. (f/k/a JMC Steel Group, Inc.) with the proceeds of such subscription; and (iv) promptly thereafter, the consolidation of the common shares of 6582125 Canada Inc. into the number of common shares outstanding immediately prior to such subscription and issuance, pursuant to an amendment of the articles of 6582125 Canada Inc. (the “2015 Forward Subscription Arrangement”).

Lender	Description	Balance Due (in USD)
Yale Financial Services	Leased manufacturing equipment	238,758
Travelers	Letter of Credit	1,750,000
Sentry	Letter of Credit	5,735,000
City of Chicago	Letter of Credit	168,058

Schedule 7.06

Existing Investments

1.	See Schedule 5.11.

2.	Five unrestricted subsidiaries listed below including all assets currently owned by such entity

a.	Atlas Tube (Arkansas) Inc.

b.	Lakeside Steel Holding USA Inc.

c.	Lakeside Steel Alabama Inc.

d.	Lakeside Steel Texas Inc.

e.	Lakeside Steel USA Inc.

3.	Lakeside Forward Subscription Arrangements, as defined in item 1 on Schedule 7.03.

4.	2015 Forward Subscription Arrangement, as defined in item 2 on Schedule 7.03.

5.	Connexio Building Systems Inc. – 50% joint venture

6.	VectorBloc Corporation – 45% joint venture

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

To the Administrative Agent or the Collateral Agent:

Email:

Ph:

Fax:

with a copy to:

Attention:

For notice to Borrower:

227 W. Monroe Street – Suite 2600

Chicago, IL 60606

Attention: Mickey McNamara

With a copy to:

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004-1304

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Goldman Sachs Lending Partners LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 14, 2016 (as may be further amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among Zekelman Industries, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, and Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent.

The undersigned hereby requests (select one):

☐  A Borrowing of Loans    ☐  A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

[The Borrowing requested herein complies with the Agreement, including Section 2.02(a) of the Agreement.]

Zekelman Industries, Inc.

By:

Name:

Title:

EXHIBIT B

TERM LOAN NOTE

$[    ,    ,    ]

June 14, 2016

FOR VALUE RECEIVED, ZEKELMAN INDSUTRIES, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of [NAME OF LENDER] (“Payee”) or its registered permitted assigns, on or before                      , 20    , the lesser of (a)                  [DOLLARS] ($[    ,    ,    ]), and (b) the aggregate unpaid principal amount of all Term Loans made by Payee to the Borrower under the Credit Agreement (as defined below) in the installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until such principal amount is paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement, dated as of June 14 2016 (as it may be further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, each lender from time to time party thereto (collectively, the “Lenders” and each, individually, a “Lender”), JPMORGAN CHASE BANK, N.A. and GOLDMAN SACHS LENDING PARTNERS LLC, as Arrangers and Bookrunners and GOLDMAN SACHS LENDING PARTNERS LLC (“GOLDMAN SACHS”), as Administrative Agent and Collateral Agent (in such capacity, the “Agent”).

The Borrower shall make scheduled principal payments on this Note as set forth in Section 2.05 of the Credit Agreement and otherwise in accordance with Section 2.10 thereof.

This Note is one of the “Notes” in the aggregate principal amount of $[                ] and is issued pursuant to and entitled to the benefits of the Credit Agreement and is secured as provided in the Collateral Documents, to each of which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in Dollars in immediately available funds at the Administrative Agent’s Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Agent and recorded in the Register, the Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its duly Authorized Officer as of the date first written above.

ZEKELMAN INDUSTRIES, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO TERM NOTE]

TRANSACTIONS ON

TERM LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an
Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	ZEKELMAN INDUSTRIES, INC., a Delaware corporation

4.	Administrative Agent:	Goldman Sachs Lending Partners LLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement, dated as of June 14, 2016 among the Borrower, the Lenders party thereto and the Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
Term Facility	$	$		%

	$	$		%

	$	$		%

7.	Trade Date:

Effective Date:                                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

GOLDMAN SACHS LENDING PARTNERS LLC., as Administrative Agent

By:
Title:

[Consented to:

ZEKELMAN INDUSTRIES, INC.

By:
Title:][1]

[1]

To be added unless an Event of Default under Section 8.01(a), (f) or (g) of the Credit Agreement has occurred and is continuing at the time of assignment or such assignment is to a Lender, an Affiliate or a Lender of an Approved Fund.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not an Affiliate Lender, (iii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (iv) it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit C-3 to the Credit Agreement and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of NEW YORK.

EXHIBIT C-2

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

This Affiliate Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is a Non-Debt Fund Affiliate] [and is a Purchasing Borrower Party]

[and is a Debt Fund Affiliate]

3.	Borrower:	ZEKELMAN INDUSTRIES, INC., a Delaware corporation

4.	Administrative Agent: GOLDMAN SACHS LENDING PARTNERS LLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and restated Credit Agreement, dated as of June 14, 2016 among the Borrower, the Lenders from time to time party thereto and the Administrative Agent.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
Term Loan	$	$		%

7. Trade Date:

Effective Date:                                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent

By:
Title:

[Consented to:

ZEKELMAN INDUSTRIES, INC.

By:
Title:][1]

[1]

To be added unless an Event of Default under Section 8.01(a), (f) or (g) of the Credit Agreement has occurred and is continuing at the time of assignment or such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

ANNEX 1 TO AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Affiliate Lender, (iii) this Assignment and Assumption is being made pursuant to [an open market purchase] [a Discounted Voluntary Prepayment], (iv) no Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Assignment and Assumption, (v) after giving effect to this Assignment and Assumption, the aggregate principal amount of all Loans held by all Affiliate Lenders (other than Debt Fund Affiliates) constitutes less than 30% of the aggregate principal amount of all Loans then outstanding, (vi) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (viii) it has delivered a true and complete Administrative Questionnaire substantially in the form of Exhibit C-3 to the Credit Agreement, and (ix) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [(c) hereby affirms the No Undisclosed Information Representation] and (d) shall at all times be subject to the voting restrictions set forth in Sections 10.01 and 10.07(j) of the Credit Agreement. The Assignee further acknowledges and agrees that it shall not have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of NEW YORK without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT C-3

ADMINISTRATIVE QUESTIONNAIRE

ZEKELMAN INDSUTRIES, INC.

Agent Address:	Goldman Sachs Lending Partners LLC	Closing Contact:
	200 West Street	Telephone:
	New York, New York 10282	Facsimile:
E-mail:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Tax ID Number:

Signature Block Information:

•	Signing Credit Agreement	Yes	No

•	Coming in via Assignment	Yes	No

Type of Lender:

Bank Asset Manager Broker/Dealer CLO/CDO Finance Company Hedge Fund Insurance Mutual Fund Pension Fund Other Regulated Investment Fund Special Purpose Vehicle Other-please specify)

Lender Parent:

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and state securities laws.

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Bid Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:	Goldman Sachs Lending Partners LLC

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:	Zekelman Industies

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.             Beneficial Owners that are not Flow-Through Entities:

If your institution is incorporated outside of the United States and for U.S. federal income tax purposes is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Certificate Regarding Income Effectively Connected with the Conduct of a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II.             Flow-Through Entities and Intermediaries:

If your institution is organized outside of the United States, and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non- U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT D

AMENDED AND RESTATED SUBSIDIARY GUARANTY

Dated as of June 14, 2016

From

THE SUBSIDIARY GUARANTORS NAMED HEREIN

and

THE ADDITIONAL SUBSIDIARY GUARANTORS REFERRED TO HEREIN

in favor of

THE SECURED PARTIES REFERRED TO IN

THE CREDIT AGREEMENT REFERRED TO HEREIN

T A B L E  O F  C O N T E N T S

Exhibit A—Subsidiary Guaranty Supplement

AMENDED AND RESTATED SUBSIDIARY GUARANTY

AMENDED AND RESTATED SUBSIDIARY GUARANTY dated as of June 14, 2016 (this “Guaranty”) made by the Persons listed on the signature pages hereof and the Additional Subsidiary Guarantors (as defined in Section 8(d)) (such Persons so listed and the Additional Subsidiary Guarantors being, collectively, the “Subsidiary Guarantors” and, individually, each a “Subsidiary Guarantor”) in favor of the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT

WHEREAS, the Borrower, the Existing Administrative Agent, the Existing Collateral Agent, the lenders and arrangers from time to time party thereto, have entered into the Credit Agreement dated as of March 11, 2011 (the “Existing Credit Agreement”);

WHEREAS, on the Amendment and Restatement Effective Date, the Existing Credit Agreement shall be amended and restated by that Amended and Restated Credit Agreement dated as of such date (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined);

WHEREAS, pursuant to the Credit Agreement, the Lenders party thereto have consented to the appointment of Goldman Sachs Lending Partners LLC as the successor Administrative Agent and Collateral Agent under the Credit Agreement in accordance with the terms thereof;

WHEREAS, the Loan Parties signatory thereto are parties to the Subsidiary Guaranty dated as of March 11, 2011 (as amended, supplemented or otherwise modified through the date hereof, the “Existing Subsidiary Guaranty”);

WHEREAS, in connection with the entry into the Credit Agreement, and in consideration of the extensions of credit and other accommodations of Lenders as set forth therein, the parties hereto wish to amend and restate in its entirety the Existing Subsidiary Guaranty with this Guaranty;

WHEREAS, the Lenders’ obligations to make the Incremental Term Loans under the Credit Agreement are subject, among other conditions, to receipt by the Collateral Agent of this Guaranty, duly executed by the Subsidiary Guarantors; and

WHEREAS, each Subsidiary Guarantor may receive, directly or indirectly, a portion of the proceeds of the Incremental Term Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the Transaction.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to consent to the amendment and restatement of the Existing Credit Agreement and to make Incremental Term Loans thereunder, each Subsidiary Guarantor, jointly and severally with each other Subsidiary Guarantor, hereby agrees as follows:

Section 1.         Guaranty; Limitation of Liability.

(a)        Each Subsidiary Guarantor hereby, and as of the Amendment and Restatement Effective Date, jointly and severally with the other Subsidiary Guarantors, as primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Agents, for the benefit of the Secured Parties, the punctual payment in full when due, whether at scheduled maturity or on any date of a required prepayment or by declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (defined below) (11 U.S.C. § 362(a)) or any other insolvency legislation), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether now or hereafter existing, and whether due or to become due, of all Obligations of each other Loan Party under or in respect of the Loan Documents (as used herein, collectively, the “Secured Documents”) (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute (the “Bankruptcy Code”), or any applicable provisions of comparable state or other applicable law, whether or not such interest is an allowed claim in such proceeding), premiums, fees, indemnities, contract causes of action, costs (including, without limitation, costs of collection), expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by each Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Secured Document, to the extent reimbursable under Section 10.04 of the Credit Agreement. Without limiting the generality of the foregoing, each Subsidiary Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party. This Guaranty is a guaranty of payment and not of collectability.

(b)        The Agents, the other Secured Parties and the Subsidiary Guarantors hereby irrevocably agree that, notwithstanding any term or provision of this Guaranty or any other Secured Document to the contrary, the maximum aggregate amount of the Guaranteed Obligations for which each Subsidiary Guarantor shall be liable at any time shall not exceed the maximum amount for which such Subsidiary Guarantor can be liable without rendering this Guaranty or any other Secured Document, as it relates to such Subsidiary Guarantor, subject to avoidance under applicable law relating to fraudulent conveyance or fraudulent transfer (including Section 548 of the Bankruptcy Code, Section 286 of the Companies Act 1963 or any applicable provisions of comparable state or other applicable law) (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor in respect of intercompany Indebtedness to the Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder) and (b) to the value as assets of the Subsidiary Guarantor (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by the Subsidiary Guarantor pursuant to (i) applicable law, (ii) this Section 1(b) or (iii) any other Contractual Obligations providing for an equitable allocation among such Subsidiary Guarantor and other Subsidiary Guarantors, Subsidiaries or Affiliates of the Borrower of Obligations arising under this Section 1(b) or other guaranties of the Obligations of the Borrower by any parties.

(c)        Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Subsidiary Guarantor and each other guarantor and surety so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Secured Documents.

Section 2.        Guaranty Absolute. Each Subsidiary Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Secured Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Subsidiary Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Secured Documents, and a separate action or actions may be brought and prosecuted against each Subsidiary Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or any other guarantor or surety or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Subsidiary Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Subsidiary Guarantor hereby irrevocably waives any defenses (other than a defense of payment in full of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted)) it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)        any lack of validity or enforceability of any Secured Document or any agreement or instrument relating thereto;

(b)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Secured Documents, or any other amendment or waiver of or any consent to departure from any Secured Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)        any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)        any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Secured Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)        any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)        any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Subsidiary Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g)        the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Subsidiary Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)        any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 3.        Waivers and Acknowledgments.

(a)        Each Subsidiary Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)        Each Subsidiary Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature (in accordance with the terms hereof) and applies to all Guaranteed Obligations, whether existing now or in the future. For the avoidance of doubt, each Subsidiary Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to the Guaranteed Obligations.

(c)        Each Subsidiary Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Subsidiary Guarantor or other rights of such Subsidiary Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Subsidiary Guarantor hereunder.

(d)        Each Subsidiary Guarantor acknowledges that the Administrative Agent may, in accordance with the Secured Documents, without notice to or demand upon such Subsidiary Guarantor and without affecting the liability of such Subsidiary Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Subsidiary Guarantor hereby waives any defense to the recovery by the Administrative Agent or the Collateral Agent and the other Secured Parties against such Subsidiary Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)        Each Subsidiary Guarantor hereby unconditionally and irrevocably waives for the benefit of the Secured Parties (i) without limiting the generality of Section 3(a), any right to require any Secured Party, as a condition of payment or performance by such Subsidiary Guarantor, to (A) proceed against the Borrower, any other guarantor (including any other Subsidiary Guarantor) of the Guaranteed Obligations or any other Person, (B) proceed against or exhaust any of the Collateral or any security held from the Borrower, any such other guarantor or any other Person, (C) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of the Borrower or any other Person, or (D) pursue any other remedy in the power of any Secured Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Subsidiary Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Subsidiary Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than any other than contingent obligations as to which no claim has been asserted); (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior by such Secured Party which amounts to gross negligence or willful misconduct; (v) (A) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, and (B) the benefit of any statute of limitations affecting any Subsidiary Guarantor’s liability hereunder or the enforcement hereof; (vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the other Secured Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in this Section 3 and any right to consent to any thereof; and (vii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(f)        Each Subsidiary Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Subsidiary Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(g)        Each Subsidiary Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Secured Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

(h)        The applicable Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default.

(i)        Payment by any Subsidiary Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations which have not been paid and without limiting the generality of the foregoing, if any Secured Party is awarded a judgment in any suit brought to enforce any Subsidiary Guarantor’s or other guarantor’s or surety’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release any Subsidiary Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by any Subsidiary Guarantor, limit, affect, modify or abridge any Subsidiary Guarantor’s liability hereunder in respect of the Guaranteed Obligations.

(j)        Any Secured Party, upon such terms as it deems appropriate, without notice or demand to or on any Person and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Subsidiary Guarantor’s liability hereunder, from time to time may, in accordance with the terms of this Guaranty and the other Secured Documents, (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of any Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, any Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of any Guaranteed Obligations and take and hold security for the payment hereof or any Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of any Guaranteed Obligations, any other guaranties of any Guaranteed Obligations, or any other obligation of any Person (including any other Subsidiary Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or any Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent with the applicable Secured Document and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Subsidiary Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Secured Documents.

(k)        This Guaranty and the obligations of each Subsidiary Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted)), including the occurrence of any of the following, whether or not any Subsidiary Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Secured Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment, extension or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) hereof, any of the other Secured Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Secured Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Secured Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of, or any failure of priority of, a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, setoffs or counterclaims which the Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 4.        Subrogation. Each Subsidiary Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the ex-

istence, payment, performance or enforcement of such Subsidiary Guarantor’s Obligations under or in respect of this Guaranty or any other Secured Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full (other than contingent indemnification obligations as to which no claim has been asserted) and the expiration or termination of all Commitments. If any amount shall be paid to any Subsidiary Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full of the Guaranteed Obligations and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted) payable under this Guaranty and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Subsidiary Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Secured Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Subsidiary Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted) payable under this Guaranty shall have been paid in full and (iii) the Maturity Date shall have occurred, the Secured Parties will, at such Subsidiary Guarantor’s request and expense, execute and deliver to such Subsidiary Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Subsidiary Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Subsidiary Guarantor pursuant to this Guaranty.

Section 5.        Payments Free and Clear of Taxes, Etc. (a) Any and all payments by any Subsidiary Guarantor under this Guaranty or any other Secured Document shall be made, in accordance with the terms of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes.

Section 6.        Representations and Warranties. Each Subsidiary Guarantor by makes each representation and warranty made in the Secured Documents by the Borrower with respect to such Subsidiary Guarantor and each Subsidiary Guarantor hereby further represents and warrants as follows:

(a)        There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived, other than such conditions precedent, the satisfaction of which is subject to the discretion of the Agents or any Secured Party.

(b)        Such Subsidiary Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Secured Document to which it is or is to be a party, and such Subsidiary Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

Section 7.        Covenants. Each Subsidiary Guarantor covenants and agrees that unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full (other than contingent indemnification obligations as to which no claim has been asserted) and the expiration or termination of all Commitments, such Subsidiary Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Secured Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Subsidiary Guarantor or such Subsidiaries to perform or observe.

Section 8.         Amendments, Guaranty Supplements, Etc.

(a)        Subject to Section 10.01 of the Credit Agreement, no amendment or waiver of any provision of this Guaranty and no consent to any departure by any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Required Lenders and the Subsidiary Guarantors and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)        Upon a Subsidiary Guarantor becoming an Excluded Subsidiary, or ceasing to be a Restricted Subsidiary, in each case as a result of a transaction permitted under the Secured Documents and consummated in accordance with the terms and conditions thereof, the Guaranty of such Subsidiary Guarantor shall be released in accordance with the provisions of Section 9.11 of the Credit Agreement.

(c)        For the avoidance of doubt, and without limiting the generality of Section 8(b), if all of the Capital Stock of any Subsidiary Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation), in each case as a result of a transaction permitted under the Secured Documents and consummated in accordance with the terms and conditions thereof, the Guaranty of such Subsidiary Guarantor or such successor in interest, as the case may be, shall be released in accordance with the provisions of Section 9.11 of the Credit Agreement.

(d)        Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Subsidiary Guarantor” and shall become and be a Subsidiary Guarantor hereunder, and each reference in this Guaranty to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Subsidiary Guarantor, and each reference in any other Secured Document (A) to a “Subsidiary Guarantor” or (B) a “Loan Party” shall also mean and be a reference to such Additional Subsidiary Guarantor, and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Secured Document to the “Subsidiary Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 9.        Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication or facsimile transmission) and mailed, telegraphed, telecopied, telexed, faxed or delivered to it, if to any Subsidiary Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified in Section 10.02 of the Credit Agreement, if to any Agent or any Lender, at its address specified in Section 10.02 of the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.02 of the Credit Agreement. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 10.        No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.        Right of Set-off. Upon (a) the occurrence and during the ance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.02 of the Credit Agreement to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of said Section 8.02, each Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender, other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, to or for the credit or the account of any Subsidiary Guarantor against any and all of the Obligations of such Subsidiary Guarantor now or hereafter existing under the Secured Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Guaranty or any other Secured Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 11 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.

Section 12.    Continuing Guaranty; Assignments under the Credit Agreement and this Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full of the Guaranteed Obligations (notwithstanding any intermediate settling of account) and all other amounts (other than contingent indemnification obligations as to which no claim has been asserted) payable under this Guaranty, and (ii) the Maturity Date, (b) be binding upon each Subsidiary Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, permitted transferees and permitted assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 10.07 of the Credit Agreement. No Subsidiary Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties, other than pursuant to a transaction permitted by the Credit Agreement and consummated in accordance with the terms and conditions contained therein.

Section 13.    Indemnification. Without limitation of any other Obligations of any Subsidiary Guarantor or remedies of the Secured Parties under this Guaranty, each Subsidiary Guarantor shall, to the fullest extent permitted by applicable law, indemnify, defend and save and hold harmless each Indemnitee from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred or asserted or awarded against any Indemnitee in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid, binding obligations of any Loan Party enforceable against such Loan Party in accordance with its terms.

Section 14.    Subordination. Each Subsidiary Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Subsidiary Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 14:

(a)       Prohibited Payments, Etc. Except as otherwise set forth in this Section 14(a), each Subsidiary Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default under Sections 8.01(a), (f) or (g) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), unless the Administrative Agent otherwise agrees, no Subsidiary Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default not described in the preceding sentence, upon notice from the Administrative Agent, no Subsidiary Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)       Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Subsidiary Guarantor agrees that the Secured Parties shall be entitled to receive payment in full of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Subsidiary Guarantor receives payment of any Subordinated Obligations.

(c)       Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Subsidiary Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Subsidiary Guarantor under the other provisions of this Guaranty.

(d)       Agents Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the applicable Agent is authorized and empowered (but without any obligation to so do), in its sole discretion, without notice to any Subsidiary Guarantor, to proceed directly and at once (i) in the name of any Subsidiary Guarantor or Subsidiary Guarantors, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), a (ii) to require any Subsidiary Guarantor (A) to collect, recover and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the applicable Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest); in each case, without first proceeding against the Borrower or any other guarantor (including the Subsidiary Guarantors) of the Guaranteed Obligations, or against any Collateral under the Secured Documents or joining the Borrower or any other guarantor (including the Subsidiary Guarantors) of the Guaranteed Obligations in any proceeding against any Subsidiary Guarantor. At any time after maturity of the Guaranteed Obligations, the applicable Agent may (unless such Guaranteed Obligations have been paid in full (other than contingent indemnification obligations as to which no claim has been asserted)), without notice to any Subsidiary Guarantor and regardless of the acceptance of any Collateral for the payment thereof, appropriate and apply toward the payment of such Guaranteed Obligations (a) any indebtedness due or to become due from any Secured Party to any Subsidiary Guarantor and (b) any moneys, credits or other property belonging to any Subsidiary Guarantor at any time held by or coming into the possession of any Secured Party or any of its respective Affiliates.

Section 15.       Right of Contribution.

(a)       Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor which has not paid its proportionate share of such payment.

(b)       The Borrower and each Subsidiary Guarantor agrees that to the extent that the Borrower or any Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder in respect of any Guaranteed Obligation of any other Subsidiary Guarantor, the Borrower or such Subsidiary Guarantor, as the case may be, shall be entitled to seek and receive contribution from and against the Borrower and any other Subsidiary Guarantor which has not paid its proportionate share of such payment.

(c)       The Borrower’s and each Subsidiary Guarantor’s right of contribution under this Section 15 shall be subject to the terms and conditions of Section 4. The provisions of this Section 15 shall in no respect limit the obligations and liabilities of the Borrower or any Subsidiary Guarantor to the Agents and the Secured Parties, and the Borrower and each Subsidiary Guarantor shall remain liable to the Agents and the Secured Parties for the full amount guaranteed by the Borrower or such Subsidiary Guarantor hereunder.

Section 16.       Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier or other electronic transmission shall be effective as delivery of an original executed counterpart of this Guaranty.

Section 17.       Authority of Subsidiary Guarantors. It is not necessary for any Secured Party to inquire into the capacity or powers of any Subsidiary Guarantor or the officers, directors or any agents acting or purporting to act on behalf of any of any Subsidiary Guarantor.

Section 18.       Financial Condition of the Borrower. Any Loan may be made to the Borrower or continued from time to time without notice to or authorization from any Subsidiary Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation. No Secured Party shall have any obligation to disclose or discuss with any Subsidiary Guarantor its assessment, or any Subsidiary Guarantor’s assessment, of the financial condition of the Borrower. Each Subsidiary Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Secured Documents, and each Subsidiary Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Subsidiary Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or condi-

tions of the Borrower now known or hereafter known by any Secured Party. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Subsidiary Guarantor, such Secured Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Subsidiary Guarantor.

Section 19.       Stay of Acceleration. If acceleration of the time for payment, or the liability of the Borrower to make any payment, of any amount specified to be payable by the Borrower under the Credit Agreement is stayed, prohibited or otherwise affected upon any bankruptcy, arrangement or liquidation proceeding or other event affecting the Borrower or its payment of its obligations hereunder, all such amounts otherwise subject to acceleration or payment shall nonetheless be deemed for all purposes to be and to have become due and payable by the Borrower and shall be payable by the Subsidiary Guarantors immediately after demand by an Agent.

Section 20.       Bankruptcy, Etc.

(a)       So long as any Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted) remain outstanding, no Subsidiary Guarantor shall, without the prior written consent of the applicable Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization, examinership or insolvency case or proceeding of or against the Borrower or any other Subsidiary Guarantor. The obligations of each Subsidiary Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, examinership or arrangement of the Borrower or any other Subsidiary Guarantor or by any defense which the Borrower or any other Subsidiary Guarantor may have by reason of the order, decree or decision of any court or applicable body resulting from any such proceeding.

(b)       Each Subsidiary Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of each Subsidiary Guarantor and Secured Parties that the Guaranteed Obligations which are guaranteed by each Subsidiary Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of the Guaranteed Obligations. Each Subsidiary Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the applicable Agent, or allow the claim of the applicable Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)       In the event that all or any portion of any Guaranteed Obligations are paid by the Borrower, the obligations of each Subsidiary Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment or payments are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 21.       Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

(a)       This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)       SUBMISSION TO JURISDICTION. EACH SUBSIDIARY GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER SECURED DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH SUBSIDIARY GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH SUBSIDIARY GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER SECURED DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER SECURED DOCUMENT AGAINST ANY SUBSIDIARY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       WAIVER OF VENUE. EACH SUBSIDIARY GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER SECURED DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)       SERVICE OF PROCESS. EACH SUBSIDIARY GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(E)       WAIVER OF JUDICIAL BOND. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH SUBSIDIARY GUARANTOR WAIVES THE REQUIREMENT TO POST ANY BOND THAT OTHERWISE MAY BE REQUIRED OF ANY SECURED PARTY IN CONNECTION WITH ANY JUDICIAL PROCEEDING TO ENFORCE SUCH SECURED PARTY’S RIGHTS TO PAYMENT HEREUNDER OR UNDER ANY OTHER SECURED DOCUMENTS, SECURITY INTEREST IN OR OTHER RIGHTS TO THE COLLATERAL OR IN CONNECTION WITH ANY OTHER LEGAL OR EQUITABLE ACTION OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH, OR RELATED TO THIS GUARANTY AND THE SECURED DOCUMENTS TO WHICH IT IS A PARTY.

Section 22.       Affirmation. Each Loan Party party hereto hereby acknowledges that it has reviewed the terms and provisions of this Guaranty and consents to the amendment and restatement of the Existing Subsidiary Guaranty effected pursuant to this Guaranty and reaffirms its guaranty of the Guarantee Obligations. Each Loan Party party hereto hereby confirms that each Loan Document to which it is a party or is otherwise bound will be in full force and effect as amended and restated and the existing obligations shall not be impaired or limited by such amendment and restatement. All Collateral encumbered will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Guaranteed Obligations and the Secured Obligations, in each case, as amended and restated.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, each Subsidiary Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

WHEATLAND TUBE, LLC

By:
Name:
Title:

ATLAS (USA) HOLDING INC.

By:
Name:
Title:

ATLAS TUBE (PLYMOUTH) INC.

By:
Name:
Title:

ATLAS TUBE (CHICAGO), LLC

By:
Name:
Title:

M.O.S. INC.

By:
Name:
Title:

Signature Page to

Subsidiary Guaranty

Exhibit A

To The

Amended and Restated Subsidiary Guaranty

FORM OF AMENDED AND RESTATED SUBSIDIARY GUARANTY SUPPLEMENT

                     ,

Goldman Sachs Lending Partners LLC as Administrative Agent and Collateral Agent [Address of Administrative Agent and Collateral Agent]

Attention:

Amended and Restated Credit Agreement dated as of June 14, 2016 (the “Credit Agreement”)

among

Zekelman Industries, Inc., formerly JMC Steel Group, Inc., a Delaware corporation (the

“Borrower”),

the Lenders party to the Credit Agreement,

Goldman Sachs Lending Partners LLC

as the Administrative Agent and the Collateral Agent,

and Goldman Sachs lending Partners LLC, as the arranger and sole bookrunner

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Subsidiary Guaranty referred to therein (such Subsidiary Guaranty, as in effect on the date hereof and as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, together with this Subsidiary Guaranty Supplement (this “Guaranty Supplement”), being the “Subsidiary Guaranty”). The capitalized terms defined in the Subsidiary Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1.     Guaranty; Limitation of Liability.

(a)       The undersigned hereby, jointly and severally with the other Subsidiary Guarantors absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Secured Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Subsidiary Guaranty or any other Secured Document, to the extent reimbursable under Section 10.04 of the Credit Agreement. Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Secured Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)       The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Subsidiary Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Subsidiary Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Subsidiary Guaranty not constituting a fraudulent transfer or conveyance.

(c)       The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Subsidiary Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Secured Documents.

Section 3.       Obligations Under the Subsidiary Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Subsidiary Guarantor by all of the terms and conditions of the Subsidiary Guaranty to the same extent as each of the other Subsidiary Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Subsidiary Guaranty to an “Additional Subsidiary Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Secured Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Section 3.       Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 6 of the Subsidiary Guaranty to the same extent as each other Subsidiary Guarantor.

Section 4.       Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or other electronic transmission shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5.       Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)         SUBMISSION TO JURISDICTION. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE SUBSIDIARY GUARANTY OR ANY OTHER SECURED DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT, THE SUBSIDIARY GUARANTY OR IN ANY OTHER SECURED DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT, THE SUBSIDIARY GUARANTY OR ANY OTHER SECURED DOCUMENT AGAINST THE UNDERSIGNED OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)         WAIVER OF VENUE. THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE SUBSIDIARY GUARANTY OR ANY OTHER SECURED DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)         SERVICE OF PROCESS. THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 21 OF THE SUBSIDIARY GUARANTY. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)         WAIVER OF JUDICIAL BOND. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE UNDERSIGNED WAIVES THE REQUIREMENT TO POST ANY BOND THAT OTHERWISE MAY BE REQUIRED OF ANY SECURED PARTY IN CONNECTION WITH ANY JUDICIAL PROCEEDING TO ENFORCE SUCH SECURED PARTY’S RIGHTS TO PAYMENT HEREUNDER OR UNDER ANY OTHER SECURED DOCUMENTS, SECURITY INTEREST IN OR OTHER RIGHTS

TO THE COLLATERAL OR IN CONNECTION WITH ANY OTHER LEGAL OR EQUITABLE ACTION OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH, OR RELATED TO THIS GUARANTY AND THE SECURED DOCUMENTS TO WHICH IT IS A PARTY.

Very truly yours,

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]

By:
Title:

EXHIBIT E

AMENDED AND RESTATED TERM LOAN CREDIT FACILITY

PLEDGE AND SECURITY AGREEMENT

dated as of June 14, 2016

among

ZEKELMAN INDUSTRIES, INC.

(formerly JMC Steel Group, Inc.)

as a Grantor

and

EACH OF THE OTHER GRANTORS

FROM TIME TO TIME PARTY HERETO

and

GOLDMAN SACHS LENDING PARTNERS LLC

as Collateral Agent

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — [RESERVED]

EXHIBIT C — COUNTERPART AGREEMENT

EXHIBIT D — DEPOSIT ACCOUNT CONTROL AGREEMENT

EXHIBIT E — FORM OF PATENT SECURITY AGREEMENT

EXHIBIT F — FORM OF COPYRIGHT SECURITY AGREEMENT

EXHIBIT G — FORM OF TRADEMARK SECURITY AGREEMENT

ii

This AMENDED AND RESTATED TERM LOAN CREDIT FACILITY PLEDGE AND SECURITY AGREEMENT, dated as of June 14, 2016 (this “Agreement”), by ZEKELMAN INDUSTRIES, INC. (formerly JMC Steel Group, Inc.) (the “Borrower”), and EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (together with the Borrower, each, a “Grantor”) in favor of GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), as collateral agent and as administrative agent for the Secured Parties (as defined in the Credit Agreement (as defined below)) (in such capacity as collateral agent, the “Collateral Agent”).

RECITALS:

WHEREAS, the Borrower, the Existing Administrative Agent, the Existing Collateral Agent, the lenders and arrangers from time to time party thereto, entered into the Existing Term Loan Agreement on March 11, 2011;

WHEREAS, on the Amendment and Restatement Effective Date, the Existing Term Loan Agreement shall be amended and restated by that Amended and Restated Credit Agreement dated as of such date (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Lenders party thereto have agreed to the appointment of Goldman Sachs as the Administrative Agent and Collateral Agent under the Credit Agreement;

WHEREAS, the Borrower and the other Loan Parties signatory thereto are parties to the Security Agreement dated as of March 11, 2011 (as amended, supplemented or otherwise modified through the date hereof, the “Existing Security Agreement”);

WHEREAS, in connection with the entry into the Credit Agreement, and in consideration of the extensions of credit and other accommodations of Lenders as set forth therein, the parties hereto wish to amend and restate in its entirety the Existing Security Agreement with this Agreement;

WHEREAS, the Lenders’ obligations to make the Incremental Term Loans under the Credit Agreement are subject, among other conditions, to receipt by the Collateral Agent of this Agreement, duly executed by the Grantors, which Agreement confirms and grants the Liens hereinafter provided; and

WHEREAS, each Grantor expects to realize direct and indirect benefits from the Transaction.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.

1.1        Credit Agreement Definitions. Unless otherwise defined herein, capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

1.2        UCC Definitions. Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein):

“Account Debtor”

“Accounts”

“Certificated Security”

“Chattel Paper”

“Commercial Tort Claims”

“Commodities Accounts”

“Deposit Accounts”

“Documents”

“Equipment”

“Financial Asset”

“General Intangibles”

“Goods”

“Instruments”

“Inventory”

“Investment Property”

“Letter of Credit Right”

“Money”

“Proceeds”

“Record”

“Securities Accounts”

“Securities Entitlement”

“Securities Intermediary”

“Supporting Obligations”

“Uncertificated Security”

1.3        General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantor” shall have the meaning assigned in Section 5.2.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Cash Proceeds” shall have the meaning assigned in Section 7.8.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Account” shall mean any account established by the Collateral Agent.

“Collateral Agent” shall have the meaning set forth in the preamble hereto.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control Agreement” shall mean collectively, each Deposit Account Control Agreement and each Securities Account Control Agreement.

“Copyright Licenses” shall mean any and all written agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 11(c) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time).

“Copyrights” shall mean (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof and the registrations, recordings and applications referred to in Schedule 11(b) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time), and (ii) the right to obtain all renewals thereof.

“Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Deposit Account Control Agreement” shall mean a letter agreement substantially in the form of Exhibit D (or such other form as may be reasonably agreed to by the Collateral Agent), as it may be amended, supplemented, restated, replaced or otherwise modified from time to time, executed by the relevant Grantor, the Collateral Agents (as defined therein) and the relevant financial institution.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Existing Security Agreement” shall have the meaning set forth in the recitals hereto.

“Foreign Subsidiary” shall mean a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof and any direct or indirect Subsidiary of such Restricted Subsidiary.

“Goldman Sachs” shall have the meaning set forth in the preamble hereto.

“Grantor” shall have the meaning set forth in the preamble hereto.

“Intellectual Property” shall mean, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, Trade Secret Licenses and Internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreements” shall mean, collectively, those certain agreements, substantially in the form of Exhibit E, Exhibit F and Exhibit G, in each case, executed by the relevant Grantor and the Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” shall mean: (i) all Investment Property and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Lenders” shall have the meaning set forth in the recitals hereto.

“Material Intellectual Property” means Intellectual Property owned by or licensed to a Grantor and material to the conduct of any Grantor’s business.

“Patent Licenses” shall mean all written agreements providing for the grant by or to any Grantor of any right to manufacture, have manufactured, use, import, sell or offer for sale any invention covered in whole or in part by a Patent, including, without limitation, each agreement referred to in Schedule 11(c) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time).

“Patents” shall mean (i) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (ii) all applications for letters patent of the United States or any other country and all divisionals, continuations and continuations-in-part thereof and (iii) all rights to obtain any reissues, continuations or continuations-in-part of the foregoing; including, with respect to (i) and (ii) each letter patent and patent application referred to in Schedule 11(a) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time).

“Perfection Certificate” has the meaning specified in Section 4.1(a)(ii) hereof.

“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.

“Pledged Collateral” means, collectively, the Pledged Equity Interests, Pledged Debt, any other Investment Property of any Grantor (other than Investment Property whose value, does not exceed $10,000,000 individually or $10,000,000 in the aggregate), all Chattel Paper, certificates or other Instruments representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing. Pledged Collateral may be General Intangibles, Instruments or Investment Property.

“Pledged Debt” shall mean all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 10 to the Perfection Certificate under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

“Pledged LLC Interests” shall mean all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 9 to the Perfection Certificate under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 9 to the Perfection Certificate under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 9 to the Perfection Certificate under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any Securities Intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 9 to the Perfection Certificate under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or transferred, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Account Control Agreement” shall mean a letter agreement in such form as may be agreed to by the Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time, executed by each Grantor, the Collateral Agents (as defined therein) and the relevant Approved Securities Intermediary.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right to use any Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 11(c) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time).

“Trademarks” shall mean (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including each registration, recording and application referred to in Schedule 11(a) to the Perfection Certificate (as such schedule may be amended or supplemented from time to time) and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean (A) all trade secrets and (B) all other confidential or proprietary information and know-how relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of any Grantor whether or not such trade secret, information or know-how has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such trade secret, information or know-how, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any such trade secret, information or know-how and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect from time to time in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

1.4         Interpretation. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. Unless the prior written consent of the Required Lenders is required hereunder for an amendment, restatement, supplement or other modification to any agreement and such consent is not obtained, references in this Agreement to any agreement shall be to such agreement as so amended, restated, supplemented or modified.

SECTION 2.       GRANT OF SECURITY.

2.1        Grant of Security. Each Grantor hereby, and as of the Amendment and Restatement Effective Date, grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in, to and under all of the following personal property of such Grantor, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)        Accounts;

(b)        Chattel Paper;

(c)        Deposit Accounts;

(d)        Documents;

(e)        Equipment;

(f)        General Intangibles;

(g)        Goods;

(h)        Instruments;

(i)        Inventory;

(j)        Intellectual Property;

(k)        Investment Related Property;

(l)        Letter of Credit Rights;

(m)      Money;

(n)        Receivables and Receivable Records;

(o)        Commercial Tort Claims listed on Schedule 12 to the Perfection Certificate and on any supplement thereto received by the Collateral Agent pursuant to Section 4.9(b);

(p)        to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing;

(q)        all personal property of any Grantor held by the Collateral Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to the Collateral Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power;

(r)        all other Goods and personal property of such Grantor, whether tangible or intangible and wherever located; and

(s)        to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2        Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to Excluded Assets.

SECTION 3.       SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1        Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) (and any successor provision thereof)), of all Obligations of every Grantor (the “Secured Obligations”).

3.2        Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (b) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, in each case, unless the Collateral Agent becomes the absolute owner of such Collateral pursuant to the exercise of remedies under Section 7.

SECTION 4.       REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1        Generally.

(a)        Representations and Warranties. Each Grantor hereby represents and warrants, on the Amendment and Restatement Effective Date, that:

(i)        it has rights in and the power to transfer each item of the Collateral as and when it obtains an interest therein and upon which it purports to grant a Lien hereunder, free and clear of any and all Liens other than Permitted Liens;

(ii)        set forth on Schedule 1(a) to the Perfection Certificate, dated as of the date hereof, executed and delivered to the Collateral Agent by the Borrower pursuant to the Credit Agreement (the “Perfection Certificate”) with respect to each Grantor is: (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) the organizational identification number of such Grantor;

(iii)        the full legal name of such Grantor is as set forth on Schedule 1(a) to the Perfection Certificate and it has not done in the last five (5) years preceding the date hereof, and does not do, as of the date hereof, business under any other corporate or organizational name except for those names set forth on Schedule 1(a) or 1(b) to the Perfection Certificate;

(iv)        except as provided on Schedule 1(b) or (c) to the Perfection Certificate it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate form within the five (5) years preceding the date hereof;

(v)        set forth on Schedule 2 to the Perfection Certificate the jurisdiction where the chief executive office or sole place of business, as the case may be, of such Grantor is located;

(vi)        in the case of each Grantor, the representations and warranties set forth in Section 5.20 of the Credit Agreement to the extent they refer to such Grantor or to the Loan Documents to which such Grantor is a party, which are hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

(vii)        the fair market value of Collateral that constitutes, or is the Proceeds of, “farm products” (as defined in the UCC) does not exceed $10,000,000 in the aggregate;

(viii)        the fair market value of Collateral that is “as extracted collateral” (as defined in the UCC) and any timber to be cut does not exceed $10,000,000 in the aggregate; and

(ix)        no Pledged Debt (other than promissory notes with a face amount not in excess of $10,000,000 in the aggregate issued in connection with the extension of trade credit by any Grantor in the ordinary course of business) in excess of $10,000,000 in the aggregate is evidenced by any Instrument or Chattel Paper that has not been delivered to the Collateral Agent, properly endorsed for transfer, to the extent delivery is required by Section 4.4.

(b)      Covenants and Agreements. Each Grantor hereby covenants and agrees:

(i)        that, except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 5.20 of the Credit Agreement; and

(ii)        to deliver to the Collateral Agent after the occurrence of any of the changes described in Section 6.12(a) of the Credit Agreement, a completed Pledge Supplement, duly executed by such Grantor, together with all applicable supplements to Schedules thereto, in each case, within the time period set forth therein.

4.2        [Reserved].

4.3        Receivables.

(a)      Representations and Warranties. Subject to the Intercreditor Agreement, each Grantor represents and warrants on the Amendment and Restatement Effective Date that no Receivables in excess of $10,000,000 in the aggregate is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, the Collateral Agent to the extent required by, and in accordance with Section 4.3(b) or Section 4.5.

(b)      Delivery and Control of Electronic Chattel Paper Relating to Receivables. During the continuance of an Event of Default and upon the request of the Collateral Agent, but subject to the Intercreditor Agreement, with respect to any Receivables in excess of $10,000,000 in the aggregate which would constitute “electronic chattel paper” under Article 9 of the UCC (but not otherwise required to be delivered or subjected to the control of the Collateral Agent pursuant to Section 4.5 hereof), each Grantor shall take all necessary steps to give the Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC): (i) with respect to any such Receivables in existence on the date hereof, to the extent required by the Credit Agreement and (ii) with respect to any such Receivables hereafter arising, within twenty (20) Business Days (or such longer period as the Collateral Agent may agree) of such Grantor acquiring rights therein.

4.4        Investment Related Property.

(a)      Representations and Warranties. Each Grantor represents and warrants on the Amendment and Restatement Effective Date that:

(i)        as of the Amendment and Restatement Effective Date, Schedules 9(a) and 9(b) to the Perfection Certificate set forth under the headings “Equity Interests of Companies and Subsidiaries” and “Other Equity Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests of the Borrower or any Restricted Subsidiary constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the Borrower or such Restricted Subsidiary indicated on such Schedules 9(a) and 9(b) to the Perfection Certificate;

(ii)        all of the Pledged Equity Securities, to the extent the issuer of such Pledged Equity Securities is, or becomes, a Subsidiary of the Borrower, has been, in the case of Pledged Stock, duly authorized, validly issued and is fully paid and nonassessable (in each case, to the extent such concepts are applicable);

(iii)        without limiting the generality of Section 5.20 of the Credit Agreement, no consent required by the Organizational Documents of any Person (excluding any joint ventures) including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation or perfection of the security interest of the Collateral Agent in any Pledged Equity Interests (to the extent issued by a Grantor), the first priority status (with respect to Term Loan Collateral) and second priority status (with respect to ABL Collateral), the status of the security interest of the Collateral Agent in the Pledged Equity Interests (to the extent issued by a Grantor), or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof; and

(iv)        Schedule 10 to the Perfection Certificate sets forth under the heading “Instruments and Chattel Paper” all of the Pledged Debt (other than promissory notes with a face amount not in excess of $10,000,000 in the aggregate issued in connection with the extension of trade credit by any Grantor in the ordinary course of business) in excess of $10,000,000 in the aggregate owned by any Grantor.

(b)        Covenants and Agreements. Each Grantor hereby covenants and agrees that:

(i)        in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then such dividends, interest or distributions and securities or other property (except to the extent constituting Excluded Capital Stock or Excluded Assets) shall be included in the definition of Collateral without further action;

(ii)        each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property constituting Collateral hereunder to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest, in each case to the extent constituting Collateral hereunder, to the Collateral Agent or its nominee following the occurrence and during the continuance of an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto;

(iii)        each Grantor agrees that it shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any Investment Related Property to any Person other than the Collateral Agent (except to the extent permitted by the Credit Agreement, including without limitation, with respect to any Investment Related Property that is subject to a Permitted Lien).

(c)        Delivery and Control. Subject to the Intercreditor Agreement, with respect to any Investment Related Property of any Grantor constituting Collateral in an amount in excess of $10,000,000 (which limitation shall not apply to any Equity Interests in Subsidiaries) that is (A) (represented by a certificate or an Instrument (other than any Investment Related Property credited to a Securities Account), such Grantor shall within 30 days of acquisition thereof or such longer period as the Administrative Agent may agree, cause such certificate or Instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC) or (B) an Uncertificated Security (other than any Uncertificated Securities credited to a Securities Account), such Grantor shall cause the issuer of such Uncertificated Security to register the Collateral Agent as the registered owner thereof on the books and records of the issuer. In the event any such Investment Related Property is acquired after the date hereof, the applicable Grantor shall within 30 days of the acquisition thereof or such longer period as the Administrative Agent may agree, deliver to the Collateral Agent a completed Pledge Supplement, duly executed by such Grantor, together with all applicable supplements to Schedules thereto, reflecting such new Investment Related Property, in each case, to the extent otherwise required by the Credit Agreement; provided, that it is understood and agreed that, notwithstanding the foregoing, the security interest of the Collateral Agent shall attach to all Investment Related Property constituting Collateral immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a Pledge Supplement as required hereby. Notwithstanding anything to the contrary in the foregoing, in no event shall any Grantor be required to deliver any certificates or Instruments evidencing any Excluded Capital Stock or Excluded Assets pursuant to this Section 4.4(c).

(d)        Voting and Distributions. So long as no Event of Default shall have occurred and be continuing and such Grantor has received notice from the Collateral Agent to refrain from doing so, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof.

4.5        Delivery of Instruments and Chattel Paper. Subject to the Intercreditor Agreement, if any amount in excess of $10,000,000 payable under or in connection with any Collateral owned by any Grantor shall be or become evidenced by an Instrument or Chattel Paper, such Grantor shall promptly deliver such Instrument or Chattel Paper to the Collateral Agent, duly indorsed in a manner reasonably satisfactory to the Collateral Agent, or, if requested by the Collateral Agent after the occurrence and during the continuance of an Event of Default, shall mark all such Instruments and Chattel Paper with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Goldman Sachs Lending Partners LLC, as Collateral Agent.”

4.6        Investment Accounts.

(a)        Representations and Warranties. Each Grantor hereby represents and warrants, on the Amendment and Restatement Effective Date, that:

(i)        Schedule 13 to the Perfection Certificate sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto and, subject to the Intercreditor Agreement, the ABL Collateral Agent) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in (other than Permitted Liens), any such Securities Account or Commodity Account or securities or other property credited thereto; and

(ii)        Schedule 13 to the Perfection Certificate sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest. Each Grantor is the sole account holder of each such Deposit Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto and, subject to the Intercreditor Agreement, the ABL Collateral Agent) having either sole dominion and control (within the meaning of common law) or “control” (within the meanings of Section 9-104 of the UCC) over, or any other interest in (other than Permitted Liens), any such Deposit Account or any money or other property deposited therein.

(b)        Delivery and Control

(i)        Except as otherwise permitted under the Credit Agreement (including, without limitation, with respect to any Investment Related Property subject to a Permitted Lien),

no Grantor shall grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any Investment Related Property to any Person other than the Collateral Agent or its nominee, and, subject to the Intercreditor Agreement, the ABL Collateral Agent.

(ii)        Upon entering into a Deposit Account Control Agreement covering a Deposit Account, the Collateral Agent will have a security interest in each such Deposit Account (other than the Excluded Accounts), which security interest is perfected by Control. So long as any ABL Debt is outstanding and similar requirements on the Grantors exist with respect thereto, no Grantor shall hereafter establish and maintain any Deposit Account (other than any Excluded Account) with any Bank unless (1) such Bank shall be reasonably acceptable to the Collateral Agent and (2) such Bank and such Grantor shall promptly enter into and deliver to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Deposit Account (A) at any time, in the case of an Excluded Account, and (B) unless an Event of Default has occurred and is continuing. Each Grantor agrees that once the Collateral Agent sends an instruction or notice to a Bank exercising its Control over any Deposit Account (that is not an Excluded Account)) such Grantor shall not give any instructions or orders with respect to such Deposit Account including, without limitation, instructions for distribution or transfer of any funds in such Deposit Account.

(iii)        Upon entering into an applicable Control Agreement covering a Securities Account or Commodity Account, the Collateral Agent will have a security interest in each such Securities Account and Commodity Account, which security interest is perfected by Control. So long as any ABL Debt is outstanding and similar requirements on the Grantors exist with respect thereto, no Grantor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless (1) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Collateral Agent and (2) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Grantor shall promptly enter into and deliver a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. Each Grantor agrees that once the Collateral Agent sends an instruction or notice to a Securities Intermediary or Commodity Intermediary exercising its Control over any Securities Account and Commodity Account such Grantor shall not give any instructions or orders with respect to such Securities Account and Commodity Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or financial asset maintained in such Securities Account or Commodity Account.

(iv)        As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Grantor or any other person.

4.7        Letter of Credit Rights.

Each Grantor hereby represents and warrants on the Amendment and Restatement Effective Date that all letters of credit with a face amount in excess of $10,000,000 to which such Grantor has rights are listed on Schedule 14 to the Perfection Certificate.

4.8        Intellectual Property.

(a)        Representations and Warranties. Each Grantor hereby represents and warrants on the Amendment and Restatement Effective Date that, except as could not reasonably be expected to have a Material Adverse Effect, no settlements or consents, covenants not to sue, non-assertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that materially and adversely affect Grantor’s rights to own or use any Material Intellectual Property.

(b)        Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:

(i)        except where such act or failure to omission could not reasonably be expected to have a Material Adverse Effect, it shall not do any act or omit to do any act whereby any of the Material Intellectual Property of such Grantor may lapse, or become abandoned, dedicated to the public, invalid, or unenforceable, or placed in the public domain, or, in the case of a Trade Secret, lose its competitive value, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(ii)        except as could not reasonably be expected to have a Material Adverse Effect, it shall not, with respect to any Trademarks constituting Material Intellectual Property, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take all steps necessary to insure that licensees of such Trademarks use such consistent standards of quality;

(iii)        except where such failure to register could not reasonably be expected to have a Material Adverse Effect, it shall, promptly following the creation or acquisition of any Copyrightable work constituting Material Intellectual Property, apply to register the Copyright in the United States Copyright Office;

(iv)        except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, it shall promptly notify the Collateral Agent if it knows that any item of Material Intellectual Property may become (x) abandoned or dedicated to the public or placed in the public domain, (y) invalid or unenforceable, or (z) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any state registry;

(v)        except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office or any state registry, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to its business which is now or shall become included in the Material Intellectual Property including, but not limited to, those items on Schedules 11(a), 11(b), and

11(c) to the Perfection Certificate (as such schedules may be amended or supplemented from time to time);

(vi)        except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, in the event that any Material Intellectual Property owned by or exclusively licensed to any Grantor is or has been infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take all reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Material Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

(vii)        except as could not reasonably be expected to have a Material Adverse Effect, it shall not (and shall not permit any licensee or sublicensee thereof under its control to) (A) do any act or omit to do any act whereby any portion of the Copyrights may become invalidated or otherwise impaired and (B) do any act or omit to do any act whereby any portion of the Copyrights may fall into the public domain;

(viii)        except as could not reasonably be expected to have a Material Adverse Effect, it shall not (nor shall the licensees or sublicensees under its control) do any act that uses any Material Intellectual Property to infringe, misappropriate, or violate the intellectual property rights of any other Person; and

(ix)        except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, it shall take all steps reasonably necessary to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents.

4.9        Commercial Tort Claims.

(a)        Representations and Warranties. Each Grantor hereby represents and warrants on the Amendment and Restatement Effective Date that Schedule 12 to the Perfection Certificate sets forth all Commercial Tort Claims of each Grantor on and as of the Amendment and Restatement Effective Date, as applicable, in excess of $10,000,000 individually.

(b)        Covenants and Agreements. Each Grantor hereby covenants and agrees that if it shall acquire any interest in any Commercial Tort Claim in excess of $10,000,000 individually (whether from another Person or because such Commercial Tort Claim shall have come into existence) hereafter arising (i) it shall deliver, at such time as it is required to deliver a Compliance Certificate pursuant to Section 6.02(b) of the Credit Agreement, to the Collateral Agent a notice of the existence and nature of such Commercial Tort Claim, along with a completed Pledge Supplement, duly executed by such Grantor, together with all applicable supplements to Schedules thereto, identifying such new Commercial Tort Claims, (ii) the provisions of Section 2.1 shall apply to such Commercial Tort Claim and (iii) such Grantor shall authenticate and deliver to the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent, an appropriately completed UCC-1 financing statement with respect to such Commercial Tort Claims to the extent the Collateral Agent deems necessary to obtain, on behalf of the Secured Parties, a perfected security interest in all such Commercial Tort Claims having the priority specified in the Intercreditor Agreement.

SECTION 5.    FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1        Further Assurances.

(a)        Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents to the extent necessary to comply with Section 6.14 of the Credit Agreement. Without limiting the generality of the foregoing, each Grantor shall:

(i)        file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii)        upon the reasonable request by the Collateral Agent, allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent, in accordance with the Credit Agreement; and

(iii)        upon the occurrence and during the continuance of any Event of Default, at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s interest in or the Collateral Agent’s security interest in all or any part of the Collateral (other than any action or proceeding involving the holder of a Permitted Lien, solely to the extent related to the Collateral that is the subject of such Permitted Lien).

(b)        Irrespective of any request by the Collateral Agent or any Lender pursuant to Section 6.14 of the Credit Agreement, and subject to the limitation of Section 6.12 of the Credit Agreement, each Grantor shall take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State and the foreign counterparts on any of the foregoing;

(c)        Each Grantor hereby authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any such time and from time to time, to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto or any other filing or recording documents or instruments with respect to the Collateral, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired, developed or created” or words of similar effect. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

(d)        Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 11(a), 11(b), or 11(c) to the Perfection Certificate, as applicable (as such schedules may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

5.2        Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement in the form attached hereto as Exhibit C. Upon delivery of any such Counterpart Agreement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of the Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6.    COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1        Power of Attorney.

(a)        Subject to the terms of the Intercreditor Agreement, each Grantor hereby irrevocably appoints the Collateral Agent and any officer or agent thereof (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable, in each case without notice to or assent by such Grantor, to accomplish the purposes of this Agreement, including, without limitation, the following:

(i)        upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement or otherwise deemed necessary by the Collateral Agent to preserve the value of the Collateral;

(ii)        upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(iii)        upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (ii) above;

(iv)        upon the occurrence and during the continuance of any Event of Default, to (A) file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral and (B) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral and settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate;

(v)        upon the occurrence and during the continuance of any Event of Default, direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent may direct;

(vi)        upon the occurrence and during the continuance of any Event of Default, to execute, in connection with any sale provided for in Section 7.1 or 7.5, any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral;

(vii)        upon the occurrence and during the continuance of an Event of Default, assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains) throughout the world for such term or terms, on such conditions, and in such manner as the Collateral Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment;

(viii)        to prepare and file any UCC financing statements against such Grantor as debtor;

(ix)        to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby in the name of such Grantor as debtor;

(x)        upon the occurrence and during the continuance of any Event of Default, to pay or discharge taxes and Liens (other than Permitted Liens) levied or placed on or threatened against the Collateral; and

(xi)        upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b)        The reasonable, out-of-pocket expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1 shall be payable by such Grantor to the Collateral Agent promptly following the receipt of a reasonably detailed written invoice therefor,.

(c)        Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

6.2        No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or the gross negligence or willful misconduct of their officers, directors, employees or agents.

6.3        Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Collateral Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7.    REMEDIES.

7.1      Generally.

(a)        If any Event of Default shall have occurred and be continuing, subject to the terms of the Intercreditor Agreement, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i)        require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties, whether at such Grantor’s premises or elsewhere;

(ii)        peacefully enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii)        prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent reasonably deems necessary; and

(iv)        without notice except as specified below or under the UCC, sell, assign, lease, give option or options to purchase, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof (or contract to do any of the following) in one or more parcels at public or private sale or sales, at any exchange, broker’s board, any of the Collateral Agent’s or Lender’s offices or elsewhere, for cash or on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable without assumption of any credit risk.

(b)        If any Event of Default shall have occurred and be continuing, the Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of a proposed sale or other disposition shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable and proper notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, each Grantor shall be liable for the deficiency and the fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(c)        If any Event of Default shall have occurred and be continuing, the Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)        The Collateral Agent shall have no obligation to marshal any of the Collateral.

(e)        To the extent permitted by applicable law, no Grantor shall assert, and each Grantor hereby waives, any claim against the Collateral Agent, and each of its Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages), whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement, arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby, or any act or omission or event occurring in connection therewith, and each Grantor hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

7.2        Application of Proceeds. Subject to the terms of the Intercreditor Agreement, if any Event of Default shall have occurred and be continuing, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the order of priority set forth in the Credit Agreement.

7.3        Sales on Credit. If Collateral Agent sells any of the Collateral upon credit in connection with the exercise of remedies pursuant to this Section 7, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

7.4        Deposit Accounts. If any Event of Default shall have occurred and be continuing, the Collateral Agent, subject to the Intercreditor Agreement, may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent to be applied subject to the Intercreditor

Agreement to the Secured Obligations in the order of priority set forth in Section 8.03 of the Credit Agreement.

7.5        Investment Related Property.

(a)        If an Event of Default has occurred and is continuing, each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any Investment Related Property by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or may determine that a public sale is impracticable or not commercially reasonable and accordingly may resort to one or more private sales thereof to a restricted purchaser or group of purchasers who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

(b)        [Intentionally Omitted].

(c)        During the continuance of an Event of Default, and subject to the terms of the Intercreditor Agreement, upon notice by the Collateral Agent to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any Proceeds of the Pledged Collateral and make application thereof to the Obligations in the order set forth in the Credit Agreement and (ii) the Collateral Agent or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any of the Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it; provided, however, that the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(d)        In order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto after an Event of Default has occurred and is continuing and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Collateral Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default.

(e)        Each Grantor hereby expressly authorizes and instructs each issuer of any Pledged Collateral constituting Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Collateral Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payment with respect to such Pledged Collateral directly to the Collateral Agent.

(f)        The Collateral Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, in its discretion and without notice to the Grantor, to transfer to or to register in its name or in the name of its nominees any Investment Related Property constituting Collateral;

(g)        The Collateral Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, to exchange any certificate or instrument representing or evidencing any Investment Related Property constituting Collateral for certificates or instruments of smaller or larger denominations.

7.6        Receivables.

(a)        In addition to, and not in substitution for, any similar requirement in the Credit Agreement, subject to the terms of the Intercreditor Agreement, if required by the Collateral Agent at any time during the continuance of an Event of Default and upon the exercise of remedies pursuant to this Section 7, any payment of Receivables, when collected by any Grantor, shall be forthwith deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent, in an Approved Deposit Account or a Cash Collateral Account, subject to withdrawal by the Collateral Agent as provided in Section 7.8).

(b)        Subject to the terms of the Intercreditor Agreement, at the Collateral Agent’s request, during the continuance of an Event of Default and upon the exercise of remedies pursuant to this Section 7, the Collateral Agent may notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent to be applied to the Secured Obligations in the order of priority set forth in the Credit Agreement.

(c)        Subject to the terms of the Intercreditor Agreement, at the Collateral Agent’s request, during the continuance of an Event of Default, the Collateral Agent may enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.

(d)        Subject to the terms of the Intercreditor Agreement, at the Collateral Agent’s request, during the continuance of an Event of Default, upon the exercise of remedies pursuant to this Section 7 and subject to the Intercreditor Agreement, each Grantor shall deliver to the Collateral Agent all available original and other documents evidencing, and relating to, the agreements and transactions that gave rise to the payments in respect of Receivables, including all available original orders, invoices and shipping receipts.

(e)         Subject to the terms of the Intercreditor Agreement, the Collateral Agent may, upon notice, at any time during the continuance of an Event of Default and upon the exercise of remedies pursuant to this Section 7, limit or terminate the authority of a Grantor to collect its amounts with respect to Receivables.

(f)         Subject to the terms of the Intercreditor Agreement, the Collateral Agent in its own name or in the name of others may at any time during the continuance of an Event of Default communicate, in coordination with the applicable Grantor, with Account Debtors to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any amounts due with respect to any Receivable.

(g)         Upon the request of the Collateral Agent at any time during the continuance of an Event of Default and upon the exercise of remedies pursuant to this Section 7, each Grantor shall notify Account Debtors that the Receivables have been collaterally assigned to the Collateral Agent and that payments in respect thereof shall be made directly to the Collateral Agent. In addition, the Collateral Agent may at any time during the continuance of an Event of Default (A) enforce such Grantor’s rights against such Account Debtors and (B) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and use commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable.

(h)         Anything herein to the contrary notwithstanding, each Grantor shall remain liable for payments in respect of Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any agreement giving rise to a payment in respect of a Receivable by reason of or arising out of this Agreement or the receipt by the Collateral Agent nor any other Secured Party of any payment relating thereto, nor shall the Collateral Agent nor any other Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to a payment in respect of a Receivable, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

7.7	Intellectual Property.

(a)         Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default and upon the exercise of remedies pursuant to this Section 7, subject to the terms of the Intercreditor Agreement:

     (i)         the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly reimburse and indemnify the Collateral Agent as provided in Section 10.04 of the Credit Agreement in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Material Intellectual

Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

     (ii)         upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Material Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

     (iii)         each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Material Intellectual Property;

     (iv)         the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Material Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done; and

     (v)         all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.8 hereof.

(b)         If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not then be immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c)         Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 7 and at such time as the Collateral Agent shall be lawfully entitled, and permitted under the Loan Documents, to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Material Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.

7.8         Cash Proceeds. If an Event of Default has occurred and is continuing and upon the request of the Collateral Agent, in addition to the rights of the Collateral Agent specified in Section 4.3 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, and deposited in the Cash Collateral Account or a Deposit Account subject to an effective Deposit Account Control Agreement or otherwise be segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, unless otherwise provided pursuant to the Intercreditor Agreement, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Subject to the terms of the Intercreditor Agreement, any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) shall be applied by the Collateral Agent in the manner prescribed by the Credit Agreement.

SECTION 8.     COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement, the Credit Agreement and the Intercreditor Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. The Collateral Agent may resign in accordance with the terms of the Credit Agreement.

SECTION 9.     CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations (other than contingent indemnity obligations not then due and payable), be binding upon each Grantor, its successors and permitted assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, permitted transferees and permitted assigns. Upon the payment in full of all Secured Obligations (other than contingent indemnity obligations not then due and payable) and to the extent otherwise contemplated by Section 9.11 of the Credit Agreement, the security interest granted hereby shall, subject to Section 11.6 hereof, automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement (other than any such disposition to another Grantor), the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

SECTION 10.  STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein beyond the expiration of any applicable cure or grace period pursuant to Section 8.01 of the Credit Agreement, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.04 of the Credit Agreement.

SECTION 11.  MISCELLANEOUS.

11.1       Notices. Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.02 of the Credit Agreement.

11.2       Independent Effect. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.3       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and permitted assigns.

11.4       No Assignment. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder other than in connection with a transaction permitted by the Credit Agreement.

11.5       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Platform shall be as effective as delivery of a manually executed counterpart hereof.

11.6       Reinstatement. Each Grantor further agrees that, if any payment made by any Loan Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

11.7       Other Agreements. This Agreement and each other Loan Documents are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Administrative Agent pursuant to any Loan Document and the exercise of any right or remedy in respect of the Collateral by the Administrative Agent hereunder or under any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control with respect to any right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all rights and remedies with respect to the Collateral of the Administrative Agent (and the Secured Parties) shall be subject to the terms of the Intercreditor Agreement, and no Loan Party shall be required hereunder or under any Loan Document to take any action with respect to the Collateral that is inconsistent with such Loan Parties’ obligations under the ABL Credit Agreement. The Administrative Agent may not require any Loan Party to take any action with respect to the creation, perfection or priority of its security interest, whether pursuant to the express terms hereof or of any other Loan Document or pursuant to the further assurance provisions hereof or any other Loan Document, to the extent that such action would be violative of the Intercreditor Agreement or such Loan Party’s obligations under the ABL Credit Agreement. The delivery of any ABL Collateral (as such term is defined in the Intercreditor Agreement) to the collateral agent under the ABL Credit Agreement pursuant to the ABL Credit Agreement shall satisfy any delivery requirement hereunder or under any other Loan Document to the extent that such delivery is consistent with the terms of the Intercreditor Agreement.

11.8       Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

11.9       Affirmation. Each Loan Party party hereto hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendment and restatement of the Existing Security Agreement effected pursuant to this Agreement and reaffirms its obligations and Liens granted under the Existing Security Agreement. Each Loan Party party hereto hereby confirms that each Loan Document to which it is a party or is otherwise bound will be in full force and effect as amended and restated and the existing obligations shall not be impaired or limited by such amendment and restatement. All Collateral encumbered thereby will continue to secure to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Secured Obligations, in each case, as amended and restated.

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ZEKELMAN INDUSTRIES, INC.

By:
Name:
Title:

WHEATLAND TUBE, LLC

By:
Name:
Title:

ATLAS (USA) HOLDING INC.

By:
Name:
Title:

ATLAS TUBE (PLYMOUTH) INC.

By:
Name:
Title:

ATLAS TUBE (CHICAGO), LLC

By:
Name:
Title:

M.O.S. INC.

By:
Name:
Title:

7

GOLDMAN SACHS LENDING PARTNERS LLC

as the Collateral Agent

By:
Name:
Title:

2

EXHIBIT F

SOLVENCY CERTIFICATE

June 14, 2016

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 4.02(c) of the Amended and Restated Credit Agreement, dated as of June 14, 2016 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Zekelman Industries, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, Michael Graham, the Executive Vice President and Chief Financial Officer of the Borrower (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions (including the making of the Incremental Term Loans and the use of proceeds thereof on the date hereof and the refinancing of the Existing Notes):

1.         The sum of the liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis.

2.         The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries as they become absolute and matured.

3.         The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.         The Borrower and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations and contingent liabilities, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.         The Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

6.         For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7.         In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Credit Agreement and other Loan Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Borrower and its Subsidiaries.

8.         The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

9.         I hereby confirm and acknowledge that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

ZEKELMAN INDUSTRIES, INC.

By:
Name: Michael Graham
Title: Executive Vice President and Chief Financial Officer

EXHIBIT G

[Form Of]

AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT

Dated as of June 14, 2016

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE OBLIGATIONS (AS DEFINED IN THE CREDIT AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO THE TERMS SET FORTH HEREIN.

FOR VALUE RECEIVED, each of the undersigned (in such capacity for the purposes of this Amended and Restated Intercompany Subordination Agreement, an “Obligor”) hereby agrees to pay (subject to the subordination provisions hereof) to the order of each of the other undersigned (in such capacity for the purposes of this Amended and Restated Intercompany Subordination Agreement, a “Subordinated Creditor”), as applicable, in immediately available funds, at such location as such Subordinated Creditor shall from time to time designate, the unpaid principal amount of all loans and advances made by such Subordinated Creditor to such Obligor.

SUBORDINATION

(A)         Reference is made to (i) that Amended and Restated Credit Agreement, dated as of of June 14, 2016 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Zekelman Industries, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and each, individually, a “Lender”), Goldman Sachs Lending Partners LLC (“Goldman Sachs”), as administrative agent (together with its permitted successors in such capacity as administrative agent, the “Administrative Agent”) and as collateral agent (together with its permitted successors in such capacity as collateral agent, the “Collateral Agent”) and Goldman Sachs Lending Partners LLC and JPMorgan Chase Bank, N.A., as arrangers and bookrunners and (ii) any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise

(B)         All Indebtedness of each Obligor to each Subordinated Creditor now or hereafter existing (whether created directly or acquired by assignment or otherwise), and all interest, premiums, costs, expenses or indemnification amounts thereon or payable in respect thereof or in connection therewith, are hereinafter referred to as the “Subordinated Debt”.

(C)         This Amended and Restated Intercompany Subordination Agreement is delivered pursuant to Section 4.02(a)(i)(G) of the Credit Agreement.

SECTION 1.      Subordination. Each Subordinated Creditor and each Obligor agrees that the Subordinated Debt is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Obligations of any such Obligor now or hereafter existing under the Credit Agreement and the other Loan Documents. For the purposes of this Amended and Restated Intercompany Subordination Agreement, the Obligations shall not be deemed to have been paid in full until the payment in full of the Obligations and all other amounts (other than contingent obligations not yet due and owing) payable under the Credit Agreement and the other Loan Documents.

SECTION 2.      Events of Subordination. (a) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of any Obligor or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Debtor Relief Law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Obligor or otherwise, the Lenders shall be entitled to receive payment in full of the Obligations (other than contingent obligations not yet due and owing) before any Subordinated Creditor is entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of such Obligor being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the Administrative Agent for the account of the Lenders for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations until the Obligations (other than contingent obligations) shall have been paid in full.

(b)         In the event that (i) any Event of Default described in Section 8.01(a) of the Credit Agreement shall have occurred and be continuing or (ii) any judicial proceeding shall be pending with respect to any Event of Default, then no payment (including any payment that may be payable by reason of any other Indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Obligations (other than contingent obligations) shall have been paid in full or (y) such Event of Default shall have been cured or waived.

(c)         In the event that any Event of Default (other than an Event of Default described in Section 8.01(a) of the Credit Agreement) shall have occurred and be continuing and the Administrative Agent gives written notice thereof to each Subordinated Creditor, then no payment (including any payment that may be payable by reason of any other indebtedness of any Obligor being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of any Obligor for or on account of any Subordinated Debt, and no Subordinated Creditor shall take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, unless and until (x) the Obligations (other than contingent obligations) shall have been paid in full or (y) such Event of Default shall have been cured or waived.

(d)         Except as otherwise set forth in Sections 2(a) through (c) above, any Obligor is permitted to pay, and any Subordinated Creditor is entitled to receive, any payment or prepayment of principal and interest on the Subordinated Debt.

SECTION 3.      In Furtherance of Subordination. Each Subordinated Creditor agrees as follows:

(a)        If any proceeding referred to in Section 2(a) above is commenced by or against any Obligor,

(i)         the Administrative Agent is hereby irrevocably authorized and

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2

empowered (in its own name or in the name of each Subordinated Creditor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section 2(a) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Debt or enforcing any security interest or other lien securing payment of the Subordinated Debt) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Administrative Agent or the Lenders hereunder; and

(ii)      each Subordinated Creditor shall duly and promptly take such action as the Administrative Agent may request (A) to collect the Subordinated Debt for the account of the Lenders and to file appropriate claims or proofs or claim in respect of the Subordinated Debt, (B) to execute and deliver to the Administrative Agent such powers of attorney, assignments, or other instruments as the Administrative Agent may request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Debt, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.

(b)      All payments or distributions upon or with respect to the Subordinated Debt which are received by each Subordinated Creditor contrary to the provisions of this Amended and Restated Intercompany Subordination Agreement shall be received in trust for the benefit of the Lenders, shall be segregated from other funds and property held by such Subordinated Creditor and shall be forthwith paid over to the Administrative Agent for the account of the Lenders in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Obligations in accordance with the terms of the Credit Agreement.

(c)      The Administrative Agent is hereby authorized to demand specific performance of this Amended and Restated Intercompany Subordination Agreement, whether or not such Obligor shall have complied with any of the provisions hereof applicable to it, at any time when such Subordinated Creditor shall have failed to comply with any of the provisions of this Amended and Restated Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

SECTION 4.    Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Administrative Agent or the Lenders pursuant to the provisions of this Amended and Restated Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any right of subrogation in respect thereof until the Obligations shall have been paid in full.

SECTION 5.    Further Assurances. Each Subordinated Creditor and each Obligor will, at its expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request in writing, in order to protect any right or interest granted or purported to be granted hereby or to enable the Administrative Agent or any Lender to exercise and enforce its rights and remedies hereunder.

SECTION 6.    Agreements in Respect of Subordinated Debt. No Subordinated Creditor will:

(i)	sell, assign, pledge, encumber or otherwise dispose of any of the

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Subordinated Debt unless such sale, assignment, pledge, encumbrance or disposition is made subject to this Amended and Restated Intercompany Subordination Agreement; or

(ii)	permit the terms of any of the Subordinated Debt to be changed in such a manner as to have a material adverse effect upon the rights or interests of the Administrative Agent or any Lender hereunder.

SECTION 7.    Agreement by the Obligors. Each Obligor agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in each case if such payment or other action would be in contravention of the provisions of this Amended and Restated Intercompany Subordination Agreement.

SECTION 8.    Obligations Hereunder Not Affected. All rights and interests of the Administrative Agent and the Lenders hereunder, and all agreements and obligations of each Subordinated Creditor and each Obligor under this Amended and Restated Intercompany Subordination Agreement, shall remain in full force and effect irrespective of:

(i)	any amendment, extension, renewal, compromise, discharge, acceleration or other change in the time for payment or the terms of the Obligations or any part thereof;

(ii)	any taking, holding, exchange, enforcement, waiver, release, failure to perfect, sell or otherwise dispose of any security for payment of the Guaranty or any Obligations;

(iii)	the application of security and directing the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine;

(iv)	the release or substitution of one or more of any endorsers or other guarantors of any of the Obligations;

(v)	the taking of, or failure to take any action which might in any manner or to any extent vary the risks of any Guarantor or which, but for this Section 8 might operate as a discharge of such Guarantor;

(vi)

any defense arising by reason of any disability, change in corporate existence or structure or other defense of any Obligor, any other Guarantor or a Subordinated Creditor, the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of such Obligor, any other Guarantor or a Subordinated Creditor;

(vii)

any defense based on any claim that such Guarantor’s or Subordinated Creditor’s obligations exceed or are more burdensome than those of any Obligor, any other Guarantor or any other subordinated creditor, as applicable;

(viii)	the benefit of any statute of limitations affecting such Guarantor’s or

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Subordinated Creditor’s liability hereunder;

(ix)	any right to proceed against any Obligor, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party, whatsoever;

(x)	any benefit of and any right to participate in any security now or hereafter held by any Secured Party, and

(xi)	to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

This Amended and Restated Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, all as though such payment had not been made.

SECTION 9.    Waiver. Each Subordinated Creditor and each Obligor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Amended and Restated Intercompany Subordination Agreement and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any Obligor or any other person or entity or any collateral.

SECTION 10.    Amendments, Etc. No amendment or waiver of any provision of this Amended and Restated Intercompany Subordination Agreement, and no consent to any departure by any Subordinated Creditor or any Obligor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, such Obligor and each Subordinated Creditor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 11.    Addresses for Notices. (a) Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)

if to any Obligor, any Subordinated Creditor or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule I hereto; and

(ii)	if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through

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electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)         Electronic Communications. Notices and other communications provided for hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or any Obligor or Subordinated Creditor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 13.    No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 14.    Joinder. Upon execution and delivery after the date hereof by any Restricted Subsidiary of a joinder agreement in substantially the form of Exhibit A hereto, each such party shall become an Obligor and/or a Subordinated Creditor, as applicable, hereunder with the same force and effect as if originally named as an Obligor or a Subordinated Creditor, as applicable, hereunder. The rights and obligations of each Obligor and each Subordinated Creditor hereunder shall remain in full force and effect notwithstanding the addition of any new Obligor or Subordinated Creditor as a party to this Amended and Restated Intercompany Subordination Agreement.

SECTION 15.    Governing Law. This Amended and Restated Intercompany Subordination Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States.

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Intercompany Subordination Agreement

6

IN WITNESS WHEREOF, each Subordinated Creditor, each Obligor and each Borrower has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

OBLIGORS:

ZEKELMAN INDUSTRIES, INC.
WHEATLAND TUBE, LLC

By:
Name: Michael P. McNamara, Jr.
Title: Executive Vice President,
Corporate Development and General
Counsel

6582125 CANADA INC.
JMC STEEL CAPITAL LLC
ATLAS ABC CANADA ULC
ATLAS TUBE CANADA ULC
ATLAS TUBE AND METAL SALES INC.
ATLAS TUBE (CHICAGO), LLC
ATLAS TUBE (PLYMOUTH) INC.
ATLAS (USA) HOLDING INC.
M.O.S. INC.

By:
	Name:	Michael P. McNamara, Jr.
	Title:	Vice President and Secretary

Signature Page to

Intercompany Subordination Agreement

Agreed and acknowledged as of the date above written:

GOLDMAN SACHS LENDING PARTNERS LLC,
as Administrative Agent

By

Name:
Title:

Signature Page to

Intercompany Subordination Agreement

Schedule I to the Amended and Restated Intercompany Subordination Agreement

ADDRESSES FOR NOTICES

1.	All notices sent to any Obligor or Guarantor should be sent to:

227 W. Monroe Street – Suite 2600

Chicago, IL 60606

Attention: Mickey McNamara

Mickey.mcnamara@jmcsteel.com

Ph: 216-280-9628

Fax: 216-910-3727

With a copy to:

555 Eleventh Street, NW

Suite 1000

Washington, DC 20004-1304

Attention: Jennifer Van Driesen

Ph: 202-637-2252

Fax: 202-637-2201

Jennifer.VanDriesen@LW.com

Intercompany Subordination Agreement

2.	All notices sent to the Administrative Agent should be sent to:

Email: gs-sbd-admin-contacts@ny.email.gs.com

Tel : (212)902-1099

Fax: (646) 769-7700

With a copy to

Attention: Doug Tansey

douglas.tansey@gs.com

Intercompany Subordination Agreement

Exhibit A to the Amended and Restated Intercompany Subordination Agreement

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _______________, 201_ (this “Joinder”), is delivered pursuant to the Amended and Restated Intercompany Subordination Agreement, dated as of of June 14, 2016 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Intercompany Subordination Agreement”) among Zekelman Industries, Inc., a Delaware corporation (the “Borrower”), the obligors and subordinated creditors party thereto from time to time, Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent, and Goldman Sachs Lending Partners and JPMorgan Chase Bank, N.A., as arrangers and bookrunners. All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercompany Subordination Agreement.

1.      Joinder in the Intercompany Subordination. The undersigned hereby agrees that on and after the date hereof, it shall be an “Obligor” [and/or] a “Subordinated Creditor” under and as defined in the Intercompany Subordination Agreement, hereby assumes and agrees to perform all of the obligations of an Obligor and a Subordinated Creditor thereunder and agrees that it shall comply with and be fully bound by the terms of the Intercompany Subordination Agreement as if it had been a signatory thereto as of the date thereof; provided that the representations and warranties made by the undersigned thereunder shall be deemed true and correct as of the date of this Joinder.

2.      Unconditional Joinder. The undersigned acknowledges that the undersigned’s obligations as a party to this Joinder are unconditional and are not subject to the execution of one or more Joinders by other parties. The undersigned further agrees that it has joined and is fully obligated as an Obligor and a Subordinated Creditor under the Intercompany Subordination Agreement.

3.      Incorporation by Reference. All terms and conditions of the Intercompany Subordination Agreement are hereby incorporated by reference in this Joinder as if set forth in full.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[ ]

By:
Name:
Title:

Intercompany Subordination Agreement

EXHIBIT H

[Form of]

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (“Agreement”), is dated as of March 11, 2011, and entered into by and among John Maneely Company, a Pennsylvania corporation (the “Borrower”), JMC Steel Group, Inc., a Delaware corporation (“Holdings”) the certain Subsidiaries of Holdings that become a party hereto from time to time as a Guarantor, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), in its capacity as administrative agent for the holders of the Revolving Credit Obligations (as defined below) (together with its permitted successors and assigns, the “Revolving Credit Administrative Agent”) and as collateral agent for the holders of the Revolving Credit Obligations (together with its permitted successors and assigns (including in connection with any Refinancing), the “Revolving Credit Collateral Agent”) and JPMorgan, in its capacity as administrative agent for the holders of the Initial Fixed Asset Obligations (as defined below) (together with its permitted successors and assigns, the “Initial Fixed Asset Administrative Agent”) and as collateral agent for the holders of the Initial Fixed Asset Obligations (together with its permitted successors and assigns, the “Initial Fixed Asset Collateral Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below or, if not otherwise defined, the Revolving Credit Pledge and Security Agreement (as such term is defined below).

RECITALS

The Borrower, Holdings, the Guarantors, the lenders and agents party thereto and JPMorgan, as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent, have entered into that certain Revolving Credit and Guaranty Agreement, dated as of the date hereof, providing a revolving credit and letter of credit facility to the Borrowers (as amended, supplemented, amended and restated, replaced, refinanced or otherwise modified from time to time, the “Revolving Credit Agreement”);

Holdings (as borrower thereunder), the lenders from time to time party thereto and JPMorgan, as Initial Fixed Asset Administrative Agent and Initial Fixed Asset Collateral Agent, are party to that certain credit agreement, dated as of the date hereof, providing a term loan facility (as amended, supplemented, amended and restated, replaced, refinanced or otherwise modified from time to time, the “Initial Fixed Asset Facility Agreement”);

The Revolving Credit Agreement and the Initial Fixed Asset Facility Agreement permit the Borrower and Holdings to incur additional indebtedness secured by a Lien on the Collateral ranking equal to the Lien securing the Initial Fixed Asset Facility Agreement;

In order to induce the Revolving Credit Administrative Agent, the Revolving Credit Collateral Agent and the Revolving Credit Lenders to enter into the Revolving Credit Agreement, in order to induce the Initial Fixed Asset Administrative Agent, the Initial Fixed Asset Collateral Agent and the Initial Fixed Asset Lenders to enter into the Initial Fixed Asset Facility Agreement, the Revolving Credit Collateral Agent and the Initial Fixed Asset Collateral

Agent have agreed to the relative priority of their respective Liens on the Collateral and certain other rights, priorities and interests as set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.    Definitions.

1.1. Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“ABL Collateral” means the following assets of the Borrower, and the Guarantors: (a) all accounts receivable (except to the extent constituting proceeds of equipment, real property or intellectual property); (b) all inventory; (c) all instruments, chattel paper and other contracts, in each case, evidencing, or substituted for, any accounts receivable; (d) all Guarantees, letters of credit, security and other credit enhancements in each case for the accounts receivable; (e) all documents of title for any inventory; (f) all commercial tort claims and general intangibles (other than intellectual property) to the extent relating to any of the accounts receivable or inventory; (g) all bank accounts or securities accounts into which any proceeds of accounts receivable or inventory are deposited (including all cash and other funds on deposit therein, except to the extent constituting identifiable proceeds of the Fixed Asset Collateral) but excluding Excluded Accounts (as defined in the Revolving Credit Agreement); (h) all tax refunds; (i) all books and records relating to any of the foregoing; and (j) all substitutions, replacements, accessions, products or proceeds (including, without limitation, insurance proceeds) of any of the foregoing, in each case, except to the extent constituting Excluded Assets; provided, however, that to the extent that identifiable Proceeds of Fixed Asset Collateral are deposited or held in any Deposit Accounts or Securities Accounts that constitute ABL Collateral after an Enforcement Notice, then (as provided in Section 3.5 below) such Collateral or other identifiable Proceeds shall be treated as Fixed Asset Collateral for purposes of this Agreement.

“ABL Foreign Collateral” means all assets of the type constituting ABL Collateral but belonging to any Credit Party that is not a US Credit Party (as defined in the Revolving Credit Agreement).

“Access Acceptance Notice” has the meaning assigned to that term in Section 3.3(b).

“Access Period” means for each parcel of Mortgaged Premises the period, after the commencement of an Enforcement Period, which begins on the day that the Revolving Credit Collateral Agent provides the Controlling Fixed Asset Collateral Agent with the notice of its election to request access to any Mortgaged Premises pursuant to Section 3.3(b) below and ends on the earliest of (i) the 180th day after the Revolving Credit Collateral Agent obtains the ability to use, take physical possession of, remove or otherwise control the use or access to the Collateral located on such Mortgaged Premises following a Collateral Enforcement Action plus such number of days, if any, after the Revolving Credit Collateral Agent obtains access to such Collateral that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to Collateral located on such Mortgaged Premises, (ii) the date on which all or substantially all of the ABL Collateral located on such Mortgaged Premises is sold, collected or liquidated, (iii) the date on which the Discharge of Revolving Credit Obligations occurs and (iv) the date on which the Revolving Credit Default or the Fixed Asset Default that was the subject of the applicable Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the Revolving Credit Collateral Agent or the Controlling Fixed Asset Collateral Agent, as applicable, or waived in writing in accordance with the requirements of the applicable Credit Agreement.

“Additional Fixed Asset Claimholders” means, at any relevant time, the holders of Additional Fixed Asset Obligations at that time.

“Additional Fixed Asset Collateral Agent” means, in the case of any Additional Fixed Asset Instrument and the Additional Fixed Asset Claimholders thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Fixed Asset Instrument that is named as the Representative in respect of such Additional Fixed Asset Instrument hereunder or in the applicable Joinder Agreement.

“Additional Fixed Asset Collateral Documents” means any security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Fixed Asset Obligations owed thereunder to any Additional Fixed Asset Claimholders or under which rights or remedies with respect to such Liens are governed.

“Additional Fixed Asset Debt” means the principal amount of Indebtedness issued or incurred under any Additional Fixed Asset Instrument.

“Additional Fixed Asset Documents” means any Additional Fixed Asset Instrument, Additional Fixed Asset Collateral Document and any other Credit Document (or equivalent term as defined in any Additional Fixed Asset Instrument) and each of the other agreements, documents and instruments providing for or evidencing any other Additional Fixed Asset Obligation, including any document or instrument executed or delivered at any time in connection with any Additional Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Additional Fixed Asset Obligations, to the extent such are effective at the relevant time.

“Additional Fixed Asset Instrument” means any (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, re-

financed, restated, increased, replaced or refunded in whole or in part from time to time in accordance with each applicable Secured Revolver/Initial Fixed Asset Facility Document; provided that neither the Revolving Credit Agreement, the Initial Fixed Asset Facility nor any Refinancing of any of the foregoing in this proviso shall constitute an Additional Fixed Asset Instrument at any time.

“Additional Fixed Asset Obligations” means all obligations of every nature of each Grantor from time to time owed to any Additional Fixed Asset Claimholders or any of their respective Affiliates under any Additional Fixed Asset Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing. “Additional Fixed Asset Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Additional Fixed Asset Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Additional Fixed Asset Secured Parties” means, at any time any trustees, agents and other representatives of the holders of any Additional Fixed Asset Debt, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Additional Fixed Asset Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Additional Fixed Asset Document outstanding at such time.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by agreement or otherwise.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means each of the Bankruptcy Code, any similar federal, state or foreign laws, rules or regulations for the relief of debtors or any reorganization, insolvency, moratorium or assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally.

“Borrower” has the meaning assigned to such term in the Recitals.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash Equivalents” means:

(1)        U.S. Dollars, pounds sterling, euros or the national currency of any participating member state of the European Union;

(2)        securities issued or directly and fully guaranteed or insured by the government of the United States, Canada or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)        certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or higher or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)        repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)        commercial paper issued by a corporation (other than an Affiliate of Holdings) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)        readily marketable direct obligations issued by any state of the United States of America or any municipal or political subdivision thereof with a rating of “AA-” from S&P or “Aa3” from Moody’s or guaranteed by a financial institution with a rating of “AA-” from S&P or “Aa3” from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)        Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8)        investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (6) above; and

(9)        in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (8) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“Cash Management Document” means any certificate, agreement or other document executed by any Revolving Credit Party in respect of the Cash Management Obligations of such Credit Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by any Revolving Credit Approved Counterparty (regardless of whether these or similar services were provided prior to the date hereof by such Approved Counterparty), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Claimholders” means, collectively, the Revolving Credit Claimholders and the Fixed Asset Claimholders.

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting either ABL Collateral or Fixed Asset Collateral. For the avoidance of doubt, ABL Foreign Collateral shall not constitute Collateral under this Agreement.

“Collateral Agents” means, collectively, (i) the Revolving Credit Collateral Agent, (ii) the Initial Fixed Asset Collateral Agent and (iii) each Additional Fixed Asset Collateral Agent.

“Collateral Enforcement Action” means, collectively or individually for one or more of the Collateral Agents, when a Revolving Credit Default or Fixed Asset Default, as the case may be, has occurred and is continuing, whether or not in consultation with any other Collateral Agent, any action by any Collateral Agent to repossess or join any Person in repossessing, or exercise or join any Person in exercising, or institute or maintain or participate in any action or proceeding with respect to, any remedies with respect to any Collateral or commence the judicial enforcement of any of the rights and remedies under the Credit Documents or under any applicable law, but in all cases (i) including, without limitation, (a) instituting or maintaining, or joining any Person in instituting or maintaining, any enforcement, contest, protest, attachment, collection, execution, levy or foreclosure action or proceeding with respect to any Collateral, whether under any Credit Document or otherwise, (b) exercising any right of set-off with respect to any Credit Party or (c) exercising any remedy under any Deposit Account Control Agreement, Securities Account Control Agreement, Landlord Personal Property Collateral Access Agreement, Bailee’s Letter or similar agreement or arrangement and (ii) excluding the imposition of a default rate or late fee; provided, that notwithstanding anything to the contrary in the foregoing, the exercise of rights or remedies by the Revolving Credit Collateral Agent under any Deposit Account Control Agreement or Securities Account Control Agreement during a Liquidity Event Period

(as defined in the Revolving Credit Agreement) shall not constitute a Collateral Enforcement Action under this Agreement. For the avoidance of doubt, the exercise by the Revolving Credit Collateral Agent of any of its rights or remedies against any ABL Foreign Collateral shall not be a Collateral Enforcement Action.

“Commodity Swap Agreement” means any commodity or fuel exchange contract, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging Holdings’ and its Restricted Subsidiaries’ exposure to fluctuations in prices for commodities or fuel and not for speculative purposes.

“Contingent Obligations” means at any time, any indemnification or other similar contingent obligations which are not then due and owing at the time of determination.

“Controlling Additional Fixed Asset Collateral Agent” means Additional Fixed Asset Collateral Agent of the Series of Additional Fixed Asset Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional Fixed Asset Obligations.

“Controlling Fixed Asset Collateral Agent” means (i) until the Discharge of Initial Fixed Asset Obligations, the Initial Fixed Asset Collateral Agent and (ii) from and after the Discharge of Initial Fixed Asset Obligations, the Controlling Additional Fixed Asset Collateral Agent.

“Credit Documents” means, collectively, the Revolving Credit Documents and the Fixed Asset Documents.

“Credit Party” means each Revolving Credit Party and each Fixed Asset Credit Party.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Restricted Subsidiaries’ operations and not for speculative purposes.

“Deposit Account” as defined in the UCC.

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“Discharge of Fixed Asset Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)        payment in full in cash of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under Fixed Asset Documents and constituting Fixed Asset Obligations;

(b)        payment in full in cash of all other Fixed Asset Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and in-

terest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c)        termination or expiration of all commitments, if any, to extend credit that would constitute Fixed Asset Obligations.

“Discharge of Initial Fixed Asset Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)        payment in full in cash of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under Initial Fixed Asset Documents and constituting Initial Fixed Asset Obligations;

(b)        payment in full in cash of all other Initial Fixed Asset Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c)        termination or expiration of all commitments, if any, to extend credit that would constitute Initial Fixed Asset Obligations.

“Discharge of Revolving Credit Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)        payment in full in cash of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under the Revolving Credit Documents and constituting Revolving Credit Obligations;

(b)        payment in full in cash of all other Revolving Credit Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(c)        termination or expiration of all commitments, if any, to extend credit that would constitute Revolving Credit Obligations; and

(d)        termination of all letters of credit issued under the Revolving Credit Documents and constituting Revolving Credit Obligations or providing cash collateral or backstop letters of credit acceptable to the Revolving Credit Administrative Agent in an amount equal to 103% of the applicable outstanding reimbursement obligation (in a manner reasonably satisfactory to the Revolving Credit Administrative Agent).

“Disposition” has the meaning assigned to that term in Section 5.1(b).

“Enforcement Notice” means a written notice delivered, at a time when a Revolving Credit Default or Fixed Asset Default has occurred and is continuing, by either (a) in the case of a Revolving Credit Default, the Revolving Credit Administrative Agent or the Revolving Credit Collateral Agent to the Controlling Fixed Asset Collateral Agent or (b) in the case of a

Fixed Asset Default, the Controlling Fixed Asset Collateral Agent to the Revolving Credit Administrative Agent, in each case, announcing that an Enforcement Period has commenced, specifying the relevant event of default, stating the current balance of the Revolving Credit Obligations or the Fixed Asset Obligations, as applicable, and requesting prompt notification of the current balance of the Fixed Asset Obligations or the Revolving Credit Obligations, as applicable, owing to the noticed party.

“Enforcement Period” means the period of time following the receipt by either the Revolving Credit Administrative Agent or the Controlling Fixed Asset Collateral Agent of an Enforcement Notice until the earliest of (i) in the case of an Enforcement Period commenced by the Controlling Fixed Asset Collateral Agent, the Discharge of Fixed Asset Obligations, (ii) in the case of an Enforcement Period commenced by the Revolving Credit Administrative Agent, the Discharge of Revolving Credit Obligations, (iii) the Revolving Credit Administrative Agent or the Controlling Fixed Asset Collateral Agent (as applicable) agrees in writing to terminate the Enforcement Period, or (iv) the date on which the Revolving Credit Default or the Fixed Asset Default that was the subject of the Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the Revolving Credit Administrative Agent or the Controlling Fixed Asset Collateral Agent, as applicable, or waived in writing in accordance with the requirements of the applicable Credit Documents.

“Fixed Asset Claimholders” means, at any relevant time, the holders of Fixed Asset Obligations at that time, including the Initial Fixed Asset Administrative Agent and each Fixed Asset Collateral Agent.

“Fixed Asset Collateral” means all Collateral other than ABL Collateral.

“Fixed Asset Collateral Agents” means the Initial Fixed Asset Collateral Agent and each Additional Fixed Asset Collateral Agent.

“Fixed Asset Collateral Documents” means the Initial Fixed Asset Security Documents and any Additional Fixed Asset Collateral Documents.

“Fixed Asset Default” means an “Event of Default” or equivalent term (as defined in any of the Fixed Asset Documents).

“Fixed Asset Documents” means the Initial Fixed Asset Documents and any Additional Fixed Asset Documents.

“Fixed Asset Facility Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Fixed Asset Obligations.

“Fixed Asset Mortgages” means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Fixed Asset Obligations or (except for this Agreement) under which rights or remedies with respect to any such Liens are governed.

“Fixed Asset Obligations” means the Initial Fixed Asset Obligations and any Additional Fixed Asset Obligations.

“Fixed Asset Secured Parties” means the Initial Fixed Asset Secured Parties and any Additional Fixed Asset Secured Parties.

“Fixed Asset Standstill Period” has the meaning set forth in Section 3.1(a)(1).

“Grantors” means the Borrower, Holdings, each other Guarantor and each other Person (other than any Excluded Subsidiary (pursuant to and as defined in the definition thereof in the Revolving Credit Agreement)) that is organized under the laws of the United States of America, any State thereof or the District of Columbia that has or may from time to time hereafter execute and deliver a Fixed Asset Collateral Document or a Revolving Credit Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Guarantor” means, collectively, each “Guarantor” as defined in the Initial Fixed Asset Facility Agreement and each “US Guarantor” (other than any Excluded Subsidiary) as defined in the Revolving Credit Agreement.

“Hedge Agreement” means a Swap Contract entered into with a Revolving Credit Approved Counterparty, as applicable.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Hedge Agreements.

“Holdings” has the meaning set forth in the Preamble to this Agreement.

“Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of the Initial Fixed Asset Facility Agreement, the Revolving Credit Agreement or any Additional Fixed Asset Instrument, as applicable.

“Initial Fixed Asset Claimholders” means, at any relevant time, the holders of Initial Fixed Asset Facility Obligations at that time.

“Initial Fixed Asset Collateral Documents” means the “Collateral Documents” (as defined in the Initial Fixed Asset Facility Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Initial Fixed Asset Facility Obligations or under which rights or remedies with respect to such Liens are governed.

“Initial Fixed Asset Documents” means the Initial Fixed Asset Facility Agreement, the Initial Fixed Asset Collateral Documents and the other Loan Documents (as defined in the Initial Fixed Asset Facility Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Initial Fixed Asset Obligation, including, to the extent applicable, any other document or instrument executed or delivered at any time in connection with any Initial Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Initial Fixed Asset Obligations, to the extent such are effective at the relevant time.

“Initial Fixed Asset Facility Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Initial Fixed Asset Obligations” means all obligations of every nature of each Grantor from time to time owed to any Initial Fixed Asset Claimholders or any of their respective Affiliates under the Initial Fixed Asset Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing. “Initial Fixed Asset Obligations” shall include all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Initial Fixed Asset Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Initial Fixed Asset Secured Parties” means, at any time, the Initial Fixed Asset Administrative Agent, the Initial Fixed Asset Collateral Agent, the trustees, agents and other representatives of the holders of the Initial Fixed Asset Obligations (including any holders of Initial Fixed Asset Obligations pursuant to supplements executed in connection with the incurrence of additional Indebtedness under the Initial Fixed Asset Facility Agreement), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Initial Fixed Asset Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Initial Fixed Asset Document outstanding at such time.

“Insolvency or Liquidation Proceeding” means:

(a)        any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor;

(b)        any other voluntary or involuntary insolvency, reorganization, winding-up or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets (other than any merger or consolidation, liquidation, windup or dissolution not involving bankruptcy that is expressly permitted pursuant to of the terms of each Revolving Credit Agreement and each Fixed Asset Facility Agreement);

(c)        any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any merger or consolidation, liquidation, windup or dissolution not involving bankruptcy that is expressly permitted pursuant to the terms of each Revolving Credit Agreement and each Fixed Asset Facility Agreement);

(d)        any case or proceeding seeking arrangement, adjustment, protection, relief or composition of any debt or other property of any Grantor;

(e)        any case or proceeding seeking the entry of an order of relief or the appointment of a custodian, receiver, trustee or other similar proceeding with respect to any Grantor or any property or Indebtedness of any Grantor; or

(f)        any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Intellectual Property” means, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, Trade Secret Licenses and Internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Restricted Subsidiaries’ operations and not for speculative purposes.

“Joinder Agreement” means an agreement substantially in the form of Exhibit A, or in a form otherwise acceptable to each Collateral Agent, after giving effect to Sections 5.3 and 5.7, as applicable

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“JPMorgan” has the meaning assigned to that term in the Preamble of this Agreement.

“Lien” any lien, mortgage, pledge, security interest, assignment by of security, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any lease in the nature thereof (but excluding bona fide operating leases)) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Mortgaged Premises” means any Material Real Estate Asset (as defined in the Revolving Credit Agreement) which shall now or hereafter be subject to a Fixed Asset Mortgage.

“New Agent” has the meaning assigned to that term in Section 5.5.

“New Debt Notice” has the meaning assigned to that term in Section 5.5.

“Non-Controlling Fixed Asset Collateral Agent” means each Fixed Asset Collateral Agent other than the Controlling Fixed Asset Collateral Agent.

“Notice of Occupancy” has the meaning assigned to that term in Section 3.3(b).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock com-

panies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledged Collateral” has the meaning set forth in Section 5.4.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Fixed Asset Documents or the Revolving Credit Documents, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Priority Collateral” with respect to the Revolving Credit Claimholders, all ABL Collateral, and with respect to the Fixed Asset Claimholders, all Fixed Asset Collateral.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recovery” has the meaning set forth in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Revolving Credit Administrative Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Revolving Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement, including, for the avoidance of doubt, any Refinancing of the Revolving Credit Agreement in effect on the Closing Date.

“Revolving Credit Approved Counterparty” has the meaning given to the term “Approved Counterparty” in the Revolving Credit Agreement.

“Revolving Credit Claimholders” means, at any relevant time, the holders of Revolving Credit Obligations at that time, including the Revolving Credit Lenders, the Issuing Banks (as defined in the Revolving Credit Agreement) and the agents under the Revolving Credit Documents and any Revolving Credit Approved Counterparties.

“Revolving Credit Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Revolving Credit Obligations.

“Revolving Credit Collateral Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Revolving Credit Collateral Documents” means the Collateral Documents and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor securing any Revolving Credit Obligations or under which rights or remedies with respect to such Liens are governed, in each case other than the Canadian Collateral Documents (as defined in the Revolving Credit Agreement).

“Revolving Credit Default” means an “Event of Default” (as defined in the Revolving Credit Agreement).

“Revolving Credit Documents” means the Revolving Credit Agreement and the Credit Documents other than the Canadian Collateral Documents (as defined in the Revolving Credit Agreement), each Hedge Agreement, each Cash Management Document and each of the other agreements, documents and instruments providing for or evidencing any other Revolving Credit Obligation, and any other document or instrument executed or delivered at any time in connection with any Revolving Credit Obligations, including any intercreditor or joinder agreement among holders of Revolving Credit Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Revolving Credit Lenders” means the “Lenders” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Revolving Credit Obligations or under which rights or remedies with respect to any such Liens are governed.

“Revolving Credit Obligations” means all obligations of every nature of each Grantor under the Revolving Credit Documents, including obligations from time to time owed to the Revolving Credit Administrative Agent, the Revolving Credit Collateral Agent, the Revolving Credit Lenders or any of them under any Revolving Credit Document, Cash Management Document or Hedge Agreement, whether for principal, interest, (including interest which, but for the filing of a petition in bankruptcy with respect to such Grantor, would have accrued on any obligation, whether or not a claim is allowed against such Grantor for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, fees, expenses, indemnification or otherwise.

“Revolving Credit Party” means each “US Credit Party” as defined in the Revolving Credit Agreement.

“Revolving Credit Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, among the Borrower, Holdings, each of the other grantors from time to time party thereto and JPMorgan Chase Bank, N.A., as collateral agent, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Credit Standstill Period” has the meaning set forth in Section 3.2(a)(1).

“Secured Revolver/Initial Fixed Asset Documents” means the Initial Fixed Asset Documents and the Revolving Credit Documents.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” as defined in the UCC.

“Series” means, with respect to any Fixed Asset Obligations, each of (i) the Initial Fixed Asset Obligations and (ii) the Additional Fixed Asset Obligations incurred pursuant to any Additional Fixed Asset Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Additional Fixed Asset Obligations).

“Swap Contracts” means collectively, each Interest Rate Agreement, each Currency Agreement and each Commodity Swap Agreement.

“Trustee” has the meaning assigned to such term in the Recitals.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of any Collateral Agent’s or any secured party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect from time to time in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

1.2.        Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a)        any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended in accordance with the terms of this Agreement (including in connection with any Refinancing);

(b)        any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c)      the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)      all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e)      all references to terms defined in the UCC in effect in the State of New York shall have the meaning ascribed to them therein (unless otherwise specifically defined herein); and

(f)      the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.  Lien Priorities.

2.1.        Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Fixed Asset Obligations granted on the Collateral or of any Liens securing the Revolving Credit Obligations granted on the Collateral and notwithstanding any provision of any UCC, or any other applicable law or the Revolving Credit Loan Documents or the Fixed Asset Documents or any defect or deficiencies in, or failure to perfect, the Liens securing the Revolving Credit Obligations or Fixed Asset Obligations or any other circumstance whatsoever, the Revolving Credit Collateral Agent, on behalf of itself and/or the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and/or the applicable Fixed Asset Claimholders, hereby each agrees that:

(a)        any Lien of the Revolving Credit Collateral Agent on the ABL Collateral, whether now or hereafter held by or on behalf of the Revolving Credit Collateral Agent or any Revolving Credit Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to all Liens on the ABL Collateral securing any Fixed Asset Obligations; and

(b)        any Lien of any Fixed Asset Collateral Agent on the Fixed Asset Collateral, whether now or hereafter held by or on behalf of such Fixed Asset Collateral Agent, any Fixed Asset Claimholder or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Fixed Asset Collateral securing any Revolving Credit Obligations.

2.2.        Prohibition on Contesting Liens. Each Fixed Asset Collateral Agent, for itself and on behalf of each applicable Fixed Asset Claimholder, and the Revolving Credit Collateral Agent, for itself and on behalf of each Revolving Credit Claimholder, agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Revolving Credit Claimholders, any of the Fixed Asset Claimholders in the Collateral, or the provisions of this Agreement; pro-

vided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Revolving Credit Claimholder or Fixed Asset Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Obligations as provided in Sections 2.1, 3.1 and 3.2.

2.3.    No New Liens. Until the Discharge of Revolving Credit Obligations and the Discharge of Fixed Asset Obligations have not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Holdings, the Borrower or any other Grantor, the parties hereto acknowledge and agree that it is their intention that:

(a)        there shall be no Liens on any asset or property to secure any Fixed Asset Obligation unless a Lien on such asset or property also secures the Revolving Credit Obligations; or

(b)        there shall be no Liens on any asset or property of any Grantor to secure any Revolving Credit Obligations (other than, for the avoidance of doubt, any ABL Foreign Collateral) unless a Lien on such asset or property also secures the Fixed Asset Obligations.

To the extent any additional Liens are granted on any asset or property as described above, the priority of such additional Liens shall be determined in accordance with Section 2.1. In addition, to the extent that Liens are granted on any asset or property to secure any Fixed Asset Obligation or Revolving Credit Obligation, as applicable, and a corresponding Lien is not granted to secured the Revolving Credit Obligations or Fixed Charge Obligations, as applicable, without limiting any other rights and remedies available hereunder, the Revolving Credit Collateral Agent, on behalf of the Revolving Credit Claimholders and each Fixed Asset Collateral Agent, on behalf of the applicable Fixed Asset Claimholders, agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2. For the avoidance of doubt, the Credit Parties that are not US Credit Parties (as defined in the Revolving Credit Agreement) may grant Liens on their assets or property to secure the Revolving Credit Obligations in accordance with the terms of the Revolving Credit Documents but shall not be required to grant liens on such asset or property to secure the Fixed Asset Obligations.

2.4.        Similar Liens and Agreements. The parties hereto agree that it is their intention that the Revolving Credit Collateral (excluding, for the avoidance of doubt, any ABL Foreign Collateral) and the Fixed Asset Facility Collateral be identical. In furtherance of the foregoing and of Section 8.8, the parties hereto agree, subject to the other provisions of this Agreement:

(a)        upon request by the Revolving Credit Collateral Agent or any Fixed Asset Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Revolving Credit Collateral and the Fixed Asset Facility Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Revolving Credit Documents and the Fixed Asset Documents; and

(b)      that the Revolving Credit Collateral Documents, taken as a whole (other than with respect to the ABL Foreign Collateral, any Credit Party that is not a US Credit Party (as defined in the Revolving Credit Agreement) or any Excluded Subsidiary under and as defined in clauses (g) and (h) of the definition thereof in the Revolving Credit Agreement), and the Fixed Asset Collateral Documents, taken as a whole, shall be in all material respects the same forms of documents other than with respect to differences to reflect the nature of the lending arrangements and the first and second lien nature of the Obligations thereunder with respect to the Fixed Asset Collateral and the ABL Collateral.

SECTION 3.    Enforcement.

3.1.        Exercise of Remedies – Restrictions on Fixed Asset Collateral Agents.

(a)        Until the Discharge of Revolving Credit Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders:

(1)        will not exercise or seek to exercise any rights or remedies with respect to any ABL Collateral (including the exercise of any right of setoff or any right under any lockbox agreement or any control agreement with respect to Deposit Accounts or Securities Accounts) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Controlling Fixed Asset Collateral Agent may exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (A) the date on which such Controlling Fixed Asset Collateral Agent declared the existence of a Fixed Asset Default and demanded the repayment of all the principal amount of any Fixed Asset Obligations; and (B) the date on which the Revolving Credit Collateral Agent received notice from such Controlling Fixed Asset Collateral Agent of such declaration of a Fixed Asset Default (the “Fixed Asset Standstill Period”); provided, further, however, that notwithstanding anything herein to the contrary, in no event shall any Fixed Asset Collateral Agent or any Fixed Asset Claimholder exercise any rights or remedies with respect to the ABL Collateral if, notwithstanding the expiration of the Fixed Asset Standstill Period, the Revolving Credit Collateral Agent or Revolving Credit Claimholders shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of such Collateral (prompt notice of such exercise to be given to the Controlling Fixed Asset Collateral Agent);

(2)        will not contest, protest or object to, or otherwise interfere with, any foreclosure proceeding or action brought by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder or any other exercise by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder of any rights and remedies relating to the ABL Collateral, whether under the Revolving Credit Documents or otherwise; and

(3)        subject to their rights under clause (a)(1) above and except as may be permitted in Section 3.1(c), will not object to the forbearance by the Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders from bringing or pursuing any Collateral Enforcement Action;

provided, however, that, in the case of (1), (2) and (3) above, the Liens granted to secure the Fixed Asset Obligations of the Fixed Asset Claimholders shall attach to the Proceeds thereof subject to the relative priorities described in Section 2.

(b)        Until the Discharge of Revolving Credit Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that the Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary Dispositions of ABL Collateral by the respective Grantors after a Revolving Credit Default) make determinations regarding the release, disposition, or restrictions with respect to the ABL Collateral (including, without limitation, exercising remedies under Deposit Account Control Agreements and Securities Account Control Agreements) without any consultation with or the consent of any Fixed Asset Collateral Agent or any Fixed Asset Claimholder; provided, however, that the Lien securing the Fixed Asset Obligations shall remain on the Proceeds (other than those properly applied to the Revolving Credit Obligations) of such Collateral released or disposed of subject to the relative priorities described in Section 2. In exercising rights and remedies with respect to the ABL Collateral, each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that the Revolving Credit Collateral Agent and the Revolving Credit Claimholders may enforce the provisions of the Revolving Credit Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the ABL Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction. Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that it will not seek, and hereby waives any right, to have any ABL Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral.

(c)        Notwithstanding the foregoing, any Fixed Asset Collateral Agent and any Fixed Asset Claimholder may:

(1)        file a claim or statement of interest with respect to the Fixed Asset Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(2)        take any action in order to create, perfect, preserve or protect its Lien on any of the Collateral; provided that such action shall not be inconsistent with the terms of this Agreement and shall not be adverse to the priority status of the Liens on the ABL Collateral, or the rights of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders to exercise remedies in respect thereof;

(3)        file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Fixed Asset Claimholders, in-

cluding any claims secured by the ABL Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)        file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement;

(5)        vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Fixed Asset Obligations and the Fixed Asset Collateral; and

(6)        exercise any of its rights or remedies with respect to any of the Collateral after the termination of the Fixed Asset Standstill Period to the extent permitted by Section 3.1(a)(1).

Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that it will not take or receive any ABL Collateral or any Proceeds of such Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any such Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of Revolving Credit Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(c)(1) and this Section 3.1(c), the sole right of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders with respect to the ABL Collateral is to hold a Lien on such Collateral pursuant to the Fixed Asset Collateral Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Revolving Credit Obligations has occurred.

(d)        Subject to Sections 3.l(a) and (c) and Section 6.3(c)(1):

(1)        each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that it will not, except as not prohibited herein, take any action that would hinder any exercise of remedies under the Revolving Credit Documents or that is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the ABL Collateral, whether by foreclosure or otherwise;

(2)        each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, hereby waives any and all rights it or the applicable Fixed Asset Claimholders may have as a junior lien creditor with respect to the ABL Collateral or otherwise to object to the manner in which the Revolving Credit Collateral Agent or the Revolving Credit Claimholders seek to enforce or collect the Revolving Credit Obligations or the Liens on the ABL Collateral securing the Revolving Credit Obligations granted in any of the Revolving Credit Documents or undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the Revolving Credit Collateral Agent or Revolving Credit Claimholders is adverse to the interest of the Fixed Asset Claimholders; and

(3)        each Fixed Asset Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any of the Fixed Asset Collateral Documents or any other Fixed Asset Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders with respect to the ABL Collateral as set forth in this Agreement and the Revolving Credit Documents.

(e)        Except as otherwise specifically set forth in Sections 3.1(a) and (d) and 3.5, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may exercise rights and remedies as unsecured creditors against any Grantor and may exercise rights and remedies with respect to the Fixed Asset Collateral, in each case, in accordance with the terms of the applicable Fixed Asset Documents and applicable law; provided, however, that in the event that any Fixed Asset Claimholder becomes a judgment Lien creditor in respect of ABL Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Fixed Asset Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Revolving Credit Obligations) as the other Liens securing the Fixed Asset Obligations are subject to this Agreement.

(f)        Nothing in this Agreement shall prohibit the receipt by any Fixed Asset Collateral Agent or any Fixed Asset Claimholders of payments of interest, principal and other amounts owed in respect of the applicable Fixed Asset Obligations so long as such receipt is not the direct or indirect result of the exercise by such Fixed Asset Collateral Agent or any Fixed Asset Claimholders of rights or remedies as a secured creditor (including set-off) or enforcement of any Lien held by any of them, in each case in contravention of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Revolving Credit Collateral Agent or the Revolving Credit Claimholders may have against the Grantors under the Revolving Credit Documents, other than with respect to the Fixed Asset Collateral solely to the extent expressly provided herein.

3.2.    Exercise of Remedies – Restrictions on Revolving Credit Collateral Agent.

(a)        Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Revolving Credit Collateral Agent and the Revolving Credit Claimholders:

(1)        will not exercise or seek to exercise any rights or remedies with respect to any Fixed Asset Collateral or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Revolving Credit Collateral Agent may exercise the rights provided for in Section 3.3 (with respect to any Access Period) and may exercise any or all such other rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (A) the date on which the Revolving Credit Collateral Agent declared the existence of any Revolving Credit Default and demanded the repayment of all the principal amount of any Revolving Credit Obligations; and (B) the date on which the Controlling Fixed Asset Collateral Agent received notice from the Revolving Credit Collateral Agent of such declaration of a Revolving Credit Default (the “Revolving Credit Standstill Period”); pro-

vided, further, however, that notwithstanding anything herein to the contrary, in no event shall the Revolving Credit Collateral Agent or any Revolving Credit Claimholder exercise any rights or remedies (other than those under Section 3.3) with respect to the Fixed Asset Collateral if, notwithstanding the expiration of the Revolving Credit Standstill Period, the Controlling Fixed Asset Collateral Agent shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of such Collateral (prompt notice of such exercise to be given to the Revolving Credit Collateral Agent);

(2)        will not contest, protest or object to, or otherwise interfere with, any foreclosure proceeding or action brought by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder or any other exercise by a Fixed Asset Collateral Agent or any Fixed Asset Claimholder of any rights and remedies relating to the Fixed Asset Collateral, whether under the Fixed Asset Documents or otherwise; and

(3)        subject to their rights under clause (a)(1) above and except as may be permitted in Section 3.2(c), will not object to the forbearance by any Fixed Asset Collateral Agent or Fixed Asset Claimholders from bringing or pursuing any Collateral Enforcement Action;

provided, however, that in the case of (1), (2) and (3) above, the Liens granted to secure the Revolving Credit Obligations of the Revolving Credit Claimholders shall attach to the Proceeds thereof subject to the relative priorities described in Section 2.

(b)        Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that the Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary Dispositions of Fixed Asset Collateral by the respective Grantors after a Fixed Asset Default) make determinations regarding the release, disposition, or restrictions with respect to the Fixed Asset Collateral without any consultation with or the consent of the Revolving Credit Collateral Agent or any Revolving Credit Claimholder; provided, however, that the Lien securing the Revolving Credit Obligations shall remain on the Proceeds (other than those properly applied to the Fixed Asset Obligations) of such Collateral released or disposed of subject to the relative priorities described in Section 2. In exercising rights and remedies with respect to the Fixed Asset Collateral, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may enforce the provisions of the Fixed Asset Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the Fixed Asset Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

(c)        Notwithstanding the foregoing, the Revolving Credit Collateral Agent and any Revolving Credit Claimholder may:

(1)        file a claim or statement of interest with respect to the Revolving Credit Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(2)        take any action in order to create, perfect, preserve or protect its Lien on any of the Collateral; provided that such action shall not be inconsistent with the terms of this Agreement and shall not be adverse to the priority status of the Liens on the Fixed Asset Collateral, or the rights of any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders to exercise remedies in respect thereof;

(3)        file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Revolving Credit Claimholders, including any claims secured by the Fixed Asset Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)        file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement;

(5)        vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Revolving Credit Obligations and the ABL Collateral; and

(6)        exercise any of its rights or remedies with respect to any of the Collateral after the termination of the Revolving Credit Standstill Period to the extent permitted by Section 3.2(a)(1).

The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that it will not take or receive any Fixed Asset Collateral or any Proceeds of such Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any such Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of Fixed Asset Obligations has occurred, except as expressly provided in Sections 3.2(a), 3.3, 3.4, 6.3(c)(2) and this Section 3.2(c), the sole right of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders with respect to the Fixed Asset Collateral is to hold a Lien on such Collateral pursuant to the Revolving Credit Collateral Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Fixed Asset Obligations has occurred.

(d)        Subject to Sections 3.2(a) and (c) and Sections 3.3 and 6.3(c)(2):

(1)        the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, agrees that the Revolving Credit Collateral Agent and the Revolving Credit Claimholders will not, except as not prohibited herein, take any action that would hinder any exercise of remedies under the Fixed Asset Documents or that is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Fixed Asset Collateral, whether by foreclosure or otherwise;

(2)        the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby waives any and all rights it or the Revolving Credit Claimholders may have as a junior lien creditor with respect to the Fixed Asset Collateral or otherwise to object to the manner in which the any Fixed Asset Collateral Agent or the Fixed Asset Claimholders seek to enforce or collect the Fixed Asset Obligations or the Liens on the Fixed Asset Collateral securing the Fixed Asset Obligations granted in any of the Fixed Asset Documents or undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders is adverse to the interest of the Revolving Credit Claimholders; and

(3)        the Revolving Credit Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any of the Revolving Credit Collateral Documents or any other Revolving Credit Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders with respect to the Fixed Asset Collateral as set forth in this Agreement and the Fixed Asset Documents.

(e)        Except as otherwise specifically set forth in Sections 3.2(a) and (d) and 3.5, the Revolving Credit Collateral Agent and the Revolving Credit Claimholders may exercise rights and remedies as unsecured creditors against any Grantor and may exercise rights and remedies with respect to the ABL Collateral, in each case, in accordance with the terms of the Revolving Credit Documents and applicable law; provided, however, that in the event that any Revolving Credit Claimholder becomes a judgment Lien creditor in respect of Fixed Asset Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Revolving Credit Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Fixed Asset Obligations) as the other Liens securing the Revolving Credit Obligations are subject to this Agreement.

(f)        Nothing in this Agreement shall prohibit the receipt by the Revolving Credit Collateral Agent or any Revolving Credit Claimholders of payments of interest, principal and other amounts owed in respect of the Revolving Credit Obligations so long as such receipt is not the direct or indirect result of the exercise by the Revolving Credit Collateral Agent or any Revolving Credit Claimholders of rights or remedies as a secured creditor (including set-off) or enforcement of any Lien held by any of them, in each case in contravention of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Fixed Asset Collateral Agents or the Fixed Asset Claimholders may have against the Grantors under the Fixed Asset Documents, other than with respect to the ABL Collateral solely to the extent expressly provided herein.

3.3.      Exercise of Remedies – Collateral Access Rights.

(a)        The Revolving Credit Collateral Agent and the Fixed Asset Collateral Agents agree not to commence any Collateral Enforcement Action until an Enforcement Notice has been given to the other Collateral Agent. Subject to the provisions of Sections 3.1 and 3.2 above, either Collateral Agent may join in any judicial proceedings commenced by the other Collateral Agent to enforce Liens on the Collateral, provided that neither Collateral Agent, nor the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, shall interfere with the Collateral Enforcement Actions of the other with respect to Collateral in which such party has the priority Lien in accordance herewith.

(b)        If any Fixed Asset Collateral Agent, or any agent or representative of any Fixed Asset Collateral Agent, or any receiver, shall obtain possession or physical control of any of the Mortgaged Premises, such Fixed Asset Collateral Agent shall promptly notify the Revolving Credit Collateral Agent of that fact (such notice, a “Notice of Occupancy”) and the Revolving Credit Collateral Agent shall, within ten (10) Business Days thereafter, notify the Controlling Fixed Asset Collateral Agent as to whether the Revolving Credit Collateral Agent desires to exercise access rights under this Agreement (such notice, an “Access Acceptance Notice”), at which time the parties shall confer in good faith to coordinate with respect to the Revolving Credit Collateral Agent’s exercise of such access rights; provided, that it is understood and agreed that the Fixed Asset Collateral Agents shall obtain possession or physical control of the Mortgaged Premises in the manner provided in the applicable Fixed Asset Collateral Documents and in the manner provided herein. Access rights may apply to differing parcels of Mortgaged Premises at differing times, in which case, a differing Access Period may apply to each such property. In the event that the Revolving Credit Collateral Agent elects to exercise its access rights as provided in this Agreement, each Fixed Asset Collateral Agent agrees, for itself and on behalf of the applicable Fixed Asset Claimholders, that in the event that any Fixed Asset Claimholder exercises its rights to sell or otherwise dispose of any Mortgaged Premises, whether before or after the delivery of a Notice of Occupancy to the Revolving Credit Collateral Agent, the Fixed Asset Collateral Agents shall (i) provide access rights to the Revolving Credit Collateral Agent for the duration of the Access Period in accordance with this Agreement and (ii) if such a sale or other disposition occurs prior to the Revolving Credit Collateral Agent delivering an Access Acceptance Notice during the time period provided therefor, or if applicable, the expiration of the applicable Access Period, shall ensure that the purchaser or other transferee of such Mortgaged Premises provides the Revolving Credit Collateral Agent the opportunity to exercise its access rights, and upon delivery of an Access Acceptance Notice to such purchaser or transferee, continued access rights to the Revolving Credit for the duration of the applicable Access Period, in the manner and to the extent required by this Agreement.

(c)        Upon delivery of notice to the Controlling Fixed Asset Collateral Agent as provided in Section 3.3(b), the Access Period shall commence for the subject parcel of Mortgaged Premises. During the Access Period, the Revolving Credit Collateral Agent and its agents, representatives and designees shall have a non-exclusive right to have access to, and a rent free right to use, the Fixed Asset Collateral for the purpose of arranging for and effecting the sale or disposition of ABL Collateral, including the production, completion, packaging and other preparation of such ABL Collateral for sale or disposition. During any such Access Period, the Revolving Credit Collateral Agent and its agents, representatives and designees (and Persons em-

ployed on their respective behalves), may continue to operate, service, maintain, process and sell the ABL Collateral, as well as to engage in bulk sales of ABL Collateral. The Revolving Credit Collateral Agent shall take proper care of any Fixed Asset Collateral that is used by the Revolving Credit Collateral Agent during the Access Period and repair and replace any damage (ordinary wear-and-tear excepted) caused by the Revolving Credit Collateral Agent or its agents, representatives or designees and the Revolving Credit Collateral Agent shall comply with all applicable laws in connection with its use or occupancy of the Fixed Asset Collateral. The Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall (to the extent that there are sufficient available proceeds of ABL Collateral for the purposes of paying such indemnity) indemnify and hold harmless the Fixed Asset Collateral Agents and the Fixed Asset Claimholders for any injury or damage to Persons or property caused by the acts or omissions of Persons under its control. The Revolving Credit Collateral Agent and the Fixed Asset Collateral Agents shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of the Fixed Asset Collateral Agents to show the Fixed Asset Collateral to prospective purchasers and to ready the Fixed Asset Collateral for sale.

(d)        If any order or injunction is issued or stay is granted which prohibits the Revolving Credit Collateral Agent from exercising any of its rights hereunder, then at the Revolving Credit Collateral Agent’s option, the Access Period granted to the Revolving Credit Collateral Agent under this Section 3.3 shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining as required under this Section 3.3. If any Fixed Asset Collateral Agent shall foreclose or otherwise sell any of the Fixed Asset Collateral, such Fixed Asset Collateral Agent will notify the buyer thereof of the existence of this Agreement and that the buyer is acquiring the Fixed Asset Collateral subject to the terms of this Agreement.

(e)        The Grantors hereby agree with the Fixed Asset Collateral Agents that the Revolving Credit Collateral Agent shall have access, during the Access Period, as described herein and each such Grantor that owns any of the Mortgaged Premises grants a non-exclusive easement in gross over its property to permit the uses by the Revolving Credit Collateral Agent contemplated by this Section 3.3. Each Fixed Asset Collateral Agent consents to such easement and to the recordation of a collateral access easement agreement, in form and substance reasonably acceptable to the Controlling Fixed Asset Collateral Agent, in the relevant real estate records with respect to each parcel of real property that is now or hereafter subject to a Fixed Asset Mortgage. The Revolving Credit Collateral Agent agrees that upon either a Discharge of Revolving Credit Obligations or the expiration of the final Access Period with respect to any parcel of property covered by a Fixed Asset Mortgage, it shall, upon request, execute and deliver to the Controlling Fixed Asset Collateral Agent, or if a Discharge of Fixed Asset Obligations has occurred, to the respective Grantor, such documentation, in recordable form, as may reasonably be requested to terminate any and all rights with respect to such Access Periods.

3.4.        Exercise of Remedies – Intellectual Property Rights/Access to Information. Each Fixed Asset Collateral Agent and each Grantor hereby grants (to the full extent of their respective rights and interests) the Revolving Credit Collateral Agent and its agents, representatives and designees (a) a royalty free, rent free non-exclusive license and lease to use all of the Fixed Asset Collateral constituting Intellectual Property, to complete the sale of inventory and (b) a royalty free non-exclusive license (which will be binding on any successor or assignee of the Intellectual Property) to use any and all Intellectual Property, in each case, at any time in connection with its Collateral Enforcement Action; provided, however, the royalty free, rent free non-exclusive license and lease granted in clause (a) shall immediately expire upon the sale, lease, transfer or other disposition of all such inventory.

3.5.    Exercise of Remedies – Set Off and Tracing of and Priorities in Proceeds.

(a)     The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, acknowledges and agrees that, to the extent the Revolving Credit Collateral Agent or any Revolving Credit Claimholder exercises its rights of setoff against any Grantors’ Deposit Accounts or Securities Accounts that contain identifiable Proceeds of Fixed Asset Collateral, a percentage of the amount of such setoff equal to the percentage that such Proceeds bear to the total amount on deposit in or credited to the balance of such Deposit Accounts or Securities Accounts shall be deemed to constitute Fixed Asset Collateral, which amount shall be held and distributed pursuant to Section 4.3; provided, however that the foregoing shall not apply to any setoff by the Revolving Credit Collateral Agent against any ABL Collateral to the extent applied to the payment of Revolving Credit Obligations.

(b)     Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, also agrees that prior to an issuance of an Enforcement Notice, all funds deposited in an account subject to a Deposit Account Control Agreement or a Securities Account Control Agreement (in each case as defined in the Revolving Credit Agreement) that constitute ABL Collateral and then applied to the Revolving Credit Obligations shall be treated as ABL Collateral and, unless the Revolving Credit Collateral Agent has actual knowledge to the contrary, any claim that payments made to the Revolving Credit Collateral Agent through the Deposit Accounts and Securities Accounts that are subject to such Deposit Account Control Agreements or Securities Account Control Agreements, respectively, are Proceeds of or otherwise constitute Fixed Asset Collateral are waived by the Fixed Asset Collateral Agents and the Fixed Asset Claimholders.

(c)     The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, further agree that prior to an issuance of an Enforcement Notice, any Proceeds of Collateral, whether or not deposited in an account subject to a Deposit Account Control Agreement or a Securities Account Control Agreement, shall not (as between the Collateral Agents, the Revolving Credit Claimholders and the Fixed Asset Claimholders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral.

SECTION 4. Payments.

4.1.    Application of Proceeds.

(a)     So long as the Discharge of Revolving Credit Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, all ABL Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder, shall be applied by the Revolving Credit Collateral Agent to the Revolving Credit Obligations in such order as specified in the relevant Revolving Credit Documents. Upon the Discharge of Revolving Credit Obligations, the Revolving Credit Collateral Agent shall deliver to the Controlling Fixed Asset Collateral Agent any Collateral and Proceeds of Collateral held by it as a result of the exercise of remedies in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Controlling Fixed Asset Collateral Agent to the Fixed Asset Obligations in such order as specified in Section 4.1(b).

(b)     So long as the Discharge of Fixed Asset Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, all Fixed Asset Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, shall be applied by the Controlling Fixed Asset Collateral Agent to the Fixed Asset Obligations in the following order: first, to payment of that portion of the Fixed Asset Obligations constituting fees, indemnities, expenses and other amounts payable to each Fixed Asset Collateral Agent in its capacity as such pursuant to the terms of any Fixed Asset Document; second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Fixed Asset Claimholders pursuant to the terms of any Fixed Asset Document; and third, to the payment in full of Fixed Asset Obligations of each Series on a ratable basis, and with respect to the Fixed Asset Obligations of a given Series in accordance with the terms of the terms of the applicable Fixed Asset Documents. Upon the Discharge of Fixed Asset Obligations, each Fixed Asset Collateral Agent shall deliver to the Revolving Credit Collateral Agent any Collateral and Proceeds of Collateral held by it as a result of the exercise of remedies in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Revolving Credit Collateral Agent to the Revolving Credit Obligations in such order as specified in the Revolving Credit Collateral Documents.

4.2.     Payments Over in Violation of Agreement. So long as neither the Discharge of Revolving Credit Obligations nor the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, any Collateral or Proceeds thereof (including assets or Proceeds subject to Liens referred to in the final sentence of Section 2.3) received by any Collateral Agent or any Fixed Asset Claimholders or Revolving Credit Claimholders in connection with the exercise of any right or remedy (including set-off) relating to the Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the appropriate Collateral Agent for the benefit of the Fixed Asset Claimholders or the Revolving Credit Claimholders, as the case may be, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Each Collateral Agent is hereby authorized by the other Collateral Agent to make any such endorsements as agent for the other Collateral Agent or any Fixed Asset Claimholders or Revolving Credit Claimholders, as the case may be. This authorization is coupled with an interest and is irrevocable until the Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations.

4.3.    Application of Payments. Subject to the other terms of this Agreement, all payments received by (a) the Revolving Credit Collateral Agent or the Revolving Credit Claimholders may be applied, reversed and reapplied, in whole or in part, to the Revolving Credit Obligations to the extent provided for in the Revolving Credit Documents and (b) the Fixed Asset Collateral Agents or the Fixed Asset Claimholders may be applied, reversed and reapplied, in whole or in part, to the Fixed Asset Obligations in the order set forth in Section 4.1(b).

4.4.    Reinstatement.

(a)     To the extent any payment with respect to any Revolving Credit Obligation (whether by or on behalf of any Grantor, as Proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Fixed Asset Claimholders, receiver or similar Person, whether in connection with any Insolvency or Liquidation Proceeding or otherwise, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Revolving Credit Claimholders and the Fixed Asset Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including, without limitation, Post-Petition Interest) to be paid pursuant to the Revolving Credit Documents are disallowed by order of any court, including, without limitation, by order of a Bankruptcy Court in any Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including, without limitation, Post-Petition Interest) shall, as between the Revolving Credit Claimholders and the Fixed Asset Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Revolving Credit Obligations.”

(b)     To the extent any payment with respect to any Fixed Asset Obligation (whether by or on behalf of any Grantor, as Proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Revolving Credit Claimholders, receiver or similar Person, whether in connection with any Insolvency or Liquidation Proceeding or otherwise, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Fixed Asset Claimholders and the Revolving Credit Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including, without limitation, Post-Petition Interest) to be paid pursuant to the Fixed Asset Documents are disallowed by order of any court, including, without limitation, by order of a Bankruptcy Court in any Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including, without limitation, Post-Petition Interest) shall, as between the Fixed Asset Claimholders and the Revolving Credit Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Fixed Asset Obligations.”

SECTION 5.  Other Agreements.

5.1.    Releases.

(a)    (i)     If in connection with the exercise of the Revolving Credit Collateral Agent’s remedies in respect of any Collateral as provided for in Section 3.1, the Revolving

Credit Collateral Agent, for itself or on behalf of any of the Revolving Credit Claimholders, releases any of its Liens on any part of the ABL Collateral, then the Liens, if any, of each Fixed Asset Collateral Agent, for itself or for the benefit of the Fixed Asset Claimholders, on the ABL Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released. Each Fixed Asset Collateral Agent, for itself or on behalf of any such Fixed Asset Claimholders, promptly shall execute and deliver to the Revolving Credit Collateral Agent or such Grantor such termination statements, releases and other documents as the Revolving Credit Collateral Agent or such Grantor may request to effectively confirm such release.

(ii)     If in connection with the exercise of the Controlling Fixed Asset Collateral Agent’s remedies in respect of any Collateral as provided for in Section 3.2, the Controlling Fixed Asset Collateral Agent, for itself or on behalf of any of the Fixed Asset Claimholders, releases any of its Liens on any part of the Fixed Asset Collateral, then (x) the Liens, if any, of the Revolving Credit Collateral Agent, for itself or for the benefit of the Revolving Credit Claimholders, on the Fixed Asset Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released and (y) the Liens, if any, of each Non-Controlling Fixed Asset Collateral Agent, for itself or for the benefit of the applicable Fixed Asset Claimholders, on the Fixed Asset Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released. The Revolving Credit Collateral Agent, for itself or on behalf of any such Revolving Credit Claimholders, and each Non-Controlling Fixed Asset Collateral Agent, for itself or on behalf of any applicable Fixed Asset Claimholders, promptly shall execute and deliver to the Controlling Fixed Asset Collateral Agent or such Grantor such termination statements, releases and other documents as the Controlling Fixed Asset Collateral Agent or such Grantor may request to effectively confirm such release.

(b)     If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) permitted under the terms of both the Revolving Credit Documents and the Fixed Asset Documents (other than in connection with the exercise of the respective Collateral Agent’s rights and remedies in respect of the Collateral as provided for in Sections 3.1 and 3.2), (i) the Revolving Credit Collateral Agent, for itself or on behalf of any of the Revolving Credit Claimholders, releases any of its Liens on any part of the ABL Collateral, in each case other than (A) in connection with the Discharge of Revolving Credit Obligations or (B) after the occurrence and during the continuance of a Fixed Asset Default, then the Liens, if any, of each Fixed Asset Collateral Agent, for itself or for the benefit of the applicable Fixed Asset Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released, and (ii) the Controlling Fixed Asset Collateral Agent, for itself or on behalf of any of the applicable Fixed Asset Claimholders, releases any of its Liens on any part of the Fixed Asset Collateral, in each case other than (A) in connection with the Discharge of Fixed Asset Obligations or (B) after the occurrence and during the continuance of a Revolving Credit Default, then the Liens, if any, of (x) the Revolving Credit Collateral Agent, for itself or for the benefit of the Revolving Credit Claimholders and (y) each Non-Controlling Fixed Asset Collateral Agent, for itself or for the benefit of the applicable Fixed Asset Claimholders, on such Collateral (or, if such Collateral includes the Capital Stock of any Subsidiary, the Liens on Collateral owned by such Subsidiary) shall be automatically, unconditionally and simultaneously released. The Revolving Credit Collateral Agent and each Fixed Asset Collateral Agent, each for itself and on behalf of any such Revolving Credit Claimholders or Fixed Asset Claimholders, as the case may be, promptly shall execute and deliver to the other Collateral Agents or such Grantor such termination statements, releases and other documents as the other Collateral Agents or such Grantor may request to effectively confirm such release.

(c)     Until the Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations shall occur, the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, as the case may be, hereby irrevocably constitutes and appoints the other Collateral Agents and any officer or agent of the other Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the other Collateral Agent or such holder or in the Collateral Agent’s own name, from time to time in such Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

(d)     Until the Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations shall occur, to the extent that the Collateral Agents or the Revolving Credit Claimholders or the Fixed Asset Claimholders (i) have released any Lien on Collateral and such Lien is later reinstated or (ii) obtain any new Liens from any Grantor (other than, for the avoidance of doubt, any Liens on ABL Foreign Collateral), then each other Collateral Agent, for itself and for the Revolving Credit Claimholders or applicable Fixed Asset Claimholders, as the case may be, shall be granted a Lien on any such Collateral, subject to the lien priority provisions of this Agreement.

5.2.     Insurance.

(a)     Unless and until the Discharge of Revolving Credit Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Revolving Credit Documents, each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders agrees, that (i) in accordance with the terms of the applicable Credit Documents, the Revolving Credit Collateral Agent shall have the sole and exclusive right to adjust settlement for any insurance policy covering the ABL Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral; (ii) in accordance with the terms of the applicable Credit Documents, all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of such Collateral and to the extent required by the Revolving Credit Documents shall be paid to the Revolving Credit Collateral Agent for the benefit of the Revolving Credit Claimholders pursuant to the terms of the Revolving Credit Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, to the extent no Revolving Credit Obligations are outstanding, and subject to the rights of the Grantors under the Fixed Asset Documents, to the Fixed Asset Collateral Agents for the benefit of the Fixed Asset Claimholders to the extent required under the Fixed Asset Collateral Documents and then, to the extent no Fixed Asset Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct, and (iii) if any Fixed Asset Collateral Agent or any Fixed Asset Claimholders shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the Revolving Credit Collateral Agent in accordance with the terms of Section 4.2.

(b)     Unless and until the Discharge of Fixed Asset Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Fixed Asset Documents, the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, agrees that (i) in accordance with the terms of the applicable Credit Documents, the Controlling Fixed Asset Collateral Agent, for itself and on behalf of the Fixed Asset Claimholders shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Fixed Asset Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral; (ii) in accordance with the terms of the applicable Credit Documents, all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of such Collateral and to the extent required by the Fixed Asset Documents shall be paid to the Fixed Asset Collateral Agents for the benefit of the Fixed Asset Claimholders pursuant to the terms of the Fixed Asset Documents and thereafter, to the extent no Fixed Asset Obligations are outstanding, and subject to the rights of the Grantors under the Revolving Credit Documents, to the Revolving Credit Collateral Agent for the benefit of the Revolving Credit Claimholders to the extent required under the Revolving Credit Collateral Documents and then, to the extent no Revolving Credit Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct, and (iii) in accordance with the terms of the applicable Credit Documents, if the Revolving Credit Collateral Agent or any Revolving Credit Claimholders shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the Controlling Fixed Asset Collateral Agent in accordance with the terms of Section 4.2.

(c)     To effectuate the foregoing, the Collateral Agents shall each receive separate lender’s loss payable endorsements naming themselves as loss payee and additional insured, as their interests may appear, with respect to policies which insure Collateral hereunder. To the extent any Proceeds are received for business interruption or for any liability or indemnification and those Proceeds are not compensation for a casualty loss with respect to the Fixed Asset Collateral, such Proceeds shall first be applied to repay the Revolving Credit Obligations (to the extent required pursuant to the Revolving Credit Agreement) and then be applied, to the extent required by the Fixed Asset Documents, to the Fixed Asset Obligations.

5.3.    Amendments to Revolving Credit Documents and Fixed Asset Documents; Refinancing.

(a)     The Fixed Asset Documents may be amended, amended and restated, replaced, supplemented or otherwise modified in accordance with their terms and the Fixed Asset Obligations may be Refinanced, in each case, without notice to, or the consent of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that the holders of such Re-

financing debt, or their respective agent or representative on the behalf of such holders, bind themselves in a writing addressed to the Revolving Credit Collateral Agent and any other existing Collateral Agentsto the terms of this Agreement and (ii) any such amendment, supplement, modification or Refinancing shall not contravene any provision of this Agreement.

(b)     The Revolving Credit Documents may be amended, amended and restated, replaced, supplemented or otherwise modified in accordance with their terms and the Revolving Credit Agreement may be Refinanced, in each case, without notice to, or the consent of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that the holders of such Refinancing debt, or their respective agent or representative on the behalf of such holders, bind themselves in a writing addressed to the Fixed Asset Collateral Agents to the terms of this Agreement and any such amendment, supplement, modification or Refinancing shall not contravene any provision of this Agreement.

(c)     On or after any Refinancing, and the receipt of notice thereof, which notice shall include the identity of an new or replacement Collateral Agent or other agent serving the same or similar function, each existing Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Intercreditor Agreement) as Holdings, the Borrower or such new or replacement Collateral Agent may reasonably request in order to provide to such new or replacement Collateral Agent the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Intercreditor Agreement.

(d)     The Revolving Credit Collateral Agent and each Fixed Asset Collateral Agent shall each use good faith efforts to notify the other parties hereto of any written amendment or modification to any Revolving Credit Loan Document or any Fixed Asset Document, as applicable, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party.

5.4.   Bailees for Perfection.

(a)     Each Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, and as bailee for the other Collateral Agents (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the Revolving Credit Documents and the Fixed Asset Documents, respectively, subject to the terms and conditions of this Section 5.4.

(b)     No Collateral Agent shall have any obligation whatsoever to the other Collateral Agents, to any Revolving Credit Claimholder, or to any Fixed Asset Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the respective Collateral Agents under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of Revolving Credit Obligations or Discharge of Fixed Asset Obligations, as the case may be, as provided in paragraph (d) below.

(c)     No Collateral Agent acting pursuant to this Section 5.4 shall have by reason of the Revolving Credit Documents, the Fixed Asset Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agent, or any Revolving Credit Claimholders or any Fixed Asset Claimholders.

(d)     Upon the Discharge of Revolving Credit Obligations or the Discharge of Fixed Asset Obligations, as the case may be, the Collateral Agent under the debt facility which has been discharged shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements and without recourse or warranty, first, to the other Collateral Agent (for the avoidance of doubt, in the case of the Discharge of Revolving Credit Obligations, to the Controlling Fixed Asset Collateral Agent) to the extent the other Obligations (other than Contingent Obligations) remain outstanding, and second, to the applicable Grantor to the extent no Revolving Credit Obligations or Fixed Asset Obligations (in each case, other than Contingent Obligations not yet due and payable), as the case may be, remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral). Each Collateral Agent further agrees, to the extent that any other Obligations (other than applicable Contingent Obligations) remain outstanding, to take all other commercially reasonable action as shall be reasonably requested by the other Collateral Agent, at the sole cost and expense of the Credit Parties, to permit such other Collateral Agent to obtain, for the benefit of the Revolving Credit Claimholders or Fixed Asset Claimholders, as applicable, a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

(e)     Subject to the terms of this Agreement, (i) so long as the Discharge of Revolving Credit Obligations has not occurred, the Revolving Credit Collateral Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other Revolving Credit Documents, but only to the extent that such Collateral constitutes ABL Collateral, as if the Liens of the Fixed Asset Collateral Agents and Fixed Asset Claimholders did not exist and (ii) so long as the Discharge of Fixed Asset Obligations has not occurred, the Controlling Fixed Asset Collateral Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other Fixed Asset Documents, but only to the extent that such Collateral constitutes Fixed Asset Collateral, as if the Liens of the Revolving Credit Collateral Agent and Revolving Credit Claimholders did not exist. In furtherance of the foregoing, promptly following the Discharge of Revolving Credit Obligations, unless a New Debt Notice in respect of new Revolving Credit Documents shall have been delivered as provided in Section 5.5 below, the Revolving Credit Collateral Agent hereby agrees to deliver, at the cost and expense of the Credit Parties, to each Approved Deposit Account Bank and Approved Securities Intermediary, if any, that is counterparty to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, written notice as contemplated in such Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, directing such Approved Deposit Account Bank or Approved Securities Intermediary, as applicable, to comply with the instructions of the Controlling Fixed Asset Collateral Agent, unless the Discharge of Fixed Asset Obligations has occurred (as certified to the Revolving Credit Collateral Agent by the Borrower), in which case, such Deposit Account Control Agreement or Securities Account Control Agreement, as the case may be, shall be terminated.

(f)     Notwithstanding anything in this Agreement to the contrary:

(1)     each of the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, agrees that any requirement under any Revolving Credit Collateral Document that any Grantor deliver any Collateral that constitutes Fixed Asset Collateral to the Revolving Credit Collateral Agent, or that requires any Grantor to vest the Revolving Credit Collateral Agent with possession or “control” (as defined in the UCC) of any Collateral that constitutes Fixed Asset Collateral, in each case, shall be deemed satisfied to the extent that, prior to the Discharge of Fixed Asset Obligations (other than Contingent Obligations), such Collateral is delivered to the Controlling Fixed Asset Collateral Agents, or the Controlling Fixed Asset Collateral Agents shall have been vested with such possession or (unless, pursuant to the UCC, control may be given concurrently to the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent) “control,” in each case, subject to the provisions of Section 5.4; and

(2)     each of the Fixed Asset Collateral Agents, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that any requirement under any Fixed Asset Collateral Document that any Grantor deliver any Collateral that constitutes ABL Collateral to such Fixed Asset Collateral Agent, or that requires any Grantor to vest such Fixed Asset Collateral Agent with possession or “control” (as defined in the UCC) of any Collateral that constitutes ABL Collateral, in each case, shall be deemed satisfied to the extent that, prior to the Discharge of Revolving Credit Obligations (other than Contingent Obligations), such Collateral is delivered to the Revolving Credit Collateral Agent, or the Revolving Credit Collateral Agent shall have been vested with such possession or (unless, pursuant to the UCC, control may be given concurrently to the Fixed Asset Collateral Agent and the Revolving Credit Collateral Agent) “control,” in each case, subject to the provisions of Section 5.4.

5.5.     When Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations Are Deemed to Not Have Occurred. If in connection with the Discharge of Revolving Credit Obligations or the Discharge of Fixed Asset Obligations, the Borrower and/or Holdings substantially concurrently enters into any Refinancing of any Revolving Credit Obligation or Fixed Asset Obligation as the case may be, which Refinancing is permitted by both the Fixed Asset Documents and the Revolving Credit Documents, in each case, to the extent such documents will remain in effect following such Refinancing, then such Discharge of Revolving Credit Obligations or the Discharge of Fixed Asset Obligations, shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken pursuant to this Agreement as a result of the occurrence of such Discharge of Revolving Credit Obligations or Discharge of Fixed Asset Obligations, as applicable) and, from and after the date on which the New Debt Notice is delivered to the appropriate Collateral Agents in accordance with the next sentence, the obligations under such Refinancing shall automatically be treated as Revolving Credit Obligations or Fixed Asset Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Revolving Credit Collateral Agent or Collateral Trustee, as the case may be, under such new Revolving Credit Documents or new Fixed Asset Documents shall be the Revolving Credit Collateral Agent or a Fixed Asset Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New Debt Notice”) stating that the Borrower and/or Holdings has entered into new Revolving Credit Documents or new Fixed Asset Documents (which notice shall include a complete copy of the relevant new documents and provide the identity of the new collateral agent, such agent, the “New Agent”), the other Collateral Agents shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower and/or Holdings or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral (that is Fixed Asset Collateral, in the case of a New Agent that is the agent under any new Fixed Asset Documents or that is ABL Collateral, in the case of a New Agent that is the agent under any new Revolving Credit Documents) held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). The New Agent shall agree in a writing addressed to the other Collateral Agents for the benefit of the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, to be bound by the terms of this Agreement. If the new Revolving Credit Obligations under the new Revolving Credit Documents or the new Fixed Asset Obligations under the new Fixed Asset Documents are secured by assets of the Grantors constituting Collateral that do not also secure the other Obligations, then the other Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Revolving Credit Documents, Fixed Asset Collateral Documents and this Agreement.

5.6.     [Reserved.]

5.7.    Additional Fixed Asset Debt. Holdings and the other applicable Grantors will be permitted to designate as an additional holder of Fixed Asset Obligations hereunder each Person who is, or who becomes or who is to become, the registered holder any Additional Fixed Asset Debt incurred by Holdings or such Grantor after the date of this Agreement in accordance with the terms of all applicable Secured Revolver/Initial Fixed Asset Documents. Upon the issuance or incurrence of any such Additional Fixed Asset Debt:

(a)     Holdings shall deliver to the Fixed Asset Collateral Agents and the Revolving Credit Collateral Agent of an Officers’ Certificate stating that Holdings or such Grantor intends to enter into an Additional Fixed Asset Instrument and certifying that the issuance or incurrence of Additional Fixed Asset Debt under such Additional Fixed Asset Instrument is permitted by each applicable Secured Revolver/Initial Fixed Asset Documents;

(b)     the administrative agent or trustee and collateral agent for such Additional Fixed Asset Debt shall execute and deliver to the Collateral Agents a Joinder Agreement;

(c)     the Fixed Asset Collateral Documents in respect of such Additional Fixed Asset Debt shall be subject to, and shall comply with, Sections 2.3 and 2.4 of this Agreement; and

(d)     each existing Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Intercreditor Agreement) as Holdings or the administrative agent or trustee and collateral agent for such Additional Fixed Asset Debt may reasonably request in order to provide to them the rights, remedies and powers and authorities contemplated hereby, in each consistent in all respects with the terms of this Intercreditor Agreement.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow Holdings or any other Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Credit Document.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1.     Finance Issues. Until the Discharge of Revolving Credit Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Revolving Credit Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Collateral on which the Revolving Credit Collateral Agent or any other creditor has a Lien or to permit any Grantor to obtain financing, whether from the Revolving Credit Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”) then each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that it will raise no objection to such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing meet the following requirements: (i) the Fixed Asset Collateral Agents and the Fixed Asset Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests in the Fixed Asset Collateral, and (ii) the terms of the DIP Financing (A) do not compel the applicable Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document, (B) do not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order, and (C) do not require that any Lien of the Fixed Asset Collateral Agents on the Fixed Asset Collateral be subordinated to or pari passu with the Lien on the Fixed Asset Collateral securing such DIP Financing. To the extent the Liens securing the Revolving Credit Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (ii) above, each Fixed Asset Collateral Agent will subordinate its Liens in the ABL Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Revolving Credit Collateral Agent or to the extent permitted by Section 6.3).

6.2.    Relief from the Automatic Stay.

(a)     Until the Discharge of Revolving Credit Obligations has occurred, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Collateral, without the prior written consent of the Revolving Credit Collateral Agent, unless a motion for adequate protection permitted under Section 6.3 has been denied by the bankruptcy court.

(b)     Until the Discharge of Fixed Asset Obligations has occurred, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Fixed Asset Collateral (other than to the extent such relief is required to exercise its rights under Section 3.3), without the prior written consent of the Controlling Fixed Asset Collateral Agent, unless a motion for adequate protection permitted under Section 6.3 has been denied by the bankruptcy court.

6.3.     Adequate Protection.

(a)     Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(1)     any request by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders for adequate protection with respect to the ABL Collateral; provided that (A) such adequate protection claim shall not seek the creation of any Lien over additional assets or property of any Grantor other than with respect to assets or property that constitute Revolving Credit Collateral and (B) if such additional assets or property shall also constitute Fixed Asset Collateral, (i) a Lien shall have been created in favor of the Fixed Asset Claimholders in respect of such Collateral and (ii) the Lien in favor of the Revolving Credit Claimholders shall be subordinated to the extent set forth in this Agreement; or

(2)     any objection by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders to any motion, relief, action or proceeding based on the Revolving Credit Collateral Agent or the Revolving Credit Claimholders claiming a lack of adequate protection; provided that if the Revolving Credit Collateral Agent is granted adequate protection in the form of additional collateral, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may seek or request adequate protection in the form of Lien on such additional collateral; it being understood and agreed that (1) if such additional collateral shall also constitute Fixed Asset Collateral, the Lien on such additional collateral in favor of the Revolving Credit Collateral Agent shall be subordinate to the Lien on such additional collateral in favor of the Fixed Asset Collateral Agents and (2) if such additional collateral shall also constitute ABL Collateral, the Lien on such additional collateral in favor of the Revolving Credit Collateral Agent shall be senior to the Lien on such additional collateral in favor of the Fixed Asset Collateral Agents, in each case with respect to the foregoing clauses (1) and (2), to the extent required by this Agreement.

(b)     The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(1)     any request by the Controlling Fixed Asset Collateral Agent for adequate protection with respect to the Fixed Asset Collateral; provided that (A) such adequate protection claim shall not seek the creation of any Lien over additional assets or property of any Grantor other than with respect to assets or property that constitute Fixed Asset Facility Collateral and (B) if such additional assets or property shall also constitute ABL Collateral, (i) a Lien shall have been created in favor of the Revolving Credit Claimholders in respect of such Collateral and (ii) the Lien in favor of the Fixed Asset Claimholders shall be subordinated to the extent set forth in this Agreement; or

(2)     any objection by the Controlling Fixed Asset Collateral Agent to any motion, relief, action or proceeding based on the Controlling Fixed Asset Collateral Agent claiming a lack of adequate protection; provided that if the Fixed Asset Collateral Agents are granted adequate protection in the form of additional collateral, the Revolving Credit Collateral Agent and the Revolving Credit Claimholders may seek or request adequate protection in the form of Lien on such additional collateral; it being understood and agreed that (1) if such additional collateral shall also constitute ABL Collateral, the Lien on such additional collateral in favor of the Fixed Asset Collateral Agents shall be subordinate to the Lien on such additional collateral in favor of the Revolving Credit Collateral Agent and (2) if such additional collateral shall also constitute Fixed Asset Collateral, the Lien on such additional collateral in favor of the Fixed Asset Collateral Agents shall be senior to the Lien on such additional collateral in favor of the Revolving Credit Collateral Agent, in each case with respect to the foregoing clauses (1) and (2), to the extent required by this Agreement.

(c)     Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1)     if the Revolving Credit Claimholders (or any subset thereof) are granted adequate protection with respect to the ABL Collateral (other than any ABL Foreign Collateral) in the form of additional collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted ABL Collateral) in connection with any Cash Collateral use or DIP Financing, then the Controlling Fixed Asset Collateral Agent, on behalf of itself or any of the Fixed Asset Claimholders, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the Revolving Credit Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens of the Fixed Asset Collateral Agents on ABL Collateral;

(2)     if the Fixed Asset Claimholders (or any subset thereof) are granted adequate protection with respect to the Fixed Asset Collateral in the form of additional collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted Fixed Asset Collateral) in connection with any Cash Collateral use or DIP Financing, then the Revolving Credit Collateral Agent, on behalf of itself or any of the Revolving Credit Claimholders, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the Fixed Asset Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens of the Revolving Credit Collateral Agent on Fixed Asset Collateral;

(3)     in the event the Revolving Credit Collateral Agent, on behalf of itself or any of the Revolving Credit Claimholders, seeks or requests adequate protection in respect of ABL Collateral (other than ABL Foreign Collateral) and such adequate protection is granted in the form of additional collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted ABL Collateral), then the Revolving Credit Collateral Agent, on behalf of itself and any of the Revolving Credit Claimholders, agrees that the Fixed Asset Collateral Agents may also be granted a Lien on the same additional collateral as security for the Fixed Asset Obligations and for any Cash Collateral use or DIP Financing provided by the Fixed Asset Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and any of the applicable Fixed Asset Claimholders, agrees that any Lien on such additional collateral securing the Fixed Asset Obligations shall be subordinated to the Liens on such collateral securing the Revolving Credit Obligations, any such use of Cash Collateral or any such DIP Financing provided by the Fixed Asset Claimholders (and all Obligations relating thereto) and to any other Liens granted to the Fixed Asset Claimholders as adequate protection, all on the same basis as the other Liens of the Fixed Asset Collateral Agents on ABL Collateral; and

(4)     in the event any Fixed Asset Collateral Agent, on behalf of itself or any of the Fixed Asset Claimholders, seeks or requests adequate protection in respect of Fixed Asset Collateral and such adequate protection is granted in the form of additional collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted Fixed Asset Collateral), then each Fixed Asset Collateral Agent, on behalf of itself and any of the Fixed Asset Claimholders, agrees that the Revolving Credit Collateral Agent may also be granted a Lien on the same additional collateral as security for the Revolving Credit Obligations and for any Cash Collateral use or DIP Financing provided by the Revolving Credit Claimholders, and the Revolving Credit Collateral Agent, on behalf of itself and any of the Revolving Credit Claimholders, agrees that any Lien on such additional collateral securing the Revolving Credit Obligations shall be subordinated to the Liens on such collateral securing the Fixed Asset Obligations, any such use of cash Collateral or any such DIP Financing provided by the Revolving Credit Claimholders (and all Obligations relating thereto) and to any other Liens granted to the Revolving Credit Claimholders as adequate protection, all on the same basis as the other Liens of the Revolving Credit Collateral Agent on Fixed Asset Collateral.

(d)     Except as otherwise expressly set forth in this Section 6 or in connection with the exercise of remedies with respect to (i) the ABL Collateral, nothing herein shall limit the rights of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders from seeking adequate protection with respect to their rights in the Fixed Asset Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) or (ii) the Fixed Asset Collateral, nothing herein shall limit the rights of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders from seeking adequate protection with respect to their rights in the ABL Collateral in any Insolvency or

Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

6.4.     Avoidance Issues. If any Revolving Credit Claimholder or Fixed Asset Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the applicable Grantor any amount paid in respect of Revolving Credit Obligations or the Fixed Asset Obligations, as the case may be (a “Recovery”), then such Revolving Credit Claimholders or Fixed Asset Claimholders shall be entitled to a reinstatement of Revolving Credit Obligations or the Fixed Asset Obligations, as the case may be, with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.5.     Post-Petition Interest.

(a)     No Fixed Asset Collateral Agent nor any Fixed Asset Claimholder shall oppose or seek to challenge any claim by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder for allowance in any Insolvency or Liquidation Proceeding of Revolving Credit Obligations consisting of Post-Petition Interest, fees or expenses to the extent of the value of the Lien securing any Revolving Credit Claimholder’s claim, without regard to the existence of the Lien of the Collateral Trustee on behalf of the Fixed Asset Claimholders on the Collateral.

(b)     Neither the Revolving Credit Collateral Agent nor any other Revolving Credit Claimholder shall oppose or seek to challenge any claim by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder for allowance in any Insolvency or Liquidation Proceeding of Fixed Asset Obligations consisting of Post-Petition Interest, fees or expenses to the extent of the value of the Lien securing any Fixed Asset Claimholder’s claim, without regard to the existence of the Lien of the Revolving Credit Collateral Agent on behalf of the Revolving Credit Claimholders on the Collateral.

6.6.     Waiver – 1111(b)(2) Issues.

(a)     Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, waives any claim it may hereafter have against any Revolving Credit Claimholder arising out of the election of any Revolving Credit Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code or out of any grant of a security interest in connection with the ABL Collateral in any Insolvency or Liquidation Proceeding.

(b)     The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, waives any claim it may hereafter have against any Fixed Asset Claimholder arising out of the election of any Fixed Asset Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code or out of any grant of a security interest in connection with the Fixed Asset Collateral in any Insolvency or Liquidation Proceeding.

6.7.     Separate Grants of Security and Separate Classification.

(a)     Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, acknowledges and agrees that the grants of Liens pursuant to the Revolving Credit Collateral Documents and the Fixed Asset Collateral Documents constitute separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the Fixed Asset Obligations are fundamentally different from the Revolving Credit Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. In furtherance of the foregoing, the Fixed Asset Collateral Agent, each for itself and on behalf of the applicable Fixed Asset Claimholders, and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, each agrees that the Fixed Asset Claimholders and the Revolving Credit Claimholders will vote as separate classes in connection with any plan of reorganization in any Insolvency or Liquidation Proceeding and that no Collateral Agent nor any Claimholder will seek to vote with the other as a single class in connection with any plan of reorganization in any Insolvency or Liquidation Proceeding.

(b)     To further effectuate the intent of the parties as provided in this Section 6.7, if it is held that the claims of the Fixed Asset Claimholders and the Revolving Credit Claimholders in respect of the Fixed Asset Facility Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Fixed Asset Facility Collateral (with the effect being that, to the extent that the aggregate value of the Fixed Asset Facility Collateral is sufficient (for this purpose ignoring all claims held by the Revolving Credit Claimholders), the Fixed Asset Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest, including any additional interest payable pursuant to the Fixed Asset Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Revolving Credit Claimholders, with the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby acknowledging and agreeing to turn over to the Controlling Fixed Asset Collateral Agent, for itself and on behalf of the Non-Controlling Fixed Asset Collateral Agent and the Fixed Asset Claimholders, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Revolving Credit Claimholders).

(c)     To further effectuate the intent of the parties as provided in this Section 6.7, if it is held that the claims of the Fixed Asset Claimholders and the Revolving Credit Claimholders in respect of the Revolving Credit Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Revolving Credit Collateral (with the effect being that, to the extent that the aggregate value of the Revolving Credit Collateral is sufficient (for this purpose ignoring all claims held by the Fixed Asset Claimholders), the Revolving Credit Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest, including any additional interest payable pursuant to the Revolving Credit Agreement, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Fixed Asset Claimholders, with each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, hereby acknowledging and agreeing to turn over to the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Fixed Asset Claimholders).

(d)     Notwithstanding anything in the foregoing to the contrary, each Fixed Asset Collateral Agent and the Fixed Asset Claimholders, on the one hand, and the Revolving Credit Collateral Agent and the Revolving Credit Claimholders, on the other hand, shall retain the right to vote and otherwise act in any Insolvency or Liquidation Proceeding (including the right to vote to accept or reject any plan of reorganization) to the extent not inconsistent with the provisions hereof.

6.8.     Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding and all converted or succeeding cases in respect thereof. The relative rights of Claimholders in or to any distributions from or in respect of any Collateral or Proceeds of Collateral shall continue after the commencement of any Insolvency Proceeding. Accordingly, the provisions of this Agreement (including, without limitation, Section 2.1 hereof) are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code.

6.9.     Sales. Subject to Sections 3.1(c)(5) and 3.2(c)(5) and 3.3, each Collateral Agent agrees that it will consent, and will not object or oppose, or support any party in opposing, a motion to dispose of any Priority Collateral of the other party free and clear of any Liens or other claims under Section 363 of the Bankruptcy Code if the requisite Revolving Credit Claimholders under the Revolving Credit Agreement or Fixed Asset Claimholders under the applicable Fixed Asset Documents, as the case may be, have consented to such disposition of their respective Priority Collateral, such motion does not impair, subject to the priorities set forth in this Agreement, the rights of such party under Section 363(k) of the Bankruptcy Code (so long as the right of any Fixed Asset Claimholder to offset its claim against the purchase price for any ABL Collateral exists only after the Revolving Credit Obligations have been paid in full in cash, and so long as the right of any Revolving Credit Claimholder to offset its claim against the purchase price for any Fixed Asset Collateral exists only after the Fixed Asset Obligations have been paid in full in cash), and the terms of any proposed order approving such transaction provide for the respective Liens to attach to the proceeds of the Priority Collateral that is the subject of such disposition, subject to the Lien priorities in Section 2.1 and the other terms and conditions of this Agreement. Each Fixed Asset Collateral Agent and the Revolving Credit Collateral Agent fur-

ther agrees that it will not oppose, or support any party in opposing, the right of the other party to credit bid under Section 363(k) of the Bankruptcy Code, subject to the provision of the immediately preceding sentence.

SECTION 7.  Reliance; Waivers, Etc.

7.1.    Reliance. Other than any reliance on the terms of this Agreement, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders under its Revolving Credit Documents, acknowledges that it and such Revolving Credit Claimholders have, independently and without reliance on any Fixed Asset Collateral Agent or any Fixed Asset Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such Revolving Credit Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Revolving Credit Agreement or this Agreement. Other than any reliance on the terms of this Agreement, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, acknowledges that it and the Fixed Asset Claimholders have, independently and without reliance on the Revolving Credit Collateral Agent or any Revolving Credit Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Fixed Asset Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Fixed Asset Documents or this Agreement.

7.2.     No Warranties or Liability. The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders under the Revolving Credit Documents, acknowledges and agrees that no Fixed Asset Collateral Agent nor any Fixed Asset Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Fixed Asset Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided in this Agreement, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Fixed Asset Documents in accordance with law and the Fixed Asset Documents, as they may, in their sole discretion, deem appropriate. Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, acknowledges and agrees that neither the Revolving Credit Collateral Agent nor any Revolving Credit Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Revolving Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided in this Agreement, the Revolving Credit Collateral Agent and the Revolving Credit Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective Revolving Credit Documents in accordance with law and the Revolving Credit Documents, as they may, in their sole discretion, deem appropriate. No Fixed Asset Collateral Agent nor any Fixed Asset Claimholders shall have any duty to the Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders, and the Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall have no duty to any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Revolving Credit Documents and the Fixed Asset Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3.     No Waiver of Lien Priorities.

(a)     No right of the Collateral Agents, the Revolving Credit Claimholders or the Fixed Asset Claimholders to enforce any provision of this Agreement or any Revolving Credit Document or Fixed Asset Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by such Collateral Agents, Revolving Credit Claimholders or Fixed Asset Claimholders or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Revolving Credit Documents or any of the Fixed Asset Documents, regardless of any knowledge thereof which the Collateral Agents or the Revolving Credit Claimholders or Fixed Asset Claimholders, or any of them, may have or be otherwise charged with.

(b)     Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the Revolving Credit Documents and Fixed Asset Documents and subject to the provisions of Sections 2.3, 2.4 and 5.3), the Collateral Agents, the Revolving Credit Claimholders and the Fixed Asset Claimholders may, at any time and from time to time in accordance with the Revolving Credit Documents and Fixed Asset Documents and/or applicable law, without the consent of, or notice to, the other Collateral Agent or the Revolving Credit Claimholders or the Fixed Asset Claimholders (as the case may be), without incurring any liabilities to such Persons and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy is affected, impaired or extinguished thereby) do any one or more of the following:

(1)     change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Obligations or any Lien or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Collateral Agents or any rights or remedies under any of the Revolving Credit Documents or the Fixed Asset Documents;

(2)     sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral (except to the extent provided in this Agreement) or any liability of any Grantor or any liability incurred directly or indirectly in respect thereof;

(3)     settle or compromise any Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability in any manner or order that is not inconsistent with the terms of this Agreement; and

(4)     exercise or delay in or refrain from exercising any right or remedy against any security or any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor.

(c)     Except as otherwise provided herein, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, also agrees that the Fixed Asset Claimholders and the Fixed Asset Collateral Agents shall have no liability to the Revolving Credit Collateral Agent or any Revolving Credit Claimholders, and the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, hereby waives any claim against any Fixed Asset Claimholder or any Fixed Asset Collateral Agent, arising out of any and all actions which the Fixed Asset Claimholders or any Fixed Asset Collateral Agent may take or permit or omit to take with respect to:

(1)     the Fixed Asset Documents;

(2)     the collection of the Fixed Asset Obligations; or

(3)     the foreclosure upon, or sale, liquidation or other disposition of, any Fixed Asset Collateral.

The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that the Fixed Asset Claimholders and the Fixed Asset Collateral Agents have no duty to them in respect of the maintenance or preservation of the Fixed Asset Collateral, the Fixed Asset Obligations or otherwise.

(d)     Except as otherwise provided herein, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, also agrees that the Revolving Credit Claimholders and the Revolving Credit Collateral Agent shall have no liability to the Fixed Asset Collateral Agents or any Fixed Asset Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, hereby waives any claim against any Revolving Credit Claimholder or the Revolving Credit Collateral Agent, arising out of any and all actions which the Revolving Credit Claimholders or the Revolving Credit Collateral Agent may take or permit or omit to take with respect to:

(1)     the Revolving Credit Documents;

(2)     the collection of the Revolving Credit Obligations; or

(3)     the foreclosure upon, or sale, liquidation or other disposition of, any ABL Collateral.

Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that the Revolving Credit Claimholders and the Revolving Credit Collateral Agent have no duty to them in respect of the maintenance or preservation of the ABL Collateral, the Revolving Credit Obligations or otherwise.

(e)     Until the Discharge of Fixed Asset Obligations, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Fixed Asset Collateral or any other similar rights a junior secured creditor may have under applicable law.

(f)         Until the Discharge of Revolving Credit Obligations, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4.       Obligations Unconditional. All rights, interests, agreements and obligations of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)         any lack of validity or enforceability of any Revolving Credit Documents or any Fixed Asset Documents;

(b)         except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Revolving Credit Obligations or Fixed Asset Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Revolving Credit Document or any Fixed Asset Document;

(c)         except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Revolving Credit Obligations or Fixed Asset Obligations or any guaranty thereof;

(d)         the commencement of any Insolvency or Liquidation Proceeding in respect of the any Grantor; or

(e)         any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Revolving Credit Collateral Agent, the Revolving Credit Obligations, any Revolving Credit Claimholder, the Collateral Trustee, the Fixed Asset Obligations or any Fixed Asset Claimholder in respect of this Agreement.

SECTION 8.  Miscellaneous.

8.1.         Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Revolving Credit Document or any Fixed Asset Document, the provisions of this Agreement shall govern and control.

8.2.       Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the Revolving Credit Claimholders and Fixed Asset Claimholders may continue, at any time and without notice to any Collateral Agent, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor in reliance hereon. Each of the Collateral Agents, on behalf of itself and the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Consistent with, but not in limitation of, the preceding sentence, each Collateral Agent, on behalf of the applicable Claimholders, irrevocably acknowledges that this Agreement constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for any Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a)       with respect to the Revolving Credit Collateral Agent, the Revolving Credit Claimholders and the Revolving Credit Obligations, on the date of the Discharge of Revolving Credit Obligations, subject to the rights of the Revolving Credit Claimholders under Section 6.4; and

(b)       with respect to the Fixed Asset Collateral Agents, the Fixed Asset Claimholders and the Fixed Asset Obligations, on the date of the Discharge of Fixed Asset Obligations, subject to the rights of the Fixed Asset Claimholders under Section 6.4.

8.3.     Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by any Fixed Asset Collateral Agent or the Revolving Credit Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, no Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent that such amendment, modification or waiver (i) adversely affects or impairs its rights hereunder, under the Fixed Asset Documents or under the Revolving Credit Documents or (ii) imposes any additional obligation or liability upon it.

8.4.       Information Concerning Financial Condition of the Grantors and their Subsidiaries. The Revolving Credit Collateral Agent and the Revolving Credit Claimholders, on the one hand, and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the Revolving Credit Obligations or the Fixed Asset Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Revolving Credit Obligations or the Fixed Asset Obligations. Neither the Revolving Credit Collateral Agent and the Revolving Credit Claimholders, on the one hand, nor the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, on the other hand, shall have any duty to advise the other of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that either the Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders, on the one hand, or any Fixed Asset Collateral Agent and the Fixed Asset Claimholders, on the other hand, undertakes at any time or from time to time to provide any such information to any of the others, it or they shall be under no obligation:

(a)       to make, and shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)       to provide any additional information or to provide any such information on any subsequent occasion;

(c)       to undertake any investigation; or

(d)       to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5.     Subrogation.

(a)       With respect to the value of any payments or distributions in cash, property or other assets that any of the Fixed Asset Claimholders or any Fixed Asset Collateral Agent pays over to the Revolving Credit Collateral Agent or the Revolving Credit Claimholders under the terms of this Agreement, the Fixed Asset Claimholders and Fixed Asset Collateral Agents shall be subrogated to the rights of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders; provided, however, that, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Revolving Credit Obligations has occurred. The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by any Fixed Asset Collateral Agent or the Fixed Asset Claimholders that are paid over to the Revolving Credit Collateral Agent or the Revolving Credit Claimholders pursuant to this Agreement shall not reduce any of the Fixed Asset Obligations.

(b)       With respect to the value of any payments or distributions in cash, property or other assets that any of the Revolving Credit Claimholders or the Revolving Credit Collateral Agent pays over to any Fixed Asset Collateral Agent or the Fixed Asset Claimholders under the terms of this Agreement, the Revolving Credit Claimholders and the Revolving Credit Collateral Agent shall be subrogated to the rights of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders; provided, however, that, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of

Fixed Asset Obligations has occurred. The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders that are paid over to the Fixed Asset Collateral Agents or the Fixed Asset Claimholders pursuant to this Agreement shall not reduce any of the Revolving Credit Obligations.

8.6.       SUBMISSION TO JURISDICTION, WAIVERS.

(a)       ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(1)       ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2)       WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3)       AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.7; AND

(4)       AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b)       EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER

IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.6(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)       EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER REVOLVING CREDIT DOCUMENT OR FIXED ASSET DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

8.7.     Notices. All notices to the Fixed Asset Claimholders and the Revolving Credit Claimholders permitted or required under this Agreement shall also be sent to the Fixed Asset Collateral Agents and the Revolving Credit Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on Exhibit B hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.8.     Further Assurances. The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders under the Revolving Credit Documents, and each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders under the Fixed Asset Documents, and the Grantors, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as Holdings, the Borrower, Revolving Credit Collateral Agent or any Fixed Asset Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.9.     APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.10.   Binding on Successors and Assigns. This Agreement shall be binding upon the Revolving Credit Collateral Agent, the Revolving Credit Claimholders, the Fixed Asset Collateral Agents, the Fixed Asset Claimholders and their respective successors and assigns.

8.11.   Specific Performance. Each of the Revolving Credit Collateral Agent and each Fixed Asset Collateral Agent may demand specific performance of this Agreement. The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders or any Fixed Asset Collateral Agent or the Fixed Asset Claimholders, as the case may be.

8.12.     Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.13.     Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.14.     Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.15.     No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Collateral Agents, the Revolving Credit Claimholders and the Fixed Asset Claimholders. Nothing in this Agreement shall impair, as between the Grantors and the Revolving Credit Collateral Agent and the Revolving Credit Claimholders, or as between the Grantors and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, the obligations of the Grantors to pay principal, interest, fees and other amounts as provided in the Revolving Credit Documents and the Fixed Asset Documents, respectively.

8.16.     Provisions to Define Relative Rights. The provisions of this Agreement are and are intended for the purpose of defining the relative rights of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders on the one hand and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders on the other hand. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Revolving Credit Obligations and the Fixed Asset Obligations as and when the same shall become due and payable in accordance with their terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT H

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

Initial Fixed Asset Collateral Agent

JPMorgan Chase Bank, N.A., as Initial Fixed Asset Collateral Agent

By:
Name:
Title: Authorized Signatory

[Intercreditor Agreement]

Revolving Credit Administrative Agent

JPMORGAN CHASE BANK, N.A., as Revolving Credit Administrative Agent

By:
Name:
Title:

[Intercreditor Agreement]

Revolving Credit Collateral Agent

JPMORGAN CHASE BANK, N.A., as Revolving Credit Collateral Agent

By:
Name:
Title:

[Intercreditor Agreement]

Initial Fixed Asset Administrative Agent

JPMORGAN CHASE BANK, N.A., as Revolving Credit Collateral Agent

By:
Name:
Title:

[Intercreditor Agreement]

Acknowledged and Agreed to by:

JOHN MANEELY COMPANY

By:
Name:
Title:

[Intercreditor Agreement]

The Guarantors

[ ]

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

[Intercreditor Agreement]

Exhibit A

[FORM OF] JOINDER AGREEMENT NO. [ ] dated as of [ ], 20[ ] to the INTERCREDITOR AGREEMENT dated as of March 11, 2011 (the “Intercreditor Agreement”), among John Maneely Company, a Pennsylvania company (the “Borrower”), JMC Steel Group, Inc., a Delaware corporation (“Holdings”), certain subsidiaries and affiliates of Holdings (each a “Grantor”), JPMorgan Chase Bank, N.A, as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent, under the Revolving Credit Agreement, and [JPMorgan Chase Bank, N.A., as Initial Fixed Asset Administrative Agent and as Initial Fixed Asset Collateral Agent, under the Initial Fixed Asset Facility Agreement]1 and Controlling Fixed Asset Collateral Agent the Additional Fixed Asset Collateral Agents from time to time a party thereto.

A.       Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.       As a condition to the ability of Holdings to incur Additional Fixed Asset Debt after the date of the Intercreditor Agreement and to secure such Additional Fixed Asset Debt with the Lien and to have such Additional Fixed Asset Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Fixed Asset Collateral Documents, the [collateral agent] in respect of such Additional Fixed Asset Debt is required to become an Additional Fixed Asset Collateral Agent under, and such Additional Fixed Asset Debt and the Fixed Asset Claimholders in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 5.7(b) of the Intercreditor Agreement provides that such collateral agent may become a Fixed Asset Collateral Agent under, and such Additional Fixed Asset Debt and such Fixed Asset Claimholders may become subject to and bound by, Intercreditor Agreement, pursuant to the execution and delivery by the New Additional Fixed Asset Collateral Agent (as defined below) of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.7 of the Intercreditor Agreement. The undersigned collateral agent (the “New Additional Fixed Asset Collateral Agent”) is executing this Joinder Agreement in accordance with the requirements of the applicable Secured Revolver/Initial Fixed Asset Documents.

Accordingly, the Revolving Credit Collateral Agent, the Controlling Fixed Asset Collateral Agent and the New Additional Fixed Asset Collateral Agent agree as follows:

SECTION 1.   In accordance with Section 5.7(b) of the Intercreditor Agreement, the New Additional Fixed Asset Collateral Agent by its signature below becomes a Fixed Asset Collateral Agent under, and the related Fixed Asset Debt and Fixed Asset Claimholders become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Additional Fixed Asset Collateral Agent had originally been named therein as a Fixed Asset Collateral Agent, and the New Additional Fixed Asset Collateral Agent, on behalf of itself and

[1]	To be updated appropriately if the Initial Fixed Asset Collateral Agent is no longer the Controlling Fixed Asset Collateral Agent.

A-1

such Fixed Asset Claimholders, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Fixed Asset Collateral Agent and to the Fixed Asset Claimholders that it represents as Fixed Asset Claimholders. Each reference to a “Fixed Asset Collateral Agent” or “Additional Fixed Asset Collateral Agent” in the Intercreditor Agreement shall be deemed to include the New Additional Fixed Asset Collateral Agent. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.   The New Additional Fixed Asset Collateral Agent represents and warrants to the Revolving Credit Collateral Agent, the Controlling Fixed Asset Collateral Agent and the other Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, (iii) the Fixed Asset Documents relating to such Fixed Asset Debt provide that, upon the New Additional Fixed Asset Collateral Agent’s entry into this Joinder Agreement, the Fixed Asset Claimholders in respect of such Fixed Asset Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Fixed Asset Claimholders and (iv) the applicable Additional Fixed Asset Claimholders and the Collateral with respect to such Fixed Asset Debt have agreed to be bound by the terms and conditions of the Intercreditor Agreement.

SECTION 3.   This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signature of the New Additional Fixed Asset Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.   Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.   THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.   In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.   All communications and notices hereunder shall be in writing and given as provided in Section 8.7 of the Intercreditor Agreement. All communications and notic-

A-2

es hereunder to the New Additional Fixed Asset Collateral Agent shall be given to it at the address set forth below its signature hereto.

SECTION 8.   Holdings and the Borrower agree to reimburse the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent for their respective reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent.

A-3

IN WITNESS WHEREOF, the New Additional Fixed Asset Collateral Agent , the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW ADDITIONAL FIXED ASSET COLLATERAL AGENT
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

JPMORGAN CHASE BANK, N.A., as Revolving Credit Collateral Agent

By:
Name:
Title:

[ ],
as Controlling Fixed Asset Collateral Agent

By:
Name:
Title:

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Acknowledged by:

JOHN MANEELY COMPANY

By:
Name:
Title:

JMC STEEL GROUP, INC.

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

A-5

Schedule I to the

Joinder Agreement to the

Intercreditor Agreement

Grantors

[               ]

A-6

Exhibit B

Notice Addresses

Initial Fixed Asset Collateral Agent:

Revolving Credit Administrative Agent:

Revolving Credit Collateral Agent:

Grantors:

B-1

EXHIBIT I

JUNIOR LIEN INTERCREDITOR AGREEMENT

This JUNIOR LIEN INTERCREDITOR AGREEMENT (this “Agreement”), is dated as of June 14, 2016 and entered into by and among Wheatland Tube, LLC, a Pennsylvania corporation (the “Borrower”), Zekelman Industries, Inc., a Delaware corporation (“Holdings”), certain subsidiaries of Holdings that become parties hereto from time to time as Guarantors, JPMORGAN CHASE BANK, N.A. (“JPMorgan”), in its capacity as administrative agent for the holders of the Revolving Credit Obligations (as defined below) (together with its permitted successors and assigns, the “Revolving Credit Administrative Agent”) and as collateral agent for the holders of the Revolving Credit Obligations (together with its permitted successors and assigns (including in connection with any Refinancing), the “Revolving Credit Collateral Agent”), GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”), in its capacity as administrative agent for the holders of the Initial Fixed Asset Obligations (as defined below) (together with its permitted successors and assigns, the “Initial Fixed Asset Administrative Agent”) and as collateral agent for the holders of the Initial Fixed Asset Obligations (together with its permitted successors and assigns, the “Initial Fixed Asset Collateral Agent”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as trustee for the holders of the Notes Obligations (as defined below) (together with its permitted successors and assigns, the “Notes Trustee”) and as the collateral agent for the holders of the Initial Notes Obligations (as defined below) (together with its permitted successors and assigns, the “Initial Notes Collateral Agent”). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Borrower, Holdings, the Guarantors, the Canadian Credit Parties, the lenders and agents party thereto and JPMorgan, as Revolving Credit Administrative Agent and Revolving Credit Collateral Agent, are party to that certain Revolving Credit and Guaranty Agreement, dated as of March 11, 2011, providing a revolving credit and letter of credit facility to the Borrower and the Canadian Borrower (as amended and restated by that certain Amendment and Restatement Agreement, dated as of November 13, 2014 and as otherwise amended, supplemented, amended and restated, replaced, refinanced or otherwise modified from time to time, the “Revolving Credit Agreement”);

Holdings (as borrower thereunder), the lenders from time to time party thereto, the Initial Fixed Asset Administrative Agent and Initial Fixed Asset Collateral Agent are party to that certain Credit Agreement, dated as of March 11, 2011, providing a term loan facility to Holdings (as amended and restated by that Amended and Restated Credit Agreement, dated as of the date hereof and as otherwise amended, supplemented, amended and restated, replaced, refinanced or otherwise modified from time to time, the “Initial Fixed Asset Facility Agreement”);

The Revolving Credit Administrative Agent, Revolving Credit Collateral Agent, Initial Fixed Asset Administrative Agent, Initial Fixed Asset Collateral Agent, the Borrower and Holdings are party to that certain intercreditor agreement dated as of March 11, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL/Fixed Assets Intercreditor Agreement”);

The ABL/Fixed Assets Intercreditor Agreement sets forth the relative priority of Liens between the Revolving Credit Collateral Agent and the Initial Fixed Asset Collateral Agent; and

Holdings (as issuer thereunder), the Guarantors party thereto, the Notes Trustee and Initial Notes Collateral Agent, are party to that certain Indenture, dated as of the date hereof (as amended,

supplemented, amended and restated, replaced, refinanced or otherwise modified from time to time, the “Initial Notes Indenture”).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Revolving Credit Collateral Agent, the Initial Fixed Asset Collateral Agent and the Initial Notes Collateral Agent have agreed to the relative priority of their respective Liens on the Collateral and certain other rights, priorities and interests as set forth in this Agreement.

AGREEMENT

The parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.    Definitions.

1.1.       Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Collateral” means the following assets of the Borrower, and the Guarantors: (a) all accounts receivable (except to the extent constituting proceeds of equipment, real property or intellectual property); (b) all inventory; (c) all instruments, chattel paper and other contracts, in each case, evidencing, or substituted for, any accounts receivable; (d) all guarantees, letters of credit, security and other credit enhancements in each case for the accounts receivable; (e) all documents of title for any inventory; (f) all commercial tort claims and general intangibles (other than intellectual property) to the extent relating to any of the accounts receivable or inventory; (g) all bank accounts or securities accounts into which any proceeds of accounts receivable or inventory are deposited (including all cash and other funds on deposit therein, except to the extent constituting identifiable proceeds of the Fixed Asset Collateral) but excluding Excluded Accounts (as defined in the Revolving Credit Agreement); (h) all tax refunds; (i) all books and records relating to any of the foregoing; and (j) all substitutions, replacements, accessions, products or proceeds (including, without limitation, insurance proceeds) of any of the foregoing, in each case, except to the extent constituting Excluded Assets (as defined in the Revolving Credit Agreement); provided, however, that to the extent that identifiable proceeds of Fixed Asset Collateral are deposited or held in any Deposit Accounts or Securities Accounts that constitute ABL Collateral after an Enforcement Notice (as defined in the ABL/Fixed Assets Intercreditor Agreement), then such Collateral or other identifiable proceeds shall be treated as Fixed Asset Collateral for purposes of this Agreement.

“ABL Foreign Collateral” means all assets of the type constituting ABL Collateral but belonging to any Credit Party that is not a US Credit Party (as defined in the Revolving Credit Agreement, whether or not then in effect).

“Additional Fixed Asset Claimholders” means, at any relevant time, the holders of Additional Fixed Asset Obligations at that time.

“Additional Fixed Asset Collateral Agent” means, in the case of any Additional Fixed Asset Instrument and the Additional Fixed Asset Claimholders thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Fixed Asset Instrument that is named as the Collateral Agent in respect of such Additional Fixed Asset Instrument hereunder or in the applicable Joinder Agreement.

“Additional Fixed Asset Collateral Documents” means any security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Fixed Asset Obligations owed thereunder to any Additional Fixed Asset Claimholders or under which rights or remedies with respect to such Liens are governed.

“Additional Fixed Asset Debt” means the principal amount of Indebtedness issued or incurred under any Additional Fixed Asset Instrument.

“Additional Fixed Asset Documents” means any Additional Fixed Asset Instrument, Additional Fixed Asset Collateral Document and any other Credit Document (or equivalent term as defined in any Additional Fixed Asset Instrument) and each of the other agreements, documents and instruments providing for or evidencing any other Additional Fixed Asset Obligation, including any document or instrument executed or delivered at any time in connection with any Additional Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Additional Fixed Asset Obligations, to the extent such are effective at the relevant time.

“Additional Fixed Asset Instrument” means any (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time in accordance with each applicable Secured Revolver/Initial Fixed Asset/Notes Document; provided that neither the Revolving Credit Agreement, the Initial Fixed Asset Facility Agreement nor any Refinancing of any of the foregoing in this proviso shall constitute an Additional Fixed Asset Instrument at any time

“Additional Fixed Asset Obligations” means all obligations of every nature of each Grantor from time to time owed to any Additional Fixed Asset Claimholders or any of their respective Affiliates under any Additional Fixed Asset Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing. “Additional Fixed Asset Obligations” shall include all Post-Petition Interest with respect to such Additional Fixed Asset Obligations.

“Additional Notes Claimholders” means, at any time any trustees, agents and other representatives of the holders of any Additional Notes Debt, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Additional Notes Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Additional Notes Document outstanding at such time.

“Additional Notes Collateral Agent” means, in the case of any Additional Notes Instrument and the Additional Notes Claimholders thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Notes Instrument that is named as the Collateral Agent in respect of such Additional Notes Instrument hereunder or in the applicable Joinder Agreement.

“Additional Notes Collateral Documents” means any security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Notes Obligations owed thereunder to any Additional Notes Claimholders or under which rights or remedies with respect to such Liens are governed.

“Additional Notes Debt” means the amount of Indebtedness issued or incurred under any Additional Notes Instrument.

“Additional Notes Documents” means any Additional Notes Instrument, Additional Notes Collateral Document and any other Notes Document (or equivalent term as defined in any Additional Notes Instrument) and each of the other agreements, documents and instruments providing for or evidencing any other Additional Notes Obligation, including any document or instrument executed or delivered at any time in connection with any Additional Notes Obligations, including any intercreditor or joinder agreement among holders of Additional Notes Obligations, to the extent such are effective at the relevant time.

“Additional Notes Instrument” means, to the extent permitted by the Initial Notes Indenture, any (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time in accordance with each applicable Secured Revolver/Initial Fixed Asset/Notes Document; provided that neither the Revolving Credit Agreement, the Initial Fixed Asset Facility Agreement, the Initial Notes Indenture nor any Refinancing of any of the foregoing in this proviso shall constitute an Additional Notes Instrument at any time.

“Additional Notes Obligations” means all obligations of every nature of each Grantor from time to time owed to any Additional Notes Claimholders or any of their respective Affiliates under any Additional Notes Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing. “Additional Notes Obligations” shall include all Post-Petition Interest with respect to such Additional Notes Obligations.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by agreement or otherwise.

“Agreement” means this Junior Lien Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Bailee’s Letter” shall have the meaning given to “Bailee’s Letter” as defined in the Revolving Credit Agreement, whether or not then in effect.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means each of the Bankruptcy Code, any similar federal, state or foreign laws, rules or regulations for the relief of debtors or any reorganization, insolvency, moratorium or assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally.

“Borrower” has the meaning assigned to such term in the Recitals.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Canadian Borrower” shall have the meaning given to “Canadian Borrower” in the Revolving Credit Agreement, whether or not then in effect.

“Canadian Credit Parties” shall have the meaning given to “Canadian Credit Parties” in the Revolving Credit Agreement, whether or not then in effect.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash Management Document” means any certificate, agreement or other document executed by any Revolving Credit Party in respect of the Cash Management Obligations of such Revolving Credit Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided by any Revolving Credit Approved Counterparty (regardless of whether these or similar services were provided prior to the date hereof by such Revolving Credit Approved Counterparty), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Claimholders” means, collectively, the Revolving Credit Claimholders, Fixed Asset Claimholders and the Notes Claimholders.

“Collateral” means all assets and property of any Grantor, whether real, personal or mixed, constituting either Priority Collateral or Notes Collateral. For the avoidance of doubt, ABL Foreign Collateral shall not constitute Collateral under this Agreement.

“Collateral Agents” means, collectively, (i) each Priority Collateral Agent (ii) the Initial Notes Collateral Agent and (iii) each Additional Notes Collateral Agent.

“Collateral Enforcement Action” means, collectively or individually for one or more of the Collateral Agents, when a Revolving Credit Default or Fixed Asset Default, as the case may be, has occurred and is continuing, whether or not in consultation with any other Collateral Agent, any action by any Collateral Agent to repossess or join any Person in repossessing, or exercise or join any Person in exercising, or institute or maintain or participate in any action or proceeding with respect to, any remedies with respect to any Collateral or commence the judicial enforcement of any of the rights and remedies under the Credit Documents or under any applicable law, but in all cases (i) including, without limitation, (a) instituting or maintaining, or joining any Person in instituting or maintaining, any enforcement, contest, protest, attachment, collection, execution, levy or foreclosure action or proceeding with respect to any Collateral, whether under any Credit Document or otherwise, (b) exercising any right of set-off with respect to any Credit Party or (c) exercising any remedy under any Deposit Account Control Agreement, Securities Account Control Agreement, Landlord Personal Property Collateral Access Agreement, Bailee’s Letter or similar agreement or arrangement and (ii) excluding the imposition of a default rate or late fee.

“Commodity Swap Agreement” means any commodity or fuel exchange contract, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging Holdings’ and its restricted subsidiaries’ exposure to fluctuations in prices for commodities or fuel and not for speculative purposes.

“Contingent Obligations” means at any time, any indemnification or other similar contingent obligations which are not then due and owing at the time of determination.

“Controlling Additional Fixed Asset Collateral Agent” means Additional Fixed Asset Collateral Agent of the Series of Additional Fixed Asset Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional Fixed Asset Obligations.

“Controlling Fixed Asset Collateral Agent” means (i) until the Discharge of Initial Fixed Asset Obligations, the Initial Fixed Asset Collateral Agent and (ii) from and after the Discharge of Initial Fixed Asset Obligations, the Controlling Additional Fixed Asset Collateral Agent.

“Controlling Additional Notes Collateral Agent” means Additional Notes Collateral Agent of the Series of Additional Notes Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional Notes Obligations.

“Controlling Notes Collateral Agent” means (i) until the Discharge of Initial Notes Obligations, the Initial Notes Collateral Agent and (ii) from and after the Discharge of Initial Notes Obligations, the Controlling Additional Notes Collateral Agent.

“Credit Documents” means, collectively, the Priority Loan Documents and the Notes Documents.

“Credit Party” means each Revolving Credit Party, each Fixed Asset Credit Party and each Notes Credit Party.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its restricted subsidiaries’ operations and not for speculative purposes.

“Deposit Account” as defined in the UCC.

“Deposit Account Control Agreement” shall have the meaning given to “Deposit Account Control Agreement” in the Revolving Credit Agreement, whether or not then in effect.

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“Discharge of Fixed Asset Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)         payment in full in cash of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under Fixed Asset Documents and constituting Fixed Asset Obligations;

(b)         payment in full in cash of all other Fixed Asset Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c)         termination or expiration of all commitments, if any, to extend credit that would constitute Fixed Asset Obligations.

“Discharge of Initial Fixed Asset Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)         payment in full in cash of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under Initial Fixed Asset Documents and constituting Initial Fixed Asset Obligations;

(b)         payment in full in cash of all other Initial Fixed Asset Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time); and

(c)         termination or expiration of all commitments, if any, to extend credit that would constitute Initial Fixed Asset Obligations.

“Discharge of Initial Notes Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)         payment in full in cash or U.S. Government Obligations (as defined in the Initial Notes Indenture) or a combination thereof of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under Initial Notes Documents and constituting Initial Notes Obligations; and

(b)         payment in full in cash or U.S. Government Obligations or a combination thereof of all other Initial Notes Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time).

“Discharge of Notes Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)         payment in full in cash or U.S. Government Obligations (as defined in the Initial Notes Indenture, whether or not then in effect) of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under Notes Documents and constituting Notes Obligations;

(b)         payment in full in cash or U.S. Government Obligations of all other Notes Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time).

“Discharge of Priority Obligations” shall mean the occurrence of both the Discharge of Revolving Credit Obligations and the Discharge of Fixed Asset Obligations.

“Discharge of Revolving Credit Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)         payment in full in cash of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under the Revolving Credit Documents and constituting Revolving Credit Obligations;

(b)         payment in full in cash of all other Revolving Credit Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(c)         termination or expiration of all commitments, if any, to extend credit that would constitute Revolving Credit Obligations; and

(d)         termination of all letters of credit issued under the Revolving Credit Documents and constituting Revolving Credit Obligations or providing cash collateral or backstop letters of credit acceptable to the Revolving Credit Administrative Agent in an amount equal to 103% of the applicable outstanding reimbursement obligation (in a manner reasonably satisfactory to the Revolving Credit Administrative Agent).

“Disposition” has the meaning assigned to that term in Section 5.1(b).

“Fixed Asset Claimholders” means, at any relevant time, the holders of Fixed Asset Obligations at that time, including the Initial Fixed Asset Administrative Agent and each Fixed Asset Collateral Agent.

“Fixed Asset Collateral” means all Collateral other than ABL Collateral.

“Fixed Asset Collateral Agents” means the Initial Fixed Asset Collateral Agent and each Additional Fixed Asset Collateral Agent.

“Fixed Asset Collateral Documents” means the Initial Fixed Asset Collateral Documents and any Additional Fixed Asset Collateral Documents.

“Fixed Asset Credit Party” means each “Loan Party” as defined in the Initial Fixed Asset Facility Agreement.

“Fixed Asset Default” means an “Event of Default” or equivalent term (as defined in any of the Fixed Asset Documents).

“Fixed Asset Documents” means the Initial Fixed Asset Documents and any Additional Fixed Asset Documents.

“Fixed Asset Obligations” means the Initial Fixed Asset Obligations and any Additional Fixed Asset Obligations.

“Goldman Sachs” has the meaning assigned to that term in the Preamble of this Agreement.

“Grantors” means the Borrower, Holdings, each other Guarantor and each other Person (other than any Excluded Subsidiary (pursuant to and as defined in the definition thereof in the Revolving Credit Agreement)) that is organized under the laws of the United States of America, any State thereof or the District of Columbia that has or may from time to time hereafter execute and deliver a Priority Collateral Document or Notes Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Guarantor” means, collectively, each “Guarantor” as defined in the Initial Fixed Asset Facility Agreement, each “Guarantor” as defined in the Initial Notes Indenture and each “US Guarantor” (other than any Excluded Subsidiary) as defined in the Revolving Credit Agreement.

“Hedge Agreement” means a Swap Contract entered into with a Revolving Credit Approved Counterparty, as applicable.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Hedge Agreements.

“Holdings” has the meaning set forth in the Preamble to this Agreement.

“Indebtedness” means and includes all obligations that constitute “Indebtedness” within the meaning of the Initial Fixed Asset Facility Agreement, the Initial Notes Indenture, the Revolving Credit Agreement, any Additional Fixed Asset Instrument or any Additional Notes Instrument, as applicable.

“Initial Fixed Asset Administrative Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Initial Fixed Asset Claimholders” means, at any time, the Initial Fixed Asset Administrative Agent, the Initial Fixed Asset Collateral Agent, the trustees, agents and other representatives of the holders of the Initial Fixed Asset Obligations (including any holders of Initial Fixed Asset Obligations pursuant to supplements executed in connection with the incurrence of additional Indebtedness under the Initial Fixed Asset Facility Agreement), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Initial Fixed Asset Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Initial Fixed Asset Document outstanding at such time.

“Initial Fixed Asset Collateral Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Initial Fixed Asset Collateral Documents” means the “Collateral Documents” (as defined in the Initial Fixed Asset Facility Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Initial Fixed Asset Obligations or under which rights or remedies with respect to such Liens are governed.

“Initial Fixed Asset Documents” means the Initial Fixed Asset Facility Agreement, the Initial Fixed Asset Collateral Documents and the other Loan Documents (as defined in the Initial Fixed Asset Facility Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Initial Fixed Asset Obligation, including, to the extent applicable, any other document or instrument executed or delivered at any time in connection with any Initial Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Initial Fixed Asset Obligations, to the extent such are effective at the relevant time.

“Initial Fixed Asset Facility Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Initial Fixed Asset Obligations” means all obligations of every nature of each Grantor from time to time owed to any Initial Fixed Asset Claimholders or any of their respective Affiliates under the Initial Fixed Asset Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing. “Initial Fixed Asset Obligations” shall include all Post-Petition Interest with respect to such Initial Fixed Asset Obligations.

“Initial Notes Claimholders” means, at any time, the Notes Trustee, the Initial Notes Collateral Agent, the trustees, agents and other representatives of the holders of the Initial Notes Obligations (including any holders of Initial Notes Obligations pursuant to supplements executed in connection with the incurrence of additional Indebtedness under the Initial Notes Indenture), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Initial Notes Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Initial Notes Document outstanding at such time.

“Initial Notes Collateral Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Initial Notes Collateral Documents” means the “Security Documents” (as defined in the Initial Notes Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Initial Notes Obligations or under which rights or remedies with respect to such Liens are governed.

“Initial Notes Documents” means the Initial Notes Indenture, the notes issued pursuant thereto, the Notes Collateral Documents and each of the other agreements, documents and instruments providing for or evidencing any other Initial Notes Obligation, including, to the extent applicable, any other document or instrument executed or delivered at any time in connection with any Initial Notes Obligations, including any intercreditor or joinder agreement among holders of Initial Notes Obligations, to the extent such are effective at the relevant time.

“Initial Notes Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“Initial Notes Obligations” means all obligations of every nature of each Grantor from time to time owed to any Initial Notes Claimholders or any of their respective successors under the Initial Notes Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing. “Initial Notes Obligations” shall include all Post-Petition Interest with respect to such Initial Notes Obligations.

“Insolvency or Liquidation Proceeding” means:

(a)         any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor;

(b)         any other voluntary or involuntary insolvency, reorganization, winding-up or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets (other than any merger or consolidation, liquidation, windup or dissolution not involving bankruptcy that is expressly permitted pursuant to of the terms of each Revolving Credit Agreement, Initial Notes Indenture and the Initial Fixed Asset Facility Agreement or any Additional Notes Document or Additional Fixed Asset Document);

(c)         any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any merger or consolidation, liquidation, windup or dissolution not involving bankruptcy that is expressly permitted pursuant to the terms of each Revolving Credit Agreement, Initial Notes Indenture and the Initial Fixed Asset Facility Agreement or any Additional Notes Document or Additional Fixed Asset Document);

(d)         any case or proceeding seeking arrangement, adjustment, protection, relief or composition of any debt or other property of any Grantor;

(e)         any case or proceeding seeking the entry of an order of relief or the appointment of a custodian, receiver, trustee or other similar proceeding with respect to any Grantor or any property or Indebtedness of any Grantor; or

(f)         any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its restricted subsidiaries’ operations and not for speculative purposes.

“Joinder Agreement” means (i) with respect to any Additional Notes Obligations, an agreement substantially in the form of Exhibit A, or in a form otherwise acceptable to each Priority Collateral Agent, after giving effect to Sections 5.3 and 5.6, as applicable and (ii) with respect to Additional Fixed Asset Obligations, the joinder agreement executed pursuant to the ABL/Fixed Assets Intercreditor Agreement or after the termination of the ABL/Fixed Assets Intercreditor Agreement substantially in the form of Exhibit A, with appropriate modifications reasonably acceptable to the applicable Priority Collateral Agent .

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“JPMorgan” has the meaning assigned to that term in the Preamble of this Agreement.

“Landlord Personal Property Collateral Access Agreement” shall have the meaning given to “Landlord Personal Property Collateral Access Agreement” in the Revolving Credit Agreement, whether or not then in effect.

“Lien” any lien, mortgage, pledge, security interest, assignment by of security, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any lease in the nature thereof (but excluding bona fide operating leases)) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“New Agent” has the meaning assigned to that term in Section 5.5.

“New Debt Notice” has the meaning assigned to that term in Section 5.5.

“Non-Controlling Fixed Asset Collateral Agent” means each Fixed Asset Collateral Agent other than the Controlling Fixed Asset Collateral Agent.

“Notes Credit Party” means each the “Issuer” and the “Guarantors” as defined in the Initial Notes Indenture.

“Notes Claimholders” means the Initial Notes Claimholders and any Additional Notes Claimholders.

“Notes Collateral” means all assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Notes Obligations. For the avoidance of doubt, ABL Foreign Collateral shall not constitute Collateral under this Agreement.

“Notes Collateral Agents” means the Initial Notes Collateral Agent and each Additional Notes Collateral Agent.

“Notes Collateral Documents” means the Initial Notes Collateral Documents and any Additional Notes Collateral Documents.

“Notes Documents” means the Initial Notes Documents and any Additional Notes Documents.

“Notes Obligations” means the Initial Notes Obligations and any Additional Notes Obligations.

“Notes Trustee” has the meaning assigned to that term in the Recitals to this Agreement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“Pledged Collateral” has the meaning set forth in Section 5.4.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Fixed Asset Documents, Notes Documents or the Revolving Credit Documents, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Priority Claimholders” means the Revolving Credit Claimholders and any Fixed Asset Claimholders.

“Priority Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Priority Obligations including without limitation, the ABL Collateral and the Fixed Asset Collateral.

“Priority Collateral Agents” means (a) the Revolving Credit Collateral Agent and/or (b) the Controlling Fixed Asset Collateral Agent and each Non-Controlling Fixed Asset Collateral Agent. So long as the ABL/Fixed Assets Intercreditor Agreement is in effect, all references herein to the applicable Priority Collateral Agent shall refer to the Revolving Credit Collateral Agent with respect to the ABL Collateral and the Controlling Fixed Asset Collateral Agent and each Non-Controlling Fixed Asset Collateral Agent with respect to the Fixed Asset Collateral.

“Priority Collateral Documents” means the Fixed Asset Collateral Documents and the Revolving Credit Collateral Documents.

“Priority Credit Default” means a Revolving Credit Default and/or a Fixed Asset Default.

“Priority Loan Documents” means the Revolving Credit Documents and/or the Fixed Asset Documents.

“Priority Obligations” means the Revolving Credit Obligations and the Fixed Asset Obligations.

“Recovery” has the meaning set forth in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Revolving Credit Administrative Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Revolving Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Revolving Credit Approved Counterparty” has the meaning given to the term “Approved Counterparty” in the Revolving Credit Agreement.

“Revolving Credit Claimholders” means, at any relevant time, the holders of Revolving Credit Obligations at that time, including the Revolving Credit Lenders, the Issuing Banks (as defined in the Revolving Credit Agreement) and the agents under the Revolving Credit Documents and any Revolving Credit Approved Counterparties.

“Revolving Credit Collateral Agent” has the meaning assigned to that term in the Preamble of this Agreement.

“Revolving Credit Collateral Documents” means the “Collateral Documents” (as defined in the Revolving Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor securing any Revolving Credit Obligations or under which rights or remedies with respect to such Liens are governed, in each case other than the Canadian Collateral Documents (as defined in the Revolving Credit Agreement).

“Revolving Credit Default” means an “Event of Default” (as defined in the Revolving Credit Agreement).

“Revolving Credit Documents” means the Revolving Credit Agreement and the Credit Documents other than the Canadian Collateral Documents (as defined in the Revolving Credit Agreement), each Hedge Agreement, each Cash Management Document and each of the other agreements, documents and instruments providing for or evidencing any other Revolving Credit Obligation, and any other document or instrument executed or delivered at any time in connection with any Revolving Credit Obligations, including any intercreditor or joinder agreement among holders of Revolving Credit Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Revolving Credit Lenders” means the “Lenders” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Obligations” means all obligations of every nature of each Grantor under the Revolving Credit Documents, including obligations from time to time owed to the Revolving Credit Administrative Agent, the Revolving Credit Collateral Agent, the Revolving Credit Lenders or any of them under any Revolving Credit Document, Cash Management Document or Hedge Agreement, whether for principal, interest, (including Post-Petition Interest), reimbursement of amounts drawn under letters of credit, fees, expenses, indemnification or otherwise.

“Revolving Credit Party” means each “US Credit Party” as defined in the Revolving Credit Agreement.

“Secured Revolver/Initial Fixed Asset/Notes Documents” means the Initial Fixed Asset Documents, the Revolving Credit Documents and the Notes Documents.

“Securities Account” as defined in the UCC.

“Securities Account Control Agreement” shall have the meaning given to “Securities Account Control Agreement” in the Revolving Credit Agreement, whether or not then in effect.

“Series” means, (A) with respect to any Fixed Asset Obligations, each of (i) the Initial Fixed Asset Obligations and (ii) the Additional Fixed Asset Obligations incurred pursuant to any Additional Fixed Asset Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Collateral Agent (in its capacity as such for such Additional Fixed Asset Obligations) and (B) with respect to any Notes Obligations, each of (i) the Initial Notes Obligations and (ii) the Additional Notes Obligations incurred pursuant to any Additional Notes Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common representative (in its capacity as such for such Additional Notes Obligations).

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock (as defined in the Initial Fixed Asset Facility Agreement) is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary (as defined in the Initial Fixed Asset Facility Agreement) of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP (as defined in the Initial Fixed Asset Facility Agreement).

“Swap Contracts” means collectively, each Interest Rate Agreement, each Currency Agreement and each Commodity Swap Agreement.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of any Collateral Agent’s or any secured party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect from time to time in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

1.2.         Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a)         any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended in accordance with the terms of this Agreement (including in connection with any Refinancing);

(b)         any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c)         the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)         all references herein to Sections shall be construed to refer to Sections of this Agreement;

(e)         all references to terms defined in the UCC in effect in the State of New York shall have the meaning ascribed to them therein (unless otherwise specifically defined herein); and

(f)         the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.    Lien Priorities.

2.1.         Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Priority Obligations granted on the Collateral or any Liens securing the Notes Obligations granted on the Collateral and notwithstanding any provision of any UCC, or any other applicable law or the Priority Loan Documents or the Notes Documents or any defect or deficiencies in, or failure to perfect, the Liens securing the Priority Obligations or the Notes Obligations or any other circumstance whatsoever, each Priority Collateral Agent, on behalf of itself and/or the applicable Priority Claimholders and each Notes Collateral Agent, on behalf of itself and and/or the applicable Notes Claimholders, hereby each agrees that:

(a)         any Lien of any Priority Collateral Agent on the Collateral, whether now or hereafter held by or on behalf of such Priority Collateral Agent or any Priority Claimholder or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior and prior in all respects to all Liens on the Collateral securing any Notes Obligations; and

(b)         any Lien of any Notes Collateral Agents on the Collateral, whether now or hereafter held by or on behalf of such Notes Collateral Agent, any Notes Claimholder or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be subordinate in all respects to all Liens on the Collateral securing any Priority Obligations.

2.2.         Prohibition on Contesting Liens. Each Priority Collateral Agent, for itself and on behalf of each applicable Priority Claimholder and each Notes Collateral Agent, for itself and on behalf of each applicable Notes Claimholder, agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Priority Claimholders or any Notes Claimholders in the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Priority Collateral Agent or any Priority Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Priority Obligations as provided in Sections 2.1 and 3.1.

2.3.         No New Liens. Until the Discharge of Priority Obligations and the Discharge of Notes Obligations have occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against Holdings, the Borrower or any other Grantor, the parties hereto acknowledge and agree that it is their intention that there shall be no Liens on any asset or property to secure any Notes Obligation unless a Lien on such asset or property also secures the Priority Obligations. To the extent any additional Liens are granted on any asset or property as described above, the priority of such additional Liens shall be determined in accordance with Section 2.1. In addition, to the extent that Liens are granted to any Notes Collateral Agent or any Notes Claimholder on any asset or property to secure any Notes Obligation, and a corresponding Lien is not granted to secure the Priority Obligations, without limiting any other rights and remedies available hereunder, each Priority Collateral Agent, on behalf of the applicable Priority Claimholders and each Notes Collateral Agent, on behalf of applicable Notes Claimholders, agree that (a) any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2 and (b) such Notes Collateral Agent or Notes Claimholder (i) shall notify each Priority Collateral Agent promptly upon becoming aware thereof, and (ii) shall be deemed to hold and have held (subject to the relative priorities set forth in Section 2.01) such Lien for the benefit of each Priority Collateral Agent and Priority Claimholders as security for the Priority Obligations. For the avoidance of doubt, the Notes Obligations shall not at any time be secured by any Liens granted by the Credit Parties that are not US Credit Parties (as defined in the Revolving Credit Agreement).

2.4.         Similar Liens and Agreements. The parties hereto agree that it is their intention that the Priority Collateral (excluding, for the avoidance of doubt, any ABL Foreign Collateral) and the Notes Collateral be identical, except with respect to Notes Obligations, to the extent that the grant of a Lien to secure Notes Obligations and/or perfection thereof are not expressly required in accordance with the applicable Notes Documents. In furtherance of the foregoing and of Section 8.8, the parties hereto agree, subject to the other provisions of this Agreement:

(a)         upon request by any Priority Collateral Agent or any Notes Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Priority Collateral or Notes Collateral, as applicable and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Priority Loan Documents and the Notes Documents; and

(b)         that the Priority Collateral Documents, taken as a whole (other than with respect to the ABL Collateral, ABL Foreign Collateral, any Credit Party that is not a US Credit Party (as defined in the Revolving Credit Agreement) or any Excluded Subsidiary under and as defined in clauses (g) and (h) of the definition thereof in the Revolving Credit Agreement), and the Notes Collateral Documents taken as a whole, shall be in all material respects the same forms of documents other than with respect to differences to reflect the nature of the lending arrangements and the senior and subordinate nature of the Priority Obligations and Notes Obligations respectively, thereunder with respect to the Collateral.

SECTION 3.    Enforcement.

3.1.         Exercise of Remedies.

(a)         Until the Discharge of Priority Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Notes Collateral Agents and the Notes Claimholders:

(1)         will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including the exercise of any right of setoff or any right under any lockbox agreement or any control agreement with respect to Deposit Accounts or Securities Accounts) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure);

(2)         will not contest, protest or object to, or otherwise interfere with, any foreclosure proceeding or action brought by any applicable Priority Collateral Agent or applicable Priority Claimholders of any rights and remedies relating to the Collateral, whether under the Priority Loan Documents or otherwise; and

(3)         will not object to the forbearance by any Priority Collateral Agent or any of the applicable Priority Claimholders from bringing or pursuing any Collateral Enforcement Action;

provided, however, that, in the case of (1), (2) and (3) above, the Liens granted to secure the Priority Obligations of the Priority Claimholders and Notes Obligations of the Notes Claimholders shall attach to the proceeds thereof subject to the relative priorities described in Section 2.

(b)         Until the Discharge of Priority Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, each Notes Collateral Agent, for itself and on behalf of the applicable Notes Claimholders, agrees that any Priority Collateral Agent and any Priority Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary Dispositions of Collateral by the respective Grantors after a Priority Credit Default) make determinations regarding the release, disposition, or restrictions with respect to the Collateral (including, without limitation, exercising remedies under Deposit Account Control Agreements and Securities Account Control Agreements) without any consultation with or the consent of any Notes Collateral Agent or Notes Claim-holder. Each Notes Collateral Agent and the applicable Notes Claimholders, agree that in exercising rights and remedies with respect to the Collateral, the Priority Collateral Agents and the applicable Priority Claimholders may enforce the provisions of the Priority Loan Documents and exercise remedies there-under, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction. Each Notes Collateral Agent, for itself and the applicable Notes Claimholders, agrees that it will not seek, and hereby waives any right, to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral.

(c)         Notwithstanding the foregoing, any Notes Collateral Agent or Notes Claimholder, as applicable, may:

(1)         file a claim or statement of interest with respect to the Notes Obligations, as applicable; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(2)         take any action in order to create, perfect, preserve or protect its Lien on any of the Collateral; provided that such action shall not be inconsistent with the terms of this Agreement and shall not be adverse to the priority status of the Liens on the Collateral, or the rights of the applicable Priority Collateral Agent or the applicable Priority Claimholders to exercise remedies in respect thereof; and provided, further that, notwithstanding the foregoing this Agreement does not impose any obligation on the Notes Collateral Agent to create, perfect, preserve or protect the validity or enforceability of the Liens on the Collateral;

(3)         file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Notes Claimholders, including any claims secured by the Collateral in each case in accordance with the terms of this Agreement;

(4)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement; and

(5)         vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Notes Obligations, as applicable and the Notes Collateral.

Each Notes Collateral Agent, for itself and on behalf of the Notes Claimholders, as applicable, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of Priority Obligations has occurred, except as expressly provided in Section 6.3(c)(1) and this Section 3.1(c), the sole right of the Notes Collateral Agents and the Notes Claimholders with respect to the Collateral is to hold a Lien on such Collateral pursuant to the Notes Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Priority Obligations has occurred.

(d)         Subject to Section 3.l(c) and Section 6.3(c)(1):

(1)         each Notes Collateral Agent, for itself and on behalf of the Notes Claimholders, agrees that it will not, except as not prohibited herein, take any action that would hinder any exercise of remedies under the Priority Loan Documents or that is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(2)         each Notes Collateral Agent, for itself and on behalf of the Notes Claimholders, hereby waives any and all rights it or the Notes Claimholder, as applicable, may have as a junior lien creditor with respect to the Priority Collateral or otherwise to object to the manner in which any Priority Collateral Agent or any Priority Claimholders seek to enforce or collect the Priority Obligations or the Liens on the Collateral securing the Priority Obligations granted in any of the Priority Loan Documents or undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any Priority Collateral Agent or any Priority Claim-holders is adverse to the interest of the Notes Claimholders; and

(3)         each Notes Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any of the Notes Collateral Documents or any other Notes Documents shall be deemed to restrict in any way the rights and remedies of any Priority Collateral Agent or any Priority Claimholders with respect to the Collateral as set forth in this Agreement and the Priority Loan Documents.

(e)         The Notes Collateral Agent and the Notes Claimholders may exercise rights and remedies as unsecured creditors against any Grantor in accordance with the terms of the Notes Documents and applicable law so long as such rights and remedies are not inconsistent with and do not violate any provision of this Agreement. In the event that any Notes Claimholder becomes a judgment Lien creditor in respect of Priority Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Notes Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes as the other Liens securing the Priority Obligations and Notes Obligations are subject to this Agreement.

(f)         Nothing in this Agreement shall prohibit the receipt by any Notes Collateral Agent or any Notes Claimholders of payments of interest, principal and other amounts owed in respect of the applicable Notes Obligations so long as such receipt is not the direct or indirect result of the exercise by such Notes Collateral Agent or Notes Claimholders of rights or remedies as a secured creditor (including set-off) or enforcement of any Lien held by any of them, in each case in contravention of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Priority Collateral Agents or the Priority Claimholders may have against the Grantors under the Priority Loan Documents.

(g)         From and after the date upon which the Discharge of Priority Obligations shall have occurred, the Controlling Notes Collateral Agent may exercise any rights and remedies under the

Notes Documents or applicable law as to any Collateral; provided however, that any exercise of rights and remedies with respect to any Collateral by the Controlling Notes Collateral Agent is at all times subject to the provisions of this Agreement.

(h)         Each Notes Collateral Agent, on behalf of the applicable Notes Claimholders, acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, no Notes Collateral Agent nor any Notes Claimholder shall (a) have any Lien on the ABL Foreign Collateral or any other rights thereto or interests therein or (b) commence or take any enforcement action with respect to the ABL Foreign Collateral.

SECTION 4.    Payments.

4.1.       Application of Proceeds.

(a)         So long as the Discharge of Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, all Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by any Priority Collateral Agent or any Priority Claimholder, shall be applied by such Priority Collateral Agent to the applicable Priority Obligations in such order as specified in the ABL/Fixed Assets Intercreditor Agreement, and if such agreement is not then in effect, the applicable Priority Loan Documents. Upon the Discharge of Priority Obligations, the applicable Priority Collateral Agent shall deliver to the Controlling Notes Collateral Agent, any Collateral and proceeds of Collateral held by it as a result of the exercise of remedies in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Controlling Notes Collateral Agent to the Notes Obligations in the following order: first, to payment of that portion of the Notes Obligations constituting fees, indemnities, expenses and other amounts payable to each Notes Collateral Agent in its capacity as such, on a ratable basis, pursuant to the terms of any Notes Document; second, to payment of that portion of the Notes Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Notes Claimholders pursuant to the terms of any Notes Document; and third, to the payment in full of Notes Obligations in accordance with the terms of the applicable Notes Documents. Upon the Discharge of Notes Obligations, each Notes Collateral Agent shall deliver to the Borrower any Collateral and proceeds of Collateral held by it as a result of the exercise of remedies in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

4.2.         Payments Over in Violation of Agreement. So long as the Discharge of Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by any Notes Collateral Agent or any Notes Claimholders in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the appropriate Priority Collateral Agent for the benefit of the applicable Priority Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Each Priority Collateral Agent is hereby authorized by the Notes Collateral Agent to make any such endorsements as agent for the Notes Collateral Agent or any Notes Claimholders as the case may be. This authorization is coupled with an interest and is irrevocable until the Discharge of Priority Obligations.

4.3.         Application of Payments. Subject to the other terms of this Agreement, all payments received by (a) any Priority Collateral Agent or any Priority Claimholders may be applied, reversed and reapplied, in whole or in part, to the Priority Obligations and (b) following a Discharge of the Priority

Obligations, the Notes Collateral Agents or the Notes Claimholders may be applied, reversed and reapplied, in whole or in part, to the Notes Obligations in the order set forth in Section 4.1(a).

4.4.         Reinstatement. To the extent any payment with respect to any Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, or the Notes Claimholders, receiver or similar Person, whether in connection with any Insolvency or Liquidation Proceeding or otherwise, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the applicable Priority Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including, without limitation, Post-Petition Interest) to be paid pursuant to the Priority Loan Documents are disallowed by order of any court, including, without limitation, by order of a bankruptcy court in any Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including, without limitation, Post-Petition Interest) shall, as between the Priority Claimholders and the Notes Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the applicable “Priority Obligations.”

SECTION 5.    Other Agreements.

5.1.       Releases.

(a)         If in connection with the exercise of any Priority Collateral Agent’s remedies in respect of any Collateral as provided for in Section 3.1, including any disposition of Collateral by any Grantor with the consent of a Priority Collateral Agent following a Priority Credit Default, such Priority Collateral Agent, for itself or on behalf of any of the applicable Priority Claimholders, releases any of its Liens on any part of the Collateral, then the Liens, if any, of each Notes Collateral Agent, for itself or for the benefit of the applicable Notes Claimholders, on the Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released. Each Notes Collateral Agent, for itself or on behalf of any such Notes Claimholders, promptly shall execute and deliver to the applicable Priority Collateral Agent or such Grantor such termination statements, releases and other documents as such Priority Collateral Agent or such Grantor may request (at such Grantor’s sole cost and expense) to effectively confirm such release.

(b)         If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) permitted under the terms of each of the Priority Loan Documents and the Notes Documents (other than in connection with the exercise of the respective Collateral Agent’s rights and remedies in respect of the Collateral as provided for in Section 3.1), (i) any Priority Collateral Agent, for itself or on behalf of any of the applicable Priority Claimholders, releases (and each Notes Collateral Agent on behalf of itself and the applicable Notes Claimholders, will be deemed to have authorized such actions) any of its Liens on any part of the Collateral, then the Liens, if any, of the Notes Collateral Agent, for itself or for the benefit of the applicable Notes Claimholder, as applicable, on such Collateral (or, if such Collateral includes the Capital Stock of any Subsidiary, the Liens on Collateral owned by such Subsidiary) shall be automatically, unconditionally and simultaneously released. Each Notes Collateral Agent, for itself and on behalf of any Notes Claimholders, as the case may be, promptly shall execute and deliver to the other Collateral Agents or such Grantor such termination statements, releases and other documents as any Priority Collateral Agent or such Grantor may request (at such Grantor’s sole cost and expense) to effectively confirm such release.

(c)         Until the Discharge of Priority Obligations shall occur, each Notes Collateral Agent, for itself and on behalf of the applicable Notes Claimholders, as the case may be, hereby irrevocably constitutes and appoints each Priority Collateral Agent and any officer or agent of such Priority Col-

lateral Agent, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

5.2.       Insurance.

(a)         Unless and until the Discharge of Priority Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Priority Loan Documents, each Notes Collateral Agent and Notes Trustee, for itself and on behalf of the applicable Notes Claimholders agrees, that (i) in accordance with the terms of the applicable Priority Loan Documents, the applicable Priority Collateral Agent shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral; (ii) in accordance with the terms of the applicable Priority Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of such Collateral and to the extent required by the Priority Loan Documents shall be paid to the applicable Priority Collateral Agent for the benefit of the applicable Priority Claimholders pursuant to the terms of the Priority Loan Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, and after the Discharge of Priority Obligations, to the Notes Collateral Agents for the benefit of the Notes Claimholders to the extent required under the Notes Collateral Documents and then to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct, and (iii) if any Notes Collateral Agent or any Notes Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the applicable Priority Collateral Agent in accordance with the terms of Section 4.2.

(b)         To effectuate the foregoing, the Collateral Agents shall each receive separate lender’s loss payable endorsements naming themselves as loss payee and additional insured, as their interests may appear, with respect to policies which insure Collateral hereunder.

5.3.       Amendments to Revolving Credit Documents, Fixed Asset Documents; Notes Documents, Refinancing.

(a)         The Priority Loan Documents may be amended, amended and restated, replaced, supplemented or otherwise modified in accordance with their terms and the Priority Obligations may be Refinanced, in each case, without notice to, or the consent of any Notes Collateral Agent or any Notes Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that the (i) holders of such Refinancing debt, or their respective agent or representative on the behalf of such holders, bind themselves in a writing addressed to the Notes Collateral Agents and any other Priority Collateral Agents to the terms of this Agreement and (ii) any such amendment, supplement, modification or Refinancing shall not contravene any provision of this Agreement.

(b)         The Notes Documents may be amended, amended and restated, replaced, supplemented or otherwise modified in accordance with their terms and the Initial Notes Indenture may be Refinanced, in each case, without notice to, or the consent of any Priority Collateral Agent or the Priority Claimholders, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that the holders of such Refinancing debt, or their respective agent or representative on the behalf of such holders, bind themselves in a writing addressed to the Priority Collateral Agent to the terms of this Agreement and any such amendment, supplement, modification or Refinancing shall not contravene any provision of this Agreement.

(c)         On or after any Refinancing, and the receipt of notice thereof, which notice shall include the identity of a new or replacement Collateral Agent or other agent serving the same or similar function, each existing Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Intercreditor Agreement) as Holdings, the Borrower or such new or replacement Collateral Agent may reasonably request in order to provide to such new or replacement Collateral Agent the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Intercreditor Agreement.

(d)         Each Priority Collateral Agent and each Notes Collateral Agent shall each use good faith efforts to notify the other parties hereto of any written amendment or modification to any Priority Loan Document or any Notes Document, as applicable, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party.

5.4.         Bailees for Perfection.

(a)         Each applicable Priority Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the Notes Claimholders, and as bailee for the Notes Collateral Agents (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the Notes Documents, respectively, subject to the terms and conditions of this Section 5.4.

(b)         No Priority Collateral Agent shall have any obligation whatsoever to the Notes Collateral Agents or to any Notes Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the respective Priority Collateral Agents under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of Priority Obligations as provided in paragraph (d) below.

(c)         No Priority Collateral Agent acting pursuant to this Section 5.4 shall have by reason of the Priority Loan Documents or the Notes Documents, this Agreement or any other document a fiduciary relationship in respect of any Notes Collateral Agents, or any Notes Claimholders.

(d)         Upon the Discharge of Priority Obligations, the applicable Priority Collateral Agent shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements and without recourse or warranty, first, to the Controlling Notes Collateral Agent (for the avoidance of doubt, the Controlling Notes Collateral Agent shall only receive any Pledged Collateral upon the Discharge of all Priority Obligations) to the extent the Notes Obligations (other than Contingent Obligations) remain outstanding, and second, to the applicable Grantor to the extent no Notes Obligations (in each case, other than Contingent Obligations not yet due and payable), as the case may be, remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral). Each Priority Collateral Agent further agrees, to the extent that any Notes Obligations (other than applicable Contingent Obligations) remain outstanding after the Discharge of Priority Obligations, to take all other commercially reasonable action as shall be reasonably requested by the Controlling Notes Collateral Agent, at the sole cost and expense of the Credit Parties, to permit such Controlling Notes Collateral Agent to obtain, for the benefit of the Notes Claimholders, an interest in the Collateral.

(e)         Subject to the terms of this Agreement, so long as the Discharge of Priority Obligations has not occurred, the applicable Priority Collateral Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other Priority Loan Documents, as if the Liens of the Notes Collateral Agents and the Notes Claimholders did not exist.

(f)         Notwithstanding anything in this Agreement to the contrary each Priority Collateral Agent, for itself and on behalf of the Priority Claimholders and each Notes Collateral Agent, for itself and on behalf of the applicable Notes Claimholders, agrees that any requirement under any Notes Collateral Document that any Grantor deliver any Collateral that constitutes Collateral to any Notes Collateral Agent, as applicable, or that requires any Grantor to vest any Notes Collateral Agent, as applicable, with possession or “control” (as defined in the UCC) of any Collateral shall be deemed satisfied to the extent that, prior to the Discharge of Priority Obligations (other than Contingent Obligations), such Collateral is delivered to any Priority Collateral Agent (or after the Discharge of the Priority Obligations is delivered to the Controlling Notes Collateral Agent) or any Priority Collateral Agent shall have been vested with such possession or “control” (unless, pursuant to the UCC, control may be given concurrently to the Priority Collateral Agents and the Controlling Notes Collateral Agent) in each case, subject to the provisions of Section 5.4.

5.5.       When Discharge of Priority Obligations and Discharge of Notes Obligations Are Deemed to Not Have Occurred. If in connection with the Discharge of Priority Obligations or Discharge of Notes Obligations, the Borrower and/or Holdings substantially concurrently enters into any Refinancing of any Priority Obligation or Notes Obligation as the case may be, which Refinancing is permitted by the Priority Loan Documents and the Notes Documents, in each case, to the extent such documents will remain in effect following such Refinancing, then such Discharge of Priority Obligations or the Discharge of Notes Obligations, shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken pursuant to this Agreement as a result of the occurrence of such Discharge of Priority Obligations or Discharge of Notes Obligations, as applicable) and, from and after the date on which the New Debt Notice is delivered to the appropriate Collateral Agents in accordance with the next sentence, the obligations under such Refinancing shall automatically be treated as Priority Obligations or Notes Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Priority Collateral Agent or Notes Collateral Agent, as the case may be, under such new Priority Loan Documents or new Notes Documents shall be a Priority Collateral Agent or a Notes Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New Debt Notice”) stating that the Borrower and/or Holdings has entered into new Priority Loan Documents or new Notes Documents (which notice shall include a complete copy of the relevant new documents and provide the identity of the new collateral agent, such agent, the “New Agent”), the other Collateral Agents shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower and/or Holdings or such New Agent shall reasonably request in order to provide to the applicable New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the applicable New Agent that is a Priority Collateral Agent any applicable Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent that is a Priority Collateral Agent to obtain control of such Pledged Collateral). The New Agent shall agree in a writing addressed to the other Collateral Agents for the benefit of the Priority Claimholders or the Notes Claimholders, as the case may be, to be bound by the terms of this Agreement. If the new Notes Obligations under the new Notes Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Priority Obligations, then the Priority Obligations shall be secured at such time by a senior priority Lien on such assets, to the same extent provided in the Notes Collateral Documents, the ABL/Fixed Assets Intercreditor Agreement and this Agreement.

5.6.         Additional Notes Debt. Holdings and the other applicable Grantors will be permitted to designate as an additional holder of Notes Obligations hereunder each Person who is, or who becomes or who is to become, the registered holder of any Additional Notes Debt incurred by Holdings or such Grantor after the date of this Agreement in accordance with the terms of all applicable Secured Revolver/Initial Fixed Asset/Notes Documents. Upon the issuance or incurrence of any such Additional Notes Debt:

(a)         Holdings shall deliver to the Priority Collateral Agents and each Notes Collateral Agent an officers’ certificate stating that Holdings or such Grantor intends to enter into an Additional Notes Instrument, as applicable, and certifying that the issuance or incurrence of Additional Notes Debt, as applicable, under such Additional Notes Instrument is permitted by each applicable Secured Revolver/Initial Fixed Asset/Notes Document;

(b)         the administrative agent or trustee and collateral agent for such Additional Notes Debt shall execute and deliver to the Collateral Agents a Joinder Agreement;

(c)         the Notes Collateral Documents, in respect of such Additional Notes Debt shall be subject to, and shall comply with, Sections 2.3 and 2.4 of this Agreement; and

(d)         each existing Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Intercreditor Agreement) as Holdings or the administrative agent or trustee and collateral agent for such Additional Notes Debt may reasonably request in order to provide to them the rights, remedies and powers and authorities contemplated hereby, in each consistent in all respects with the terms of this Intercreditor Agreement.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow Holdings or any other Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Credit Document.

SECTION 6.    Insolvency or Liquidation Proceedings.

6.1.         Finance Issues. Until the Discharge of Priority Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Priority Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Collateral on which the Priority Collateral Agents or any other creditor has a Lien or to permit any Grantor to obtain financing, whether from the Priority Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then each Notes Collateral Agent, on behalf of itself and the applicable Notes Claimholders, agrees that they will raise no objection to such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing meet the following requirements: the terms of the DIP Financing (A) do not compel the applicable Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document and (B) do not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order. To the extent the Liens securing the Priority Obligations are subordinated to or pari passu with such DIP Financing, each Notes Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and each Notes Collateral Agent will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Priority Collateral Agents or to the extent permitted by Section 6.3); provided that, any Lien on Collateral to secure or provide adequate protection for such Notes Obli-

gations is subordinate to the Lien on the Collateral securing or providing adequate protection for the Priority Obligations.

6.2.      Relief from the Automatic Stay.

Until the Discharge of Priority Obligations has occurred each Notes Collateral Agent, on behalf of itself and the Notes Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of each Priority Collateral Agent (which for the avoidance of doubt, is the Revolving Credit Collateral Agent for any ABL Collateral and the Controlling Fixed Asset Collateral Agent for any Fixed Asset Collateral), unless a motion for adequate protection permitted under Section 6.3 has been denied by the bankruptcy court.

6.3.      Adequate Protection.

(a)       Each Notes Collateral Agent, on behalf of itself and the applicable Notes Claim-holders, agrees that none of them shall contest (or support any other Person contesting):

(1)       any request by any Priority Collateral Agent for adequate protection with respect to the Collateral; provided that if such adequate protection claim seeks the creation of any Lien over additional assets or property of any Grantor, then a Lien shall have been created in favor of the Notes Claimholders in respect of such Collateral and (ii) the Lien created in favor of the Notes Claimholders shall always be subordinate to the Liens created in favor of the Priority Claimholders, as applicable, to the extent set forth in this Agreement; or

(2)       any objection by any Priority Collateral Agent to any motion, relief, action or proceeding based on the Priority Collateral Agent’s or the Priority Claimholders’ claiming a lack of adequate protection; provided that if a Priority Collateral Agent is granted adequate protection in the form of additional collateral, the Notes Collateral Agents and the Notes Claimholders may seek or request adequate protection in the form of Lien on such additional collateral; it being understood and agreed that, any Lien created in favor of the Notes Claimholders shall always be subordinate to the Liens created in favor of the Priority Claimholders, as applicable, to the extent required by this Agreement.

(b)       Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1)       if the Priority Claimholders (or any subset thereof) are granted adequate protection with respect to the Collateral (other than any ABL Foreign Collateral) in the form of additional collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted Collateral, as applicable) in connection with any Cash Collateral use or DIP Financing, then the Controlling Notes Collateral Agent, on behalf of itself or any Notes Claim-holders, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing and providing adequate protection for the Priority Obligations and such Cash Collateral use or DIP Financing (and all obligations relating thereto) on the same basis as the other Liens of the Notes Collateral Agents on Collateral, as applicable; and

(2)       if the Notes Claimholders (or any subset thereof) are granted adequate protection with respect to any Collateral in the form of additional collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted Collateral) in connection with any Cash Collateral use or DIP Financing, then each Priority Collateral Agent, on behalf of itself and any of the applicable Priority Claimholders, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien, in the case of each of the Priority Obligations, will be senior to the Liens securing and providing adequate protection for the Notes Obligations on the same basis as the other Liens of the Priority Collateral Agents on the Collateral.

(c)       Except as otherwise expressly set forth in this Section 6 or in connection with the exercise of remedies with respect to the Collateral, nothing herein shall limit the rights of the Collateral Agents or the Claimholders from seeking adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

6.4.      Avoidance Issues. If any Priority Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the applicable Grantor any amount paid in respect of Revolving Credit Obligations or the Fixed Asset Obligations, as the case may be (a “Recovery”), then such Priority Claimholders shall be entitled to a reinstatement of the applicable Priority Obligations, as the case may be, with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.5.      Post-Petition Interest.

(a)      No Notes Collateral Agent or Notes Claimholder shall oppose or seek to challenge any claim by any Priority Collateral Agent or any applicable Priority Claimholder for allowance in any Insolvency or Liquidation Proceeding of any applicable Priority Obligations consisting of Post-Petition Interest, fees or expenses to the extent of the value of the Lien securing any Priority Claimholder’s claim, without regard to the existence of the Lien of the Notes Collateral Agent on behalf of the Notes Claimholders on the Collateral.

(b)      No Priority Collateral Agent nor any Priority Claimholder shall oppose or seek to challenge any claim by any Notes Collateral Agent or any Notes Claimholder for allowance in any Insolvency or Liquidation Proceeding of Notes Obligations consisting of Post-Petition Interest, fees or expenses to the extent of the value of the Lien securing any Notes Claimholder’s claim, after taking into account to the existence of the Liens of the Priority Collateral Agents on behalf of the Priority Claimholders on the Collateral.

6.6.      Waiver – 1111(b)(2) Issues. Each Notes Collateral Agent, for itself and on behalf of the applicable Notes Claimholders, waives any claim it may hereafter have against any Priority Claim-holder arising out of the election of any Priority Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code or out of any grant of a security interest in connection with any Collateral in any Insolvency or Liquidation Proceeding.

6.7.      Separate Grants of Security and Separate Classification.

(a)      Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, and each Notes Collateral Agent, for itself and on behalf of the Notes Claim-holders acknowledges and agrees that the grants of Liens pursuant to the Revolving Credit Collateral Documents, the Fixed Asset Collateral Documents and Notes Collateral Documents constitute separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the Fixed Asset Obligations are fundamentally different from the Revolving Credit Obligations which are fundamentally different from the Notes Obligations and each must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. In furtherance of the foregoing, the Fixed Asset Collateral Agent, each for itself and on behalf of the applicable Fixed Asset Claimholders, the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders and the Notes Collateral Agent, for itself and on behalf of the applicable Notes Claimholders, each agrees that the Fixed Asset Claimholders, the Revolving Credit Claimholders and Notes Claim-holders will vote as separate classes in connection with any plan of reorganization in any Insolvency or Liquidation Proceeding and that no Collateral Agent nor any Claimholder will seek to vote with the other as a single class in connection with any plan of reorganization in any Insolvency or Liquidation Proceeding.

(b)       To further effectuate the intent of the parties as provided in this Section 6.7, if it is held that the claims of any or all of the Priority Claimholders and the Notes Claimholders in respect of any applicable Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each Priority Collateral Agent, for itself and on behalf of the applicable Priority Claimholders and each Notes Collateral Agent, for itself and on behalf of the Notes Claimholders hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and subordinate secured claims against the Grantors in respect of the applicable Collateral (with the effect being that, to the extent that the aggregate value of the applicable Collateral is sufficient (for this purpose ignoring all claims held by the Notes Claimholders), the applicable Priority Claimholders (as determined in accordance with the provisions of Section 6.7 of the ABL/Fixed Assets Intercreditor Agreement) shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest, including any additional interest payable pursuant to the applicable Priority Loan Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Notes Claimholders and each Notes Collateral Agent, for itself and on behalf of the Notes Claimholders, hereby acknowledging and agreeing to turn over to any Priority Collateral Agent (as determined in accordance with the provisions of Section 6.7 of the ABL/Fixed Assets Intercreditor Agreement), for itself and on behalf of the applicable Priority Claimholders, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Notes Claimholders, as applicable.

(c)       Notwithstanding anything in the foregoing to the contrary, each Priority Collateral Agent and the Priority Claimholders and each Notes Collateral Agent and the Notes Claimholders, shall retain the right to vote and otherwise act in any Insolvency or Liquidation Proceeding (including the right to vote to accept or reject any plan of reorganization) to the extent not inconsistent with the provisions hereof. Without limiting the generality of the foregoing, no Notes Claimholder (whether in the capacity of a secured creditor or an unsecured creditor) may propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization or other dispositive restructuring plan unless such plan (i) satisfies the Priority Obligations in full in cash or (ii) such plan is proposed or supported by the number of each class of Priority Claimholders required under Section 1126(c) of the Bankruptcy Code.

6.8.      Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding and all converted or succeeding cases in respect thereof. The relative rights of Claimholders in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the commencement of any Insolvency or Liquidation Proceeding. Accordingly, the provisions of this Agreement (including, without lim-

itation, Section 2.1 hereof) are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code.

6.9.       Sales. Subject to Section 3.1(c)(5), each Notes Collateral Agent agrees that it will consent, and will not object or oppose, or support any party in opposing, a motion to dispose of any Collateral free and clear of any Liens or other claims under Section 363 of the Bankruptcy Code if the requisite Priority Claimholders under the applicable Priority Loan Documents as the case may be, have consented to such disposition of their respective Collateral, such motion does not impair, subject to the priorities set forth in this Agreement, the rights of such party under Section 363(k) of the Bankruptcy Code (so long as the right of any Notes Claimholder to offset its claim against the purchase price for any Collateral exists only after the Priority Obligations have been paid in full in cash), and the terms of any proposed order approving such transaction provide for the respective Liens to attach to the proceeds of the Collateral that is the subject of such disposition, subject to the Lien priorities in Section 2.1 and the other terms and conditions of this Agreement. Each Notes Collateral Agent further agrees that it will not oppose, or support any party in opposing, the right of the other party to credit bid under Section 363(k) of the Bankruptcy Code, subject to the provision of the immediately preceding sentence.

6.10.       Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of any reorganized Grantor secured by Liens upon any property of such reorganized Grantor are distributed, pursuant to a plan of reorganization or other dispositive restricting plan, on account of any of the Priority Obligations and the Notes Obligations, then, to the extent the debt obligations distributed on account of such Priority Obligations, and the Notes Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

SECTION 7.    Reliance; Waivers, Etc.

7.1.       Reliance. Each Notes Collateral Agent, on behalf of itself and the applicable Notes Claimholders, acknowledges that it and the Notes Claimholders have, independently and without reliance on the Priority Collateral Agents or any Priority Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Notes Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Notes Documents or this Agreement (it being agreed that the Initial Notes Collateral Agent has no duty to make any credit decision beyond what is required pursuant to the Initial Notes Documents).

7.2.       No Warranties or Liability. The Priority Collateral Agents and the Priority Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective Priority Loan Documents in accordance with law and the Priority Loan Documents, as they may, in their sole discretion, deem appropriate. Each Notes Collateral Agent, on behalf of itself and the applicable Notes Claimholders under the Notes Documents, acknowledges and agrees that no Priority Collateral Agent nor any Priority Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Notes Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. None of the Priority Collateral Agents nor any Priority Claimholders shall have any duty to the Notes Collateral Agents or Notes Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Priority Documents and the Notes Documents), regardless of any knowledge thereof which they may have or be charged with. Each Priority Collateral Agent, on behalf of itself and the applicable Priority Claimholders under the Priority Documents, acknowledges and agrees that no Notes Collateral Agent nor any Notes Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Priority Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

7.3.     No Waiver of Lien Priorities.

(a)       No right of the Priority Collateral Agents and the Priority Claimholders to enforce any provision of this Agreement or any Priority Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by any such Priority Collateral Agents, Priority Claimholders, Notes Collateral Agents or Notes Claim-holders or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Priority Loan Documents or Notes Documents, regardless of any knowledge thereof which the Collateral Agents or the Priority Claimholders or Notes Claimholders, or any of them, may have or be otherwise charged with.

(b)       Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the Priority Loan Documents), the Priority Collateral Agents and the Priority Claimholders may, at any time and from time to time in accordance with Priority Loan Documents and/or applicable law, without the consent of, or notice to, the Notes Collateral Agent or Notes Claimholders, without incurring any liabilities to such Persons and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy is affected, impaired or extinguished thereby) do any one or more of the following:

(1)       change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Priority Obligations or any Lien or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Priority Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Priority Collateral Agents or any rights or remedies under any of the Priority Loan Documents;

(2)       sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of any Grantor or any liability incurred directly or indirectly in respect thereof;

(3)       settle or compromise any Priority Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability in any manner or order that is not inconsistent with the terms of this Agreement; and

(4)       exercise or delay in or refrain from exercising any right or remedy against any security or any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor.

(c)       Except as otherwise provided herein, the Notes Collateral Agent, on behalf of itself and the applicable Notes Claimholders, also agrees that the Priority Claimholders and the applicable Priority Collateral Agents, shall have no liability to the Notes Collateral Agent or any Notes Claimholders, and the Notes Collateral Agent, on behalf of itself and the applicable Notes Claimholders, hereby waives any claim against any Priority Claimholder, or any Priority Collateral Agent, as applicable, arising out of any and all actions which the Priority Claimholders, or any Priority Collateral Agent, as applicable, may take or permit or omit to take with respect to:

(1)       the Priority Loan Documents;

(2)       the collection of the Priority Obligations; or

(3)       the foreclosure upon, or sale, liquidation or other disposition of, any Collateral.

The Notes Collateral Agent, on behalf of itself and the Notes Claimholders, agrees that the Priority Claimholders and the Priority Collateral Agents, have no duty to them in respect of the maintenance or preservation of the Collateral, the Priority Obligations or otherwise.

(d)       Until the Discharge of Priority Obligations, the Notes Collateral Agent, on behalf of itself and the Notes Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4.     Obligations Unconditional. All rights, interests, agreements and obligations of the Priority Collateral Agents and the Priority Claimholders and the Notes Collateral Agents and Notes Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)       any lack of validity or enforceability of any Priority Loan Documents or Notes Documents;

(b)       any change in the time, manner or place of payment of, or in any other terms of, all or any of the Priority Obligations or Notes Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Priority Loan Document or Notes Documents;

(c)       any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Priority Obligations or Notes Obligations or any guaranty thereof;

(d)       the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(e)       any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Priority Collateral Agents, the Priority Obligations, any Priority Claimholders, the Notes Collateral Agents, the Notes Obligations, any Notes Claimholder in respect of this Agreement.

SECTION 8.    Miscellaneous.

8.1.     Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Notes Document the provisions of this Agreement shall govern and control.

8.2.     Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the Priority Claimholders may continue, at any time and without notice to any Notes Collateral Agent, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor in reliance hereon. Each of the Notes Collateral Agents, on behalf of itself and the applicable Notes Claimholders, as the case may be, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Consistent with, but not in limitation of, the preceding sentence, each Collateral Agent, on behalf of the applicable Claimholders, irrevocably acknowledges that this Agreement constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for any Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a)       with respect to the Revolving Credit Collateral Agent, the Revolving Credit Claimholders and the Revolving Credit Obligations, on the date of the Discharge of Revolving Credit Obligations, subject to the rights of the Revolving Credit Claimholders under Section 6.4;

(b)       with respect to the Fixed Asset Collateral Agents, the Fixed Asset Claimholders and the Fixed Asset Obligations, on the date of the Discharge of Fixed Asset Obligations, subject to the rights of the Fixed Asset Claimholders under Section 6.4; and

(c)       with respect to the Notes Collateral Agents, the Notes Claimholders and the Notes Obligations, on the date of the Discharge of Notes Obligations, subject to the rights of the Notes Claimholders under Section 6.4.

8.3.     Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by any Priority Collateral Agent or Notes Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, no Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent that such amendment, modification or waiver (i) adversely affects or impairs its rights hereunder, under the Priority Loan Documents or under the Notes Documents or (ii) imposes any additional obligation or liability upon it.

8.4.     Information Concerning Financial Condition of the Grantors and their Subsidiaries. Each Priority Collateral Agent, the Priority Claimholders, the Notes Collateral Agents and Notes Claimholders shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the Priority Obligations or the Notes Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Priority Obligations or Notes Obligations. Notwithstanding the foregoing, nothing in this Agreement shall impose a duty on the Initial Notes Collateral Agent or the Notes Trustee to keep themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the Priority Obligations or the Notes Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Priority Obligations or Notes Obligations beyond that which may be required under the Initial Notes Indenture. Neither the Priority Collateral Agent and the Priority Claimholders nor any Notes Collateral Agent and the Notes Claimholders, shall have any duty to advise the other of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Priority Collateral Agent, any Priority Claimholders, any Notes Collateral Agent, any Notes Trustee or any Notes Claimholders undertake at any time or from time to time to provide any such information to any of the others, it or they shall be under no obligation:

(a)       to make, and shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)       to provide any additional information or to provide any such information on any subsequent occasion;

(c)       to undertake any investigation; or

(d)       to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5.     Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Notes Claimholders or any Notes Collateral Agent pays over to any Priority Collateral Agents or Priority Claimholders, as applicable, under the terms of this Agreement, the Notes Claimholders and the Notes Collateral Agents shall be subrogated to the rights of the applicable Priority Collateral Agents or Priority Claimholders, as applicable; provided, however, that, each Notes Collateral Agent, on behalf of itself and the applicable Notes Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Priority Obligations has occurred. The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by any Notes Collateral Agent or the Notes Claimholders that are paid over to any Priority Collateral Agent or Priority Claimholders pursuant to this Agreement shall not reduce any of the Notes Obligations.

8.6.     SUBMISSION TO JURISDICTION, WAIVERS.

(a)       ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(1)       ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2)       WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3)       AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.7; AND

(4)       AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE

PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b)       EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.6(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)       EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER REVOLVING CREDIT DOCUMENT OR FIXED ASSET DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

8.7.     Notices. All notices to any applicable Priority Collateral Agent permitted or required under this Agreement shall also be sent to the other applicable Priority Collateral Agent and Notes Collateral Agents respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by tele facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of tele facsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on Exhibit B hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.8.     Further Assurances. Each Notes Collateral Agent, on behalf of itself and the applicable Notes Claimholders under the Notes Documents and the Grantors, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as Holdings, the Borrower, any Priority Collateral Agent, or any Priority Claimholders may reasonably request (at the sole cost and expense of the relevant Grantor) to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.9.     APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.10.     Binding on Successors and Assigns. This Agreement shall be binding upon the Priority Collateral Agents, the Priority Claimholders, the Notes Collateral Agents, the Notes Claimholders and their respective successors and assigns.

8.11.     Specific Performance. Each Priority Collateral Agent may demand specific performance of this Agreement. Each Notes Collateral Agent, on behalf of itself and applicable Notes Claimholder, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Priority Collateral Agent or the Priority Claimholders, as the case may be.

8.12.     Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.13.     Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic format shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.14.     Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.15.     No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Collateral Agents, the Priority Claimholders, and the Notes Claimholders. Nothing in this Agreement shall impair, as between the Grantors and the Priority Collateral Agents and the Priority Claimholders, or as between the Grantors and the Priority Collateral Agents and the Priority Claimholders or as between the Grantors and the Notes Collateral Agents and the Notes Claimholders, the obligations of the Grantors to pay principal, interest, fees and other amounts as provided in the Priority Loan Documents and the Notes Documents, respectively.

8.16.     Provisions to Define Relative Rights. The provisions of this Agreement are and are intended for the purpose of defining the relative rights of the Priority Collateral Agents and the Priority Claimholders, Notes Collateral Agents and the Notes Claimholders. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Priority Obligations and the Notes Obligations as and when the same shall become due and payable in accordance with their terms.

8.17.     Concerning the Collateral Agents. It is understood and agreed that (a) the Revolving Credit Administrative Agent and Revolving Credit Collateral Agent are entering into this Agreement in their capacities as administrative agent and collateral agent under the Revolving Credit Agreement and the provisions of Section 9, as applicable, of the Revolving Lien Credit Agreement applicable to the Administrative Agent and Collateral Agent (as defined therein) thereunder shall also apply to the Revolving Credit Administrative Agent and Revolving Credit Collateral Agent, respectively, hereunder, (b)

the Initial Fixed Administrative Agent and Initial Fixed Collateral Agent are entering into this Agreement in their respective capacities as administrative agent and collateral agent under the Initial Fixed Asset Facility Agreement and the provisions of Section 9, as applicable, of the Initial Fixed Asset Facility Agreement applicable to the Administrative Agent and Collateral Agent (as defined therein) thereunder shall also apply to the Initial Fixed Administrative Agent and the Initial Fixed Collateral Agent, as applicable, hereunder, (c) the Initial Notes Collateral Agent and the Notes Trustee are entering into this Agreement in their respective capacities as collateral agent and trustee under the Initial Notes Indenture and the provisions of Article [        ], as applicable, of the Initial Notes Indenture applicable to the [Collateral Agent] (as defined therein) and the provisions of Article [        ] applicable to the [Trustee] (as defined therein) thereunder shall also apply to the Initial Notes Collateral Agent and the Notes Trustee, respectively, hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT I

IN WITNESS WHEREOF, the parties hereto have executed this Junior Lien Intercreditor Agreement as of the date first written above.

Initial Fixed Asset Collateral Agent

GOLDMAN SACHS LENDING PARTNERS LLC, as Initial Fixed Asset Collateral Agent

By:
Name:
Title:

[Intercreditor Agreement]

Initial Fixed Asset Administrative Agent

GOLDMAN SACHS LENDING PARTNERS LLC, as Initial Fixed Asset Administrative Agent

By:
Name:
Title:

[Intercreditor Agreement]

Revolving Credit Administrative Agent

JPMORGAN CHASE BANK, N.A., as Revolving Credit Administrative Agent

By:
Name:
Title:

[Intercreditor Agreement]

Revolving Credit Collateral Agent

JPMORGAN CHASE BANK, N.A., as Revolving Credit Collateral Agent

By:
Name:
Title:

[Intercreditor Agreement]

Initial Notes Collateral Agent

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Initial Notes Collateral Agent

By:
Name:
Title:

[Intercreditor Agreement]

Notes Trustee

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Notes Trustee

By:
Name:
Title:

[Intercreditor Agreement]

Acknowledged and Agreed to by:

WHEATLAND TUBE, LLC

By:
Name:
Title:

ZEKELMAN INDUSTRIES, INC.

By:
Name:
Title:

[Intercreditor Agreement]

ATLAS (USA) HOLDING INC.

By:
Name:
Title:

ATLAS TUBE (PLYMOUTH) INC.

By:
Name:
Title:

ATLAS TUBE (CHICAGO), LLC

By:
Name:
Title:

M.O.S. INC.

By:
Name:
Title:

[Intercreditor Agreement]

Exhibit A

[FORM OF] JOINDER AGREEMENT NO. [ ] dated as of [ ], 20[ ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of June 14, 2016 (the “Intercreditor Agreement”), among Wheatland Tube, LLC, a Pennsylvania company (the “Borrower”), Zekelman Industries, Inc., a Delaware corporation (“Holdings”), certain subsidiaries and affiliates of Holdings (each a “Grantor”), JPMorgan Chase Bank, N.A, as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent under the Revolving Credit Agreement, Goldman Sachs Lending Partners LLC, as Initial Fixed Asset Administrative Agent and as Initial Fixed Asset Collateral Agent under the Initial Fixed Asset Facility Agreement]1, Wilmington Trust, National Association, as Notes Trustee and as Initial Notes Collateral Agent under the Initial Notes Indenture]2, and the Additional Notes Collateral Agents from time to time party thereto.

A.        Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.        As a condition to the ability of Holdings to incur Additional Notes Debt3 after the date of the Intercreditor Agreement and to secure such Additional Notes Debt with the Lien and to have such Additional Notes Debt guaranteed by the Grantors on a junior basis, in each case under and pursuant to the Notes Collateral Documents, the [collateral agent] in respect of such Additional Notes Debt is required to become an Additional Notes Collateral Agent under, and such Additional Notes Debt and Notes Claimholders in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 5.6(b) of the Intercreditor Agreement provides that such collateral agent may become a Notes Collateral Agent under, and such Notes Debt and such Notes Claimholders may become subject to and bound by, Intercreditor Agreement, pursuant to the execution and delivery by the New Additional Notes Collateral Agent (each as defined below) of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.6 of the Intercreditor Agreement. The undersigned collateral agent (the “New Additional Notes Collateral Agent”, as applicable) is executing this Joinder Agreement in accordance with the requirements of the applicable Secured Revolver/Initial Fixed Asset/Notes Documents.

Accordingly, the Revolving Credit Collateral Agent, the Controlling Fixed Asset Collateral Agent and the New Additional Notes Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.6(b) of the Intercreditor Agreement, the New Additional Notes Collateral Agent by its signature below becomes a Notes Collateral Agent under, and the related Notes Debt and Notes Claimholders become subject to and bound by, the Intercreditor Agree-

[1]	To be updated appropriately if the Initial Fixed Asset Collateral Agent is no longer the Controlling Fixed Asset Collateral Agent.
[2]	To be updated appropriately if the Initial Notes Collateral Agent is no longer the Controlling Notes Collateral Agent.
[3]	To be updated appropriately if being used in connection with the incurrence of Additional Fixed Asset Debt ment with the same force and effect as if the New Additional Notes Collateral Agent had originally been named therein as a Notes Collateral Agent, and the New Additional Notes Collateral Agent, on behalf of itself and such Notes Claimholders, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Notes Collateral Agent and to the Notes Claimholders that it represents as Notes Claimholders. Each reference to a “Notes Collateral Agent” or “Additional Notes Collateral Agent” in the Intercreditor Agreement shall be deemed to include the New Additional Notes Collateral Agent, as applicable. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Additional Notes Collateral Agent represents and warrants to the Priority Collateral Agents, and the other Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, (iii) the Notes Documents relating to such Notes Debt, provide that, upon the New Additional Notes Collateral Agent’s entry into this Joinder Agreement, the Notes Claimholders in respect of such Notes Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Notes Claimholders and (iv) the applicable Additional Notes Claimholders and the Collateral with respect to such Notes Debt have agreed to be bound by the terms and conditions of the Intercreditor Agreement.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when the Revolving Credit Collateral Agent, the Controlling Fixed Asset Collateral Agent and Controlling Notes Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signature of the New Additional Notes Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.7 of the Intercreditor Agreement. All communications and notices hereunder to the New Additional Notes Collateral Agent shall be given to it at the address set forth below its signature hereto.

SECTION 8. Holdings and the Borrower agree to reimburse the Revolving Credit Collateral Agent, the Controlling Fixed Asset Collateral Agent and the Controlling Notes Collateral Agent for their respective reasonable out-of-pocket expenses in connection with this Joinder Agreement, includ-

ing the reasonable fees, other charges and disbursements of counsel for the Revolving Credit Collateral Agent, the Controlling Fixed Asset Collateral Agent and Controlling Notes Collateral Agent.

IN WITNESS WHEREOF, the New Additional Notes Collateral Agent, the Revolving Credit Collateral Agent, the Controlling Fixed Asset Collateral Agent and Controlling Notes Collateral Agent have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW ADDITIONAL NOTES COLLATERAL AGENT
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

JPMORGAN CHASE BANK, N.A., as Revolving Credit Collateral Agent

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC, as Controlling Fixed Asset Collateral Agent

By:
Name:
Title:

WIMINGTON TRUST, NATIONAL ASSOCIATION as Controlling Notes Collateral Agent

By:
Name:
Title:

Acknowledged by:

WHEATLAND TUBE, LLC

By:
Name:
Title:

ZEKELMAN INDUSTRIES, INC.

By:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Schedule I to the

Joinder Agreement to the

Intercreditor Agreement

Grantors

[                ]

Exhibit B

Notice Addresses

Initial Fixed Asset Collateral Agent:

Revolving Credit Administrative Agent:

Revolving Credit Collateral Agent:

Grantors:

B-1

EXHIBIT J

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ________,

To: Goldman Sachs Lending Partners LLC as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 14, 2016 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement;” the terms defined therein being used herein as therein defined), among Zekelman Industries, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto Goldman Sachs Lending Partners LLC, as Administrative Agent and Collateral Agent and Goldman Sachs Lending Partners LLC and J.P. Morgan Chase Bank N.A., as Arrangers and Bookrunners.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the duly appointed and acting                                                           of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

Attached hereto as Schedule 1 are the year-end audited financial statements required by Sections 6.01(a) and 6.01(d) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by Section 6.01(a).

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.  Attached hereto as Schedule 1 are the unaudited financial statements required by Sections 6.01(b) and 6.01(d) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of the Borrower during such fiscal period.

[select one:]

[To the knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

SCHEDULE 3

to the Compliance Certificate

(Supplements to Schedules 5.08(b), 5.12 and 5.16 to the Agreement)

--or--

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

[The Excess Cash Flow analysis and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.]1

Attached hereto as Schedule 3 are (a) all supplements to Schedules 5.08(b), 5.12 and 5.16 to the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                         ,             .

ZEKELMAN INDUSTRIES, INC.

By:

Name:

Title:

[1]	Delivered only in connection with compliance certificates delivered with financial statements pursuant to Section 6.01(a).

For the Quarter/Year ended ___________________ (“Statement Date”)

SCHEDULE 22

to the Compliance Certificate

($ in 000’s)

I.    Consolidated First Lien Secured Debt Ratio.

A. EBITDA of the Borrower and its Restricted Subsidiaries3

1. Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis excluding:	$

(i)   any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any fees, expenses, charges or payments related to the Transactions;

$

(ii) the cumulative effect of a change in accounting principles during such period;	$

(iii)    all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations or discontinuance of any Subsidiary, line of business, division, segment or operating unit (and all related expenses) (the “Obsolete Operations”) other than in the ordinary course of business (as determined in good faith by such Person);

$

(iv) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness,

[2]

If the Excess Cash Flow Payment is $0, then at its election, Borrower may complete either (i) the calculation of the Consolidated First Lien Secured Debt Ratio demonstrating that such ratio is less than 1.00 to 1.00 (such that the swept percentage = 0%) or (ii) the calculation of Excess Cash Flow demonstrating that such amount is not greater than $0.

[3]

Calculated for the most recently ended four fiscal quarter period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, with such pro forma adjustments provisions to Consolidated Total Indebtedness set forth in the definition of “Fixed Charge Coverage Ratio” set forth in the Agreement.

Hedging Obligations and other derivative instruments;

(v)     the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments are not paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

$

(vi)   any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries;

$

(vii)   (a) (i) the non-cash portion of “straight-line” rent expense shall be excluded (but the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included) and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815;

$

(viii) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830;	$

(ix)   any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Closing Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries;

$

(x)     the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable) or liabilities resulting from the application of GAAP (including in connection with the Transactions) and the amortization of intangibles arising from the application of GAAP (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is

$

subsequently reversed);

(xi)   any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Amendment and Restatement Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

$

(xii)   (in addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under the terms hereof);

$

Total Consolidated Net Income

plus

2. The sum of an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication,

(i) Consolidated Taxes;	$

(ii) Consolidated Interest Expense;	$

(iii) Consolidated Non-cash Charges;	$

(iv)   any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be

Incurred under Section 7.03 of the Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to (x) the offering of the Senior Notes or (y) the Transactions, (ii) any amendment or other modification of the Senior Notes or other Indebtedness, (iii) any additional interest in respect of the Senior Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing;

$

(v) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing;	$

(vi)   the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate employees);

$

(vii) all adjustments listed on Schedule 1.01 to the Agreement to the extent such adjustments continue to be applicable during the period in which EBITDA is being calculated;	$

(viii)    any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or any Restricted Subsidiary or the net cash proceeds of an issuance of Equity Interests of the Borrower (other than Excluded Equity) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under Section 7.06(a)(iii)(A) of the Agreement;

$

3. Line I.A.2(i) + Line I.A.2(ii) + Line I.A.2(iii) + Line I.A.2(iv) + Line I.A.2(v) + Line I.A.2(vi) + Line I.A.2(vii) + Line I.A.2(viii)	$

minus

4.   Less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period);

$

plus/minus

5. gains or losses due solely to fluctuations in currency values and the related tax effects;	$

6. (i) EBITDA for the Borrower and its Restricted Subsidiaries Q1 ((Line I.A.3 - Line I.A.4 +/- Line I.A.5) for Q1)	$

plus

(ii) EBITDA for the Borrower and its Restricted Subsidiaries Q2 ((Line I.A.3 - Line I.A.4 +/- Line I.A.5) for Q2)	$

plus

(iii) EBITDA for the Borrower and its Restricted Subsidiaries Q3 ((Line I.A.3 - Line I.A.4 +/- Line I.A.5) for Q3)	$

plus

(iv) EBITDA for the Borrower and its Restricted Subsidiaries Q4 ((Line I.A.3 - Line I.A.4 +/- Line I.A.5) for Q4)	$

7. Total EBITDA for the Borrower and its Restricted Subsidiaries (Line I.A.6.(i) + Line I.A.6.(ii) + Line I.A.6.(iii) + Line I.A.6.(iv))	$

B. Adjusted Consolidated Total Indebtedness[4].

1.

Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by Liens having the same priority as (x) liens securing the ABL Debt or (y) Liens securing the Term Loans as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which calculation is being made;

$

minus

2.

the aggregate amount of unrestricted cash and Cash Equivalents, in each case, that is held by the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur.

$

3.	Adjusted Consolidated Total Indebtedness (Line I.B.1 + Line I.B.2)	$

[4]

To be calculated with such pro forma adjustments to Consolidated Total Indebtedness as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” set forth in the Agreement.

C. Consolidated First Lien Secured Debt Ratio (Line I.B. ÷ 3 Line I.A.7):		: 1

	(x) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by Liens having the same priority as (x) the Liens securing the ABL Debt or (y) Liens securing the Term Loans as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, in each case, that is held by the Borrower and its Restricted Subsidiaries as of the end of such most recent fiscal period;	$
Divided by

	EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur;	$
In each case,
With such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” set forth in the Agreement.

II. Section 2.03 (b)(i) – Calculation of Mandatory Excess Cash Flow Prepayment

(commencing with the fiscal year of the Borrower ended September 30, 2017).

A. Consolidated First Lien Secured Debt Ratio as of the last day of the prior fiscal year (Line I.C.).	:1

B. Applicable ECF Multiplier.		%

(i) If Line II.A. is < 1.00: 1.00, then Line II.B. = 0%

(ii) If Line II.A. is < 2.00: 1.00 and > or = to 1.00: 1.00, then Line II.B. = 25%

(iii) If Line II.A. is < 2.75: 1.00 and > or = to 2.00: 1.00, then Line II.B. = 50%

(iv) If Line II.A. is > or = to 2.75: 1.00, then Line II.B. = 75%

C. Excess Cash Flow is equal to (a) the sum, without duplication, of (i) Consolidated Net Income of the Borrower Parties for such fiscal year plus (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income plus (iii) the aggregate net amount of non-cash loss on dispositions by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus (b) without duplication (in each case, for the Borrower and its Restricted Subsidiaries on a consolidated basis):

$

(i) Capital Expenditures, that are (A) actually made during such Excess Cash Flow Period or (B) committed although not actually made during such Excess Cash Flow Period, so long as such Capital Expenditures are actually made within six (6) months after the end of such Excess Cash Flow Period, provided that (x) if any Capital Expenditures are deducted from Excess Cash Flow pursuant to (B) above, such amount shall be added to the Excess Cash Flow for the immediately succeeding Excess Cash Flow Period if the expenditure is not actually made within such six (6) month period and (y) no deduction shall be taken in the immediately succeeding Excess Cash Flow Period when such amounts deducted pursuant to clause (B) are spent;

$

(ii) Consolidated Scheduled Funded Debt Payments and, to the extent not otherwise deducted from Consolidated Net Income, Consolidated Cash Taxes;	$

(iii) Restricted Payments made by the Borrower and its Restricted

Subsidiaries to the extent that such Restricted Payments are permitted to be made under Section 7.06 of the Agreement, solely to the extent made, directly or indirectly, with the proceeds from events or circumstances that were included in the calculation of Consolidated Net Income;

$

(iv)  the aggregate amount of voluntary or mandatory permanent principal payments or mandatory repurchases of Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries (excluding the Obligations); provided, that (A) such prepayments or repurchases are otherwise permitted hereunder, (B) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment or repurchase, and (C) such prepayments or repurchases are not made, directly or indirectly, using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period (including any proceeds from Indebtedness);

$

(v)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness to the extent that the amount so prepaid, satisfied or discharged is not deducted from Consolidated Net Income for purposes of calculating Excess Cash Flow;

$

(vi)  cash payments made in satisfaction of non current liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period;

$

(vii)  to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with the Transactions or any Permitted Investment, Equity Offering or debt issuance (whether or not consummated);

$

(viii)   the aggregate amount of expenditures actually made in cash during such period (including expenditures for payment of financing fees) to the extent such expenditures are not expensed during such period;

$

(ix)  cash from operations used or to be used to consummate a Permitted Investment pursuant to clauses (4), (6), (7), (8), (11), (13) and (14) of the definition of Permitted Investment (if such Permitted Investments have been consummated prior to the date on which a prepayment of Loans would be required pursuant to Section 2.03(b)(i) of the Agreement with respect to such fiscal year period); provided, however, that if any amount is deducted from Excess Cash Flow pursuant to this clause (ix) with respect to a fiscal year as a result of such a Permitted Investment that has been committed to be consummated but not yet actually consummated at the time of such deduction (the amount of such cash being the “Relevant Deduction Amount”) then for the avoidance of doubt, such amount shall not be deducted from Excess Cash Flow pursuant to this clause (ix) as a result of such Permitted Investment, as the case may be, being actually consummated for the Relevant Deduction Amount;

$

(x) the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income	$

(xi) cash expenditures in respect of Hedging Agreements during such fiscal year to the extent they exceed the amount of expenditures expensed in determining Consolidated Net Income for such period;	$

(xii)  the aggregate principal amount of all mandatory prepayments of the Facilities made during such Excess Cash Flow Period pursuant to Section 2.03(b)(ii) of the Agreement, or reinvestments of Net Cash Proceeds in lieu thereof, to the extent that the applicable Net Cash Proceeds were taken into account in calculating Consolidated Net Income for such Excess Cash Flow Period;

$

(xiii)   the amount representing accrued expenses for cash payment (including with respect to retirement plan obligations) that are not paid in cash in such Excess Cash Flow Period, provided that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid in cash within six (6) months after the end of such Excess Cash Flow Period (and no future deduction shall be made for purposes of this definition when such amounts are paid in cash in any future period);

$

(xiv) net non-cash gains and credits to the extent included in arriving at Consolidated Net Income;	$

plus/minus
(xv) decreases/increases, as applicable, in Net Working Capital;	$

minus

      D. The aggregate amount of voluntary principal prepayments of the Loans, in each case other than to the extent that any such prepayment is funded with the proceeds of long-term Indebtedness, or the proceeds of any sale or other disposition of assets to the extent that the applicable Loan Party would otherwise be required to apply or reinvest the Net Cash Proceeds of such sale or other disposition pursuant to Section 2.03(b)(ii) of the Agreement and open market purchases and Dutch Auctions on a dollar for dollar basis.

$

E. Raw Mandatory Excess Cash Flow Prepayment: ((Line II.B. x Line II.C.) - Line II. D.)	$

F. Tax Adjustment Amount

(If the Borrower reasonably determines that payment of the amount set forth in Line II.E. would result in adverse tax consequences related to the repatriation of funds in connection therewith by Foreign Subsidiaries, the amount by which the amount set forth in Line II.E. must be reduced to avoid such adverse tax consequences.)

$

D. Mandatory Excess Cash Flow Prepayment (Line II.E. - Line II.F.)	$

EXHIBIT K

EXHIBIT K-1

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement (as same may be further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise)) entered into as of June 14, 2016 (the “Credit Agreement”) among ZEKELMAN INDUSTIRES, INC., a Delaware corporation (the “Company” or the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), , and GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and Collateral Agent (in such capacity, the “Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to The Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and Administrative Agents and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower or the Administrative Agent of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower and the Administrative Agent.

[Signature Page Follows]

[NAME OF LENDER]

By:
Name:

Ex. K-1

Title:
Date:	,20[ ]

Ex. K-2

EXHIBIT K-2

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement (as same may be further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise)) entered into as of June 14, 2016 (the “Credit Agreement”) among ZEKELMAN INDUSTIRES, INC., a Delaware corporation (the “Company” or the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and Collateral Agent (in such capacity, the “Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable), or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) from each of its partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower or the Administrative Agent of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower and the Administrative Agent.

[Signature Page Follows]

Ex. K-3

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]

Ex. K-4

EXHIBIT K-3

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement (as same may be further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise)) entered into as of June 14, 2016 (the “Credit Agreement”) among ZEKELMAN INDUSTIRES, INC., a Delaware corporation (the “Company” or the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and Collateral Agent (in such capacity, the “Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[Signature Page Follows]

Ex. K-5

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

Ex. K-6

EXHIBIT K-4

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement (as same may be further amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise)) entered into as of June 14, 2016 (the “Credit Agreement”) among ZEKELMAN INDUSTIRES, INC., a Delaware corporation (the “Company” or the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), and GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and Collateral Agent (in such capacity, the “Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN-E (or W-8BEN, as applicable) from each of its partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[Signature Page Follows]

Ex. K-7

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	,20[ ]

Ex. K-8